Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157550

PROSPECTUS

SENSATA TECHNOLOGIES B.V.

Offer to Exchange

THE SECURITIES LISTED BELOW FOR SUBSTANTIALLY IDENTICAL SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933:

€141,000,000 11.25% Senior Subordinated Notes due 2014

Material Terms of Exchange Offer

•	We sold the outstanding notes on July 23, 2008 to placement agents who subsequently re-sold such securities to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

•

The terms of the notes to be issued in the exchange offer described in this prospectus are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•

Based on interpretations by the staff of the Securities Exchange Commission (“SEC”), we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended.

•	The outstanding notes are listed on the Luxembourg Stock Exchange. We have applied for listing of the exchange notes on the Luxembourg Stock Exchange.

•	The exchange offer expires at 5:00 p.m., London time, 12:00 p.m., New York City time, April 9, 2009, unless extended.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	You may tender your outstanding notes in integral multiples of €1,000.

•	We believe that the exchange of the notes will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is subject to customary conditions, including that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

•	The exchange notes will be fully and unconditionally guaranteed on an unsecured basis by certain of our subsidiaries in the U.S., the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia.

We are not asking you for a proxy and you are not requested to send us a proxy.

For a discussion of certain factors that you should consider before participating in the exchange offer, see “Risk Factors” beginning on page 14 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2009.

This prospectus incorporates business and financial information about Sensata Technologies B.V. that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: Sensata Technologies B.V., Kolthofsingel 8, 7602 EM Almelo, the Netherlands; (telephone 31-546-879-555). To obtain timely delivery, security holders must request this information no later than five business days before the date they must make their investment decision. Security holders must request this information by April 2, 2009.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the section entitled “Risk Factors” and the consolidated and combined financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus and the other documents to which we have referred you before deciding whether to invest in the notes.

Unless the context indicates otherwise, in this prospectus, the term “outstanding notes” refers to the €141.0 million of 11.25% senior subordinated notes due January 15, 2014, that we issued on July 23, 2008, the terms “exchange notes” or “Notes” refer to the €141.0 million of 11.25% senior subordinated notes due January 15, 2014, Series B, being offered hereby, and the term “notes” refers to both the outstanding notes and exchange notes.

Company Information

Sensata Technologies B.V., (“Sensata”) the issuer of the exchange notes, is a private company with limited liability incorporated under the laws of the Netherlands and was formed on February 8, 2006. The Sensors & Controls (“S&C”) business traces its origins to 1916 and was owned by Texas Instruments Incorporated (“TI”) between 1959 and April 26, 2006. Sensata is a direct, wholly-owned subsidiary of Sensata Technologies Intermediate Holding B.V., (“Sensata Intermediate Holding”). Sensata Intermediate Holding is a direct wholly- owned subsidiary of Sensata Technologies Holding B.V. (“Parent”) and Parent is a direct wholly-owned subsidiary of Sensata Investment Company S.C.A. (“Ultimate Parent”). The address of our corporate headquarters is Kolthofsingel 8, 7602 EM Almelo, the Netherlands, and the address of our primary U.S. operating subsidiary is 529 Pleasant Street, Attleboro, Massachusetts, and its telephone number is (508) 236-3800.

Our Sponsors

A company controlled by funds (the “Bain Capital Funds”) managed by advisers associated with Bain Capital LLC (“Bain Capital”) beneficially own approximately 90% of our ultimate parent. See “—Corporate Structure.”

Founded in 1984, Bain Capital is a leading global investment firm managing approximately $75 billion in assets through its affiliated investment advisers, including private equity, venture capital, high-yield debt and public equity, and has more than 300 investment professionals. Since its inception, Bain Capital’s private equity adviser, Bain Capital Partners, LLC, and its predecessors have raised 14 private equity funds and have made more than 300 investments and add-on acquisitions. Bain Capital Partners is uniquely positioned given its deep experience in a variety of industries and its strategy consulting background and expertise that enable the firm to provide its portfolio companies and management partners with significant strategic and operational guidance. Headquartered in Boston, Bain Capital also has offices in Chicago, New York, London, Munich, Hong Kong, Shanghai, Tokyo and Mumbai.

The 2006 Acquisition

On April 27, 2006, Bain Capital Funds completed the acquisition of the S&C business of TI for an aggregate purchase price of $3.0 billion, excluding fees and expenses. We refer to the 2006 Acquisition, together with the following related events, collectively as the “Transactions”:

•	The payment of $3.0 billion in cash to TI for the S&C business.

•	A cash investment by funds managed by advisers associated with Bain Capital and co-investors of $985.0 million.

•

A senior secured credit facility that includes term loan borrowings of $1.35 billion and a $150.0 million revolving credit facility, of which $10.0 million was drawn in connection with the 2006 Acquisition and repaid during fiscal year 2006. The senior term loan borrowings included $950.0 million of U.S. dollar denominated borrowings and €325.0 million ($400.1 million, at issuance) of Euro denominated borrowings.

•

The issuance and sale of $450.0 million aggregate principal amount of 8% senior notes due 2014 and €245.0 million ($301.6 million, at issuance) aggregate principal amount of 9% Euro denominated senior subordinated notes due 2016.

Sensata and one of its subsidiaries are the borrowers under the Senior Secured Credit Facility and Sensata is the issuer of the outstanding notes, including the notes subject to the exchange offer. Sensata is an indirect wholly owned subsidiary of Parent, which is the ultimate holding company for the S&C business and which is owned indirectly by investment funds associated with or designated by the Sponsors and certain members of our senior management through a Luxembourg-based investment vehicle known as Sensata Investment Company S.C.A., as well as directly by certain members of our senior management through our equity incentive plan. See “—Corporate Structure.” The acquisition of the S&C business was effected through a number of subsidiaries of Sensata that collectively acquired the assets and assumed the liabilities being transferred in connection with the S&C business.

Our Company

Sensata is a global designer and manufacturer of sensors and controls and has manufacturing operations in the Americas and Asia. We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business units: sensors and controls, based on differences in products included in each segment. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete and that we have developed our strong market position due to our technological expertise, long-standing customer relationships, broad product portfolio and competitive cost structure.

Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position, force and acceleration sensors. Our acquisition of the First Technology Automotive and Special Products (“FTAS” or “FTAS Acquisition”) business from Honeywell International Inc. (“Honeywell”) in December 2006 added steering position and fuel cut-off switch devices to our portfolio of products.

Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial and residential markets. Our controls products include motor and compressor protectors, circuit breakers, precision switches and thermostats, power-inverters and semiconductor burn-in test sockets (“BITS”). We market our controls products primarily under the Klixon®, Airpax® and Dimensions® brands. Our acquisition of the Airpax Holdings, Inc. (“Airpax” or “Airpax Acquisition”) business from William Blair Capital Partners VIII QP, L.P. (“William Blair”) in July 2007 further strengthened our customer positions in electrical protection and secured our position as a leading designer and manufacturer of sensing and electrical protection solutions for the industrial, heating, ventilation, air conditioning, military and mobile markets.

We are a global business with a diverse revenue mix. We have significant operations around the world, and we generated approximately 53% of our net revenue for fiscal year 2008 outside the Americas. In addition, our largest customer accounted for approximately 7% of our net revenue for fiscal year 2008, and our ten largest customers contributed a total of 40% of our net revenues during this period. Our fiscal year 2008 net revenues were derived from the following end markets; 17% from North American automotive, 34% from automotive outside of North America, 14% from appliances and heating, ventilating and air conditioning (“HVAC”), 14% from industrial, 7% from heavy vehicle/off road (“HVOR”), and 14% from other end-markets. Within many of our end-markets, we are a significant supplier to most or all major original equipment manufacturers, or “OEMs,” reducing our exposure to fluctuations in market share within individual end-markets.

We generated net revenue of $1,422.7 million during the year ended December 31, 2008. We have grown our net revenue at a compound annual rate of 8.9% from 2003 through 2008.

Our Strengths

Our strengths include:

•	Leading Market Positions and Established Customer Relationships,

•	Leadership Position in Growing Applications,

•	Scaleable, Tailored Portfolio of Highly-Engineered Products for Critical Applications,

•	High Switching Costs and Significant Barriers to Competitive Entry,

•	Global Business with Diverse Revenue Mix,

•	Competitive Cost Manufacturer with Global Asset Base,

•	Significant Revenue Visibility, and

•	Experienced Management Team.

Our Strategy

Our business strategy includes:

•	Product Innovation and Expansion Into Growing Applications,

•	Develop and Strengthen Customer Relationships,

•	Build on Low-Cost Position,

•	Continue to Pursue Attractive Strategic Acquisitions, and

•	Recruiting, Retaining and Developing Talent.

Airpax Acquisition

On July 27, 2007, we acquired Airpax for a purchase price of $277.3 million including fees and expenses. We believe the acquisition of Airpax provides us with leading customer positions in electrical protection for high-growth network power and critical, high-reliability mobile power applications, and further secures our position as a leading designer and manufacturer of sensing and electrical protection solutions for the industrial, heating, ventilation, air conditioning, military and mobile markets. The acquisition also adds new products such as power inverters and expands our customer end-markets to include growing network power applications where customers value high reliability and differentiated performance. In July 2007, we entered into a €141.0 million ($195.0 million, at issuance) senior subordinated term loan, issued as bridge financing, which, together with cash on hand, was used to finance the Airpax Acquisition.

We used the proceeds from the outstanding notes to repay amounts owed under this senior subordinated term loan.

Corporate Structure

The following chart reflects our corporate structure and principal indebtedness as of December 31, 2008:

(1)	Our non-guarantor subsidiaries include subsidiaries located in the following jurisdictions: Dominican Republic, United Kingdom, Bermuda, China, Taiwan, Germany, Italy, France, Spain, Singapore, India and Hong Kong, as well as certain of our subsidiaries in the United States, the Netherlands, Japan and Mexico. See “Risk Factors—Risk Factors Related To The Notes—The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”
(2)	Certain of our subsidiaries in the U.S. and the Netherlands, as well as certain subsidiaries in the following jurisdictions, guarantee the notes: Mexico, Brazil, Japan, South Korea and Malaysia. We own, directly or indirectly, 100% of the stock or other equity interests of each of our guarantor subsidiaries. For the year ended December 31, 2008, we and our guarantor subsidiaries represented 92.0% of our consolidated net revenue after elimination of inter-company sales, and substantially all of our profit from operations. As of December 31, 2008, we and our guarantor subsidiaries represented 92.4% and 97.7% of our consolidated total assets and liabilities, respectively, after elimination of intercompany balances. See “Risk Factors—Risk Factors Related To The Notes—The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”
(3)	Reflects capitalized lease obligations held by certain subsidiaries associated with our Attleboro facility and certain manufacturing equipment, and other financing obligations associated with our manufacturing facility in Kuala Lumpur, Malaysia and a warehouse in Mexico.

We operate through subsidiaries with general corporate and manufacturing facilities and operations in the United States, Mexico, Brazil, the Dominican Republic, the Netherlands, Japan, South Korea, Malaysia and China and marketing and sales operations in Taiwan, Hong Kong, India, Singapore, Spain, France and Germany. Certain of our direct and indirect subsidiaries are guarantors under the notes offered hereby. See “Description of Other Indebtedness”, “Description of the Notes—Guarantees” and “Risk Factors—Risk Factors Related To The Notes—The notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the notes is deemed to be unenforceable.”

On March 3, 2009, we announced the commencement of two separate cash tender offers, one to purchase the maximum aggregate principal amount of our 8% Senior Notes due 2014 (the “8% Senior Notes”) that we can purchase for $40.0 million (excluding accrued interest and subject to increase) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase dated March 3, 2009 (the “Offer to Purchase”) and the other to purchase the maximum aggregate principal amount of our 9% Senior Subordinated Notes due 2016 (the “9% Senior Subordinated Notes”) and our 11.25% Senior Subordinated Notes due 2014 (the “11.25% Senior Subordinated Notes” and, together with the 9% Senior Subordinated Notes, the “Senior Subordinated Notes”) that we can purchase for $10.0 million (excluding accrued interest and subject to increase, the “Maximum Euro Payment Amount”) at a purchase price per €1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase. The Maximum Euro Payment Amount is limited by certain restrictive covenants contained in our Senior Secured Credit Facility.

The Tender Offers for 8% Senior Notes and Senior Subordinated Notes are scheduled to expire at 11:59 P.M., New York City time, on March 30, 2009, unless extended or earlier terminated by the Company.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on July 23, 2008 to Morgan Stanley & Co, Inc., Bank of America Securities LLC and Goldman, Sachs & Co. We refer to these parties in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold all or a portion of the outstanding notes: (i) to qualified institutional buyers pursuant to all or a portion of Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Registration Rights Agreement	Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC within 240 days of issuing the outstanding notes, to have such registration statement declared effective within 360 days of issuing the outstanding notes, and to complete the exchange offer within 40 business days of the effectiveness of the registration statement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

Exchange Offer	We are offering to exchange the exchange notes for outstanding notes. The exchange notes have been registered under the Securities Act. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer. The outstanding notes may be tendered only in integral multiples of €1,000.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to unrelated parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in an exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in an exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in an exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in an exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on March 11, 2009.

Expiration Date	The exchange offer will expire at 5:00 p.m., London time, 12:00 p.m., New York City time, on April 9, 2009, unless we decide to extend it.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes

We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes with the custodians for the book-entry depositary. The book-entry depositary issued depositary interests in respect of each global note to Euroclear or Clearstream, and then recorded such interests in their respective books and records in the name of the common depositary for Euroclear and Clearstream. All of the outstanding notes are held in book-entry form through Euroclear or Clearstream. You may tender your outstanding notes through the book-entry transfer systems of

Euroclear and Clearstream. See “Exchange Offer—Procedures for Tendering” for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of Euroclear and Clearstream as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in an exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on April 9, 2009.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in an exchange offer on or before 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes as promptly as practicable after the expiration date and acceptance of the outstanding notes for exchange. See “Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds; Fees and Expenses	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

U.S. Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for U.S. federal income tax purposes.

Exchange Agents	The Bank of New York Mellon is serving as the principal exchange agent in connection with the exchange offer. The Bank of New York (Luxembourg) S.A. is serving as the exchange agent in Luxembourg in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes.

Issuer	Sensata Technologies B.V.

Notes Offered	€141,000,000 aggregate principal amount of 11.25% Senior Subordinated Notes due January 15, 2014, Series B.

Maturity	January 15, 2014.

Interest	The exchange notes bear interest at 11.25% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2009.

Optional Redemption	We may redeem some or all of the exchange notes beginning on January 15, 2010, at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued interest.

We may also redeem any of the exchange notes at any time prior to January 15, 2010, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed, plus the Applicable Premium, defined under “Description of the Notes—Certain Definitions” as of, and accrued interest to, the redemption date.

We may also redeem up to 40% of the exchange notes on or prior to January 15, 2010 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 111.25% of the principal amount of the exchange notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50% of the aggregate principal amount of exchange notes remain outstanding. See “Description of the Notes—Optional Redemption.”

Additional Amounts; Tax Redemption	All payments in respect of the exchange notes will be made without withholding or deduction for any taxes or other governmental charges, except to the extent required by law. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than what you would have received in the absence of such withholding or deduction. See “Description of the Notes—Additional Amounts.”

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the exchange notes or the guarantees, we may redeem the exchange notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Change of Control	Upon a change of control, as defined under the section entitled “Description of the Notes—Certain Definitions,” we will be required to make an offer to purchase the exchange notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the exchange notes).

Guarantees	The exchange notes are guaranteed on a senior subordinated basis, jointly and severally by each of our existing and future wholly owned subsidiaries that is a guarantor under our Senior Secured Credit Facility, subject to certain exceptions. Our Parent has not guaranteed the exchange notes. See “Description of the Notes—Guarantees.”

Ranking	The exchange notes are unsecured senior subordinated obligations and rank:

•	junior in right of payment to all of our existing and future senior indebtedness, including any indebtedness under our Senior Secured Credit Facility and our senior notes, and any guarantees thereof;

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the exchange notes;

•	equally in right of payment with our existing senior subordinated notes and all of our future senior subordinated indebtedness, if any;

•	senior in right of payment to any of our future indebtedness, if any, that is expressly subordinated in right of payment to the exchange notes; and

•

effectively junior in right of payment to all our secured indebtedness, including any indebtedness under our senior secured credit facility, to the extent of the value of the assets securing that indebtedness.

Similarly, the guarantee of each guarantor of the exchange notes ranks:

•

junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of our senior notes and its guarantee of borrowings under our senior secured credit facility;

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the exchange notes;

•	equally in right of payment with such guarantor’s guarantee of our existing senior subordinated notes and any future senior subordinated indebtedness, if any, of such guarantor;

•	senior in right of payment to any future indebtedness, if any, of such guarantor that is expressly subordinated in right of payment to the guarantee of the exchange notes; and

•

effectively junior in right of payment to all of such guarantor’s secured indebtedness, including its guarantee under our senior secured credit facility, to the extent of the value of the assets securing that indebtedness.

Certain Covenants	The indenture governing the exchange notes contains certain covenants that limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue preferred stock;

•	create liens;

•	create restrictions on our subsidiaries’ ability to make payments to Sensata;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem or repurchase our capital stock or prepay subordinated indebtedness;

•	make certain investments or certain other restricted payments;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; or

•	effect mergers or consolidations.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Notes.”

Trading and Listing	We have applied to list the exchange notes on the official list of the Luxembourg Stock Exchange and to trade the exchange notes on the Euro MTF market of such Exchange. However, the exchange notes are not yet listed. The exchange notes are a new issue of securities with no established trading market.

Luxembourg Paying Agent and Transfer Agent	The Bank of New York (Luxembourg) S.A. will be the Luxembourg paying agent and Luxembourg transfer agent in respect of the exchange notes in the event they are listed on the Luxembourg Stock Exchange. The address and telephone number of the Luxembourg paying agent and Luxembourg transfer agent are set forth, on the inside back cover of this prospectus.

Luxembourg Listing Agent	The Bank of New York (Luxembourg) S.A. is the Luxembourg listing agent in respect of the exchange notes. The address and telephone number of the Luxembourg listing agent are set forth, on the inside back cover of this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider all of the information in this prospectus, including the discussion under the caption “Risk Factors” beginning on page 14, for a discussion of certain risks of participating in the exchange offer.

SUMMARY HISTORICAL FINANCIAL DATA

Set forth below is summary historical condensed combined financial data of the S&C business for the period from January 1, 2006 to April 26, 2006. The combined results are presented because the S&C business was under the common ownership and common management of TI for these periods. Set forth below is summary historical condensed consolidated financial data of Sensata for the period from April 27, 2006 to December 31, 2006 and the years ended December 31, 2007 and December 31, 2008. Prior to the 2006 Acquisition, the S&C business operated as a business unit of TI. As a result, the historical financial data for the S&C business included elsewhere in this prospectus does not necessarily reflect what our operations would have been had we operated the business as a separate, stand-alone entity during those periods. We sometimes refer to the S&C business as our “Predecessor.” The summary historical data of the S&C business for the period from January 1, 2006 to April 26, 2006 and of Sensata for the period from April 27, 2006 to December 31, 2006 and years ended December 31, 2007 and December 31, 2008 have been derived from the audited historical financial statements which are included elsewhere in this prospectus.

This information is only a summary and should be read in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including “Capitalization,” “Selected Historical Combined and Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Predecessor (combined)	Sensata Technologies B.V. (consolidated)
	For the period
(Amounts in thousands)	January 1 - April 26, 2006	April 27 - December 31, 2006	Year ended December 31,
			2007	2008
Statement of Operations Data:
Net revenue	$375,600	$798,507	$1,403,254	$1,422,655
Operating costs and expenses:
Cost of revenue	253,028	538,867	950,316	958,860
Research and development	8,635	19,742	33,900	38,270
Selling, general and administrative	39,752	175,107	291,556	308,216
Impairment of goodwill	—	—	—	13,173
Restructuring	2,456	—	5,166	24,124

Total operating costs and expenses	303,871	733,716	1,280,938	1,342,643

Profit from operations	71,729	64,791	122,316	80,012
Interest expense	(511)	(165,160)	(191,161)	(197,840)
Interest income	—	1,567	2,574	1,503
Currency translation (loss)/gain and other, net(1)	115	(63,633)	(105,474)	55,455

Income (loss) from continuing operations before income taxes	71,333	(162,435)	(171,745)	(60,870)
Provision for income taxes	25,796	48,560	62,504	53,531

Income (loss) from continuing operations	45,537	(210,995)	(234,249)	(114,401)
Loss from discontinued operations, net of tax of $0	(167)	(1,309)	(18,260)	(20,082)

Net income (loss)	$45,370	$(212,304)	$(252,509)	$(134,483)

Other Financial Data:
Net cash provided by (used in):
Operating activities	$40,599	$129,906	$155,278	$47,821
Investing activities	(16,705)	(3,142,543)	(355,710)	(38,713)
Financing activities	(23,894)	3,097,390	175,736	8,551
Capital expenditures	16,705	29,630	66,701	40,963
EBITDA(2)	81,286	111,037	187,850	315,508
Ratio of earnings to fixed charges (unaudited)(3)	63.4	NM	NM	NM

				Sensata Technologies B.V. (consolidated)
(Amounts in thousands)				As of December 31,
				2008
Balance Sheet Data:
Cash and cash equivalents				$77,716
Working capital(4)				201,940
Total assets				3,303,074
Total debt, including capital lease and other financing obligations				2,511,187
Shareholder’s equity				405,051

(1)	Currency translation (loss)/gain and other, net in the period from April 27, 2006 to December 31, 2006 primarily includes currency translation loss associated with Euro denominated debt and the Deferred Payment Certificates (“DPCs”) of $65.5 million. Currency translation (loss)/gain and other, net for the years ended December 31, 2007 and 2008 primarily includes currency translation (loss)/gain associated with the Euro denominated debt of $(111.9) million and $53.2 million, respectively.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure. We believe that EBITDA provides investors with helpful information with respect to our operations. EBITDA is used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance to that of our peers. The use of EBITDA has limitations and you should not consider EBITDA in isolation from or as an alternative to GAAP measures such as net income.

The following unaudited table summarizes the calculation of EBITDA and provides a reconciliation to net income (loss), the most directly comparable financial measure presented in accordance with GAAP, for the periods presented:

	Predecessor (combined)	Sensata Technologies B.V. (consolidated)
	For the period
	January 1 - April 26, 2006	April 27 - December 31, 2006	Year ended December 31,
			2007	2008
Net income (loss)	$45,370	$(212,304)	$(252,509)	$(134,483)
Provision for income taxes	25,796	48,560	62,504	53,531
Interest expense, net	511	163,593	188,587	196,337
Depreciation and amortization	9,609	111,188	189,268	200,123

EBITDA	$81,286	$111,037	$187,850	$315,508

(3)	Ratio of earnings to fixed charges is calculated by dividing (1) “earnings” which consist of earnings from continuing operations and fixed charges, by (2) “fixed charges” which consist of interest expense and the estimated interest portion of rental payments on operating leases. Earnings were insufficient to cover fixed charges due to losses from continuing operations before taxes incurred of $(162,435), $(171,745) and $(60,870) for the period April 27, 2006 to December 31, 2006 and the years ended December 31, 2007 and December 31, 2008, respectively. Therefore, the ratio of earnings to fixed charges is not meaningful for those periods. Additional earnings of $162,435, $171,745 and $60,870, respectively, must be generated to achieve a coverage ratio of 1:1.
(4)	We define working capital as current assets less current liabilities. Prior to the Acquisition, we participated in TI’s centralized system for cash management, under which our cash flows were transferred to TI on a regular basis and netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents, debt or interest expense has been allocated to our business in the Predecessor historical combined financial statements.

RISK FACTORS

You should carefully consider the risks described below, and in the documents incorporated by reference, before making an investment decision. The risks described below are not the only ones facing us. Any of the following risks, and additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Factors Related To The Exchange Offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; and

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the outstanding notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid. We have applied to list the exchange notes on the Luxembourg Stock Exchange; however, we cannot assure you that a Luxembourg Stock Exchange listing will be obtained.

In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the procedures for the exchange offer and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the procedures for the exchange offer. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange.

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have such outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risk Factors Related To Our Business

Our operating results and financial condition have been and may continue to be adversely affected by the current financial crisis and worldwide economic conditions.

The current financial crisis affecting the banking system and financial markets and the uncertainty in global economic conditions has resulted in a significant tightening of the credit markets, a low level of liquidity in financial markets, decreased consumer confidence, and reduced corporate profits and capital spending. These conditions make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and have caused, and may continue to cause, our customers to reduce spending on our products. We cannot predict the timing or duration of the global economic crisis or the timing or strength of a subsequent economic recovery. If the economy or markets in which we operate experience continued weakness at current levels or deteriorate further, our business, financial condition and results of operations would be materially and adversely affected.

Conditions in the automotive industry have had and may continue to have adverse effects on our results of operations.

51% of our sales are to customers in the automotive industry. Automakers and their suppliers globally have experienced significant difficulties from a weakened economy and tightening credit markets. General Motors, Chrysler and several U.S. tier 1 suppliers have sought government sponsored financial assistance to avoid bankruptcy proceedings. Globally, many automakers and their suppliers are in financial distress. Continued adverse developments in the automotive industry, including but not limited to continued sharp declines in demand, customer bankruptcies, and increased demands on us for pricing decreases, would have adverse effects on our results of operations and could impact our liquidity position and our ability to meet restrictive debt covenants. In addition, these same conditions could adversely impact certain of our vendors’ financial solvency resulting in potential liabilities or additional costs to us to ensure uninterrupted supply to our customers.

Continued fundamental changes in the industries in which we operate have had and could continue to have adverse effects on our businesses.

Our products are sold to automobile manufacturers and manufacturers of commercial and residential HVAC systems, as well as to manufacturers in the refrigeration, lighting, aerospace, telecommunications, power supply and generation and industrial markets, among others. These are global industries, and they are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions, as well as by labor relations issues, regulatory requirements, trade agreements and other factors. This, in turn, affects overall demand and prices for our products sold to these industries. For example, the significant economic decline during the fourth quarter of 2008 has resulted in a reduction in automotive production and in the sales of many of the other products manufactured by our customers that use our products, and has had an adverse effect on our results of operations. This negative outlook is expected to continue throughout 2009. This may be more detrimental to us in comparison to our competitors due to our significant debt levels. In addition, many of our products are platform-specific—for example, sensors are designed for certain of our HVAC manufacturer customers according to specifications to fit a particular model. Our success may, to a certain degree, be connected with the success or failure of one or more of the industries to which we sell products, either in general or with respect to one or more of the platforms or systems for which our products are designed.

Our businesses operate in markets that are highly competitive, and competitive pressures could require us to lower our prices or result in reduced demand for our products.

Our businesses operate in markets that are highly competitive, and we compete on the basis of product performance, quality, service and/or price across the industries and markets we serve. A significant element of our competitive strategy is to manufacture high-quality products at low-cost, particularly in markets where low-cost country-based suppliers, primarily China with respect to the controls business, have entered our markets or increased their sales in our markets by delivering products at low-cost to local OEMs. Some of our competitors have greater sales, assets and financial resources than we do. In addition, many of our competitors in the automotive sensors market are controlled by major OEMs or suppliers, limiting our access to certain customers. Many of our customers also rely on us as their sole source of supply for the products we have historically sold to them. These customers may choose to develop relationships with additional suppliers or elect to produce some or all of these products internally, in each case in order to reduce risk of delivery interruptions or as a means of extracting pricing concessions. Competitive pressures such as these, and others, could affect prices or customer demand for our products, negatively impacting our profit margins and/or resulting in a loss of market share.

Continued pricing and other pressures from our customers may adversely affect our business.

Many of our customers, including automotive manufacturers and other industrial and commercial OEMs, have policies of seeking price reductions each year. Recently, many of the industries in which our products are sold have suffered from unfavorable pricing pressures in North America and Europe, which in turn has led manufacturers to seek price reductions from their suppliers. Our significant reliance on these industries subjects us to these and other similar pressures. While the precise effects of such instability on the industries in which we operate are difficult to determine, price reductions could impact our sales and profit margins. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations and cash flows. In addition, our customers occasionally require engineering, design or production changes. In some circumstances, we may be unable to cover the costs of these changes with price increases. Additionally, as our customers grow larger, they may increasingly require us to provide them with our products on an exclusive basis, which could cause an increase in the number of products we must carry and, consequently, increase our inventory levels and working capital requirements. Certain of our customers, particularly domestic automotive manufactures, are increasingly requiring their suppliers to agree to their standard purchasing terms without deviation as a condition to engage in future business transactions. As a result, we may find it difficult to enter into agreements with such customers on terms that are commercially reasonable.

We are subject to risks associated with our non-U.S. operations, which could adversely impact the reported results of operations from our international businesses.

We generated approximately 53% of our net revenue for fiscal year 2008 outside the Americas, and we expect sales from non-U.S. markets to continue to represent a significant portion of our total sales. International sales and operations are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, exchange controls, and repatriation of earnings.

A portion of our revenues and expenses and receivables and payables are denominated in currencies other than U.S. dollars. We are therefore subject to foreign currency risks and foreign exchange exposure. Changes in the relative values of currencies occur from time to time and could affect our operating results. In our consolidated and combined financial statements, we remeasure certain local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period (for purposes of reporting statements of operations data) or the exchange rate at the end of that period (for purposes of reporting balance sheet data). During times of a weakening U.S. dollar, our reported international sales and earnings will increase because the non-U.S. currency will translate into more U.S. dollars. Similiarly, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

There are other risks that are inherent in our non-U.S. operations, including the potential for changes in socio-economic conditions and/or monetary and fiscal policies, intellectual property protection difficulties and disputes, the settlement of legal disputes through certain foreign legal systems, the collection of receivables through certain foreign legal systems, exposure to possible expropriation or other government actions, unsettled political conditions and possible terrorist attacks against American interests. These and other factors may have a material adverse effect on our non-U.S. operations and therefore on our business and results of operations.

We may not realize all of the revenue or achieve anticipated gross margins from products subject to existing purchase orders or for which we are currently engaged in development.

Our ability to generate revenues from sensors and controls subject to customer awards is subject to a number of important risks and uncertainties, many of which are beyond our control, including the number of products our customers will actually produce as well as the timing of such production. Many of our customer contracts provide for supplying a certain share of the customer’s requirements for a particular application or platform, rather than for manufacturing a specific quantity of products. As a result, in some cases we have no remedy if a customer chooses to purchase less than we expect, while in other cases customers do make minimum volume commitments to us, but our remedy for their failure to meet those minimum volumes is limited to increased pricing on those products the customer does purchase from us or renegotiating other contract terms and there is no assurance that such price increases or new terms will offset a shortfall in expected revenue. In addition, some of our customers may have the right to discontinue a program or replace us with another supplier under certain circumstances, subject in some cases to a “break-up” fee that helps us defray our initial investment. As a result, products for which we are currently incurring development expenses may not be manufactured by customers at all, or may be manufactured in smaller amounts than currently anticipated. Therefore, our anticipated future revenue from sensors and controls relating to existing customer awards or product development relationships may not result in firm orders from customers for the same amount. We also incur capital expenditures and other costs, and price our products, based on estimated production volumes. If actual production volumes were significantly lower than estimated, our anticipated revenue and gross margin from those new products would be adversely affected. We cannot predict the ultimate demand for our customers’ products, nor can we predict the extent to which we would be able to pass through unanticipated per-unit cost increases to our customers.

The loss of one or more of our suppliers of finished goods or raw materials may interrupt our supplies and materially harm our business.

We purchase raw materials and components from a wide range of suppliers. However, for certain raw materials or components we may be dependent on sole source suppliers. Our ability to meet our customers’ needs depends on our ability to maintain an uninterrupted supply of raw materials and finished products from our third- party suppliers and manufacturers. Our business, financial condition or results of operations could be adversely affected if any of our principal third party suppliers or manufacturers experience production problems, lack of capacity or transportation disruptions. The magnitude of this risk depends upon the timing of the changes, the materials or products that the third party manufacturers provide and the volume of the production.

Our dependence on third parties for raw materials and components subjects us to the risk of supplier failure and customer dissatisfaction with the quality of our products. Quality failures by our third party manufacturers or changes in their financial or business condition which affect their production could disrupt our ability to supply quality products to our customers and thereby materially harm our business.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in the manufacture of our products, including copper, nickel, gold and silver, which may experience significant volatility in their prices. While we generally purchase raw materials at spot prices (except where we have enforceable long-term supply contracts), we first entered into hedge arrangements in 2007 and may continue to do so from time to time in the future. Such hedges might not be economically successful. In addition, the hedges might not qualify as an effective hedge in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. Accordingly, there could be significant volatility in the results of operations from quarter to quarter. The availability and price of raw materials and manufactured components may be subject to change due to, among other things, new laws or regulations, global economic or political events including strikes, terrorist actions and war, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and prevailing price levels. It is generally difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases. Therefore, a significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins.

Non-performance by our suppliers may adversely affect our operations.

Because we purchase various types of raw materials and component parts from suppliers, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers.

Our efforts to protect against and to minimize these risks may not always be effective. As we continually review the performance and price competitiveness of our suppliers, we may occasionally seek to engage new suppliers with which we have little or no experience.

Labor disruptions or increased labor costs could adversely affect our business.

As of December 31, 2008, we had 9,278 employees, of whom approximately 12% were located in the United States. None of our U.S. employees are covered by collective bargaining agreements. Approximately 1,062 employees at our manufacturing operations in Matamoros, Mexico are covered under collective bargaining agreements. In addition, in various countries, local law requires our participation in works councils. A material labor disruption or work stoppage at one or more of our manufacturing facilities could have a material adverse effect on our business. In addition, work stoppages occur relatively frequently in the industries in which many of our customers operate, such as the automotive industry. If one or more of our larger customers were to experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition.

We depend on third parties for certain transportation, warehousing and logistics services.

We rely primarily on third parties for transportation of the products we manufacture. In particular, a significant portion of the goods we manufacture are transported to different countries, requiring sophisticated warehousing, logistics and other resources. If any of the countries from which we transport products were to suffer delays in exporting manufactured goods, or if any of our third party transportation providers were to fail to deliver the goods we manufacture in a timely manner, we may be unable to sell those products at full value, or at all. Similarly, if any of our raw materials could not be delivered to us in a timely manner, we may be unable to manufacture our products in response to customer demand.

A material disruption at one of our manufacturing facilities could harm our financial condition and operating results.

If one of our manufacturing facilities were to be shut down, or certain of our manufacturing operations within an otherwise operational facility were to cease production unexpectedly, our revenue and profit margins would be adversely affected. Such a disruption could be caused by a number of different events, including:

•	maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	fires, floods, earthquakes or other catastrophes;

•	potential unrest or terrorist activity;

•	labor difficulties; or

•	other operational problems.

In addition, most of our manufacturing facilities are located outside the United States. Serving a global customer base requires that we place more production in emerging markets to capitalize on market opportunities and maintain our best-cost position. Our international production facilities and operations could be particularly vulnerable to the effects of a natural disaster, labor strike, war, political unrest, terrorist activity or public health concerns, especially in emerging countries that are not well-equipped to handle such occurrences. Our manufacturing facilities abroad also may be more susceptible to changes in laws and policies in host countries and economic and political upheaval than our domestic facilities. If any of these or other events were to result in a material disruption of our manufacturing operations, our ability to meet our production capacity targets and satisfy customer requirements may be impaired.

We may not be able to keep up with rapid technological and other competitive changes affecting our industry.

The sensors and controls markets are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing services and products, the introduction of new services and products and changing customer demands. Changes in competitive technologies may render certain of our products less attractive or obsolete, and if we cannot anticipate changes in technology and develop and introduce new and enhanced products on a timely basis, our ability to remain competitive may be negatively impacted. The success of new products depends on their initial and continued acceptance by our customers. Our businesses are affected by varying degrees of technological change, which result in unpredictable product transitions, shortened lifecycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the research, development, production and/or marketing of new products, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to bring new products to market.

As part of our on-going cost containment program designed to align our operations with economic conditions, we have had to make, and will likely continue to make, adjustments to both the scope and breadth of our overall research and development program. Such actions may result in choices that could adversely affect our ability to either take advantage of emerging trends or to develop new technologies or make sufficient advancements to existing technologies.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We have been and may continue to be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of the underlying end product, particularly if the defect or the alleged defect relates to product safety. Depending on the terms under which we supply products, an OEM may hold us responsible for some or all of the repair or replacement costs of these products under warranties, when the product supplied did not perform as represented. Our costs associated with providing product liabilities could be material.

Continued compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) may be costly with no assurance of maintaining effective internal control over financial reporting.

We will likely continue to experience significant operating expenses in connection with maintaining our internal control environment and Section 404 compliance activities. In addition, if we are unable to efficiently maintain effective internal control over financial reporting, our operations may suffer and we may be unable to obtain an attestation on internal control from our independent registered public accounting firm when required under the Sarbanes-Oxley Act of 2002. Recent cost reduction actions, including the loss of experienced finance and administrative personnel, may adversely effect our ability to maintain effective internal controls. This, in turn, could have a materially adverse impact on trading prices for our securities and adversely affect our ability to access the capital markets.

We may not be able to protect our intellectual property, including our proprietary technology and the Klixon®, Airpax® and Dimensions® brands.

Our success depends to some degree on our ability to protect our intellectual property and to operate without infringing on the proprietary rights of third parties. While we have been issued patents and have registered trademarks with respect to many of our products, if we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. While we have sought and may continue from time to time to seek to protect our intellectual property rights through litigation, these efforts might be unsuccessful in protecting such rights and may adversely affect our financial performance and distract our management. We also cannot be sure that competitors will not challenge, invalidate or void the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. It is also possible that third parties may have or acquire licenses for other technology or designs that we may use or wish to use, so that we may need to acquire licenses to, or contest the validity of, such patents or trademarks of third parties. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of third party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other confidential information, as well as brand names such as the Klixon®, Airpax® and Dimensions® brands under which we market many of the products sold in our controls business, against unauthorized use by others or disclosure by persons who have access to them, such as our employees, through contractual arrangements. These arrangements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements, and we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. If we are unable to maintain the proprietary nature of our technologies, our sales could be materially adversely affected.

We may be subject to claims that our products or processes infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages, modify our products or processes or prevent us from selling our products.

Although it is our intention to avoid infringing on or otherwise violating the intellectual property rights of others, third parties may nevertheless claim that our processes and products infringe on their intellectual property rights. Whether or not these claims have merit, we may be subject to costly and time-consuming legal proceedings, and this could divert our management’s attention from operating our business. If these claims are successfully asserted against us, we could be required to pay substantial damages and could be prevented from selling some or all of our products. We may also be obligated to indemnify our business partners or customers in any such litigation. Furthermore, we may need to obtain licenses from these third parties or substantially reengineer or rename our products in order to avoid infringement. In addition, we might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer or rename our products successfully. This could prevent us from selling some or all of our products.

Export of our products are subject to various export control regulations and may require a license from either the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury.

We must comply with the United States Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), and the sanctions, regulations and embargoes administered by the Office of Foreign Assets Control. Certain of our products that have military applications are on the munitions list of the ITAR and require an individual validated license in order to be exported to certain jurisdictions. Any changes in export regulations may further restrict the export of our products, and we may cease to be able to procure export licenses for our products under existing regulations. The length of time required by the licensing process can vary, potentially delaying the shipment of products and the recognition of the corresponding revenue. Any restriction on the export of a significant product line or a significant amount of our products could cause a significant reduction in revenue.

We may be adversely affected by environmental, safety and governmental regulations or concerns.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries, as well as product performance standards established by quasi governmental and industrial standards organizations. We cannot assure you that we have been or will be at all times in complete compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make capital and other expenditures to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims. We cannot assure you that our costs to defend and settle these claims will not be material.

Integration of acquired companies and any future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

We have grown and in the future we intend to grow by making acquisitions or entering into joint ventures or similar arrangements. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates that may increase our costs. In addition, acquisitions or investments require significant managerial attention, which may be diverted from our other operations. Furthermore, acquisitions of businesses or facilities, including those which may occur in the future, entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	increased operating costs; and

•	exposure to unanticipated liabilities.

Subject to the terms of our indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities. In addition, we could face financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of debt service. If conditions in the credit markets remain tight, the availability of debt to finance future acquisitions will be restricted and our ability to make future acquisitions will be limited.

We may also seek to restructure our business in the future by disposing of certain of our assets. For example, the terms of the exchange notes allow us to dispose of our controls business and use the proceeds to either repay indebtedness, including the exchange notes , or make limited restricted payments to our stockholders, subject to certain conditions (including satisfying certain pro forma leverage ratios). There can be no assurance that any restructuring of our business will not adversely affect our financial position, leverage or results of operations. In addition, any significant restructuring of our business will require significant managerial attention which may be diverted from our operations and may require us to accept non-cash consideration for any sale of our assets, the market value of which may fluctuate.

We may not realize all of the anticipated operating synergies and cost savings from acquisitions, and we may experience difficulties in integrating these businesses, which may adversely affect our financial performance.

There can be no assurance that we will realize all of the anticipated operating synergies and cost savings from our acquisitions, or that we will not experience difficulties in integrating acquired operations with our operations. We may not be able to successfully integrate and streamline overlapping functions or, if such activities are accomplished, such integration may be more costly to accomplish than we expect. In addition, we could encounter difficulties in managing the combined company due to its increased size and scope.

Taxing authorities could challenge our historical and future tax positions.

The amount of income taxes we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken and will continue to take tax positions based on our interpretation of such tax laws. While we believe we have complied with all applicable income tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, this may result in a material adverse effect on our results of operations or financial condition.

Taxing authorities could challenge our allocation of taxable income among our subsidiaries, which could increase our consolidated tax liability.

We conduct operations through manufacturing and distribution subsidiaries in numerous tax jurisdictions around the world. While our transfer pricing methodology is based on economic studies which we believe are reasonable, the price charged for products, services and financing among our companies could be challenged by the various tax authorities resulting in additional tax liability, interest and/or penalties.

Tax laws to which we are subject could change in a manner adverse to us.

Tax laws are subject to change in the various countries in which we operate. While such future changes could be favorable, they could also be unfavorable and result in an increased tax burden to us.

We have recorded a significant amount of goodwill and other identifiable intangible assets, which may become impaired in the future.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including tradenames. Goodwill and other net identifiable intangible assets were approximately $2.6 billion as of December 31, 2008, or 78% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $1.5 billion as of December 31, 2008, or 47% of our total assets. Goodwill and other net identifiable intangible assets were recorded at fair value on the date of acquisition. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in laws or regulations, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income which may impact our ability to raise capital. During our fourth quarter of fiscal year 2008, it was determined that goodwill associated with our Interconnection reporting unit was impaired and as a result we recorded a charge of $13.2 million.

Our historical financial information may not be representative of our results as a separate company or indicative of our future financial performance.

Our historical financial information for the Predecessor periods included in this filing have been derived from the consolidated financial statements of TI. This financial information relies on assumptions and estimates that relate to the ownership of our business by TI and, as a result, the financial information may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future, because:

•	costs reflected in this filing may differ from the costs we would have incurred had we operated as an independent, stand-alone entity for all the periods presented;

•	we have made certain adjustments and allocations since TI did not account for us as, and we were not operated as, a single, stand-alone business for the periods presented; and

•	the information does not reflect certain changes that have occurred in our operations as a result of our separation from TI.

Accordingly, our historical results of operations may not be indicative of our future operating or financial performance.

We may not be able to raise additional funds when needed for our business or to exploit opportunities.

Our future liquidity and capital requirements will depend upon numerous factors, some of which are outside our control, including the future development of the markets in which we participate. We may need to raise additional funds to support expansion, develop new or enhanced services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If our capital resources are not sufficient to satisfy our liquidity needs, we may seek to sell additional debt or equity securities or obtain other debt financing. The incurrence of debt would result in increased expenses and could include covenants that would further restrict our operations. If the credit markets remain tight, we may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

Our ability to operate our Company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. In addition, the market for engineers and other individuals with the required technical expertise to succeed in our business is highly competitive and we may be unable to attract and retain qualified personnel to replace or succeed key employees should the need arise. During 2008, we completed certain reductions in force at a number of our sites in order to align our business operations with current and projected economic conditions. Additional actions have and may continue to occur during 2009. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

We may not be successful in recovering damages associated with amounts indemnified by TI under the Purchase Agreement.

TI has agreed to indemnify us for certain claims and litigation. TI is not required to indemnify us for these claims until the aggregate amount of damages from such claims exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, TI is obligated to indemnify us for amounts in excess of the $30.0 million threshold. TI’s indemnification obligation is capped at $300.0 million. Based on recent developments, we believe that the aggregate amount of damages will ultimately exceed $30.0 million. We cannot say with certainty that we will be successful in recovering amounts from TI.

Risk Factors Related To The Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business, and could prevent us from fulfilling our obligations under the exchange notes.

As of December 31, 2008, we had $2,511.2 million of outstanding indebtedness, including $1,473.9 million of indebtedness under our Senior Secured Credit Facility (excluding availability under our revolving credit facility and outstanding letters of credit), $25.0 million outstanding on our revolving credit facility, $770.9 million of existing senior and senior subordinated notes, the $198.8 million of notes subject to this exchange offer and $42.5 of capital lease and other financing obligations. We may also incur additional indebtedness in the future. This level of indebtedness could have important consequences to you, including the following:

•	it may make it more difficult for us to satisfy our debt obligations, including our obligations with respect to the exchange notes;

•	it may restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	it will limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•

our interest expense would increase if interest rates in general increase because a substantial portion of our indebtedness, including all of our indebtedness under our Senior Secured Credit Facility, bears interest at floating rates;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	it may place us at a competitive disadvantage if our competitors are not as highly leveraged;

•	it may make us more vulnerable than our competitors who have less debt to a downturn in our business, industry or the economy in general; and

•

a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes including business development and capital expenditures.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

Although covenants under the credit agreement governing our Senior Secured Credit Facility and the indentures governing our existing senior and senior subordinated notes, including the exchange notes, limit our ability and the ability of our present and future restricted subsidiaries to incur additional indebtedness, the terms of the Senior Secured Credit Facility and the indentures permit us to incur significant additional indebtedness, including unused availability under our revolving credit facility. As of December 31, 2008, we had $118.9 million available for additional borrowing under our revolving credit facility, and $154.6 million available through an uncommitted incremental facility under our Senior Secured Credit Facility under certain conditions, at the option of our bank group. In addition, neither the Senior Secured Credit Facility nor the indentures prevent us from incurring obligations that do not constitute indebtedness as defined in those documents. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage, including our possible inability to service our debt, would increase.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, or future borrowings under our Senior Secured Credit Facility or from other sources may not be available to us in an amount sufficient, to enable us to repay our indebtedness, including our existing senior and senior subordinated notes and exchange notes, or to fund our other liquidity needs, including capital expenditure requirements. We cannot guarantee that we will be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan. If we complete additional acquisitions, our debt service requirements could also increase. A substantial portion of our indebtedness bears interest at variable rates, and therefore if interest rates increase, our debt service requirements will increase. We may need to refinance or restructure all or a portion of our indebtedness, including our existing senior and senior subordinated notes and exchange notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our Senior Secured Credit Facility and our existing senior and senior subordinated notes and/or exchange notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity investments or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Restrictive covenants in our Senior Secured Credit Facility and the indentures governing our existing senior and senior subordinated notes, including the exchange notes, may restrict our ability to pursue our business strategies.

Our Senior Secured Credit Facility and the indentures governing our existing senior and senior subordinated notes, including the exchange notes, limit our ability, among other things, to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	sell assets, including capital stock of Restricted Subsidiaries;

•	agree to limitations on the ability of our Restricted Subsidiaries to make distributions;

•	enter into transactions with our affiliates;

•	incur liens;

•	guarantee indebtedness;

•	designate Unrestricted Subsidiaries;

•	enter into new lines of business; and

•	engage in consolidations, mergers or sales of substantially all of our assets.

In addition, our Senior Secured Credit Facility includes other and more restrictive covenants and restricts our ability to prepay our other indebtedness, including our existing senior and senior subordinated notes and exchange notes, while borrowings under our Senior Secured Credit Facility remain outstanding. The Senior Secured Credit Facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios, including leverage and coverage ratios. Our ability to comply with these ratios may be affected by events beyond our control. During the fourth quarter of fiscal years 2009 and 2010, the leverage and coverage ratios tighten. Should business results worsen in light of the current economic environment, we cannot assume with certainty that we will continue to achieve these ratios. We continue to closely monitor performance in light of these targets.

The restrictions contained in the indentures and the Senior Secured Credit Facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

Our failure to comply with the covenants contained in the credit agreement governing our Senior Secured Credit Facility or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

Our Senior Secured Credit Facility requires us to maintain specified financial ratios, including a maximum ratio of total indebtedness to Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and certain other adjustments as defined in the Senior Secured Credit Facility) and a minimum ratio of Adjusted EBITDA to interest expense, and maximum capital expenditures. In addition, our Senior Secured Credit Facility and the indentures governing our existing senior and senior subordinated notes, including the exchange notes, require us to comply with various operational and other covenants. For purposes of the Senior Secured Credit Facility, Adjusted EBITDA is calculated using various add-backs to EBITDA. During the fourth quarter of fiscal years 2009 and 2010, the leverage and coverage ratios tighten from current levels in 2008. Sufficiently adverse financial performance could result in default under certain future ratio levels. Additionally, creditors may challenge the nature of our add-backs to EBITDA, possibly increasing the risk of default. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flow may not be sufficient to fully repay borrowings if accelerated upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreement, or if a default otherwise occurs, the lenders under our Senior Secured Credit Facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our Senior Secured Credit Facility and prevent us from making payments on our existing senior and senior subordinated notes and exchange notes. Any such actions could force us into bankruptcy or liquidation, and we might not be able to repay our obligations under our existing senior and senior subordinated notes and exchange notes in such an event.

Your right to receive payment on the exchange notes and the guarantees thereof is subordinated to our and the guarantors’ senior debt, including our Senior Secured Credit Facility and our senior notes.

The exchange notes and related guarantees are contractually junior in right of payment to all our and the guarantors’ existing and future senior debt, including debt under our Senior Secured Credit Facility and our senior notes. As a result, upon a bankruptcy, liquidation, receivership, administration or reorganization or similar proceeding relating to us or any of the guarantors (or our or their property), the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the exchange notes or the guarantees thereof. In these cases, we may not have sufficient funds to pay all of our creditors and holders of the exchange notes may receive less, ratably, than holders of senior debt and, due to the turnover provisions in the indentures, less, ratably, than the holders of certain other obligations, including trade payables.

In addition, all payments on the exchange notes and guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain other defaults on designated senior debt, including borrowings under our Senior Secured Credit Facility and our obligations under our senior notes. Moreover, holders of secured debt often are able to interfere with payments on subordinated debt, such as the exchange notes and the guarantees thereof, outside of the payment blockage provisions by limiting the debtor’s access to, and use of, its cash balances. As of December 31, 2008, our senior subordinated notes and related guarantees were subordinated to $1,473.9 million of outstanding borrowings under our Senior Secured Credit Facility, $25.0 million outstanding on our revolving credit facility, $450.0 million under our senior notes and $42.5 million of other indebtedness. In addition, we had $118.9 million available for additional borrowing under our revolving credit facility as of December 31, 2008, subject to certain conditions. We and the guarantors are entitled to incur additional senior debt in the future in accordance with the terms of our credit agreement and the indentures governing the exchange notes and our existing senior and senior subordinated notes.

The exchange notes are structurally subordinated in right of payment to the indebtedness and other liabilities of those of our existing and future subsidiaries that do not guarantee the exchange notes, and to the indebtedness and other liabilities of any guarantor whose guarantee of the exchange notes is deemed to be unenforceable.

Certain of our U.S. subsidiaries and certain subsidiaries in the following jurisdictions guarantee the exchange notes: the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia. Certain of our subsidiaries have not guaranteed the notes as of the issue date, and such subsidiaries (and certain future subsidiaries) are only required to guarantee the notes in the future under very limited circumstances. In addition any future subsidiary that we properly designate as an unrestricted subsidiary under the indentures will not provide guarantees of the exchange notes. Moreover, for the reasons described below under “—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors,” the guarantees that are given by our subsidiaries may be unenforceable in whole or in part.

Because a portion of our operations are conducted by subsidiaries that have not guaranteed the exchange notes, our cash flow and our ability to service debt, including our and the guarantors’ ability to pay the interest on and principal of the exchange notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from subsidiaries that have not guaranteed the exchange notes. In addition, any payment of interest, dividends, distributions, loans or advances by subsidiaries that have not guaranteed the exchange notes to us and the guarantors, as applicable, could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which these subsidiaries operate. Moreover, payments to us and the guarantors by subsidiaries that have not guaranteed the exchange notes will be contingent on these subsidiaries’ earnings. Our subsidiaries that have not guaranteed the exchange notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the exchange notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any subsidiaries that have not guaranteed the exchange notes upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt and preferred stock of that subsidiary. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such entity, the holders of the exchange notes would not receive any amounts with respect to the exchange notes from the assets of such entity until after the payment in full of the claims of creditors (including preferred stockholders) of such entity.

As of December 31, 2008, the total liabilities of our consolidated subsidiaries that are not guarantors of the exchange notes was $67.2 million, after elimination of intercompany accounts, all of which would have been structurally senior to the exchange notes. For the year ended December 31, 2008, our subsidiaries that have not guaranteed the exchange notes represented approximately 8.0% of net revenue after elimination of intercompany sales and generated none of our profit from operations. These non-guarantor subsidiaries, held assets of $251.0 million, representing 7.6% of our consolidated total assets, after elimination of intercompany accounts, as of December 31, 2008.

Since the exchange notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

Our obligations under the exchange notes and the guarantors’ obligations under the guarantees are not secured by any of our assets, while our obligations and the obligations of the guarantors under our Senior Secured Credit Facility are secured by substantially all of the assets and intercompany loans made by us and the guarantors, and pledges of the outstanding shares of capital stock of all of our domestic and non-U.S. subsidiaries, except in certain limited circumstances. Therefore, the lenders under our Senior Secured Credit Facility, and the holders of any other secured debt that we or the guarantors may incur in the future, will have claims with respect to these assets that have priority over the claims of holders of these notes. As of December 31, 2008, we had $1,498.9 million of secured debt. As of December 31, 2008, we had $118.9 million of borrowing capacity available under our revolving credit facility, and $154.6 million available under an incremental term facility and/or incremental revolving facility under certain conditions at the option of our bank group.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

We are organized under the laws of the Netherlands. All of our directors are non-residents of the United States and all of our assets and the assets of our directors are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or these directors, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Netherlands. See “Enforcement of Civil Liabilities.”

Dutch insolvency laws may adversely affect a recovery by the holders of the exchange notes.

We are organized under the laws of the Netherlands. Dutch insolvency laws differ significantly from insolvency proceedings in the United States and may make it more difficult for holders of the exchange notes to effect a restructuring of our company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in the United States. There are two primary insolvency regimes under Dutch law: the first, moratorium of payment (surseance van betaling), is intended to facilitate the reorganization of a debtor’s debts and enable the debtor to continue as a going concern. The second, bankruptcy (faillissement), is primarily designed to liquidate and distribute the assets of a debtor to its creditors.

Upon commencement of moratorium of payment proceedings, a Dutch court will grant a provisional moratorium and set a date for a creditor’s meeting. If such creditor’s meeting is held, a definitive moratorium will generally be granted unless there is an objection by ordinary creditors with claims in excess of one-fourth of the total amount of unsecured ordinary claims or by one-third of the creditors of such claims. However, very often the court appointed receiver will ask the court to convert the provisional moratorium in a bankruptcy before the creditor’s meeting is held. Both in a provisional moratorium and in a definitive moratorium, ordinary creditors will be precluded from attempting to recover their claims from the assets of the debtor. Unlike Chapter 11 proceedings under U.S. bankruptcy law, during which both secured and unsecured creditors are generally barred from seeking to recover on their claims, during Dutch moratorium of payment proceedings, the rights of secured creditors to foreclose on the assets that secure their claims in order to satisfy their claims remains unimpaired, except for a freezing (afkoelingsperiode) with a maximum of four months that can be ordered by the supervisory judge. The same applies to preferential unsecured creditors. In view of the rights of secured creditors to foreclose, a recovery under Dutch law could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Dutch law could preclude or inhibit the ability of the holders of the exchange notes to effect a restructuring and could reduce any recovery that they might obtain in an insolvency proceeding.

In connection with Dutch bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors. Secured creditors have rights similar to those described in the preceding paragraph. Preferential unsecured creditors do not. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Generally, claims of holders of notes that were not due and payable by their terms on the date of a bankruptcy would be accelerated and become due and payable as of that date. Each of these claims will have to be submitted to the receiver for verification. “Verification” means determination of the value of the claim and whether and to what extent it will be admitted in the bankruptcy proceedings. Three methods of verification may be applied:

•	the value of a claim of a holder of notes that becomes due and payable at an undetermined point in time will be calculated at its net present value on the date of bankruptcy;

•	the value of a claim of a holder of notes that becomes payable within one year of the date of the bankruptcy will be calculated as if such claim were payable as of the date of the bankruptcy; and

•

the value of a claim of a holder of notes which becomes payable after one year of the date of the bankruptcy will be calculated at its net present value, as if such claim were payable on the date which is one year after the date of the bankruptcy.

Although no interest is payable in respect of unsecured claims as of the date of bankruptcy, if the net present value of a claim of a holder of notes needs to be determined, such determination will be made by taking into account the agreed payment date and interest date.

Dutch bankruptcy law does not provide for specific provisions with respect to subordinated creditors. Consequently, it cannot be precisely predicted how subordinated claims are treated in a bankruptcy, especially in case of a plan of composition offered to the creditors.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The issuance of the guarantees of the exchange notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other existing and future debts of that guarantor if, among other things, and depending upon the jurisdiction whose laws are applied, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee or, in some jurisdictions, when payments came due under such guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding any present or future creditor; or

•

received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and (1) was insolvent or rendered insolvent by reason of such incurrence, (2) was engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. If a guarantee were legally challenged, such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the exchange notes.

We cannot be certain as to the standard that a court would use to determine whether or not a guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the exchange notes would not be voided or subordinated to any guarantor’s other debt.

If a court voided a guarantee, you would no longer have a claim against such guarantor for amounts owed in respect of such guarantee. In addition, a court might direct you to repay any amounts already received from such guarantor. If a court were to void any guarantee, funds may not be available from any other source to pay our obligations under the exchange notes.

In addition, other jurisdictions outside of the U.S. may have similar legal doctrines that could impair the value of, or void, the guarantees of the exchange notes.

Enforcement of the guarantees under Dutch law may be subject to certain limitations and will require satisfaction of certain conditions.

Under Dutch law, enforcement of the guarantees may, in whole or in part, be limited to the extent that the undertakings of each guarantor under its guarantee are deemed to be in conflict with its objects (ultra vires). The issuing of such guarantee may conflict with such guarantor’s objects if (i) the text of the objects clause in its articles of association (statuten) does not include a reference to the issuance of guarantees to secure the obligations of affiliated companies, and (ii) such guarantor does not, irrespective of the wording of the objects clause, derive certain direct or indirect commercial benefit from the offering in respect of which such guarantee is issued.

Our holding company structure may impact your ability to receive payment on the exchange notes.

The issuer of the exchange notes is a holding company that does not directly conduct any business operations or hold any material asset other than the capital stock of its subsidiaries. Because substantially all of our operating assets are held by our subsidiaries, we will rely principally on cash dividends, distributions or other transfers we receive from our subsidiaries to pay the principal and interest on the exchange notes. Our subsidiaries are separate and distinct legal entities, and may be restricted from making distributions by, among other things, applicable corporate laws, other laws and regulations and the terms of agreements to which they are or may become a party. While certain of our subsidiaries guarantee the exchange notes, such guarantees could be rendered unenforceable for the reasons described above. In the event that such guarantees were rendered unenforceable, the holders of the exchange notes would lose their direct claim against the entities holding substantially all of our total operating assets.

You may face foreign exchange risks or tax consequences by investing in the exchange notes.

The exchange notes are denominated and payable in Euros. If you are a U.S. investor, an investment in the exchange notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the Euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the Euro against the U.S. dollar could cause a decrease in the effective yield of the exchange notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the exchange notes by U.S. investors may also have important tax consequences. See “Summary of Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Disposition of Notes.”

If certain changes to tax law were to occur, we would have the option to redeem the exchange notes.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the exchange notes or the guarantees, we may redeem the exchange notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. We are unable to determine whether such a change to any tax laws will be enacted, but if such change does occur, the exchange notes will be redeemable at our option.

Bain Capital controls us and their interests may conflict with your interests as a holder of exchange notes.

Funds associated with Bain Capital own approximately 90% of the outstanding shares of common stock of Sensata Investment Company S.C.A., our ultimate parent. As a result, Bain Capital generally has the ability to control our management board and elect a majority of the board of directors of Sensata Technologies, Inc., our primary U.S. operating subsidiary, and is able to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. For example, Bain Capital could cause us to make acquisitions that increase the amount of our indebtedness that is secured or senior to the exchange notes or sell revenue-generating assets, impairing our ability to make payments under the exchange notes. Bain Capital also may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, or independently pursue acquisition opportunities that would otherwise be complementary to our business. In addition, the directors may authorize transactions, such as acquisitions, that could enhance the equity investment of Bain Capital while involving risks to your interest. Bain Capital’s interests may not be aligned with your interests as a holder of exchange notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

This prospectus, including any documents incorporated by reference herein, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements relating to our business. In some cases, forward-looking statements may be identified by terminology such as “may,” “will”, “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “continue” or the negative of such terms or comparable terminology. Forward-looking statements contained herein (including future cash contractual obligations) or in other statements made by us are made based on management’s expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. We believe that the following factors, among others (including those described in “Risk Factors”), could affect our future performance and the liquidity and value of our securities and cause our actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	risks associated with the current financial crisis and worldwide economic conditions;

•	adverse developments in the automotive industry;

•

continued fundamental changes in the industries in which we operate, including economic declines that impact the sales of any of the products manufactured by our customers that use our sensors or controls;

•	competition in our markets;

•	continued pricing and other pressures from our customers;

•	general economic, political, business and market risks;

•	fluctuations in foreign currency exchange and interest rates;

•	risks associated with our substantial indebtedness, leverage and debt service obligations;

•	litigation and disputes involving us, including the extent of product liability and warranty claims asserted against us;

•	our ability to realize revenue or achieve anticipated gross operating margins from products subject to existing customer awards;

•	fluctuations in the cost and/or availability of manufactured components and raw materials;

•	non-performance by our suppliers;

•	labor costs and disputes;

•	our dependence on third parties for certain transportation, warehousing and logistics services;

•	material disruptions at any of our manufacturing facilities;

•	our ability to develop and implement technology in our product lines;

•	our ability to protect our intellectual property and know-how;

•	our exposure to claims that our products or processes infringe on the intellectual property rights of others;

•	the costs of compliance with various laws affecting our operations, including environmental, health and safety laws and export controls and responding to potential liabilities under these laws;

•	our ability to attract and retain key personnel;

•	risks associated with future acquisitions, joint ventures or asset dispositions, as well as risks associated with integration of acquired companies;

•	risks associated with maintaining internal control over financial reporting in compliance with Section 404;

•	our ability to recover damages related to possible disputes covered by the indemnification agreement with TI; and

•	the possibility that our controlling shareholder’s interests will conflict with our interests or the interests of our stakeholders.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements contained in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

EXCHANGE RATE INFORMATION

In this prospectus: (1) “€” or “Euro” refers to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time and (2) “$,” “dollars” or “U.S. dollars” refers to the lawful currency of the United States of America.

In accordance with the Maastricht Treaty, the Euro was launched as the single European currency on January 1, 1999. The following table shows for the twelve months ended December 31, 2004 through 2008, the period-end average, high and low Noon Buying Rate in the City of New York for cable transfers of Euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per € 1.00, which we refer to as the “Noon Buying Rate.”

U.S. Dollar/Euro Exchange Rates

	At and for the Year Ended December 31,
	2004	2005	2006	2007	2008
Exchange rate at end of period	1.3538	1.1842	1.3197	1.4603	1.3919
Average exchange rate during period(1)	1.2478	1.2400	1.2661	1.3797	1.4726
Highest exchange rate during period	1.3625	1.3476	1.3327	1.4862	1.6010
Lowest exchange rate during period	1.1801	1.1667	1.1860	1.2904	1.2446

(1)	The average of the Noon Buying Rates on the last business day of each month during the applicable period.

Our inclusion of these exchange rates is not meant to suggest that the Euro amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at such rate or any other rate. For a discussion of the impact of the exchange fluctuations on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts included in this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Strategy Analytics, Frost & Sullivan, Gartner Dataquest, International Data Corporation (“IDC”) and International Monetary Fund (“IMF”) were the primary sources for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. We do not make any representation as to the accuracy of information described in this paragraph. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Neither we nor the placement agents can guarantee the accuracy or completeness of any such information contained in this prospectus. We will take responsibility for the correct reproduction/extraction of the information contained in the industry data and forecasts used in this prospectus. This prospectus may only be used for the purpose for which it has been published.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Sensata and the placement agents entered into a registration rights agreement in connection with the original issuance of the outstanding notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the outstanding notes:

•

Within 240 days after the issue date on which the outstanding notes were issued, we agreed to use our reasonable best efforts to file an exchange offer registration statement for the outstanding notes, of which this prospectus is a part, relating to the exchange offer. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions.

•	We will use our reasonable best efforts to cause such exchange offer registration statement to be declared effective under the Securities Act within 360 days after the outstanding notes issue date.

•

We will use our reasonable best efforts to commence the exchange offer, unless the exchange offer would not be permitted by applicable law or the policy of the Securities and Exchange Commission (the “SEC”). We will keep the exchange offer open for at least 30 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders.

•	We will use reasonable best efforts to complete the exchange offer not less than 40 business days after the date on which the exchange offer registration statement is declared effective by the SEC.

If:

•	we fail to file the exchange offer registration statement required by the registration rights agreement on or before the date specified for such filing; or

•	the exchange offer registration statement is not declared effective by the SEC on or prior to the date specified for such effectives; or

•	we fail to consummate the exchange offer in respect of the outstanding notes within 40 business days of the effectiveness target date with respect to the exchange offer registration statement; or

•

the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities of any series of outstanding notes, subject to certain exceptions, then we will pay additional interest on the outstanding notes. The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, as set forth above, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all such registration defaults have been cured, up to a maximum additional interest rate of 1.00% per annum. The Company will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

Following the consummation of the exchange offer, holders of the outstanding notes who were eligible to participate in the exchange offer but who did not tender their outstanding notes will not have any further registration rights and their outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue €1,000 principal amount of exchange notes in exchange for each €1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of €1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1) the exchange notes bear a Series B designation and different ISIN, CUSIP and Common Code numbers from the outstanding notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

(3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, all of which rights will terminate when such exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

€141.0 million in the aggregate principal amount of the outstanding notes are subject to the exchange offer.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under Dutch law or the indenture relating to the outstanding notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given written notice of our acceptance to the exchange agents. The exchange agents will act as agents for us for the purposes of receiving the outstanding notes from the tendering holders and receiving exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., London time, 12:00 p.m., New York City time, on April 9, 2009, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by written notice and by mailing to the registered holders an announcement thereof or by means of a press release or other public announcement, each prior to 9:00 a.m., London time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving written notice of any delay, extension or termination to the exchange agents or

(2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders.

Interest on the Exchange Notes

For each of the outstanding notes surrendered in the exchange offer, the holder who surrendered the outstanding note will receive an exchange note, having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of:

•	the last interest payment date on which interest was paid on the outstanding note surrendered; and

•	if no interest has been paid on the outstanding note, from the date on which the outstanding notes were issued.

If the outstanding note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of the exchange, interest on the exchange notes will accrue from that interest payment date.

Interest on the exchange notes is payable semi-annually on each January 15 and July 15, beginning on January 15, 2009. For more information regarding the terms of the exchange notes, see “Description of the Notes.”

Procedures for Tendering

Only a holder of outstanding notes may tender the outstanding notes in the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by an exchange agent of:

•

a timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such outstanding notes into the exchange agent’s account at Euroclear or Clearstream (each a “book-entry transfer facility”);

•	a properly transmitted agent’s message, as defined below; and

•	all other documents required by us.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be credited to an account maintained with Euroclear or Clearstream, as the case may be, as promptly as practicable after the expiration of the exchange offer.

If you hold outstanding notes through Euroclear or Clearstream and wish to accept the exchange offer, you must comply with the procedures established by Euroclear and/or Clearstream, as appropriate, for transfer of notes through the electronic transfer systems of Euroclear and/or Clearstream. For tender of such notes to be effective, such notes must be transferred through Euroclear’s and/or Clearstream’s electronic transfer systems.

All (i) acceptances of the exchange offer, pursuant to the procedures for book-entry transfer and (ii) withdrawals of tendered outstanding notes must be made as set forth in this prospectus. The delivery of outstanding notes and delivery of all other required documents is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider facsimile, overnight courier or hand delivery service. In all cases, sufficient time should be allowed to assure delivery of the agent’s message to an exchange agent before the required time on the expiration date. No agent’s message should be sent to the issuer or any book-entry transfer facility. If applicable, holders should request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, subject to compliance with the applicable rules of the SEC, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine, in our sole discretion and subject to compliance with the applicable rules of the SEC. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agents nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agents to the tendering holder, as soon as practicable following the expiration date. None of the issuer, the exchange agents or the trustee for the notes or any other person shall be under any duty to give notice of any defects, irregularities or waivers with respect to deliveries of tendered notes, or any notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Book-Entry Transfer

The principal exchange agent will seek to establish an account with respect to the outstanding notes at each book-entry transfer facility for purposes of the exchange offer promptly after the date of this prospectus unless the principal exchange agent already has established an account with the book-entry transfer facility suitable for the exchange offer. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility’s system, you may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for transfer.

In order for an acceptance of the exchange offer through the book-entry transfer facility to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date. Delivery of instructions to the book-entry transfer facility does not constitute delivery to the exchange agent.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, an exchange agent. An agent’s message forms a part of the Book-Entry Confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the account holder or agent member, as the case may be, tendering the outstanding notes, which states that such account holder or agent member, as applicable has received the applicable letter of transmittal and agrees to be bound by the terms of such letter of transmittal and that we may enforce such agreement against such account holder or agent member, as the case may be.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all outstanding notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the outstanding notes. See “—Conditions” below. For purposes of the exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we give written notice thereof to the exchange agents.

In all cases, issuance of exchange notes pursuant to the exchange offer will be made after timely Book-Entry Confirmation of such outstanding notes into the exchange agent’s account at Euroclear or Clearstream, as the case may be, transmission of an agent’s message and all other required documents. If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer or if you submit outstanding notes for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to you as promptly as practicable after the exchange offer expires or terminates. The non-exchanged outstanding notes will be credited to an account maintained with Euroclear or Clearstream, as the case may be.

Withdrawal of Tenders

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration date.

To withdraw a tender of outstanding notes held through Euroclear or Clearstream, a tested telex or SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, as applicable, prior to 5:00 p.m., London time, 12:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, as appropriate. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes issued for, any outstanding notes, and we may terminate or amend an exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1) prior to the expiration of the exchange offer, any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

(2) prior to the expiration of the exchange offer, any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we reasonably determine that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders” above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agents

The Bank of New York Mellon has been appointed as the principal exchange agent for the exchange offer for the outstanding notes. The Bank of New York (Luxembourg) S.A. has been appointed as the exchange agent in Luxembourg for the exchange offer. Questions and requests for assistance on how to tender outstanding notes and requests for additional copies of this prospectus should be directed to an exchange agent at the address set forth below:

By Overnight Courier, Registered or Certified Mail or Hand Delivery:

The Bank of New York Mellon

101 Barclay Street, 4th Floor East

New York, New York 10286

For Information Telephone:

(212) 815-5346

Facsimile Transmission:

(212) 815-5802

The Bank of New York (Luxembourg) S.A.

Aerogolf Center

1A, Hoehenhof

L-1736 Senningerberg

Luxembourg

For Information Telephone:

(352) 34-20 90 5635

Facsimile Transmission:

(352) 34-2090 6035

Delivery to an address other than set forth above will not constitute a valid delivery.

None of the exchange agents or the trustee for the notes assumes any responsibility for the accuracy or completeness of the information concerning the Issuer contained or incorporated by reference in this prospectus or for any failure by the Issuer to disclose events that may have occurred and may affect the significance or accuracy of such information.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agents and trustees, accounting and legal fees and printing costs, among others.

Fees incurred associated with the outstanding notes and paid to the exchange agents will be amortized over the life of the Notes and reflected as a reduction to interest expense. Fees incurred for accounting and legal fees and printing costs, among others, will be expensed as incurred.

Accounting Treatment

Fees and expenses paid to third parties were accounted for in accordance with Emerging Issues Task Force (“EITF”) 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. Expenses paid to the exchange agents related to the exchange offer have been deferred and charged to expense over the remaining term of the exchange notes. All other fees paid to third parties were expensed as incurred.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in an exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Notices

We have applied to list the exchange notes on the Luxembourg Stock Exchange. The exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream as applicable, and they will have new CUSIP, Common Code and ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offer will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the exchange agent in Luxembourg. The exchange agent in Luxembourg appointed for these purposes is The Bank of New York (Luxembourg) S.A.

All notices relating to the exchange offer will be published in accordance with the notice provisions of the indenture. See “Description of the Notes—Notices.” So long as the outstanding notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the exchange offer.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

We used the proceeds from the outstanding notes to pay down the principal balance of our €141.0 million senior subordinated term loan, which was used to finance a portion of the Airpax Acquisition on July 27, 2007. We did not receive cash proceeds from the issuance of the outstanding notes. The outstanding notes were issued in exchange for a dollar-for-dollar reduction of the principal amount of the senior subordinated term loans that the placement agents arranged to be tendered by each term loan lender, including the placement agents. The principal amount of senior subordinated term loans held by a term loan lender was reduced in an amount equal to the principal amount of outstanding notes accepted by it. We paid accrued and unpaid interest on the term loans in cash as of the issuance date of the outstanding notes on July 23, 2008. Affiliates of certain of the placement agents were agents and/or lenders under the senior subordinated term loan agreement and were repaid their pro rata portion of the senior subordinated term loans with the outstanding notes.

CAPITALIZATION

The following table sets forth as of December 31, 2008 our historical capitalization on an actual basis. This table should be read in conjunction with the information in this prospectus under the captions “Selected Historical Combined and Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our audited historical financial statements and the notes thereto included elsewhere in this prospectus. Amounts have been derived based on the unrounded numbers. Accordingly, certain amounts may not add due to this rounding effect.

As of December 31, 2008
(Amounts in millions)
Long-term debt, including current maturities:
Senior Secured Credit Facility:
Revolving credit facility(1)	$25.0
Term loan facility(2)	1,473.9
Capital lease and other financing obligations	42.5
Senior Notes	450.0
Senior Subordinated Notes offered hereby(3)	198.8
Existing Senior Subordinated Notes(4)	320.9

Total debt	2,511.2
Shareholder’s equity	405.1

Total capitalization	$2,916.3

(1)	Our revolving credit facility provides for up to $150.0 million of borrowings subject to certain conditions to fund our working capital needs. See “Description of Other Indebtedness—senior secured credit facility.” As of December 31, 2008, we had $118.9 million of availability under our revolving credit facility (net of $6.1 million of letters of credit issued and $25.0 million in borrowings, as of December 31, 2008).
(2)	Our term loan facility includes a Euro denominated term loan in an aggregate principal amount of €388.4 million as of December 31, 2008. We translated this term loan into U.S. dollars as of December 31, 2008 using an exchange rate of $1.4100 = €1.00. On February 25, 2009, the exchange rate was $1.2770 = €1.00. In addition, as of December 31, 2008, we have $154.6 million of additional borrowing available through an uncommitted incremental facility under our senior secured credit facility, under certain conditions, at the option of our bank group.
(3)	The new senior subordinated notes offered hereby are denominated in Euros.
(4)	Our existing senior subordinated notes are denominated in Euros with an aggregate principal amount of €227.6 million outstanding as of December 31, 2008. We translated the senior subordinated notes into U.S. dollars as of December 31, 2008 using an exchange rate of $1.4100 = €1.00. On February 25, 2009 the exchange rate was $1.2770 = €1.00.

SELECTED COMBINED AND CONSOLIDATED HISTORICAL FINANCIAL DATA

We have derived the selected consolidated and combined statement of operations and other financial data for the periods January 1, 2006 to April 26, 2006 and April 27, 2006 (inception) to December 31, 2006 and for the years ended December 31, 2007 and December 31, 2008 and the selected consolidated balance sheet data as of December 31, 2007 and 2008 from the audited consolidated and combined financial statements included elsewhere in this prospectus. We have derived the selected combined statement of operations and other financial data for the years ended December 31, 2004 and December 31, 2005 and the combined balance sheet data as of December 31, 2004, 2005 and 2006 from the audited consolidated and combined financial statements not included in this prospectus.

You should read the following information in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Predecessor (combined)			Sensata Technologies B.V. (consolidated)
			For the period
(Amounts in thousands)	Year ended December 31,		January 1 - April 26, 2006	April 27 - December 31, 2006	Year ended December 31,
	2004	2005			2007	2008
Statement of Operations Data:
Net revenue	$1,028,648	$1,060,671	$375,600	$798,507	$1,403,254	$1,422,655
Operating costs and expenses:
Cost of revenue	642,652	681,983	253,028	538,867	950,316	958,860
Research and development	35,274	31,252	8,635	19,742	33,900	38,270
Selling, general and administrative	100,754	98,604	39,752	175,107	291,556	308,216
Impairment of goodwill	—	—	—	—	—	13,173
Restructuring	16,253	22,996	2,456	—	5,166	24,124

Total operating costs and expenses	794,933	834,835	303,871	733,716	1,280,938	1,342,643

Profit from operations	233,715	225,836	71,729	64,791	122,316	80,012
Interest expense	—	(105)	(511)	(165,160)	(191,161)	(197,840)
Interest income	—	—	—	1,567	2,574	1,503
Currency translation (loss)/gain and other, net(1)	1,731	—	115	(63,633)	(105,474)	55,455

Income (loss) from continuing operations before income taxes	235,446	225,731	71,333	(162,435)	(171,745)	(60,870)
Provision for income taxes	83,381	81,390	25,796	48,560	62,504	53,531

Income (loss) from continuing operations	152,065	144,341	45,537	(210,995)	(234,249)	(114,401)
Loss from discontinued operations, net of tax of $0	—	(924)	(167)	(1,309)	(18,260)	(20,082)

Net income (loss)	$152,065	$143,417	$45,370	$(212,304)	$(252,509)	$(134,483)

Other Financial Data:
Net cash provided by (used in):
Operating activities	$145,127	$173,276	$40,599	$129,906	$155,278	$47,821
Investing activities	(23,280)	(56,505)	(16,705)	(3,142,543)	(355,710)	(38,713)
Financing activities	(121,847)	(116,771)	(23,894)	3,097,390	175,736	8,551
Capital expenditures(2)	37,887	42,218	16,705	29,630	66,701	40,963
EBITDA(3)	267,905	256,070	81,286	111,037	187,850	315,508
Ratio of earnings to fixed charges (unaudited)(4)	291.7	208.1	63.4	NM	NM	NM

		Predecessor (combined)		Sensata Technologies B.V. (consolidated)
(Amounts in thousands)		As of December 31,		As of December 31,
		2004	2005	2006	2007	2008
Balance Sheet Data:
Working capital(5)		$163,015	$167,018	$221,509	$187,027	$201,940
Total assets		442,518	504,297	3,372,292	3,555,491	3,303,074
Total debt, including capital lease and other financing obligations		—	31,165	2,272,633	2,562,480	2,511,187
TI’s net investment/shareholder’s equity		326,127	355,673	824,632	566,321	405,051

(1)	Currency translation (loss)/gain and other, net in the period from April 27, 2006 to December 31, 2006 primarily includes currency translation loss associated with Euro denominated debt and the Deferred Payment Certificates (“DPCs”) of $65.5 million. Currency translation (loss)/gain and other, net for the years ended December 31, 2007 and 2008 primarily includes currency translation (loss)/gain associated with the Euro denominated debt of $(111.9) million and $53.2 million, respectively.
(2)	Excludes non-cash capital expenditures, financed through a capital lease, of $31.2 million for the year ended December 31, 2005.

(3)	EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure. We believe that EBITDA provides investors with helpful information with respect to our operations. EBITDA is used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance to that of our peers. The use of EBITDA has limitations and you should not consider EBITDA in isolation from or as an alternative to GAAP measures such as net income.

The following unaudited table summarizes the calculation of EBITDA and provides a reconciliation to net income (loss), the most directly comparable financial measure presented in accordance with GAAP, for the periods presented:

	Predecessor (combined)			Sensata Technologies B.V. (consolidated)
			For the period
	Year ended December 31,		January 1 - April 26, 2006	April 27 - December 31, 2006	Year ended December 31,
	2004	2005			2007	2008
Net income (loss)	$152,065	$143,417	$45,370	$(212,304)	$(252,509)	$(134,483)
Provision for income taxes	83,381	81,390	25,796	48,560	62,504	53,531
Interest expense, net	—	105	511	163,593	188,587	196,337
Depreciation and amortization	32,459	31,158	9,609	111,188	189,268	200,123

EBITDA	$267,905	$256,070	$81,286	$111,037	$187,850	$315,508

(4)	Ratio of earnings to fixed charges is calculated by dividing (1) “earnings” which consist of earnings from continuing operations and fixed charges, by (2) “fixed charges” which consist of interest expense and the estimated interest portion of rental payments on operating leases. Earnings were insufficient to cover fixed charges due to losses from continuing operations before taxes incurred of $(162,435), $(171,745) and $(60,870) for the period April 27, 2006 to December 31, 2006 and the years ended December 31, 2007 and December 31, 2008, respectively. Therefore, the ratio of earnings to fixed charges is not meaningful for those periods. Additional earnings of $162,435, $171,745 and $60,870, respectively, must be generated to achieve a coverage ratio of 1:1.
(5)	We define working capital as current assets less current liabilities. Prior to the Acquisition, we participated in TI’s centralized system for cash management, under which our cash flows were transferred to TI on a regular basis and netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents, debt or interest expense has been allocated to our business in the Predecessor historical combined financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand our business, financial condition, results of operations, liquidity and capital resources. You should read this discussion in conjunction with “Selected Financial Data,” and our audited consolidated and combined financial statements and the related notes beginning on page F-1 of this prospectus.

The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business segments: sensors and controls. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete. Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position and force sensors. Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial, telecommunications and residential markets. Our controls products include motor and compressor protectors, HVAC controls, circuit breakers, precision switches and thermostats, power inverters and semiconductor burn-in test sockets. We market our controls products primarily under the Klixon®, Airpax® and Dimensions® brands.

Factors Affecting Our Operating Results

We manage our sensors and controls businesses separately, and report them as two reportable segments for accounting purposes.

Net Revenue

We generate revenue from the sale of sensors and controls products across all major geographic areas. Our net revenue from product sales includes total sales less estimates of returns for product quality reasons and for price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives.

Because we sell our products to end-users in a wide range of industries and geographies, demand for our products is generally driven more by the level of general economic activity rather than conditions in one particular industry or geographic region.

Our overall net revenue is generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	underlying growth in one or more of our core end-markets, either worldwide or in particular geographies in which we operate;

•	the number of sensors and/or controls used within existing applications, or the development of new applications requiring sensors and/or controls;

•	the “mix” of products sold, including the proportion of new or upgraded products and their pricing relative to existing products;

•	changes in product sales prices (including quantity discounts, rebates and cash discounts for prompt payment);

•	changes in commodity prices and manufacturing costs;

•	changes in the level of competition faced by our products, including the launch of new products by competitors;

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in exchange rates.

While the factors described above impact net revenues in each of our operating segments, the impact of these factors on our operating segments can differ, as described below. For more information about risks relating to our business, see “Risk Factors—Risk Factors Related To Our Business.”

Sensors Products. Our sensors business serves multiple applications in various end-markets including automotive, HVAC, industrial and HVOR.

Automotive Sensors. Revenue from the global automotive end-market, which includes applications in engine, air-conditioning and vehicle stability, has grown in recent years and is driven by three main forces. First, global automotive vehicle unit sales have demonstrated moderate but consistent annual growth prior to 2008. Second, the number of sensors used per vehicle has expanded, driven by a combination of factors including government regulation of safety and emissions, market demand for greater fuel efficiency and consumer demand for new applications. For example, a government mandate for “smart airbags” has increased the demand for occupant weight sensors, which facilitate the safe deployment of airbags regardless of whether an adult or a child occupies the seat. Finally, revenue growth has been augmented by a continuing shift away from legacy electromechanical products towards higher-price electronic solid-state sensors.

According to Strategy Analytics, automotive sensors in North America, Europe, Japan, South Korea and China generated approximately $11.3 billion of revenue in 2008, having grown at a compound annual rate of 3.9% from 2007 to 2008, and is expected to grow at a compound annual rate of 5.1% from 2008 to 2013. Where demand for automotive sensors is driven primarily by the increase in the number of sensors per vehicles, as well as by the level of global vehicle sales, we believe that the increasing installation of safety, emissions, efficiency, and comfort-related features in vehicles, such as airbags and electronic stability control, advanced driver assistance, advanced combustion and exhaust aftertreatment that depend on sensors for proper functioning will continue to drive increased sensor usage.

Current global economic conditions have translated into lower demand and an overall decline in automotive production by approximately 3-4% globally in 2008. In the mature markets, the decline was higher; for example, U.S. light vehicle production declined to 8.5 million units, down 19% from 10.5 million units in 2007. Western Europe light vehicle production declined 8.3% from 16.1 million units in 2007. Japan’s light vehicle production declined 2.2% from 11.1 million units in 2007. Although the last five years have seen continuous quarterly growth in light vehicle output, this expansion came to a halt during fiscal year 2008 when output began to fall. As reported by J.D. Power, the industry is expected to continue to contract in 2009 with an estimated 7% further decline in global light vehicle production.

The automotive sensors market is characterized by high switching costs and barriers to entry, benefiting incumbent market leaders. Sensors are critical components that enable a wide variant of applications, many of which are essential to the proper functioning of the product in which they are incorporated. Sensor application-specific products require close engineering collaboration between the sensor supplier and OEM or the Tier I supplier, for effective use. As a result, OEMs and Tier I suppliers make significant investments in selecting, integrating and testing sensors as part of their product development. Switching to a different sensor results in considerable additional work, both in terms of sensor customization and extensive platform/product retesting. This results in high switching costs for automotive manufacturers once a sensor is designed-in, and therefore sensors are rarely changed during a platform lifecycle, which is typically five to seven years. Given the importance of reliability and the fact that the sensors have to be supported through the length of a product life,

OEMs and Tier I suppliers tend to work with suppliers that have a long track record of quality and on-time delivery, and the scale and resources to meet their needs as the car platform evolves and grows. In addition, the automotive segment is one of the largest markets for sensors giving participants with a presence in this end-market significant scale advantages to those participating only in smaller, more niche industrial and medical markets.

Commercial and Industrial Sensors. Commercial and industrial sensors employ similar technology to automotive sensors, but often require greater customization in terms of packaging and calibration. Commercial and industrial applications in which sensors are widely used include HVAC, engines (for example, generators), HVOR and general industrial products (for example, fire suppression products). The International Monetary Fund projects World Real GDP to grow at a 3.8% compound annual growth rate for 2008 to 2013. We believe that sensor usage in industrial and commercial applications is driven by many of the same factors as in the automotive market—regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features. In the U.S., for example, the Environmental Protection Agency, or the “EPA,” has mandated environmentally friendly refrigeration HVAC replacement by 2010.

Venture Development Corporation (“VDC”) estimates that revenue in the global pressure sensor market generated an estimated $1.5 billion in revenues in 2008 and is expected to grow at a compound annual rate of 5.9% from 2008 to 2013. Growth in commercial and industrial sensors is driven by growth in the underlying end-markets, which generally track the level of GDP, and greater usage of sensors within individual applications.

The current economic environment has resulted in lower spending for HVOR and general industrial products due to curbed commercial development, commodity exploration and defense spending. This decline has been dampened with consistent spending for HVAC products due to replacement or upgrades.

Controls Products. Our controls business sells four main types of products—bimetal electromechanical controls, magnetic-hydraulic circuit breakers, power inverters and interconnection products—which serve a variety of end-markets and applications.

Bimetal Electromechanical Controls. Bimetal Electromechanical Controls include motor protectors, thermal circuit breakers, thermostats and lighting protectors, each of which helps prevent damage from excessive heat or current. Our Bimetal Electromechanical Controls business serves a diverse group of end-markets, including commercial and residential HVAC systems, lighting, refrigeration, industrial motors and household appliances, commercial and military aircraft. The demand for many of these products, and their respective applications, tends to track the general economic environment, with historical growth rates moderately above GDP. The International Monetary Fund projects World Real GDP to grow at a 3.8% compound annual growth rate for 2008 to 2013. Demand in the defense end-market is projected to remain flat in response to actions taken by customers to address economic concerns.

Since this business closely correlates with global GDP, U.S. residential and non-residential construction, growth or decline in these macro indices will influence our revenue. The recent global economic crisis has resulted in Global Insights projecting a 0.5% decline in global GDP with sharper declines in the U.S. of 2.5%, in Japan of 2.2%, and in Europe of 1.9%. Additionally, U.S. housing is forecasted to decline by 35% in 2009 and U.S. non-residential construction by 16%.

Magnetic-Hydraulic Circuit Breakers. Magnetic-Hydraulic Circuit Breakers products are customized magnetic-hydraulic circuit breakers, specialty thermostats and fuses, all of which help prevent damage from electrical or thermal overload. Our Magnetic-Hydraulic Circuit Breakers business serves a broad spectrum of

OEMs in the telecommunication, industrial, recreational vehicle, HVAC, refrigeration, marine, medical, information processing, electronic power supply, power generation, over-the-road trucking, construction, agricultural and alternative energy markets. Although demand for these products tends to pace the general economic environment, demand in certain end-markets such as electrical protection for network power and critical, high-reliability mobile power applications is projected to substantially exceed the growth of the general economic environment. For example, the International Data Corporation estimates that worldwide server shipments, a key end market for our network power products, is expected to grow at a compound annual rate of 6.0% from 2007 to 2012.

Power Inverters. Our Power Inverters products allow an electronic circuit to convert DC to AC. Power Inverters are used mainly in applications where DC power, such as that stored in a battery, must be converted for use in an electrical device that runs on AC power (e.g., any electrical products that plug into a standard electrical outlet). Specific applications for power inverters include powering applications in utility/service trucks or recreational vehicles, and providing power backup for critical applications such as traffic light signals and key business/computer systems. Demand for these products is driven by economic development as well as growing concern for clean energy to replace generators, all of which generate demand for both portable and stationery power. As development slows, the demand for our products in these markets declines. The decline is mitigated by growing requirements to meet new energy efficient standards. The NTEA projects lower sales of commercial trucks of approximately 14% in 2009 with anticipated recovery beginning during 2010.

Interconnection. Our Interconnection Products business makes semiconductor BITS used by semiconductor manufacturers to verify packaged semiconductor reliability. The semiconductor industry experienced a decline throughout 2008 primarily due to high levels of inventory and rapidly changing technologies. However, IC Insights projects growth in the semiconductor market at a compound annual rate of approximately 2.9% from 2008 to 2011. Tightening credit markets and lower customer demand for automobile and consumer electronics has challenged the industry’s ability to expand. Interconnection sales represented 2% of our consolidated net revenues.

Cost of Revenue

We manufacture the majority of our products, and subcontract only a limited number of products to third parties. As such, our cost of revenue consists principally of the following:

•

Production Materials Costs. A portion of our production materials contains metals such as copper and aluminum, and precious metals such as gold and silver and the costs of these materials may vary with underlying metals pricing. We purchase much of the materials used in production on a global best cost basis, but we are still impacted by global and local market conditions.

•

Employee Costs. These employee costs include the salary costs and benefit charges for employees involved in our manufacturing operations. These costs generally increase on an aggregate basis as sales and production volumes increase, and may decline as a percent of net revenue as a result of economies of scale associated with higher production volumes. We rely heavily on contract workers in certain geographies.

•	Other. Our remaining cost of revenue consists of:

•	sustaining engineering activities;

•	customer-related customization costs;

•	depreciation of fixed assets;

•	freight costs;

•	warehousing expenses;

•	purchasing costs;

•	outsourcing or subcontracting costs relating to services used by us on an occasional basis during periods of excess demand; and

•	other general manufacturing expenses, such as expenses for energy consumption.

The main factors that influence our cost of revenue as a percent of net revenue include:

•	production volumes—fixed production costs are spread over the units produced;

•	transfer of production to our lower cost production facilities;

•

the implementation of cost control measures aimed at improving productivity, including reduction of fixed production costs, refinements in inventory management and the coordination of purchasing within each subsidiary and at the business level;

•

product lifecycles, as we typically incur higher cost of revenue associated with manufacturing over-capacity during the initial stages of product launches and when we are phasing out discontinued products;

•	the turn-around effect of the inventory step-up to fair value associated with acquisitions;

•	the depreciation expense resulting from the adjustment of property, plant and equipment to fair value associated with acquisitions; and

•	changes in the price of raw materials, including certain metals.

Research and Development

Research and development expenses consist of costs related to direct product design, development and process engineering. The level of research and development expense is related to the number of products in development, the stage of development process, the complexity of the underlying technology, the potential scale of the product upon successful commercialization and the level of our exploratory research. We conduct such activities in areas we believe will accelerate our longer term net revenue growth. Our basic technologies have been developed through a combination of internal development and third party efforts (often by parties with whom we have joint development relationships). Our development expense is typically associated with:

•	engineering core technology platforms to specific applications; and

•	improving functionality of existing products.

Costs related to minor modification of existing products for use by new customers in familiar applications is accounted for in cost of revenue and not included in research and development expense.

Selling, General and Administrative

Our selling, general and administrative expense consists of all expenditures incurred in connection with the sales and marketing of our products, as well as administrative overhead costs, including:

•

salary and benefit costs for sales personnel and administrative staff, which typically account for approximately 29% of total selling, general and administrative expense. Expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Aggregate expenses relating to our administrative staff are generally less influenced by changes in sales volumes;

•	expense related to the use and maintenance of administrative offices, including depreciation expense;

•	other administrative expense, including expense relating to logistics and information systems and legal and accounting services;

•	general advertising expense;

•	other selling expenses, such as expenses incurred in connection with travel and communications; and

•	amortization expense of intangible assets.

Changes in selling, general and administrative expenses as a percent of net revenue have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our sales and marketing expense over higher revenue;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve a more intense sales activity before they are integrated into customer applications;

•	customer credit issues requiring increases to allowance for doubtful accounts; and

•	the amortization expense resulting from the recognition of intangible assets associated with acquisitions.

Impairment of Goodwill

The Company performs an annual impairment review of goodwill unless events occur which trigger the need for earlier impairment review. This review is performed in the fourth quarter of each year. As a result of the annual goodwill impairment review in the fourth quarter of 2008, we determined that the goodwill associated with the Interconnection reporting unit was impaired, and therefore recorded a charge of $13,173 thousand in the consolidated and combined statements of operations. The Company believes that the current global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that lead to the impairment of goodwill. The Company utilized a discounted cash flow analysis to estimate the fair value of the Interconnection reporting unit.

Restructuring

Restructuring costs consist of severance, outplacement, pension settlement and curtailment losses and facilities and other exit costs. Restructuring charges for fiscal years 2008 and 2007 and the period January 1, 2006 to April 26, 2006 totaled $24,124 thousand, $5,166 thousand and $2,456 thousand, respectively. No restructuring charges were incurred for the period April 27, 2006 to December 31, 2006.

Depreciation and Amortization Expense

Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Property, plant and equipment acquired through the acquisitions of the Sensata, FTAS and Airpax businesses were “stepped-up” to fair value. The amount of the step-up to fair value associated with the Sensata Acquisition, the FTAS Acquisition and the Airpax Acquisition totaled $57.8 million, $2.0 million and $5.1 million, respectively.

Depreciation expense of $51.4 million, $58.2 million, $28.4 million and $8.5 million has been recorded for fiscal years 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, respectively.

Acquisition-related intangible assets are amortized on the economic benefit basis based upon the useful lives of the assets. Capitalized software licenses are amortized on a straight-line basis over the term of the license. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Interest Expense, Net

Interest expense, net of $196.3 million, $188.6 million, $163.6 million and $511 thousand has been recorded for fiscal years 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, respectively. As a result of the Transaction, we are a highly leveraged company and our interest expense has increased significantly in the periods following the consummation of the Transaction. See the “Increased Leverage” section and Note 11 to our consolidated and combined financial statements for more information regarding the interest expense.

Currency Translation Gain (Loss) and Other, Net

Currency translation and other charges include gains and losses recognized on currency translation, gains and losses recognized on our derivatives used to hedge commodity prices, gains and losses on the disposition of property, plant and equipment and gains on the repurchase of debt. We continue to derive a significant portion of our revenue in markets outside of the United States, primarily Europe and Asia. For financial reporting purposes, the functional currency of all our subsidiaries is the U.S. dollar. In certain instances we enter into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in the consolidated and combined statements of operations. Currency translation gain/(loss) and other, net for fiscal years 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, was $55.5 million, $(105.5) million, $(63.6) million and $115 thousand, respectively.

Provision for Income Taxes

For the Predecessor periods, our operations were included in the consolidated U.S. federal income tax return and certain foreign income tax returns of TI. The income tax provisions and related deferred tax assets and liabilities for the Predecessor periods have been determined as if we were a separate taxpayer. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities.

The companies comprising Sensata are subject to income tax in the various jurisdictions in which they operate. While the extent of our future tax liability is uncertain, the purchase accounting of the Sensata Acquisition, FTAS Acquisition and Airpax Acquisition, the new debt and equity capitalization of our subsidiaries and the realignment of the functions performed and risks assumed by the various subsidiaries are among the factors that will determine the future book and taxable income of the respective subsidiary and Sensata as a whole.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. We adopted FIN 48 effective January 1, 2007. As a result of the implementation of FIN 48, we recognized an increase of $664 thousand in the liability for unrecognized tax benefits and $5 thousand of related interest and penalties, the total of which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. At adoption, we recorded $7,832 thousand of unrecognized tax benefits relating to income tax uncertainties acquired in purchase business combinations. The total liability for unrecognized tax benefits was $8,496 thousand at January 1, 2007. We recorded a net decrease to our unrecognized tax benefits of $1,986 thousand during the fiscal year ended December 31, 2008.

Loss from Discontinued Operations

In December 2008, we announced our intention to discontinue and sell our Vision business. In connection with this announcement, we reclassified to discontinued operations the results from operations of the Vision business and recognized a loss associated with measuring the net assets of the Vision business at fair value less cost to sell and other exit costs, in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets.

Loss from discontinued operations, net of tax, was $20.1 million, $18.3 million, $1.3 million and $167 thousand for the years ended December 31, 2008 and December 31, 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, respectively.

Effects of the Transaction

Purchase Agreement

On April 27, 2006, S&C Purchase Corp., a company owned by affiliates of Bain Capital, completed the acquisition of the S&C business from TI for an aggregate purchase price of approximately $3.0 billion plus fees and expenses. The acquisition of the S&C business was effected through a number of our subsidiaries that collectively acquired the assets and assumed the liabilities being transferred. The acquisition structure resulted in significant tax amortization, which will reduce our overall cash tax expense compared to historical periods. We also entered into a transition services agreement pursuant to which we and TI agreed to provide various services to each other in the area of facilities related services, finance and accounting, human resources, information technology system services, warehousing and logistics and records retention and storage. As of September 30, 2008 we were no longer relying on these services from TI. The fees for these services were equivalent to the provider’s cost. S&C Purchase Corp.’s rights, duties and obligations under the Purchase Agreement and other documents related to the Transaction were subsequently assigned in full to Sensata.

Shareholder’s Equity

In connection with the Acquisition, we issued 180 ordinary shares with a par value of €100.0 per share. We are authorized to issue up to 900 shares. Upon the close of the Sensata Acquisition, the Sponsors contributed $985.0 million to Sensata Investment Company S.C.A. Sensata Investment Company S.C.A. contributed these proceeds, through Sensata Technologies Holding B.V., to Sensata Intermediate Holding. Sensata Intermediate Holding contributed $985.0 million to Sensata and in exchange received 180 Ordinary Shares, €100.0 nominal value per share, and €616,909 thousand of DPCs. The DPCs were legally issued as debt and provided the holder with a 14% yield on the principal amount. As a result, the DPCs were classified as long-term debt as of April 27, 2006 and the accrued yield was recognized as interest expense. In addition, the DPCs and the related yield were remeasured into the U.S. dollar equivalent at the end of each reporting period with the difference recorded as currency gain or loss. For the period April 27, 2006 to September 21, 2006, we recorded DPC-related interest expense of $44,581 thousand and foreign currency loss on remeasurement of the DPCs and accrued yield of $13,442 thousand.

On September 21, 2006, we legally retired the DPCs effective as of April 27, 2006, and restructured them as Additional paid-in capital, the original intended investment classification. Under U.S. GAAP, the DPCs were classified as debt until the date of the modification of the instrument. Therefore, effective September 21, 2006, the principal amounts of $768,298 thousand, for the DPCs and their accrued interest $44,581 thousand, including foreign currency exchange losses of $13,442 thousand, were reclassified into equity as Additional paid-in capital.

Purchase Accounting

We accounted for the acquisitions of the S&C business, FTAS, SMaL and Airpax using the purchase method of accounting. As a result, the purchase prices for each of these transactions, plus fees and expenses, have been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of each acquisition. The excess of the purchase price over the fair value of assets and liabilities was assigned to goodwill, which is not amortized for accounting purposes, but is subject to testing for impairment at least annually. The application of purchase accounting resulted in an increase in amortization and depreciation expense in the periods subsequent to acquisition relating to our acquired intangible assets and property, plant and equipment. In addition to the increase in the carrying value of property, plant and equipment, we extended the remaining depreciable lives of property, plant and equipment to reflect the estimated remaining useful lives for purposes of calculating periodic depreciation. We also adjusted the value of the inventory to fair value, increasing the costs and expenses recognized upon the sale of this acquired inventory. See the consolidated and combined financial statements and the accompanying notes included in this report.

Increased Leverage

As a result of the Transaction, we are a highly leveraged company and our interest expense has increased significantly in the periods following the consummation of the Transaction. In addition, a portion of our debt and the related interest is denominated in Euros, subjecting us to changes in foreign currency rates. Further, a portion of our debt has a variable interest rate. We have entered into certain interest rate swaps and interest rate collars to hedge the effect of variable interest rates. See “Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” for more information regarding our hedging activities. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the payment of our debt service, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors.”

Stand-Alone Company

For periods before the Acquisition, we operated as a business segment of TI and not as a stand-alone company. The historical carve-out financial statements included in this document were derived from the historical consolidated financial statements of TI using the historical results of operations and the historical basis of assets and liabilities of TI’s S&C business segment, excluding the radio frequency identification systems (“RFID”) business unit, which had been operated as part of that segment, but was not sold in connection with the Transaction. The historical financial information may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of TI for the periods presented, and may not be indicative of our future results of operations, financial position and cash flows. See our consolidated and combined financial statements and accompanying notes for more information.

TI provided various services to the S&C business, including cash management, facilities management, information technology, finance and accounting, tax, legal, human resources, data processing, security, payroll and employee benefit administration, insurance administration and telecommunications. The costs of these services and the costs associated with employee benefit plans, information technology and facilities shared with TI have been allocated to the S&C business in the combined financial statements included in this report and amounted to $14.0 million for the period January 1, 2006 to April 26, 2006, respectively. These expenses and all other centralized operating costs were allocated first on the basis of direct usage when identifiable, with the remainder being allocated among TI’s businesses units on the basis of their respective revenue, headcount or other measures. We believe these allocations are a reasonable reflection of the use of these services from TI. The allocated costs included in our combined financial statements could differ from amounts that would have been incurred by us if we operated on a stand-alone basis, and are not necessarily indicative of costs to be incurred in the future. See Note 16 to our consolidated and combined financial statements appearing elsewhere in this prospectus for information regarding the historical allocations.

During each of the Predecessor periods presented, we participated in TI’s centralized cash management system. Cash receipts attributable to our operations were collected by TI and cash disbursements were funded by TI. Cash advances necessary to fund our major improvements to and replacements of property, acquisitions and expansion, to the extent not provided through internally generated funds, were provided by TI’s cash or funded with a capital lease. As a result, none of TI’s cash, cash equivalents, debt or interest expense (other than our capital lease obligation) has been allocated to the consolidated and combined financial statements of the S&C business.

Results of Operations

The following table sets forth our historical results of operations in millions of dollars and as a percent of net revenue. The data for fiscal years 2008 and 2007 and the period from April 27, 2006 (inception) to December 31, 2006 and from January 1, 2006 to April 26, 2006 have been derived from our financial statements included within this prospectus. Amounts and percentages have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to this rounding effect.

(Amounts in millions)	Sensata Technologies B.V.						Predecessor
	December 31,				April 27 (inception) to December 31, 2006		January 1 to April 26, 2006
	2008		2007
	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue	Amount	Percent of Revenue
Net revenue
Sensors segment	$861.3	60.5%	$879.8	62.7%	$496.3	62.2%	$223.3	59.4%
Controls segment	561.4	39.5	523.4	37.3	302.2	37.8	152.3	40.6

Net revenue	1,422.7	100.0	1,403.3	100.0	798.5	100.0	375.6	100.0
Operating costs and expenses:
Cost of revenue	958.9	67.4	950.3	67.7	538.9	67.5	253.0	67.4
Research & development	38.3	2.7	33.9	2.4	19.7	2.5	8.6	2.3
Selling, general and administrative	308.2	21.7	291.6	20.8	175.1	21.9	39.8	10.6
Impairment of goodwill	13.2	0.9	—	—	—	—	—	—
Restructuring	24.1	1.7	5.2	0.4	—	—	2.5	0.7

Total operating costs and expenses	1,342.6	94.4	1,280.9	91.3	733.7	91.9	303.9	80.9
Profit from operations	80.0	5.6	122.3	8.7	64.8	8.1	71.7	19.1
Interest expense	(197.8)	(13.9)	(191.2)	(13.6)	(165.2)	(20.7)	(0.5)	(0.1)
Interest income	1.5	0.1	2.6	0.2	1.6	0.2	—	—
Currency translation gain/(loss) and other, net	55.5	3.9	(105.5)	(7.5)	(63.6)	(8.0)	0.1	—

(Loss)/income from continuing operations before income taxes	(60.9)	(4.3)	(171.7)	(12.2)	(162.4)	(20.3)	71.3	19.0
Provision for income taxes	53.5	3.8	62.5	4.5	48.6	6.1	25.8	6.9

(Loss)/income from continuing operations	(114.4)	(8.0)	(234.2)	(16.7)	(211.0)	(26.4)	45.5	12.1
Loss from discontinued operations, net of tax of $0	(20.1)	(1.4)	(18.3)	(1.3)	(1.3)	(0.2)	(0.2)	—

Net (loss)/income	$(134.5)	(9.5)%	$(252.5)	(18.0)%	$(212.3)	(26.6)%	$45.4	12.1%

Year Ended December 31, 2008 (“fiscal year 2008”) Compared to the Year Ended December 31, 2007 (“fiscal year 2007”)

Net revenue. Net revenue for fiscal year 2008 increased $19.4 million, or 1.4%, to $1,422.7 million from $1,403.3 million for fiscal year 2007. Net revenue increased 6.5% due to the acquisition of Airpax Holdings Inc. (“Airpax”) and 1.7% due to the favorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate. The increase in net revenue was partially offset by a reduction in volume, primarily in the controls business, and pricing. Net revenue excluding the effect of the Airpax acquisition would have decreased $72.0 million, or 5.1%.

Sensors business segment net revenue for fiscal year 2008 decreased $18.5 million, or 2.1%, to $861.3 from $879.8 million for fiscal year 2007. Sensors net revenue increased 2.1% due to favorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate, and 1.1% due to the acquisition of Airpax. As a result of the change in the manner in which we operate the business, we reclassified the portion of the Airpax business involving thermal sensing and exhaust gas recirculation products from the controls business segment to the sensors business segment. Amounts reported for fiscal year 2007 were also adjusted to reflect this reorganization. Sensors net revenue declined in the Americas primarily due to weakness in the U.S. automotive end-market and the economy overall. In the fourth quarter of 2008 the declining economies in Europe and Asia also began to have an impact. Additionally, sensor product net revenue was negatively impacted by a reduction in pricing and a charge associated with a settlement with a customer. The reduction in pricing is primarily due to incentives inherent in long-term customer agreements. The settlement charge was recognized and paid in 2008 to resolve a dispute with a significant customer regarding an alleged product discrepancy.

Controls business segment net revenue for fiscal year 2008 increased $37.9 million, or 7.2%, to $561.4 from $523.4 million for fiscal year 2007. Controls net revenue increased 15.7% due the acquisition of Airpax, 1.0% due to favorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate and an increase in pricing. The increase in net revenue was partially offset by a decline in volume. The decline in unit volume was due to overall softness in certain of the controls business segment’s end-markets.

Cost of revenue. Cost of revenue for fiscal year 2008 and fiscal year 2007 was $958.9 million and $950.3 million, respectively. Cost of revenue increased due primarily to the acquisition of Airpax. Excluding the impact of the Airpax Acquisition, cost of revenue decreased primarily due to lower volumes and several cost savings measures announced to offset the impact of lower sales. Cost of revenue for fiscal year 2007 included the turn around effect of the step-up in fair value of inventory of $4.5 million. There was no similar charge recognized during fiscal year 2008. Depreciation expense for fiscal years 2008 and 2007 totaled $51.4 million and $58.2 million, respectively. For the fiscal years 2008 and 2007, $47.7 million and $55.7 million, respectively, of total depreciation expense incurred was included in cost of revenue.

Cost of revenue as a percentage of net revenue for fiscal years 2008 and 2007 was 67.4% and 67.7%, respectively. As a percentage of net revenue, cost of revenue decreased due to the absence of any charges for the turn-around effect of the step-up in fair value of inventory and cost savings measures noted above.

Research & development expense. Research and development (“R&D”) expense for fiscal years 2008 and 2007 totaled $38.3 million and $33.9 million, respectively. R&D expense as a percentage of net revenue for fiscal years 2008 and 2007 was 2.7% and 2.4%, respectively. R&D expense and R&D expense as a percentage of net revenue increased primarily due to our continued focus on development activities to accelerate long-term revenue growth.

Selling, general and administrative expense. Selling, general and administrative (“SG&A”) expense for fiscal years 2008 and 2007 totaled $308.2 million and $291.6 million, respectively. SG&A expense increased primarily due to higher amortization expense on definite-lived intangible assets incurred in part due to the acquisition of Airpax. Amortization expense associated with definite-lived intangible assets and capitalized software for fiscal years 2008 and 2007 totaled $148.8 million and $131.1 million, respectively. SG&A expense as a percentage of net revenue for fiscal years 2008 and 2007 was 21.7% and 20.8%, respectively. SG&A expense as a percentage of net revenue increased for the same reason described above for the increase in selling, general and administrative expense.

Impairment of goodwill. In 2008, in connection with our annual impairment review of goodwill, we determined that a portion of our goodwill associated with the Interconnection reporting unit was impaired. As a result, we recorded a goodwill impairment charge of $13.2 million. We believe that the current global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that lead to the impairment of goodwill. We utilized a discounted cash flow analysis to estimate the fair value of the Interconnection reporting unit. Given the volatility in the end-markets in which we serve and our financial results during the fourth quarter of fiscal year 2008, we updated our goodwill impairment analysis to reflect information and projections available to us as of December 31, 2008. No additional goodwill impairment charges were necessary. However, if certain assumptions, such as projections regarding the end-markets in which we serve, our financial projections, customer bankruptcies or any other factors discussed in the Impairment of Goodwill and Indefinite-Lived Intangibles section of Critical Accounting Polices in this prospectus were to change we may be required to recognize charges in connection with goodwill and/or indefinite-lived intangibles of some or all of our reporting units.

Restructuring. Restructuring during fiscal year 2008 and 2007 totaled $24.1 million and $5.2 million, respectively. During fiscal year 2008, we announced plans to reduce the workforce in several of our business centers and manufacturing facilities (referred to as the 2008 Plan). As a result of these actions, we recognized charges totaling $23.0 million of which $16.2 million relates to severance, $1.3 million relates to a pension enhancement provided to certain eligible employees under a voluntary retirement program, $3.6 million relates to pension curtailment and settlement charges and $1.9 million relates to other exit costs. We expect the cost of these restructuring activities when complete to total approximately $23.9 million. In addition, we incurred a charge of $1.1 million associated with certain facility exit costs related to the FTAS Plan.

During fiscal year 2007, we implemented voluntary early retirement programs in certain of our foreign operations. These programs offered eligible employees special termination benefits in exchange for their early retirement from the Company. As a result of these programs, sixty-four employees chose to leave the Company, opting for voluntary early retirement during fiscal year 2007.

Interest expense. Interest expense for fiscal years 2008 and 2007 totaled $197.8 million and $191.2 million, respectively. Interest expense for fiscal year 2008 consists primarily of interest expense of $177.1 million on our outstanding debt, amortization of deferred financing costs of $10.7 million, $4.9 million of interest associated with our outstanding derivative instruments, $1.3 million of interest on line of credit and revolving credit facility fees and $3.3 million of interest associated with our capital lease and other financing obligations. Interest expense for fiscal year 2007 consists primarily of interest expense of $175.1 million on the outstanding debt, amortization of deferred financing costs of $9.6 million and interest associated with our capital lease obligation of $2.8 million.

Interest income. Interest income for fiscal years 2008 and 2007 totaled $1.5 million and $2.6 million, respectively.

Currency translation gain/(loss) and other, net. Currency translation gain/(loss) and other, net for fiscal years 2008 and 2007 totaled $55.5 million and $(105.5) million, respectively. Currency translation gain and other, net for fiscal year 2008 consists primarily of the currency gains resulting from the re-measurement of our foreign currency denominated debt, which totaled $53.2 million and gains on the extinguishment of debt of $15.0 offset by losses on forward of commodity contracts of $8.3 million and net currency losses due to the re-measurement of monetary assets denominated in foreign currencies of $5.0 million. Currency translation loss and other for fiscal year 2007 consists primarily of the currency losses resulting from the re-measurement of our Euro denominated debt, which totaled $111.9 million offset by net currency gains due to the remeasurement of our net-monetary assets denominated in foreign currencies which totaled $6.9 million.

Provision for income taxes. Provision for income taxes for fiscal years 2008 and 2007 totaled $53.5 million and $62.5 million, respectively. Our tax provision consists of current tax expense, which relates primarily to our profitable operations in foreign tax jurisdictions and deferred tax expense, which primarily relates to amortization of tax deductible goodwill

Loss from Discontinued Operations. Loss from discontinued operations for fiscal years 2008 and 2007 was $20.1 million and $18.3 million, respectively. Fiscal year 2008 includes a loss from operations of our Vision business of $12.2 million and a loss of $7.9 million associated with measuring the net assets of the business at fair value less cost to sell and other exit costs. The loss from operations of our Vision business incurred during fiscal year 2007 was $18.3 million. The $18.3 million includes a charge associated with acquired in-process research and development expense of $5.7 million. On March 14, 2007, Sensata Technologies, Inc. (“STI”), our primary U.S. operating subsidiary, acquired SMaL Camera Technologies, Inc. (“SMaL”) for $12.0 million plus fees and expenses. We allocated $5.7 million of the purchase price to acquired in-process research and development projects. There was no acquired in-process research and development expenses during fiscal year 2008.

Year Ended December 31, 2007 (“fiscal year 2007”) Compared to the Periods April 27, 2006 (inception) to December 31, 2006 and January 1, 2006 to April 26, 2006

Net revenue. Net revenue for the fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was $1,403.3 million, $798.5 million and $375.6 million, respectively. Net revenue increased compared to the prior periods presented due to an increase in unit volumes, primarily in the sensors business segment, the acquisitions of FTAS and Airpax and favorable foreign currency exchange rates. This increase in net revenue was partially offset by pricing declines that are customary in our industry. Net revenue for fiscal year 2007 and the period April 27, 2006 to December 31, 2006 excluding the impact of the FTAS and Airpax Acquisitions, would have been $1,271.6 million and $797.2 million, respectively.

Sensors business segment net revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was $879.8 million, $496.3 million and $223.3 million, respectively. Sensor net revenue increased compared to the prior periods presented due to an increase in unit volumes, the acquisitions of FTAS and Airpax and favorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate. This increase was partially offset by a reduction in pricing. Unit volumes increased in several product lines, including occupant weight sensors, automotive pressure transducers and microfused strain gauge sensors. We continue to experience growth in unit volumes in these product lines for a number of reasons including the growth in sensor content within automobiles, our ability to provide a broad range of attractive product offerings to our customers, and the strength in our long-standing customer relationships. Net revenue increased in each of our major geographic areas, including the Americas, Europe and Asia Pacific. Net revenue in the sensors business segment for fiscal year 2007 and the period April 27, 2006 to December 31, 2006, excluding the FTAS and Airpax Acquisitions, would have been $833.9 million and $495.5 million, respectively.

Controls business segment net revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was $523.4 million, $302.2 million and $152.3 million, respectively. Controls net revenue increased compared to the prior periods presented due to the acquisitions of FTAS and Airpax and favorable foreign currency exchange rates, primarily the U.S. dollar to Euro exchange rate. This increase was partially offset by a decrease in unit volumes and a reduction in pricing. We believe the decrease in unit volumes was due primarily to the overall softness in certain of our end-markets, primarily the U.S. housing market, and the competitive environment surrounding the Interconnection business. The decline in controls net revenue was most significant in the Americas, which was impacted by the decline in the U.S. housing market. Net revenue in the controls business segment for fiscal year 2007 and the period April 27, 2006 to December 31, 2006, excluding the FTAS and Airpax Acquisitions, would have been $437.7 million and $301.7 million, respectively.

Cost of revenue. Cost of revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was $950.3 million, $538.9 million and $253.0 million, respectively. Cost of revenue increased compared to the prior periods presented primarily due to the acquisitions of FTAS and Airpax, the additional depreciation expense primarily associated with the step-up in fair value of acquired property, plant and equipment, the increase in unit volumes sold and the costs associated with voluntary early retirement programs, offset by a decrease in inventory step-up costs. Depreciation expense for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $58.2 million, $28.4 million and $8.5 million, respectively. For the fiscal year 2007 and the period April 27, 2006 to December 31, 2006, $55.7 million and $27.2 million, respectively, of total depreciation expense incurred was included in cost of revenue. The increase in cost of revenues was partially offset by a reduction in the charges associated with the turnaround effect of the step-up in fair value of inventory. During fiscal year 2007 and the period April 27, 2006 to December 31, 2006, we recognized charges of $4.5 million and $25.0 million, respectively, associated with the step-up in fair value of inventory. The increase in cost of revenues was also partially offset by cost savings from our best-cost sourcing and best-cost producing initiatives.

Cost of revenue as a percentage of net revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was 67.7%, 67.5% and 67.4%, respectively. As a percentage of net revenue, cost of revenue increased compared to the prior periods presented due primarily to the additional depreciation expense associated with the step-up in fair value of the acquired property, plant and equipment, the additions of the FTAS and Airpax businesses (which have a higher cost of revenue as a percentage of net revenue compared to the existing S&C business) and the charges for the voluntary early retirement program. The increase in cost of revenue as a percentage of net revenue was partially offset by the reduction in the charges associated with the turnaround effect of the step-up in fair value of inventory, the leverage effect of higher sales on a fixed manufacturing cost base, and the effect of our best-cost sourcing and best-cost producing initiatives.

Research & development expense. R&D expense for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $33.9 million, $19.7 million and $8.6 million, respectively. R&D expense as a percentage of net revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 were 2.4%, 2.5% and 2.3%, respectively. R&D expense and R&D expense as a percentage of net revenue increased compared to the prior periods presented primarily due to our continued focus on development activities to accelerate long-term revenue growth.

Selling, general and administrative expense. SG&A expense for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $291.6 million, $175.1 million and $39.8 million, respectively. SG&A expense increased primarily due to additional amortization expense associated with the intangible assets acquired through the Sensata Acquisition, FTAS Acquisition and Airpax Acquisition, an increase in general and administrative costs and an increase in our allowance for doubtful accounts. Amortization expense for the fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $131.1 million, $82.7 million and $1.1 million, respectively. The increase in the general and administrative costs reflects the increase in headcount during fiscal year 2007 associated with building an infrastructure to support our business on a stand-alone basis. The increase in the allowance for doubtful accounts was due to one of our customers filing for liquidation as well as recurring provisions for estimated bad debts, returns and price adjustments.

SG&A expense as a percentage of net revenue for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was 20.8%, 21.9% and 10.6%, respectively. As a percentage of net revenue, SG&A expense for fiscal year 2007 increased compared to the (combined) periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 for the reasons described above for the increase in selling, general and administrative expense.

Restructuring. Restructuring during fiscal year 2007 and the period January 1, 2006 to April 26, 2006 was $5.2 million and $2.5 million, respectively. There was no restructuring incurred during the period April 27, 2006 to December 31, 2006. During fiscal year 2007, we implemented voluntary early retirement programs in our foreign operations. These programs offered eligible employees special termination benefits in exchange for their early retirement from the Company. As a result of these programs, sixty-four employees chose to leave the Company, opting for voluntary early retirement during fiscal year 2007. The restructuring charge of $2.5 million incurred during the period January 1, 2006 to April 26, 2006 primarily relates to severance associated with the 2005 Plan.

Interest expense. Interest expense for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $191.2 million, $165.2 million and $0.5 million, respectively. Interest expense, net for fiscal year 2007 consists primarily of interest expense of $175.1 million on the outstanding debt, amortization of deferred financing costs of $9.6 million and interest associated with our capital lease obligation of $2.8 million. Interest expense for the period April 27, 2006 to December 31, 2006 consists primarily of interest expense of $105.0 million on the outstanding debt, $44.6 million of interest expense associated with the DPCs, $6.8 million associated with the write-off of bridge financing fees and amortization of deferred financing costs of $4.8 million. Interest expense for the period January 1, 2006 to April 26, 2006 was not material.

Interest income. Interest income for fiscal year 2007 and the period April 27, 2006 to December 31, 2006 totaled $2.6 million and $1.6 million, respectively. There was no interest income recorded during the period January 1, 2006 to April 26, 2006.

Currency translation gain/(loss) and other, net. Currency translation gain/(loss) and other, net for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $(105.5) million, $(63.6) million and $0.1 million, respectively. The currency translation gain/(loss) and other, net for fiscal year 2007 consists primarily of the currency losses resulting from the re-measurement of our Euro denominated debt, which totaled $111.9 million and net currency gains due to the remeasurement of our net-monetary assets denominated in foreign currencies which totaled $6.9 million. The currency translation gain/(loss) and other, net for the period April 27, 2006 to December 31, 2006 consists primarily of the currency losses resulting from the re-measurement of our Euro denominated debt and the Euro denominated liability associated with the DPCs which totaled $65.5 million and net currency gains due to the re-measurement of our net monetary assets denominated in foreign currencies which totaled $1.9 million. The currency translation gain/(loss) and other, net for the period January 1, 2006 to April 26, 2006 totaled $0.2 million.

Provision for income taxes. Provision for income taxes for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $62.5 million, $48.6 million and $25.8 million, respectively. Our tax provision for fiscal year 2007 and the period April 27, 2006 to December 31, 2006 consists of current tax expense, which primarily relates to our profitable operations in foreign tax jurisdictions and deferred tax expense, which primarily relates to amortization of tax deductible goodwill. The provision for income taxes for the period January 1, 2006 to April 26, 2006 was determined as if the S&C business was a separate tax payer.

Loss from Discontinued Operations. Loss from discontinued operations for fiscal year 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 was $18.3 million and $1.3 million and $0.2 million, respectively. Fiscal year 2007 includes a charge associated with acquired in-process research and development expense of $5.7 million. There was no acquired in-process research and development expenses during the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006.

Liquidity and Capital Resources

Cash Flows

The following table summarizes our primary sources and uses of cash in the periods presented:

	Successor			Predecessor
	Years Ended		Periods
(Amounts in millions)	December 31, 2008	December 31, 2007	April 27 (inception) - December 31, 2006	January 1 - April 26, 2006
Net cash provided by (used in):
Operating activities:
Continuing operations:
Net (loss)/income, adjusted for non-cash items	$73.0	$127.0	$78.5	$63.0
Changes in operating assets and liabilities	(10.8)	41.1	52.7	(22.3)

Continuing operations	62.2	168.1	131.2	40.7
Discontinued operations	(14.4)	(12.8)	(1.3)	(0.1)

Operating activities	47.8	155.3	129.9	40.6

Investing activities:
Continuing operations	(38.5)	(343.7)	(3,142.5)	(16.7)
Discontinued operations	(0.2)	(12.0)	—	—

Investing activities	(38.7)	(355.7)	(3,142.5)	(16.7)
Financing activities	8.6	175.7	3,097.4	(23.9)

Net change	$17.7	$(24.7)	$84.8	$—

During the Predecessor period presented (January 1, 2006 to April 26, 2006), we participated in TI’s centralized cash management system. As a result, none of TI’s cash or cash equivalents has been allocated to our combined financial statements for those periods.

Operating activities. Net cash provided by operating activities for fiscal year 2008 totaled $47.8 million compared to $155.3 million for fiscal year 2007, $129.9 million for the period April 27, 2006 to December 31, 2006 and $40.6 million for the period January 1, 2006 to April 26, 2006. Changes in operating assets and liabilities for fiscal years 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 totaled $(10.8) million, $41.1 million, $52.7 million and ($22.3) million, respectively. The most significant component to the change in operating assets and liabilities of $(10.8) million was the decrease in accounts payable and accrued expenses of $108.1 million, partially offset by the decrease in accounts receivable of $66.5 million and the decrease in inventories of $26.7 million. The decrease in accounts payable and accrued expenses was due to interest pre-payments on our U.S. and Euro Term Loans and 11.25% Senior Subordinated Notes that were due in January and payments to certain strategic vendors who agreed to migrate to 60 day payment terms. We believe the use of cash during the fourth quarter of fiscal year 2008 associated with the payments to strategic vendors and the pre-payment of interest will turn-around during the first quarter of fiscal year 2009 resulting in a source of cash. The decrease in accounts receivable reflects the decline in net revenue that occurred during the fourth quarter of fiscal year 2008, specifically the month of December. 51% of our fiscal year 2008 net revenue is related to the automotive end-market and 17% of our fiscal year net revenue is specifically related to the U.S. automotive end-market. We monitor the counterparty risk associated with our customers closely. However, our results of operations and liquidity could be significantly impacted if one or more of the big three U.S. automotive manufacturers were to file for bankruptcy protection. During December, many of our facilities and the facilities of our largest customers were closed due to the current economic environment. The decrease in inventory reflects actions we took to lower inventories given the decline in net revenue that occurred during the fourth quarter of fiscal year 2008.

The most significant component to the change in operating assets and liabilities of $41.1 million for the year ended December 31, 2007 and $52.7 million for the period April 27, 2006 to December 31, 2006 was the increase in accounts payable and accrued expenses. The increase in accounts payable and accrued expenses was due to the higher level of overall operating costs and expenses and improvement surrounding management of disbursements. The improvement in the areas of disbursements was the result of an initiative to improve overall working capital which was put in place after the Sensata Acquisition.

The most significant component to the change in operating assets and liabilities of $(22.3) million for the period January 1, 2006 to April 26, 2006 was the increase in accounts receivable of $21.0 million.

Investing activities. Net cash used in investing activities for fiscal year 2008 totaled $38.7 million compared to $355.7 million for fiscal year 2007, $3,142.5 million for the period April 27, 2006 to December 31, 2006 and $16.7 million for the period January 1, 2006 to April 26, 2006.

Net cash used in investing activities during fiscal year 2008 consisted primarily of capital expenditures offset by proceeds from the sale of assets. Capital expenditures during fiscal year 2008 totaled $41.0 million. Cash received from the sale of assets totaled $2.3 million. Net cash used in investing activities during fiscal year 2007 consisted primarily of the acquisitions of Airpax, SMaL and capital expenditures. During July 2007, STI acquired Airpax for total consideration of $277.5 million, net of cash received and SMaL for total consideration of $12.0 million. Capital expenditures during fiscal year 2007 totaled $66.7 million and included routine expenditures as well as expenditures associated with the acquisition and build-out of a new building and real estate at our Malaysian operating subsidiary (Sensata Technologies Malaysia Sdn. Bhd.). Investing activities during the period April 27, 2006 to December 31, 2006 consisted of the acquisition of the S&C business for total consideration of $3,021.1 million, net of cash received, the acquisition of FTAS for total consideration of $91.8 million and capital expenditures of $29.6 million. Investing activities during the period January 1, 2006 to April 26, 2006 consisted of capital expenditures totaling $16.7 million.

In 2009, we anticipate spending approximately $15.0 to $25.0 million on capital expenditures. We believe the nature of the capital spending projected for 2009 to be largely discretionary and routine. Capital expenditures will be funded with cash flows from operations.

Financing activities. Net cash provided by (used in) financing activities for fiscal year 2008 totaled $8.6 million compared to $175.7 million for fiscal year 2007, $3,097.4 million for the period April 27, 2006 to December 31, 2006 and ($23.9) million for the period January 1, 2006 to April 26, 2006.

Net cash provided by financing activities during fiscal year 2008 consisted primarily of $25.0 million of borrowings under the revolving credit facility, proceeds received from the financing arrangement associated with our facility in Malaysia of $12.6 million, partially offset by principal payments totaling $15.5 million on our U.S. dollar term loan and Euro term loan facilities, payments of debt issuance costs of $5.2 million associated with the refinancing of the Senior Subordinated Term Loan utilized to finance the acquisition of Airpax and payments of $6.7 million to repurchase 9% Senior Subordinated Notes. The principal amount of the 9% Senior Subordinated Notes that were repurchased totaled $22.3 million. We believe that the repurchase of such notes for the prices we paid represented an attractive return to the Company. During fiscal year 2008, we sold, and are now leasing back, our facility in Malaysia. We received proceeds of $12.6 million from this transaction, which is being accounted for as a financing arrangement, rather than a sale-leaseback, due to the nature of the terms of the lease.

Net cash provided by financing activities during fiscal year 2007 consisted of the borrowings under the Senior Subordinated Term Loan of $195.0 million associated with the acquisition of Airpax partially offset by principal payments totaling $15.0 million on our U.S. term loan and Euro term loan facilities and payments of debt issuance cost of $3.8 million associated with the refinancing of the Senior Subordinated Term Loan utilized to finance the acquisition of Airpax. Net cash provided by financing activities for the period April 27, 2006 to December 31, 2006 consisted primarily of the proceeds from the issuances of the U.S. and Euro term loan facilities of $1.4 billion, the 8% Senior Notes and 9% Senior Subordinated Notes of $751.6 million, the DPCs of $768.3 million and Ordinary Shares of $216.7 million. During this period, we also made debt issuance cost payments totaling $79.1 million and principal payments totaling $6.9 million. Net cash used in financing activities for the period January 1, 2006 to April 26, 2006 consisted primarily of the net transfer to TI of $23.8 million.

Indebtedness and Liquidity

Our liquidity requirements are significant due to the highly leveraged nature of our Company. As of December 31, 2008, we had $2.5 billion of outstanding indebtedness.

The following table outlines the effects of our increased leverage in our statement of operations for fiscal year 2008.

Description	Balance as of December 31, 2008	Interest Expense, Net Fiscal Year 2008	Weighted Average Annual Interest Rate
(Amounts in thousands)
Senior secured term loan facility (denominated in U.S. dollars)	$926,250	$47,381	5.00%
Senior secured term loan facility (€388.4 million)	547,665	39,472	6.75%
Revolving credit facility	25,000	376	5.20%
Senior Notes (denominated in U.S. dollars)	450,000	36,000	8.00%
Senior Subordinated Notes (€227.6 million)	320,939	32,454	9.00%
Senior Subordinated Notes (€141.0 million)	198,810	21,828	11.25%
Capital lease obligations	29,998	2,743	8.98%
Other financing obligations	12,525	601	7.40%
Amortization of financing costs	—	10,697
Bank fees and other	—	6,288

Total	$2,511,187	$197,840

The Senior Secured Credit Facility includes a $150.0 million revolving credit facility. As of December 31, 2008, after adjusting for outstanding letters of credit with an aggregate value of $6.1 million and $25.0 million in borrowings against the revolving credit facility, we had $118.9 million of borrowing capacity available under the revolving credit facility. At December 31, 2008, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are stated to expire in April 2009. We do not anticipate difficulty in renewing these letters of credit upon their expiration. The Senior Secured Credit Facility also provides for an incremental term facility and/or incremental revolving facility in an aggregate principal amount of $250.0 million under certain conditions at the option of our bank group. During fiscal year 2006, to finance the purchase of FTAS, we borrowed €73.0 million ($95.4 million, at issuance), reducing the available borrowing capacity of this incremental facility to $154.6 million. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

The Senior Secured Credit Facility provides us with the ability to draw funds for ongoing working capital and other general corporate purposes under a revolving facility (the “Revolving Facility”), which includes a subfacility for swingline loans. The Revolving Facility bears interest (i) for amounts drawn in U.S. dollars, at the borrower’s option, (x) at LIBOR plus a 200 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 125 basis points to 200 basis points) or (y) at the greater of the Prime rate as published by the Wall Street Journal or 1/2 of 1% per annum above the Federal Funds rate plus a 100 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 25 basis points to 100 basis points) (all amounts drawn under the swingline subfacility are subject to interest calculated under this clause (i)(y)), and (ii) for amounts drawn in Euros, at EURIBOR plus a 200 basis point spread. We are subject to a 50 basis point commitment fee on the unused portion of the Revolving Facility. This commitment fee is also subject to a pricing grid based on our leverage ratio. The spreads on the commitment fee range from 37.5 basis points to 50 basis points. The maximum that can be drawn under the swingline subfacility is $25.0 million, and is part of, not in addition to, the total Revolving Facility amount of $150.0 million. Amounts drawn under the Revolving Facility can be prepaid at any time without premium or penalty, subject to certain restrictions, including advance notice. Amounts drawn under the Revolving Facility must be paid in full at the final maturity date of April 27, 2012.

We also have uncommitted local lines of credit with commercial lenders at certain of our subsidiaries in the amount of $17.0 million.

As of December 31, 2008, we had $1,473.9 million in term loans outstanding against our Senior Secured Credit Facility. Term loans are repayable at 1.0% per year in quarterly installments with the balance due in quarterly installments during the year preceding the final maturity of April 27, 2013. Interest on U.S. dollar term loans are calculated at LIBOR plus 175 basis points and interest on Euro term loans are calculated at EURIBOR plus 200 basis points. The spreads are fixed for the duration of the term loans. Interest payments on the Senior Secured Credit Facility are due quarterly. All term loan borrowings under the Senior Secured Credit Facility are pre-payable at our option at par.

Borrowers under the Senior Secured Credit Facility include Sensata and Sensata Technologies Finance Company, LLC. All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of the Company’s direct and indirect wholly-owned subsidiaries in the U.S. (with the exception of those subsidiaries acquired in the FTAS acquisition) and certain subsidiaries in the following non-U.S. jurisdictions located in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax Acquisition) (collectively, the “Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

Our Senior Secured Credit Facility contains various affirmative and negative covenants that are customary for a financing of this type. The Senior Secured Credit Facility also requires us to comply with financial covenants, including covenants with respect to maximum leverage ratio and minimum interest coverage ratio which become more restrictive in the fourth quarter of fiscal years 2009 and 2010. We satisfied all ratios required by our financial covenants with regard to our Senior Secured Credit Facility as of December 31, 2008.

Our Senior Notes mature on May 1, 2014. Each Senior Note bears interest at 8% per annum from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to holders of Senior Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The Senior Notes were issued in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the Senior Notes were used to fund a portion of the Sensata Acquisition. The Senior Notes issuance costs are being amortized over the eight year term of the Senior Notes using the effective interest method. The Senior Notes are unsecured.

We have 9% and 11.25% Senior Subordinated Notes.

The 9% Senior Subordinated Notes mature on May 1, 2016. Each 9% Senior Subordinated Note bears interest at a rate of 9% per annum from April 27, 2006, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of such Senior Subordinated Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The 9% Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million ($301.6 million, at issuance). Proceeds from the issuance of such Senior Subordinated Notes were used to fund a portion of the Sensata Acquisition. The 9% Senior Subordinated Notes issuance costs are being amortized over the ten year term of the 9% Senior Subordinated Notes using the effective interest method. At various dates during November and December 2008, the Company repurchased outstanding 9% Senior Subordinated Notes totaling €17.4 million (or $22.3 million), reducing the amount of outstanding 9% Senior Subordinated Notes to €227.6 million at December 31, 2008. The 9% Senior Subordinated Notes are unsecured and are subordinated in right of payment to all existing and future senior indebtedness and on par with our existing and future Senior Subordinated Notes.

The 11.25% Senior Subordinated Notes mature on January 15, 2014. Each 11.25% Senior Subordinated Note bears interest at a rate of 11.25% per annum from July 23, 2008, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of such Senior Subordinated Notes of record at the close of business on January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, commencing on January 15, 2009. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months. The 11.25% Senior Subordinated Notes were issued initially in an aggregate principal amount of €141.0 million. Proceeds from the issuance of the 11.25% Senior Subordinated Notes were used to refinance amounts outstanding under an existing Senior Subordinated Term Loan, originally issued as bridge financing in July 2007. The 11.25% Senior Subordinated Notes are unsecured and are subordinated in right of payment to all existing and future senior indebtedness and on par with our existing and future Senior Subordinated Notes.

In addition, the indentures governing the 8% Senior Notes and 9% Senior Subordinated Notes and 11.25% Senior Subordinated Notes limit, under certain circumstances, our ability and the ability of our Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of our capital stock, redeem our capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

On March 3, 2009, we announced the commencement of two separate cash tender offers, one to purchase the maximum aggregate principal amount of our 8% Senior Notes that we can purchase for $40.0 million (excluding accrued interest and subject to increase) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase and the other to purchase the maximum aggregate principal amount of our 9% Senior Subordinated Notes and our 11.25% Senior Subordinated Notes that we can purchase for $10.0 million (excluding accrued interest and subject to increase, the “Maximum Euro Payment Amount”) at a purchase price per €1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase. The Maximum Euro Payment Amount is limited by certain restrictive covenants contained in our Senior Secured Credit Facility.

The Tender Offers for the 8% Senior Notes and the Senior Subordinated Notes are scheduled to expire at 11:59 P.M., New York City time, on March 30, 2009, unless extended or earlier terminated by us.

We believe we have adequate sources of liquidity, including but not limited to, cash on hand, anticipated cash flow from operations and amounts available under the Senior Secured Credit Facility to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future. Our ability to continue to fund these items and continue to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of litigation claims, among other things.

In addition to macroeconomic factors, our ability to raise additional financing and its borrowing costs may be impacted by short and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by certain credit metrics such as interest coverage and leverage ratios. At March 3, 2009, Moody’s Investors Service’s corporate credit rating for the Company was Caa2 with negative outlook; and Standard & Poor’s corporate credit rating for the Company was CC with negative outlook.

We cannot make assurances that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the 8% Senior Notes, 9% Senior Subordinated Notes and 11.25% Senior

Subordinated Notes, or to fund our other liquidity needs. Further, our highly leveraged nature may limit our ability to procure additional financing in the future.

During fiscal year 2008 and at December 31, 2008, we were in compliance with all of the covenants and default provisions.

Contractual Obligations and Commercial Commitments

The following table reflects our contractual obligations as of December 31, 2008. Some of the figures we include in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table:

	Payments Due by Period
(Amounts in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Senior debt obligations principal	$2,443.7	$15.1	$30.2	$2,077.4	$321.0
Senior debt obligations interest	854.5	173.4	344.0	293.8	43.3
Revolving credit facility	25.0	25.0	—	—	—
Capital lease obligations principal(1)	30.0	0.7	1.6	3.0	24.7
Capital lease obligations interest(1)	30.8	2.7	5.2	7.3	15.6
Other financing obligations principal(2)	12.5	1.0	1.9	1.1	8.5
Other financing obligations interest(2)	6.7	0.9	1.6	2.0	2.2
Operating lease obligations(3)	23.8	4.9	5.8	3.4	9.7
Non-cancelable purchase obligations	39.3	6.5	11.5	12.0	9.3

Total(3)	$3,466.3	$230.2	$401.8	$2,400.0	$434.3

(1)	Reflects the obligations resulting from the capital lease of the Attleboro facility, which we entered into during the fourth quarter of 2005 upon completion of the new facility and the obligations resulting from capital leases acquired through the Airpax Acquisition in 2007.
(2)	Other financing obligations reflects obligations resulting from a financing arrangement associated with our manufacturing facility in Kuala Lumpur, Malaysia and a warehouse in Mexico.
(3)	Operating lease obligations include minimum lease payments for leased facilities and equipment.
(4)

This table does not include the contractual obligations associated with the Company’s defined benefit and other post-retirement benefit plans. As of December 31, 2008 the Company has recognized an accrued benefit liability of $59.5 million representing the unfunded benefit obligations of the defined benefit and retiree healthcare plans. This table does not include $8 million of unrecognized tax benefits at December 31,

2008 as the Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective tax authorities. See Note 12 to consolidated and combined financial statements for further discussion on income taxes.

Product Liability Claims

We accrue for product-related claims if a loss is probable and can be reasonably estimated. Consistent with general industry practice, we enter into formal contracts with certain customers in which the parties define warranty remedies. In some cases, product claims may be disproportionate to the price of our products.

We have been named in a variety of product liability lawsuits relating to motor protectors, thermostats and other products manufactured and sold by the controls business. Historically, we have been dismissed from most of these lawsuits or have settled them for de minimis amounts.

See “Legal Proceedings” and Note 17 to consolidated and combined financial statements that appear elsewhere in this prospectus for further discussion of general product liability claims and lawsuits.

Inflation

We believe inflation has not had a material effect on our financial condition or results of operations in recent years.

Seasonality

Because of the diverse nature of the markets in which we compete, our revenues are only moderately impacted by seasonality. In the sensors business during the period January 2005 to September 30, 2008, no single quarter accounted for less than 24% of sensors business fiscal year revenues. The company has provided information only through September 30, 2008 taking into consideration that during the fourth quarter of fiscal year 2008 the market experienced a negative downturn caused by global economic events, not seasonality. The controls business does have some seasonal elements, specifically in the air-conditioning and refrigeration products which tend to peak in the first two quarters of the year as end-market inventory is built up for spring and summer sales.

Restructuring Activity

In fiscal year 2005, we announced a plan to move production lines from Almelo, Holland to a contract manufacturer in Hungary. This relocation was to complete the Almelo site transition to a business center. Concurrently, other actions were taken at our sites in Massachusetts (Attleboro), Brazil, Japan and Singapore in order to size these locations to market demand. These restructuring actions affected 208 jobs, 96 of which were in Holland. These actions are collectively referred to as the “2005 Plan.” In connection with the terms of the Acquisition, we assumed all liabilities relating to the 2005 Plan. Upon the application of purchase accounting, we recognized an additional liability of $0.9 million in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, (“EITF 95-3”) relating to the remaining future severance and outplacement costs for the 2005 Plan. As of December 31, 2008, a total of 205 employees have been terminated as a result of the 2005 Plan and total net pre-tax charges of $14.1 million have been recognized. Costs typically associated with restructuring actions relate to severance payments to employee.

In December 2006, we acquired FTAS from Honeywell. As part of the integration of this business, we closed several manufacturing facilities and business centers, and terminated 141 employees. In accordance with EITF 95-3 and other accounting literature, we recognized restructuring liabilities of $10.1 million in purchase accounting and recognized other charges in the consolidated statement of operations of $1.1 million related to these actions. The activities associated with the FTAS Plan were completed in fiscal year 2008, and we anticipate the remaining payments associated with contractual lease obligations to be paid through 2014.

In July 2007, we acquired Airpax from William Blair. As part of the integration of this business, we closed several manufacturing facilities and business centers, and terminated 326 employees. In accordance with EITF 95-3 and other accounting literature, we recognized restructuring liabilities of $7.2 million in purchase accounting. We expect severance and exit activities associated with the Airpax Plan to be completed in fiscal year 2009 and remaining payments associated with severance and other exit costs to be paid through 2010.

During fiscal year 2008, we announced plans to reduce the workforce in several business centers and manufacturing facilities throughout the world. As a result, we recognized a charge in the consolidated statement of operations of $23.0 million.

For a reconciliation of the restructuring reserves referenced above refer to Note 9 to our consolidated and combined financial statements that appear elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations and financial condition are based upon our consolidated and combined financial statements. These financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 to our consolidated and combined financial statements that appear elsewhere in this prospectus.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the consolidated and combined financial statements.

Revenue Recognition

We recognize revenue in accordance with SAB No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue and related cost of sales from product sales is recognized when the significant risks and rewards of ownership have been transferred, title to the product and risk of loss transfers to our customers and collection of sales proceeds is reasonably assured. Based on the above criteria, revenue is generally recognized when the product is shipped from our warehouse or, in limited instances, when it is received by the customer depending on the specific terms of the arrangement. Product sales are recorded net of trade discounts (including volume and early payment incentives), sales returns, value-added tax and similar taxes. Shipping and handling costs are included in cost of revenue. Sales to customers generally include a right of return. Sales returns have not historically been significant to our revenues and have been within the estimates made by management.

Many of our products are designed and engineered to meet customer specifications. These activities and the testing of our products to determine compliance with those specifications occur prior to any revenue being recognized. Products are then manufactured and sold to customers. Customer arrangements do not involve post-installation or post-sale testing and acceptance.

Impairment of Goodwill and Indefinite-Lived Intangibles

Companies acquired in a purchase transaction are recorded at their fair value on the date of acquisition. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recognized as goodwill. As of December 31, 2008, goodwill and other intangible assets represented approximately 47% and 31% of our total assets, respectively.

Under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets determined to have an indefinite useful life are not amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. We evaluate goodwill and other intangible assets for impairment at the reporting unit level in the fourth quarter of each fiscal year.

Goodwill. We perform an annual impairment review of goodwill unless events occur which trigger the need for an earlier impairment review. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and the operational performance of our business.

In connection with our annual impairment review, we estimate the fair value of our reporting units using discounted cash flow models based on our most recent long-range plan giving consideration to valuation multiples (e.g., Invested Capital/ EBITDA) for peer companies. We then compare the estimated fair value to the net book value of each reporting unit, including goodwill. Preparation of forecasts of revenue growth and profitability for use in the long-range plan and the selection of the discount rate involve significant judgments. Changes to the forecasts or the discount rate selected could affect the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

If the carrying amount of a reporting unit exceeds its estimated fair value, we conduct a second step, which comprises additional factors in assessing the fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Indefinite-Lived Intangible Assets. We perform an annual impairment review of our indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires management to make assumptions about future conditions impacting the value of the indefinite- lived intangible assets, including projected growth rates, cost of capital, effective tax rates, royalty rates, market share and other items.

Definite-Lived Intangible Assets. Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of our definite-lived intangible assets to be held and used are impaired. The recoverability of these assets is assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by using the appropriate income approach valuation methodology.

Impairment of Long-Lived Assets. We periodically re-evaluate carrying values and estimated useful lives of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the related assets may not be recoverable. We use estimates of undiscounted cash flows from long lived assets to determine whether the book value of such assets is recoverable over the assets’ remaining useful lives. These estimates include assumptions about future conditions within the Company and the industry. If an asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost for raw materials, work-in-process and finished goods is determined on a first-in, first-out basis and includes material, labor and applicable manufacturing overhead as well as transportation and handling costs. We conduct quarterly inventory reviews for salability and obsolescence. Allowances are determined by comparing inventory levels of individual materials and parts to historical usage rates, current backlog and estimated future sales and by analyzing the age of inventory, in order to identify specific components of inventory that are judged unlikely to be sold. Provisions to the inventory allowance are recognized regularly based on the analysis described above and could have a material adverse impact on our financial condition and results of operations.

Income Taxes

As part of the process of preparing our financial statements, we are required to estimate our provision for income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and record a valuation allowance to reduce the deferred tax assets to an amount that, in our judgment, is more likely than not to be recovered.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. The valuation allowance is based on our estimates of future taxable income and the period over which we expect the deferred tax assets to be recovered. Our assessment of future taxable income is based on historical experience and current and anticipated market and economic conditions and trends. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our consolidated financial position and results of operations.

Pension and Post-Employment Benefit Plans

We sponsor various pension and post-employment benefit plans covering our employees in several countries. The estimates of our obligations and related expense of these plans recorded in our financial statements are based on certain assumptions. The most significant assumptions relate to discount rate, expected return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. These assumptions are updated annually by us. The difference between these assumptions and actual experience results in the recognition of an asset or liability based upon a net actuarial (gain) loss. If total net (gain)/loss exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan.

The discount rate reflects the current rate at which the pension and other post-retirement liabilities could be effectively settled considering the timing of expected payments for plan participants. It is used to discount the estimated future obligations of the plans to the present value of the liability reflected in our financial statements. In estimating this rate, we consider rates of return on high quality fixed-income investments included in various published bond indexes, adjusted to eliminate the effect of call provisions and differences in the timing and amounts of cash outflows related to the bonds.

To determine the expected return on plan assets, we considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and our investment strategy and asset mix with respect to the plans’ funds.

The rate of increase in healthcare costs directly impacts the estimate of our future obligations in connection with our post-employment medical benefits. Our estimate of healthcare cost trends is based on historical increases in healthcare costs under similarly designed plans, the level of increase in healthcare costs expected in the future and the design features of the underlying plans.

Share-Based Payment Plans

In December 2004, the FASB issued Statement No. 123(R) Share-Based Payment (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, Accounting for Stock Compensation (“SFAS 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123(R) requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock units, be measured at fair value and recognized as compensation expense over the requisite service period.

The fair value of the Tranche 1 options are estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Key assumptions used in estimating the grant date fair value of these options are as follows: dividend yield/interest yield, expected volatility, risk-free interest rate, expected term and forfeiture rate. The expected term of the time vesting options was based on the “simplified” methodology prescribed by the Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”). The expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. We utilize the simplified method for options granted due to the lack of historical exercise data necessary to provide a reasonable basis upon which to estimate the term. We review the historical and implied volatility of publicly traded companies within our industry and utilize the implied volatility to calculate the fair value of the options. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on our estimated forfeitures by plan participants due to the lack of historical forfeiture data necessary to provide a reasonable basis upon which to estimate a rate. The dividend yield is based on management’s judgment with input from our Board of Directors.

The fair value of the Tranche 2 and 3 options are estimated on the date of grant using the Monte Carlo Simulation Approach. Key assumptions used include those described above for determining the fair value of Tranche 1 options in addition to assumed time to liquidity and probability of an initial public offering versus a disposition. The assumed time to liquidity and probability of an initial public offering versus a disposition are based on management’s judgment with input from our Board of Directors.

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective application method. Under this transition method, compensation cost recognized in the period January 1, 2006 to April 26, 2006 includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and previously presented in TI’s pro forma footnote disclosures), and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)).

This amount includes S&C’s portion of the impact of recognizing compensation expense related to participation in TI’s non-qualified stock options offered under TI’s employee stock purchase plan. Compensation expense related to restricted stock units was already being recognized before implementation of SFAS No. 123(R). The total amount of recognized share-based compensation expense applicable to the S&C business was $1,070 thousand for the period from January 1, 2006 to April 26, 2006.

All options under the Predecessor’s plans were settled in cash effective on the date of the Acquisition and certain employees received new grants of share-based awards.

For the Successor period, the expense recognized under SFAS 123(R) was $2,108 thousand, $2,015 thousand and $1,259 thousand for the fiscal years 2008 and 2007 and the period from April 27, 2006 to December 31, 2006, respectively. The calculation of share-based compensation expense requires management to make assumptions regarding the fair value of the share-based awards. Those assumptions include future operating results, potential volatility of the value of the Company, discount rates and forfeiture rates.

Recent Accounting Pronouncements

In December 2008, the FASB issued Financial Staff Position (“FSP”) FAS No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP 132(R)-1”). FSP 132(R)-1 provides guidance on an employer’s disclosures about plan assets of a defined benefit plan or other postretirement plan enabling users of the financial statements to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date. Disclosures shall provide users an understanding of significant concentrations of risk in plan assets. FSP 132(R)-1 shall be applied prospectively for fiscal years ending after December 15, 2009, with early application permitted. We will adopt this standard in our annual filing for the year ended December 31, 2009.

In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets, (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”). The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R, Business Combinations, (“SFAS 141(R)”), and other U.S. GAAP pronouncements. FSP 142-3 shall be applied prospectively to all intangible assets acquired after its effective date. FSP 142-3 is effective for our interim and annual financial statements beginning after December 15, 2008. We will adopt this FSP effective January 1, 2009. We do not expect the adoption of this statement to have a material impact on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, (“SFAS 161”). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities requiring enhanced disclosure of how derivative instruments impact a company’s financial statements, why companies engage in such transactions and a tabular disclosure of the effects of such instruments and related hedged items on a company’s financial position, results of operations and cash flows. The provisions of SFAS 161 are effective for fiscal years and interim periods beginning after November 15, 2008, or January 1, 2009 for us. SFAS 161 shall be applied prospectively as of the beginning of the period in which it is initially adopted. We will adopt this standard effective January 1, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective as of November 15, 2008 for financial statements presented in conformity with U.S. GAAP. There was no impact on our financial position, results of operations or cash flow upon the adoption of this standard.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measure which should be evaluated based on applicable assumption for pricing an asset or liability as well as consideration of ongoing performance. SFAS 157 clarifies that a fair value measurement for a liability should reflect the risk that the obligation will not be fulfilled (i.e., non-performance risk). A reporting entity’s credit risk is a component of the non-performance risk associated with its obligations and, therefore, should be considered in measuring fair value of its liabilities. Effective January 1, 2008, we adopted SFAS 157 as it relates to financial assets and financial liabilities. The adoption of SFAS 157 did not have a material effect on our financial position or results of operations.

In February 2008, the FASB issued FSP FAS No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measures for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”). FSP 157-1 removed leasing transactions accounted for under SFAS No. 13, Accounting for Leases, and related guidance from the scope of SFAS 157. In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement 157, (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, or January 1, 2009 for us. As a result of adopting FSP 157-2, we have only partially adopted SFAS 157. However, there were no major categories of assets or liabilities that are recognized or disclosed at fair value for which we have not applied the provisions of FSP 157-2. We do not expect the adoption of SFAS 157 to have a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to elect fair-value measurements when an eligible financial asset or financial liability is initially recognized or when an event, such as a business combination, triggers a new basis of accounting for that financial asset or financial liability. We adopted SFAS 159 as of January 1, 2008 but chose not to elect to apply the fair value measurement. This adoption had no impact on our operating results or its financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires entities to report non-controlling minority interests in subsidiaries as equity in consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for us. SFAS 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for presentation and disclosure requirements which shall be applied retrospectively for all periods presented. We will adopt this standard on January 1, 2009 but do not believe SFAS 160 will have any impact on our financial position or results of operations since we do not currently hold any minority interest in our subsidiaries.

In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS No. 141, Business Combinations (“SFAS 141”), some of which could have a material impact on how an entity accounts for its business combinations. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, or January 1, 2009 for us, and should be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The provisions of SFAS 141(R) will impact us if we are party to a business combination after the pronouncement has been adopted or if there are changes in the carrying amount of a valuation allowance associated with an acquired deferred income tax asset or in a liability for an assumed income tax uncertainty. We will adopt SFAS 141(R) for its fiscal year beginning January 1, 2009.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. Changes in these rates may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments.

We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by a quoted market price and reflects the asset or (liability) position as of the end of each reporting period. Generally, when the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest Rate Risk

Given the leveraged nature of the Company, we have significant exposure to changes in interest rates. From time to time we may enter into interest rate swap agreements to manage interest rate risk. Consistent with our risk management objective and strategy to reduce exposure to variability in cash flows relating to interest payments on our outstanding and forecasted debt, in June 2006 we executed U.S. dollar interest rate swap contracts covering $485.0 million of variable rate debt. The interest rate swaps amortize from $485.0 million on the effective date to $25.0 million at maturity in January 2011. We entered into the interest rate swaps to hedge a portion of our exposure to potentially adverse movements in the LIBOR variable interest rates of the debt by converting a portion of our variable rate debt to fixed rates.

The swaps are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133 and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. No ineffective portion was recorded to earnings during fiscal years 2008 or 2007 or the period April 26, 2006 to December 31, 2006. The critical terms of the interest rate swap are identical to those of the designated variable rate debt under our Senior Secured Credit Facility. The 3-month LIBOR rate was 1.4% as of December 31, 2008.

The terms of the swaps are shown in the following table:

Current Notional Principal Amount (U.S. dollars in millions)	Final Maturity Date	Receive Variable Rate	Pay Fixed Rate
$240.0	January 27, 2011	3 Month LIBOR	5.377%

Further, consistent with our risk management objective and strategy to reduce exposure to variability in cash flows on our outstanding and forecasted debt, in June 2006, we executed several Euro interest rate collar contracts covering €750.0 million variable rate debt. Since June 2006, certain Euro interest rate collars have expired. These contracts hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rate and below the floor rate on a portion of our EURIBOR-based debt. In other words, we are protected from paying an interest rate higher than the cap rate, but will not benefit if the benchmark interest rate falls below the floor rate. At interest rates between the cap rate and the floor rate, we will make payments on our EURIBOR-based variable rate debt at prevailing market rates. The 3-month EURIBOR rate was 2.9% as of December 31, 2008.

The terms of the collars are shown in the following table:

Current Notional Principal Amount (Euros in millions)	Amortization	Effective Date	Maturity Date	Cap	At Prevailing Market Rates Between	Floor
€250.0 to 160.0	Amortizing	July 28, 2008	April 27, 2011	4.40%	3.55%-4.40%	3.55%

As of December 31, 2008 we had Euro denominated debt of €757.0 million ($1,067.4 million).

The significant components of our long-term debt are as follows:

(Amounts in thousands)	Weighted- Average Interest Rate	Outstanding balance as of December 31, 2008	Fair value as of December 31, 2008
Senior secured term loan facility (denominated in U.S. dollars)	5.00%	$926.3	$384.8
Senior secured term loan facility (€388.4 million)	6.75%	547.7	226.2
Revolving credit facility	5.20%	25.0	19.6
Senior Notes (denominated in U.S. dollars)	8.00%	450.0	147.2
Senior Subordinated Notes (€227.6 million)	9.00%	320.9	104.5
Senior Subordinated Notes (€141.0 million)	11.25%	198.8	85.9

Total(1)		$2,468.7	$968.2

(1)	Total outstanding balance excludes capital lease and other financing obligation of $42.5.

Sensitivity Analysis

As of December 31, 2008, we had U.S. dollar and Euro denominated variable rate debt with an outstanding balance of $1,474.0 million issued under our Senior Secured Credit Facility, as follows:

•

$926.3 million of U.S. dollar denominated variable rate debt. An increase of 100 basis points in the LIBOR rate would result in additional annual interest expense of $9.3 million. This increase would be offset by a reduction of $1.9 million in interest expense resulting from the Company’s $240.0 million of variable to fixed interest rate swaps adjusted for quarterly amortization.

•

€388.4 million ($547.7 million equivalent as of December 31, 2008) of variable rate debt. An increase of 100 basis points in the EURIBOR rate would result in additional annual interest expense of $5.5 million at an exchange rate of $1.41 to €1.00 at December 31, 2008. Depending upon prevailing EURIBOR rates, this increase may be offset by a reduction in interest expense resulting from our €250.0 million of interest rate collars.

We have $450.0 million of 8.0% fixed rate debt. If market rates relating to this debt increased / (decreased) by 1 percentage point, the fair value of the debt would (decrease) / increase by $6.9 million.

We have €227.6 million ($320.9 million U.S. dollar equivalent as of December 31, 2008) of 9.0% fixed rate debt. If market rates relating to this debt (decreased) / increased by 1 percentage point, the fair value of the debt would increase / (decrease) by $1.9 million.

We have €141.0 million ($198.8 million U.S. dollar equivalent as of December 31, 2008) of 11.25% fixed rate debt. If market rates relating to this debt (decreased) / increased by 1 percentage point, the fair value of the debt would increase / (decrease) by $1.4 million.

Total Euro-based debt outstanding as of December 31, 2008 was €757.0 million ($1,067.4 million U.S. dollar equivalent as of December 31, 2008). An increase/(decrease) of 10% in the Euro/dollar exchange rate at an exchange rate of $1.41 to €1.00 at December 31, 2008 would result in an increase/(decrease) to earnings of $106.7 million due to the remeasurement of the Euro-based debt. The Euro-based value of the debt would remain unchanged.

Foreign Currency and Other Risks

We are also exposed to market risk from changes in foreign currency exchange rates which could affect operating results as well as our financial position and cash flows. We monitor our exposures to these market risks and generally employ operating and financing activities to offset these exposures where appropriate. If we do not have operating or financing activities to sufficiently offset these exposures, from time to time, we may employ derivative financial instruments such as swaps, collars, forwards, options or other instruments to limit the volatility to earnings and cash flows generated by these exposures. Derivative financial instruments are executed solely as risk management tools and not for trading or speculative purposes. We may employ derivative contracts in the future which are not designated for hedge accounting treatment under SFAS No. 133 which may result in volatility to earnings depending upon fluctuations in the underlying markets.

Our primary foreign currency exposures include the Euro, Japanese yen, Mexican peso, Chinese renminbi, Korean won, Malaysian ringgit, Dominican Republic peso, Great Britain pound and Brazilian real.

Commodity Risk

During fiscal years 2008 and 2007, we entered into forward contracts with a third party to offset a portion of our exposure to the potential change in prices associated with certain commodities, including silver, gold, nickel and copper, used in the manufacturing of our products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Currently, the hedges have not been designated as accounting hedges. In accordance with SFAS 133, we recognized the change in fair value of these derivatives in the statement of operations as a gain or loss as a component of Currency translation (loss) / gain and other. During fiscal years 2008 and 2007, we recognized a net loss of $8.3 million and $0.6 million, respectively associated with these derivatives.

BUSINESS

Introduction

In addition to historical facts, this prospectus contains forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed in this prospectus under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.” We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and in the other documents that we file with the Securities and Exchange Commission (“SEC”). You can read these documents at www.sec.gov. Additional information about us is available at our principal Internet address, www.sensata.com.

History

The reporting company is Sensata Technologies B.V. (“Sensata”, the “Company”, or the “Successor”), a private company with limited liability incorporated under the laws of the Netherlands. Sensata is a direct, wholly-owned subsidiary of Sensata Technologies Intermediate Holding B.V. (“Sensata Intermediate Holding”). Sensata Intermediate Holding is a direct wholly-owned subsidiary of Sensata Technologies Holding B.V. (“Parent”) and Parent is a direct wholly-owned subsidiary of Sensata Investment Company S.C.A. Parent and Sensata are companies established by funds associated with Bain Capital Partners, LLC (“Bain” or “Bain Capital”) to facilitate the acquisition of the Sensors and Controls business (“S&C” or the “Predecessor”) of Texas Instruments Incorporated (“TI”).

Unless the context otherwise indicates, as used in this prospectus, the terms “we,” “us,” “our,” the “Company” and similar terms mean (a) the S&C business for periods prior to April 27, 2006 and (b) Sensata and its consolidated subsidiaries for periods on and after April 27, 2006.

On April 27, 2006, investment funds associated with Bain and Unitas Capital Ltd. (formerly known as CCMP Capital Asia Ltd.) (collectively referred to on a combined basis as the “Sponsors”) completed the acquisition of S&C for aggregate consideration of $3.0 billion in cash and transaction fees and expenses of $31.4 million (the “Acquisition” or “Sensata Acquisition”) pursuant to an Asset and Stock Purchase Agreement (“Purchase Agreement”) dated as of January 8, 2006. We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition and to pay related transaction fees and expenses, as the “Transaction.” As a result of the Transaction, the Sponsors indirectly own 99% of the issued and outstanding ordinary shares of Sensata.

Sensata was incorporated in the Netherlands in 2005 and currently conducts its business through subsidiary companies which operate business and product development centers in the United States (“U.S.”), the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, the Dominican Republic and the U.S. Many of these companies are the successors to businesses that have been previously engaged in the sensing and control business. TI first acquired an ownership interest in S&C in 1959 through a merger between TI and the former Metals and Controls Corporation.

The “Successor period ended December 31, 2006” refers to the period from April 27, 2006 to December 31, 2006 and the “Predecessor period ended April 26, 2006” refers to the period from January 1, 2006 to April 26, 2006.

Overview

Sensata is a global designer and manufacturer of sensors and controls and has manufacturing operations in the Americas and Asia. We design, manufacture and market a wide range of customized, highly-engineered sensors and controls. We operate as two global business units: sensors and controls, based on differences in products included in each segment. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete and that we have developed our strong market position due to our technological expertise, long-standing customer relationships, broad product portfolio and competitive cost structure.

Our sensors business is a leading manufacturer of a variety of sensors used in automotive, commercial and industrial products. Our sensors products include pressure sensors and switches, as well as position, force and acceleration sensors. Our acquisition of the First Technology Automotive and Special Products (“FTAS” or “FTAS Acquisition”) business from Honeywell International Inc. (“Honeywell”) in December 2006 added steering position and fuel cut-off switch devices to our portfolio of products.

Our controls business is a leading manufacturer of a variety of engineered controls used in the industrial, aerospace, military, commercial and residential markets. Our controls products include motor and compressor protectors, circuit breakers, precision switches and thermostats, power-inverters and semiconductor burn-in test sockets (“BITS”). We market our controls products primarily under the Klixon®, Airpax® and Dimensions® brands. Our acquisition of the Airpax Holdings, Inc. (“Airpax” or “Airpax Acquisition”) business from William Blair Capital Partners VIII QP, L.P. (“William Blair”) in July 2007 further strengthened our customer positions in electrical protection and secured our position as a leading designer and manufacturer of sensing and electrical protection solutions for the industrial, heating, ventilation, air-conditioning, military and mobile markets.

We are a global business with a diverse revenue mix. We have significant operations around the world, and we generated approximately 53% of our net revenue for fiscal year 2008 outside the Americas. In addition, our largest customer accounted for approximately 7% of our net revenue for fiscal year 2008, and our ten largest customers contributed a total of 40% of our net revenues during this period. Our fiscal year 2008 net revenues were derived from the following end-markets: 17% from North American automotive, 34% from automotive outside of North America, 14% from appliances and heating, ventilation and air-conditioning (“HVAC”), 14% from industrial, 7% from heavy vehicle / off-road (“HVOR”) and 14% from other end-markets. Within many of our end-markets, we are a significant supplier to most or all major original equipment manufacturers, or “OEMs,” reducing our exposure to fluctuations in market share within individual end-markets.

Competitive Strengths

Leading Market Positions and Established Customer Relationships. We believe that we are one of the largest suppliers of sensors and controls in each of the key applications in which we compete. We are also the primary supplier of sensors and controls products to most of our customers, and in many cases the sole supplier of one or more products. We attribute our strong market positions to our long-standing customer relationships, technical expertise, breadth of product portfolio, and competitive cost structure. Our established customer relationships span multiple levels of the organization from executives to engineers. The long development lead times and embedded nature of our products provide for close collaboration with customers throughout the design and development phase of the customers’ products. This history of performance and collaboration has enhanced the value of the Klixon®, Airpax® and Dimensions® brands in our controls business and helped create additional revenue opportunities with customers looking for internationally branded products.

Leadership Position in Growing Applications. We have pursued a strategy of selectively choosing attractive applications and geographies in which to apply our technology platforms and market our products. As a result, many of the markets in which we operate have experienced significant growth and continue to offer us significant opportunities. We believe increased regulation of safety and emissions, a growing emphasis on energy efficiency and consumer demand for new features have led to sensor growth rates that have exceeded fundamental growth in many of the related end-markets. In the HVAC and appliance end-markets, consumer demand in more mature markets is supplemented by growth in Asia, driven by a combination of increased use of offshore manufacturing by major OEMs and the expansion of local markets.

Scaleable, Tailored Portfolio of Highly-Engineered Products for Critical Applications. Most of our products are highly-engineered, critical components in expensive systems, many of which are essential to the proper functioning of the product in which they are incorporated. As a result, performance, reliability, and the level of customization/integration with the underlying system—all areas of our competitive strength and focus—are among the critical factors in customer selection. We also believe that our strategy of leveraging our technology platforms across multiple applications supported by over 500 patents and strong application engineering, allows us to provide products that are customized for each individual application in which they are incorporated.

High Switching Costs and Significant Barriers to Competitive Entry. The technology-driven, highly-customized and integrated nature of our products requires customers to invest heavily in certification and qualification over a one- to two-year period to ensure proper functioning of the underlying system. This process, often mandated by government agencies and/or required by OEMs, significantly raises the switching costs for customers once a particular sensor or control has been designed and installed. Therefore, sensors and controls are rarely substituted during a product lifecycle, which in the case of the automotive end-market typically lasts five to seven years. As a result, new suppliers generally must demonstrate a long track record of reliability, performance and quality control, as well as the scale and resources to support the customer’s product evolution.

Global Business with Diverse Revenue Mix. We believe that our broad product portfolio and global reach reduces our dependence on any particular market or customer. Revenue generated outside the Americas accounted for 53% of total net revenue for fiscal year 2008. We also serve a diverse mix of customers in the automotive, HVAC and appliances, industrial, aerospace, defense, and other end-markets. Our products are ultimately used by substantially all global automotive OEMs, providing us with a balanced customer portfolio and protecting us against shifts in market share between different OEMs. Our sensor products are used across most automotive platform types, including sedans, SUVs and light trucks, and we are not materially impacted by changes in consumer demand for different platform types. We did not rely on any single customer for more than 7% of total revenues for the fiscal year 2008, and our ten largest customers contributed a total of 40% of our net revenues during this period. We believe that this diversified revenue mix reduces our exposure to industry and customer specific demand fluctuations.

Competitive Cost Manufacturer with Global Asset Base. We believe that our global scale and leading market position provide us with a cost advantage over many of our competitors, and this scale, combined with our cost-focused approach, has created what we believe is one of the lowest cost positions in the industry. We have achieved our current cost position through a continuous process of migration to best-cost manufacturing locations, transformation of our supply chain to best-cost sourcing, and ongoing productivity-enhancing initiatives. Over the past ten years, we have aggressively shifted our manufacturing base from higher-labor cost countries such as the U.S., Australia, Canada, Italy and the Netherlands to lower-cost countries including China, Mexico and Malaysia, and we also added a manufacturing facility in the Dominican Republic as a result of our acquisition of FTAS. We continue to increase our use of local suppliers based in these new locations. The employment of manufacturing best practices and process controls has yielded consistent productivity gains since 2003. We also believe that our strategy of leveraging our technology platforms across multiple applications, supported by over 500 patents and strong application engineering, enables us to achieve significant economies of scale and to improve our products’ performance and reliability at a low-cost relative to our competitors. This enables us to provide our customers with a highly customized product at a relatively low-cost.

Significant Revenue Visibility. We believe that both our sensors and controls businesses provide us with significant visibility into new business opportunities. The products that incorporate our sensors and controls typically have long development cycles, up to three years in the case of automobiles, which we believe gives us significant visibility into our customers’ plans for existing and new applications. We also derived the majority of our fiscal year 2008 net revenue from customers for which we were the sole or primary supplier of sensors or controls, providing us with confidence that these customers will continue to employ our products for their applications. In addition, substantially all of our products are used in applications that are government-mandated, required for the proper functioning of the product or are included as standard options in the case of certain automotive applications. This reduces the risk that end-users will not opt for the applications, increasing the visibility of our future revenues.

Experienced Management Team. Our senior management team has significant collective experience both within our business and in working together managing our business. To ensure continuity and smooth transitions within the organization structure, succession planning has been a priority and all key managers have appointed successors. In connection with the Acquisition, our management and Bain have agreed to arrangements designed to ensure that incentives are aligned to continue to achieve profitable growth.

Business Strategy

Our business strategy consists of five key elements:

Product Innovation and Expansion Into Growing Applications. We intend to continue to collaborate closely with customers to improve our current line of products already incorporated into our customers’ products and to identify and develop new technologies and products that can be incorporated into our customers’ products from an early stage. In addition, we intend to focus on new applications that will help us secure new business and drive long-term growth. Emerging growth applications for sensors typically lack incumbent competitors, providing an opportunity to define the dominant application technology. Our strategy is to target these new applications early in the development cycle by leveraging our strong customer relationships, strong engineering capability and competitive cost position and, in certain situations, our ability to acquire differentiated technology such as the direct current/alternating current (“DC/AC”) power inverter technology provided through the Airpax Acquisition.

Develop and Strengthen Customer Relationships. We seek to differentiate ourselves from our competitors through superior product reliability, performance and service. We believe that this focus has strengthened our relationships with our existing customers as well as provided us the experience and market exposure to attract new customers. A key strategic focus for us is to further reinforce and expand our customer relationships to provide the foundation for future growth and stability. The implementation of business centers near our customers’ facilities and the continued close collaboration between our and our customers’ engineering staffs are two important components of this strategy.

Build on Low-Cost Position. We intend to continue to focus on managing our costs and increasing our productivity. These ongoing efforts have included migrating our manufacturing to best-cost producer, or “BCP,” regions, transforming the supply chain to best-cost sourcing and aggressively pursuing ongoing productivity improvements. We seek to significantly reduce materials and manufacturing costs for key products by focusing on our design-driven cost initiatives. As we enter new applications, we believe leveraging our core technology platforms will continue to give us economies of scale advantage in research and development and manufacturing. Maintaining and building upon our current low-cost position is a key component of our strategy.

Continue to Pursue Attractive Strategic Acquisitions. Subject to general economic conditions, we intend to continue to opportunistically pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in the sensors industry. We intend to concentrate on opportunities that we believe will present attractive risk-adjusted returns.

Recruiting, Retaining and Developing Talent. The employee talent in our organization is a critical differentiator for us. Global recruitment and retention of that talent is very important in enabling our business to meet its goals. To achieve that we have focused on building our corporate brand through numerous global university events, community events and advertising campaigns. We provide a variety of learning and development opportunities that enable our employees to grow their careers inclusive of formal and informal technical, product, project management and leadership development. Additionally, we use an extensive network for our global recruiting that also includes employee referral programs. We believe our compensation and benefits programs are highly competitive and reward the achievement of results. Our management team promotes activities and behaviors that enable us to attract and retain our talent.

Sensors Business

Overview

Our sensors business is a leading supplier of automotive, commercial and industrial sensors, including pressure sensors, pressure switches, position and force sensors. Our sensors business accounted for approximately 61% of our net revenue and contributed $204.4 million of our profit from operations before restructuring charges, stock compensation expenses, amortization of intangible assets and capitalized software and certain corporate expenses not associated with the operations of the segment for fiscal year 2008, 63% and $230.9 million for fiscal year 2007, 62% and $132.8 million for the period April 27, 2006 to December 31, 2006, and 59% and $54.3 million for the period January 1, 2006 to April 26, 2006. Our sensors are used in a wide variety of applications including automotive air-conditioning, braking, transmission and air bag applications as well as HVAC and HVOR applications. We derive most of our sensors revenues from the sale of medium and high-pressure sensors, and we believe that we are the leading global manufacturer of sensors for most of our targeted applications. Our sensors business delivered approximately 129 million units during fiscal year 2008. Our customers consist primarily of leading global automotive, industrial, and commercial OEMs and their Tier I suppliers. Our products are ultimately used by substantially all global automotive OEMs, providing us with a balanced customer portfolio of automotive OEMs which helps to protect us against shifts in market share between different OEMs. In 2008, our sensors business was either the sole source or primary source to our customers for the majority of our sensors net revenue. We are also diverse across geographies, deriving approximately 55% of our sensors revenues in 2008 from outside the Americas. Our portfolio of automotive sensors was enhanced by our acquisition of FTAS through the addition of steering position and fuel cut-off switch devices.

Sensors Industry

Sensors are devices that translate physical stimuli or attributes into electronic signals that microprocessors or computer-based control systems can act upon. We primarily sell pressure sensors into the automotive, HVAC and industrial markets.

Automotive Sensors. Revenue from the global automotive end-market, which includes applications in engine, air-conditioning and vehicle stability, has grown in recent years and is driven by three main forces. First, global automotive vehicle unit sales have demonstrated moderate but consistent annual growth prior to 2008. Second, the number of sensors used per vehicle has expanded, driven by a combination of factors including government regulation of safety and emissions, market demand for greater fuel efficiency and consumer demand for new applications. For example, a government mandate for “smart airbags” has increased the demand for occupant weight sensors, which facilitate the safe deployment of airbags regardless of whether an adult or a child occupies the seat. Finally, revenue growth has been augmented by a continuing shift away from legacy electromechanical products towards higher-price electronic solid-state sensors.

According to Strategy Analytics, automotive sensors in North America, Europe, Japan, South Korea and China generated approximately $11.3 billion of revenue in 2008, having grown at a compound annual rate of 3.9% from 2007 to 2008, and is expected to grow at a compound annual rate of 5.1% from 2008 to 2013. Where demand for automotive sensors is driven primarily by the increase in the number of sensors per vehicles, as well as by the level of global vehicle sales, we believe that the increasing installation of safety, emissions, efficiency, and comfort-related features in vehicles, such as airbags and electronic stability control, advanced driver assistance, advanced combustion and exhaust aftertreatment that depend on sensors for proper functioning will continue to drive increased sensor usage.

Current global economic conditions have translated into lower demand and an overall decline in automotive production by approximately 3%-4% globally in 2008. In the mature markets, the decline was higher; for example, U.S. light vehicle production declined to 8.5 million units, down 19% from 10.5 million units in 2007. Western Europe light vehicle production declined 8.3% from 16.1 million units in 2007. Japan’s light vehicle production declined 2.2% from 11.1 million units in 2007. Although the last five years have seen continuous quarterly growth in light vehicle output, this expansion came to a halt during fiscal year 2008 when output began to fall. As reported by J.D. Power, the industry is expected to continue to contract in 2009 with an estimated 7% further decline in global light vehicle production.

The automotive sensors market is characterized by high switching costs and barriers to entry, benefiting incumbent market leaders. Sensors are critical components that enable a wide variant of applications, many of which are essential to the proper functioning of the product in which they are incorporated. Sensor application-specific products require close engineering collaboration between the sensor supplier and OEM or the Tier I supplier, for effective use. As a result, OEMs and Tier I suppliers make significant investments in selecting, integrating and testing sensors as part of their product development. Switching to a different sensor results in considerable additional work, both in terms of sensor customization and extensive platform/product retesting. This results in high switching costs for automotive manufacturers once a sensor is designed-in, and therefore sensors are rarely changed during a platform lifecycle, which is typically five to seven years. Given the importance of reliability and the fact that the sensors have to be supported through the length of a product life, OEMs and Tier I suppliers tend to work with suppliers that have a long track record of quality and on-time delivery, and the scale and resources to meet their needs as the car platform evolves and grows. In addition, the automotive segment is one of the largest markets for sensors giving participants with a presence in this end-market significant scale advantages to those participating only in smaller, more niche industrial and medical markets.

Commercial and Industrial Sensors. Commercial and industrial sensors employ similar technology to automotive sensors, but often require greater customization in terms of packaging and calibration. Commercial and industrial applications in which sensors are widely used include HVAC, engines (for example, generators), HVOR and general industrial products (for example, fire suppression products). The International Monetary Fund projects World Real Gross Domestic Product (“GDP”) to grow at a 3.8% compound annual growth rate for 2008 to 2013. We believe that sensor usage in industrial and commercial applications is driven by many of the same factors as in the automotive market—regulation of safety and emissions, market demand for greater energy efficiency and consumer demand for new features. In the U.S., for example, the EPA has mandated environmentally friendly refrigeration HVAC replacement by 2010.

VDC estimates that revenue in the global pressure sensor market generated an estimated $1.5 billion in revenues in 2008 and is expected to grow at a compound annual rate of 5.9% from 2008 to 2013. Growth in commercial and industrial sensors is driven by growth in the underlying end-markets, which generally track the level of GDP, and greater usage of sensors within individual applications.

The current economic environment has resulted in lower spending for HVOR and general industrial products due to curbed commercial development, commodity exploration and defense spending. This decline has been dampened with consistent spending for HVAC products due to replacement or upgrades.

Products

We offer the following products:

Product	Key Applications	Key End-Markets
Pressure Sensors	Air-conditioning systems Transmission Engine oil Suspension Fuel rail Braking Marine engine Air compressors	Automotive HVAC Industrial Heavy Vehicle/Off Road Marine

Pressure Switches	Air-conditioning systems Power steering Transmission HVAC refrigerant	Automotive HVAC Industrial

Position Sensors	Transmission Steering	Automotive HVAC Industrial

Force Sensors	Airbag (Occupant Weight Sensing)	Automotive

Technology, Product Development and Intellectual Property

We employ various core technologies across many different product families and applications in an effort to maximize the impact of our research and development costs and increase economies of scale and to leverage our technology-specific expertise across multiple product platforms. The technologies inherent in our sensors and switches products include mono-metal snap-acting discs, ceramic capacitive, strain gauge and micro-electromechanical system (“MEMS”).

We believe that continued focused investment in research and development activities are critical to our future growth and maintaining our leadership position. Our research and development efforts are directly related to timely development of new and enhanced products that are central to our core business strategy. Many of the industries in which we compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements and new product introductions and enhancements. As a result, our success depends in part on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that improve performance and meet customers’ operational and cost requirements. We may be unable to successfully develop products to address new customer requirements or technological changes, and products we develop may not achieve market acceptance.

We operate a global network of business centers worldwide that allows us to develop new sensing technologies, improve existing technologies and customize our sensors to the particular needs of our customers. Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on patents and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We have been awarded over 500 patents across the sensors and controls businesses, many of which protect specific functionality in our sensors, but others of which consist of processes or techniques that result in reduced manufacturing costs. The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Additionally, we generally do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. From time to time we have faced claims by third parties that our products or technology infringe their patents or other intellectual property rights, and we may face similar claims in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses on commercially reasonable terms that may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operation.

In addition to these core technologies, we invest significant resources to tailor products to meet customer application requirements. We coordinate our technology research and development efforts through Centers of Expertise facilities that are designed to maintain a critical mass of expertise and intellectual capital in the core technologies and leverage that knowledge across our entire sensors business.

Customers

Our customer base in the sensors business includes a wide range of OEMs and Tier I suppliers in each of the automotive, industrial and commercial end-markets. In geographic and product markets where we lack an established base of customers, we rely on third party distributors to sell our sensors products. We derived approximately 53% of our top ten customer sensor revenue in fiscal year 2008 from sales to customers with which we have had a relationship for more than 20 years. We derive 55% of our sensor revenue sales from countries outside the Americas.

Competition

We encounter significant competition in many of our markets and this competition will likely continue in the future. Within each of the principal product categories in our sensors business, we compete with a variety of independent suppliers and with OEMs’ in-house operations, primarily on the basis of product quality and reliability, technical expertise and development capability, breadth of product offerings, product service and price. Our principal competitors in the market for automotive sensors are Robert Bosch GmbH and Denso Corporation which are in-house, or captive, providers, and Nagano Keiki Co., Ltd. and Schneider Electric, which are independent. Our principal competitors in the market for commercial and industrial sensors include Saginomiya Seisakusho, Inc. and Schneider Electric. Many of our primary competitors are established companies that may not be as highly leveraged as us and may otherwise have substantially greater financial, managerial, technical, marketing and other resources than we do.

Sales and Marketing

We believe that the integrated nature of sensor products, as well as their long sales cycle and high initial investment required in customization and qualification, puts a premium on the ability of sales and marketing professionals to develop strong customer relationships and identify new marketing opportunities. To that end, our sales and marketing staff consists of an experienced, technically knowledgeable group of professionals with extensive knowledge of the end-markets and key applications for our sensors.

We believe that the technical and market knowledge of our sales team provides us with an advantage over most of our competitors. Our sales team works closely with our dedicated research and development teams to identify products and solutions for both existing and potential customers. Our sales and marketing function within our sensors business is organized into three regions—America, Europe and Asia—but also organizes globally across all geographies according to end-market, so as to facilitate knowledge sharing and coordinate activities involving our larger customers through global account managers. Our sales and marketing professionals also focus on “early entry” into new applications rather than the displacement of existing suppliers in mature applications, due to the high switching costs that typically are required in the sensors market. Our sales and marketing team also is a key component of our worldwide business centers, which are strategically located facilities in each of our three regions designed to provide a global support infrastructure to our customers, both through sales and marketing support and technical assistance in product customization and research and development and new products.

Controls Business

Overview

Our controls business accounted for approximately 39% of our net revenue and contributed $108.3 million of our profit from operations before restructuring charges, stock compensation expenses, amortization of intangible assets and capitalized software and certain costs not associated with the operations of the segment for fiscal year 2008, 37% and $121.0 million for fiscal year 2007, 38% and $82.6 million for the period April 27, 2006 to December 31, 2006, and 41% and $39.6 million for the period January 1, 2006 to April 26, 2006. Our controls business manufactures and markets a broad portfolio of application-specific products, including motor and compressor protectors, circuit breakers, BITS, electrical HVAC controls, power inverters and precision switches and thermostats. We believe our acquisition of FTAS enhanced our existing customer relationships and motor protector and circuit breaker product offerings. In addition, we believe the acquisition of Airpax provides us with leading customer positions in electrical protection for high-growth network power and critical high-reliability mobile power applications. We delivered 820 million units during 2008, substantially all of which were marketed under the Klixon®, Airpax® and Dimensions® brands. Our controls are sold into industrial, aerospace, military, commercial, and residential end-markets. We derive most of our controls revenue from products that prevent damage from excess heat or current in a variety of applications within these end-markets, such as commercial and residential heating, air-conditioning and refrigeration and light industrial systems. We believe that we are the leading manufacturer worldwide of controls in the key applications we target. In 2008, our controls business was either the sole source or primary source to our customers for the majority of our controls net revenue. We are also diverse across geographies, deriving 50% of our controls net revenue in 2008 from outside the Americas.

Our controls business also benefits from strong agency relationships. A number of electrical standards for motor control products, including the Underwriters’ Laboratory (“UL”) code, have been written based on the exact performance and specifications of our controls products. We also have blanket agency approval for many of our control products, so that customers can use Klixon® products interchangeably, but are required to receive agency certification for their own products if they decide to incorporate competitive motor protection offerings. We believe this has acted as a significant competitive differentiator and has dramatically increased switching costs.

We attribute much of our growth in this business to an expanded presence in Asia, particularly China. Our Asian operations were well-positioned to capture much of the transplant business of our multinational customers as they relocate manufacturing operations to China, and we have been working to leverage this market position, with our brand recognition, to develop new relationships with a number of high-growth local Chinese manufacturers. We continue further expansion of our worldwide manufacturing operations towards what we believe is a lower-cost manufacturing footprint, all while continuing to pursue improvements in productivity and product quality.

Controls Industry

Controls are customized, application-specific devices embedded within systems to protect them from excessive heat or current. Our product line encompasses four categories of controls—Bimetal Electromechanical Controls, Magnetic-Hydraulic Circuit Breakers, Power Inverters and Interconnection—each of which serves a highly diversified base of customers, end-markets, applications and geographies.

Bimetal Electromechanical Controls. Bimetal Electromechanical Controls include motor protectors, thermal circuit breakers, thermostats and lighting protectors, each of which helps prevent damage from excessive heat or current. Our Bimetal Electromechanical Controls business serves a diverse group of end-markets, including commercial and residential HVAC systems, lighting, refrigeration, industrial motors and household appliances, commercial and military aircraft. The demand for many of these products, and their respective applications, tends to track to the general economic environment, with historical growth moderately above GDP. The International Monetary Fund projects World Real GDP to grow at a 3.8% compound annual growth rate for 2008 to 2013. Demand in the defense end-market is projected to remain flat in response to actions taken by customers to address economic concerns.

Since this business closely correlates with global GDP, U.S. residential and non-residential construction, growth or decline in these macro indices will influence our revenue. The recent global economic crisis has resulted in Global Insights projecting a 0.5% decline in global GDP with sharper declines in the U.S. of 2.5%, in Japan of 2.2%, and Europe of 1.9%. Additionally, U.S. housing is forecasted to decline by 35% in 2009 and U.S. non-residential construction by 16%.

Magnetic-Hydraulic Circuit Breakers. Magnetic-Hydraulic Circuit Breakers products include customized magnetic-hydraulic circuit breakers, specialty thermostats and fuses, all of which help prevent damage from electrical or thermal overload. Our Magnetic-Hydraulic Circuit Breakers business serves a broad spectrum of OEMs in the telecommunication, industrial, recreational vehicle, HVAC, refrigeration, marine, medical, information processing, electronic power supply, power generation, over-the-road trucking, construction, agricultural and alternative energy markets. Although demand for these products tends to pace the general economic environment, demand in certain end-markets such as electrical protection for network power and critical, high-reliability mobile power applications is projected to substantially exceed the growth of the general economic environment. For example, International Data Corporation estimates that worldwide server shipments, a key end market for our network power products, is expected to grow at a compound annual rate of 6.0% from 2007 to 2012.

Power Inverters. Our Power Inverters products allow an electronic circuit to convert DC to AC. Power Inverters are used mainly in applications where DC power, such as that stored in a battery, must be converted for use in an electrical device that runs on AC power (e.g., any electrical products that plug into a standard electrical outlet). Specific applications for power inverters include powering applications in utility/service trucks or recreational vehicles, and providing power backup for critical applications such as traffic light signals and key business/computer systems. Demand for these products is driven by economic development as well as growing concern for clean energy to replace generators, all of which generate demand for both portable and stationery power. As development slows, the demand for our products in these markets declines. The decline is mitigated by growing requirements to meet new energy efficient standards. The National Truck & Equipment Association (“NTEA”) projects lower sales of commercial trucks of approximately 14% in 2009 with anticipated recovery beginning during 2010.

Interconnection. Our Interconnection Products business makes semiconductor BITS used by semiconductor manufacturers to verify, packaged semiconductor reliability. The semiconductor industry experienced a decline throughout 2008 primarily due to high levels of inventory and rapidly changing technologies. However, IC Insights projects growth in the semiconductor market at a compound annual rate of approximately 2.9% from 2008 to 2011. Tightening credit markets and lower customer demand for automobiles and consumer electronics has challenged the industry’s ability to expand. Interconnection sales represented 2% of our consolidated net revenues.

Products

We offer the following products:

Product	Key Applications	Key End-Markets
Bimetal Electro- mechanical Controls	Internal motor and compressor protectors External motor and compressor protectors Motor starters Thermostats Circuit breakers Switches	HVAC Small/Large Appliances Lighting Industrial Motors Automotive Accessory Motors Commercial Aircraft Military Heavy vehicle/Off-Road Marine/Industrial

Magnetic-Hydraulic Circuit Breakers	Circuit breakers	Data Communications Telecommunications Computer Servers Heavy vehicle/Off-Road Marine/Industrial HVAC Military

Power Inverters	DC/AC motors	Heavy vehicle/Off-Road

Interconnection	Semiconductor testing	Semiconductor Manufacturing

Technology, Product Development and Intellectual Property

Most of our research and development initiatives in the controls segment are incremental in nature and are focused on improving the performance, design, and cost of our core product portfolio. However, as in our sensors business, many of our customers require us to perform significant levels of customization, calibration or specialized product packaging, and we invest significant resources in these activities. In addition, we invest in new technology platforms that expand our product portfolio and drive future revenue growth. We have been awarded over 500 patents across the sensors and controls businesses, many of which protect specific functionality in our controls products, but others of which consist of processes or techniques that result in reduced manufacturing costs.

The steps we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Additionally, we do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. From time to time we have faced claims by third parties that our products or technology infringe their patents or other intellectual property rights, and we may face similar claims in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses on commercially reasonable terms that may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operation.

Customers

Our customers in the controls business include a wide range of industrial and commercial OEMs and Tier I manufacturers across multiple end-markets, but primarily consist of OEMs in the climate control, appliance, semiconductor and aerospace industries, as well as Tier I motor and compressor suppliers. In geographic and product markets where we lack an established base of customers we rely on third party distributors to sell our controls products. In 2008, our controls business was either the sole source or primary source to our customers for the majority of our controls net revenue. We derived approximately 23% of our top 10 customer control revenue for 2008 from sales to customers with which we have had a relationship for more than 20 years. We derive 50% of our controls revenue sales from countries outside the Americas.

Competition

We encounter significant competition in many of the markets for our controls products and we expect this competition to intensify, including from new competitors in low-cost emerging markets such as China. The motor controls market is characterized by a number of smaller, fragmented players who compete primarily in specific end-markets or applications. The key competitive factors in this market are product quality and reliability, although manufacturers in certain markets also compete based on price. Physical proximity to the facilities of the OEM/Tier I manufacturer customer have also increasingly become a basis for competition. Our primary competitors in the basic alternating current motor protection market include Asian manufacturers, Jiangsu Chengsheng Electric Appliance Company Ltd., ChwenDer Thermostat & Company Ltd., Wanbao Refrigeration Group Guangzhou Appliances Company Ltd., Hangzhou Star Shuaier Electric Appliance Co., Ltd., Ubukata Industries Co., Ltd. and Foshan TongBao Corporation Limited.

The competitive factors in the thermal circuit breakers, thermostats and switches markets are strength of technology, ability to provide custom solutions and ability to scale production, as well as product quality and reliability. Most of our key competitors in this segment are divisions of large multi-industrial organizations, including Cutler Hammer, a division of Eaton Corporation, and Crouzet, a division of Schneider Electric, in aircraft circuit breakers; Honeywell International Inc. in aircraft switches and thermostats; and Cooper Bussman, a division of Cooper Electric, in heavy and off-road thermal circuit breakers. Many of our primary competitors in this segment are established companies that may not be as highly leveraged as us and may otherwise have substantially greater financial, managerial, technical, marketing and other resources than we do.

The competitive factors in the Magnetic-Hydraulic Circuit Breaker markets are competitive pricing, agency approvals, customization of product and quality/reliability. Key competitors includes Carling Technologies (U.S.-headquartered and privately-owned), Circuit Breaker Industries (South African headquartered), the Heinemann brand of Eaton Corporation (U.S.-headquartered) and a growing amount of smaller competitors primarily in Asia. With the exception of the Eaton Corporation, most of the other companies are similar to us in financial, managerial, technical, and marketing resources.

The competitive factors in the Power Inverters markets are quality, reliability and customer service. Power Inverters markets are highly fragmented with various competitors leading the segments they specialize in. Our largest competitors in the Power Inverters business are Xantrex, Magnum and Vanner who primarily compete on price through the importation of low-cost foreign made high frequency inverters.

The key competitive factors in the Interconnection markets are product lead times, quality and reliability, as well as quality of customer service and short cycle times on new BITS, although, like in the motor controls market, manufacturers in certain segments also compete primarily on the basis of being a low-cost supplier. Our largest competitors in the Interconnection business are Yamaichi Electronics and Enplas Corporation, both of which have an extensive product portfolio, strong technological capabilities and close relationships with customers. Recently, competitors have entered the market as low-cost manufacturers competing primarily on the basis of price.

Sales and Marketing

We seek to capitalize on what we believe is our existing reputation for quality and reliability, together with recognition of our Klixon®, Dimensions™ and Airpax® brands, in order to deepen our relationships with existing customers and develop new customers across all end-markets. Our sales and marketing staff consists of an experienced group of professionals located in key geographic markets. Our international presence and sales and marketing teams help us better serve our global OEMs and Tier 1 customers. When required, we rely on the services of manufacturing representatives to complement our sales and marketing efforts.

Employees

As of December 31, 2008, we had 9,278 employees, approximately 12% of whom are located in the U.S. None of our U.S. employees are covered by collective bargaining agreements. Approximately 1,062 employees in our manufacturing operations in Matamoros, Mexico are covered under collective bargaining agreements. In addition, in various countries, local law requires our participation in works councils. We also utilize contract workers in multiple locations in order to absorb cyclical variations in manufacturing volume. As of December 31, 2008, we had 2,002 contract workers on a worldwide basis. We believe that our relations with our employees are good.

Environmental Matters and Governmental Regulation

Our operations and facilities are subject to U.S. and foreign laws and regulations governing the protection of the environment and our employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at our facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. We are, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving us or our operations.

TI has been designated by the EPA as a Potentially Responsible Party (“PRP”) at a designated Superfund site in Norton, Massachusetts, regarding wastes from our Attleboro operations. The EPA has issued its Record of Decision, which described a cleanup plan estimated to cost $43.0 million. The EPA expects a PRP group to undertake the remaining remediation. On December 9, 2008, the U.S. government announced that TI and 14 other parties had entered into a consent decree to complete the EPA designated cleanup, with an adjusted estimated cost of $29.0 million, plus certain EPA costs. During 2008, lawsuits were filed against TI alleging personal injuries suffered by individuals who were exposed to the site decades ago. TI is defending these lawsuits, which are in early stages. In addition, the Army Corps of Engineers is conducting a removal of certain radiological contamination at an estimated cost of $34.0 million. In accordance with the terms of the Purchase Agreement, TI retained these liabilities and has agreed to indemnify us with regard to these excluded liabilities.

In 2001, TI Brazil was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated (near Campinas) from 1972 to 1987. TI Brazil is one of over 50 companies notified of potential cleanup liability. There have been several lawsuits filed by third parties alleging personal injuries caused by exposure to drinking water contaminated by the disposal site. Sensata Technologies Brazil is the successor in interest to TI Brazil. However, in accordance with the terms of the Purchase Agreement, TI retained these liabilities and has agreed to indemnify us with regard to these excluded liabilities. Additionally, in 2008 lawsuits were filed against Sensata Technologies Brazil alleging personal injuries suffered by individuals who were exposed to drinking water allegedly contaminated by the Aterro disposal site. These matters are managed and controlled by TI. TI is defending these lawsuits, which are in early stages. Although Sensata Technologies Brazil cooperates with TI in this process, we do not anticipate incurring any non-reimbursable expenses related to the matters described above. Accordingly, no amounts have been accrued at December 31, 2008.

Control Devices, Inc. (“CDI”), a wholly-owned subsidiary of one of our U.S. operating subsidiaries acquired through our acquisition of FTAS, holds a post-closure license, along with GTE Operations Support, Inc. (“GTE”), from the Maine Department of Environmental Protection with respect to a closed hazardous waste surface impoundment located on real property and a facility owned by CDI in Standish, Maine. We do not expect the costs to comply with the post-closure license to be material. As a related but separate matter, pursuant to the terms of an Environmental Agreement dated July 6, 1994, GTE retained liability and agreed to indemnify CDI for certain liabilities related to the soil and groundwater contamination from the surface impoundment and an out-of-service leach field at the Standish, Maine facility, and CDI and GTE have certain obligations related to the property and each other. We do not expect the cost associated with addressing the soil and groundwater contamination to be material.

We are subject to compliance with laws and regulations controlling the export of goods and services. Certain of our products require an individual validated license to be exported to certain jurisdictions. The length of time involved in the licensing process varies and can result in delays in the shipping of products. These laws and regulations are subject to change, and any such change may require us to change technology or incur expenditures to comply with such laws and regulations.

Legal Proceedings

The Company accounts for litigation and claims losses in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”). SFAS 5 loss contingency provisions are recorded for probable and estimable losses at our best estimate of a loss, or when a best estimate cannot be made, the minimum potential loss contingency is recorded. These estimates are often developed prior to knowing the amount of the ultimate loss. These estimates are refined each accounting period as additional information becomes known. Accordingly, we are often initially unable to develop a best estimate of loss and therefore the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. We have recorded litigation reserves of approximately $7.4 million at December 31, 2008 for various litigation and claims, including the matters described below.

We are involved in litigation from time to time in the ordinary course of business. Most of our litigation involves third party claims for property damage or personal injury allegedly caused by our products. At any given time, we could be a party to twenty to thirty lawsuits or claims of this nature typically involving property damage claims only, although we has been involved in a small number of claims involving wrongful death allegations. We believe that the ultimate resolution of these matters, except potentially those matters described below, will not have a material effect on our financial condition or results of operations.

As of December 31, 2008, Sensata was party to 41 lawsuits in which plaintiffs allege defects in a type of switch manufactured that was part of a cruise control deactivation system alleged to have caused fires in vehicles manufactured by Ford Motor Company. Between 1999 and 2007, Ford issued six separate recalls of vehicles, amounting in aggregate to approximately ten million vehicles, containing this cruise control deactivation system and Sensata’s switch. In 2001, Sensata received a demand from Ford for reimbursement for all costs related to their first recall in 1999, a demand that Sensata rejected and that Ford has not subsequently pursued, nor has Ford made subsequent demands related to the additional recalls that followed. In August 2006, the National Highway Traffic Safety Administration (“NHTSA”) issued a final report to its investigation that first opened in 2004 which found that the cause of the fire incidents were system-related factors and not Sensata’s switch. As part of its sixth recall in August 2007, Ford noted in its announcement that this recall is different than the earlier recalls, which specifically referenced system interaction issues and expressed concern over the durability of the switch. During fiscal year 2008, Sensata/TI settled all outstanding wrongful death cases related to this claim for amounts that did not have a material effect on our financial conditions or results of operations. Sensata has included a reserve in its financial statements in relation to these third party actions in the amount of $1.0 million as of

December 31, 2008. There can be no assurance that this reserve will be sufficient to cover the extent of potential liability from related matters. Any additional liability in excess of this reserve could have a material adverse effect on our financial condition.

On January 28, 2009, a significant customer filed a lawsuit against TI and Sensata Technologies, Inc. alleging defects in certain products that are incorporated into certain of the customer’s refrigerators. The lawsuit is very similar to one previously filed in 2005 and dismissed without prejudice in 2008. Sensata has paid the customer for certain costs associated with third party claims and external engineering costs which did not have a material adverse effect on its financial condition or results of operations. In connection with the alleged defect, the customer has made a filing with the Consumer Products Safety Commission (“CPSC”) pursuant to the Consumer Products Safety Act. The file has been reopened by the CPSC in light of recent field experience and the customer has informed us that a corrective action campaign is expected to commence in early 2009. Potential liabilities in the event of a product recall could have a material adverse effect on the Company’s financial condition and its results of operations. Although we contest certain of the customer’s allegations, we believe that a loss is probable and, in light of recent developments, have included a reserve in the accompanying financial statements for the year ended December 31, 2008. TI has elected to become the controlling party as to this lawsuit and intends to actively defend the litigation on the behalf of TI and us.

TI has agreed to indemnify the Company for certain claims and litigation, including the matters described above. With regard to these matters, and certain other matters, TI is not required to indemnify us for claims until the aggregate amount of damages from such claims exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, TI is obligated to indemnify us for amounts in excess of the $30.0 million threshold. TI’s indemnification obligation is capped at $300.0 million. Based on recent developments, we believe that the aggregate amount of damages will ultimately exceed $30.0 million.

A significant automotive customer has alleged defects in certain of our products used in the customer’s systems installed in automobiles. During 2008, we recognized a charge for this claim as a reduction to net revenue. Sensata and the customer negotiated a settlement. We made payment to the customer in the amount of €9.5 million during 2008 in settlement of the claim. We believe that this quality claim is subject to the TI indemnity described above.

Italy’s Istituto Nazionale di Providenzia Sociale (“INPS”) issued a decision in September 2007 that Texas Instruments Italy, the predecessor to Sensata Technologies Italy, failed to make adequate social security payments for employees of TI Italy’s Avezanno wafer fabrication facility during the years 1995-1998 in the amount of €5.7 million. TI has agreed to defend and indemnify us in this matter and filed suit in Italian civil courts believing that it has meritorious defenses. In November 2008, TI resolved its dispute with the INPS. We have not incurred, and do not expect to incur, any non-reimbursable costs in this matter.

A large automotive customer, a European vehicle original equipment manufacturer group, has alleged defects in certain of our products installed in the customer’s vehicles. The customer maintains that it will incur €8.1 million in expenses related to replacement of Sensata products. We contest the customer’s allegations. Accordingly, we do not believe that a loss is probable.

Properties

We occupy 13 principal manufacturing facilities and business centers totaling approximately 2,465,000 square feet, with the majority devoted to research and development, manufacturing and assembly. Of our principal facilities, approximately 1,552,000 square feet are owned and approximately 913,000 square feet are occupied under leases. We consider our manufacturing facilities sufficient to meet our current and planned operational requirements. We lease approximately 438,000 square feet for our U.S. headquarters in Attleboro, Massachusetts. The following table lists the location of our principal executive and operating facilities. Substantially all of our properties and equipment are subject to a lien under our Senior Secured Credit Facility. See the Notes to consolidated and combined financial statements.

Location	Operating Segment	Owned or Leased	Approximate Square Footage
Attleboro, Massachusetts	Sensors and Controls	Leased	438,000
Aguascalientes, Mexico	Sensors and Controls	Owned	444,000
Campinas, Brazil	Controls	Leased	64,000
Almelo, Netherlands	Sensors and Controls	Owned	188,000
Oyama, Japan	Sensors and Controls	Owned	74,000
Sakado, Japan	Sensors and Controls	Owned	86,000
Jincheon, South Korea	Controls	Owned	133,000
Baoying, China	Controls	Owned	384,000
Changzhou, China	Sensors and Controls	Leased	244,000
Kuala Lumpur, Malaysia	Sensors	Leased	105,000
Haina, Dominican Republic	Sensors and Controls	Leased	62,000
Cambridge, Maryland	Controls	Owned	157,000
Matamoros, Mexico	Controls	Owned	86,000

Leases covering our currently occupied lease facilities expire at varying dates generally within the next seven to ten years. We anticipate no difficulty in retaining occupancy through lease renewals, month-to-month occupancy or replacing the leased facilities with equivalent facilities. A substantial increase in demand for our products may require us to expand our production capacity, which could require us to identify and acquire or lease additional manufacturing facilities. We believe that suitable additional or substitute facilities will be available as required.

MANAGEMENT

The following table sets forth information as of January 20, 2009 regarding individuals who serve as directors and executive officers of the Registrant’s primary operating subsidiary, Sensata Technologies, Inc.

Name	Age	Position(s)
Thomas Wroe	58	Chief Executive Officer and Chairman of the Board
Martha Sullivan	52	Executive Vice President, Chief Operating Officer and Director
Jeffrey Cote	42	Executive Vice President, Chief Financial Officer and Director
Robert Kearney	61	Senior Vice President, Corporate Services
Donna Kimmel	46	Senior Vice President, Human Resources
Steve Major	51	Senior Vice President, Sensors
Richard Dane, Jr.	53	Senior Vice President, Global Operations
Jean-Pierre Vasdeboncoeur	57	Vice President, Electrical Protection
Michael Ward	45	Director
Stephen Zide	48	Director
Paul Edgerly	53	Director
Ed Conard	52	Director
Walid Sarkis	39	Director
John Lewis	44	Director

Thomas Wroe has served as Chief Executive Officer and a director since the completion of the Transaction, and as Chairman of the Board since June 2006. Mr. Wroe served as the President of the S&C business of TI since June 1995 and as a Senior Vice President of TI since March 1998. Mr. Wroe was with TI since 1972, and prior to becoming President of the S&C business, Mr. Wroe worked in various engineering and business management positions.

Martha Sullivan was appointed Executive Vice President and Chief Operating Officer by the Board of Directors in January 2007. She has served as Chief Operating Officer and a director since the completion of the Transaction. Ms. Sullivan served as Sensor Products Manager for the S&C business of TI since June 1997 and as a Vice President of TI since 1998. Ms. Sullivan was with TI since 1984 in various engineering and management positions, including Automotive Marketing Manager, North American Automotive General Manager and Automotive Sensors and Controls Global Business Unit (GBU) Manager.

Jeffrey Cote was appointed Executive Vice President, Chief Financial Officer and Director by the Board of Directors in July 2007. Mr. Cote has served as Senior Vice President and Chief Financial Officer since January 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating and Financial Officer of Digitas. Previously he worked for Ernst & Young LLP.

Robert Kearney was appointed Senior Vice President, Corporate Services by the Board of Directors in January 2007. Prior to January 2007, he served as Chief Financial Officer since the completion of the Transaction. Mr. Kearney served as Global Finance and Information Technology Manager for the S&C business of TI since July 2001 and as a Vice President of TI since 2001. Mr. Kearney was with TI since 1973, and was employed in various financial and management positions including Vice President and Controller of Materials & Controls, Officer and Finance Director of TI Japan, S&C Asia Regional Manager and S&C Interconnection GBU Manager.

Donna Kimmel was appointed Senior Vice President, Human Resources by the Board of Directors in January 2007. She has served as Vice President, Human Resources since the completion of the Transaction.

Ms. Kimmel served as Human Resources Manager for the S&C business of TI since January 2005 and as Vice President of TI since 2005. Prior to that, Ms. Kimmel served as Worldwide Business HR Manager for the Broadband Communications Group of TI from January 2000 to January 2005 and as Worldwide Manager of Leadership and Organization Development for TI from 1997 to January 2000. Prior to joining TI, Ms. Kimmel held various human resources management positions in the financial services industry.

Steve Major was appointed Senior Vice President, Sensors by the Board of Directors in January 2007. He has served as Vice President, Sensors since the completion of the Transaction. Mr. Major served as the General Manager for North American Automotive Sensors for the S&C business of TI since 2000. Mr. Major joined TI in 1983 after serving four years in the United States Army.

Richard Dane, Jr. was appointed Senior Vice President, Global Operations by the Board of Directors in January 2007. He has served as Vice President, Operations since the completion of the Transaction. Mr. Dane served as Best Cost Producer (“BCP”) Strategy Manager for the S&C business of TI since April 2001 and as a Vice President of TI since 2002. Mr. Dane joined TI in 1977, and has been employed in various management positions including S&C General Manager in Canada, Radio Frequency Identification (“RFID”) Systems General manager in Germany and S&C Best Cost Producer Strategy Manager.

Jean-Pierre Vasdeboncoeur was appointed Vice President, Electrical Protection, by the Board of Directors in July 2008. He has served as both Vice President and Senior Vice President, Controls since the completion of the Transaction. Mr. Vasdeboncoeur joined TI in 1978 and has been employed in various financial and business positions including Control Product Europe Business Manager and Motor Controls Global Strategy Manager.

Michael Ward has served as director since the completion of the Transaction. He is a member of the Audit and the Executive, Compensation and Governance (“ECG”) Committees, and is the financial expert for the Audit Committee. Mr. Ward is a Managing Director of Bain Capital and joined the firm in 2003. From 1997 through 2003 Mr. Ward was President and Chief Operating Officer of Digitas. Prior to Digitas, Mr. Ward spent four years with Bain & Company and nine years with PricewaterhouseCoopers LLP.

Stephen Zide has served as a director since the completion of the Transaction. He is a member of the Audit and the ECG Committees. Mr. Zide has been a Managing Director of Bain Capital since 2001 and joined the firm in 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a strategic partner of Bain Capital in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms.

Paul Edgerley has served as a director since the completion of the Transaction. He is a Managing Director of Bain Capital, where he has worked since 1988. Prior to joining Bain Capital, Mr. Edgerley spent five years at Bain & Company where he worked as a consultant and a manager in the healthcare, information services, retail and automobile industries. Previously he worked for Peat Marwick Mitchell & Company.

Ed Conard has served as a director since the completion of the Transaction. Mr. Conard is a Managing Director of Bain Capital and joined the firm in 1993. Prior to joining Bain Capital, Mr. Conard was a director of Wasserstein Perella from 1990 to 1992 where he headed the firm’s Transaction Development Group. Previously, Mr. Conard was a Vice President at Bain & Company, where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard also has experience as both a product and manufacturing engineer in the automobile industry.

Walid Sarkis has served as a director since the completion of the Transaction. Mr. Sarkis is a Managing Director of Bain Capital, where he has worked since 1997. Prior to joining Bain Capital, Mr. Sarkis was a consultant with the Boston Consulting Group in France where he provided strategic and operational advice to companies in the consumer products and industrial goods sectors. Previously he was an officer in the French Army.

John Lewis has served as a director since the completion of the Transaction. John Lewis is a Partner of Unitas Capital and currently oversees the firm’s activities in China. Prior to joining in 1996, Mr. Lewis was a member of Chase Manhattan Bank’s Merchant Banking Group in Hong Kong for two years, where he was responsible for developing Chase’s direct investment business in Asia. Previously, he worked in Chase’s Merchant Banking Group in New York for four years, focusing on providing debt and equity financing for leveraged acquisitions.

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes the material elements of our compensation programs for our executives, including the Named Executive Officers as listed in the Summary Compensation Table below. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Executive, Compensation and Governance (“ECG”) Committees arrive at specific compensation decisions and policies.

Compensation Philosophy and Objectives

Our philosophy in establishing compensation policies for our officers and executive officers, including the Named Executive Officers, is to align compensation with our strategic goals and our sponsors’ growth objectives, while concurrently providing competitive compensation that enables us to attract and retain highly qualified executives.

The primary objectives of our compensation policies for officers and executive officers, including Named Executive Officers are to:

•	attract and retain officers and executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;

•	achieve our long term value creation objectives as outlined by our sponsors;

•	promote and reward the achievement of short-term objectives; and

•

align the interests of our officers and executive officers, including our Named Executive Officers, with those of the Company by making long-term incentive compensation dependent upon financial performance.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes both company and individual performance measures that correlate closely with the achievement of both short and long term performance objectives as set by our sponsors. To motivate our officers and executive officers, including our Named Executive Officers, we focus primarily on equity compensation that is tied directly to long term value creation goals. Additionally, we provide competitive cash compensation rewards to our officers and executive officers, including our Named Executive Officers, that focus on the achievement of short-term objectives.

By design, our base salaries are below market, offset by the longer term potential value of the equity compensation, and by the opportunity for annual incentive bonuses and participation in a profit-sharing program.

For years in which we perform well, the officers and executive officers, including the Named Executive Officers, can earn additional compensation under our performance-based annual bonus and profit-sharing plans such that the officers’ total annual cash compensation meets or exceeds the median annual cash compensation paid by comparable companies. See the “Cash Compensation” section below for additional information. We believe putting a portion of our executives’ total cash compensation at risk encourages our executives to strive to meet the overall performance goals of the Company as well as their individual performance goals.

We conduct an annual benchmark review of our executive compensation, based on two sources. These sources include:

•	the Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON Company, which reviews executive compensation of approximately 700 participating companies,

primarily technology, covering base salary, incentives, stock and total cash/total direct compensation; and

•

the Towers Perrin Compensation Data Bank® (CDB) Executive Compensation Database, which reviews executive compensation of approximately 800 participating companies and focuses on total direct compensation comprised of salary, bonus and long term incentives.

Using a simple average of these two surveys, we benchmark our base salary and annual bonus against the median base and total cash compensation for participating companies with revenues from $1 billion to $3 billion.

Role of the Executive, Compensation and Governance Committee

The ECG of the board of directors of Sensata Technologies, Inc. (“STI”) is composed of two members of the board of directors of STI, Michael Ward and Stephen Zide. Either Mr. Ward and Mr. Zide may qualify as an independent director based on the definition of independent director set forth in Rule 4200(a)15 of Nasdaq’s marketplace rules. The ECG is responsible for reviewing and approving the compensation for the officers and Named Executive Officers. The ECG reviews the overall compensation philosophy and objectives on an annual basis.

Role of Officers in Determining Compensation

The Company expects that the Chief Executive Officer and Senior Vice President, Human Resources will provide analysis and recommendations, on compensation issues and attend meetings of the ECG, as requested by the ECG. The Company has a Director of Compensation, who provides available resources and analysis for making compensation recommendations to the ECG. The ECG may meet in executive session without any executive officers present.

Components of Compensation

Compensation for the officers and executive officers, including Named Executive Officers, consists of the following components:

Cash Compensation

Our officers and executive officers, including our Named Executive Officers, receive annual cash compensation in the form of base salary, annual incentive bonuses and profit-sharing which collectively constitute the executive’s total annual cash compensation. The levels of total annual cash compensation are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual cash compensation for each position is targeted at the “market value” for that position as measured by our annual benchmark review described above.

We maintain base salaries, which are the fixed component of annual cash compensation, below market value, thereby putting a larger portion of the executive’s total annual cash compensation at risk. Annual incentive awards (the annual incentive bonus and profit-sharing) are targeted at a level that, when combined with base salaries, should yield total annual cash compensation that approximates market value when the Company, operating units and individuals meet performance goals. Accordingly, when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives, total annual cash compensation for a position generally should exceed the position’s market value. Conversely, when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives, total annual cash compensation generally should be below market levels.

Base Salary. Base salary for officers and executive officers, including Named Executive Officers, is established based on the individual’s scope of responsibilities, taking into account competitive market compensation paid by other companies to executives in similar positions. We believe that executive base salaries should be targeted below the median range of salaries paid to executives with similar responsibilities and in similar positions with comparable companies, as measured by our annual benchmark review described above. Base salaries are reviewed annually and adjusted to realign salaries with market levels after taking into account each individual’s responsibilities, performance and experience. In 2008, in keeping with our strategy, we paid base salaries for our officers and executive officers, including our Named Executive Officers, below the median level of salaries for executives in similar positions with comparable companies.

Annual Incentive Bonus. Annual incentive bonuses are used to provide compensation to officers and executive officers, including Named Executive Officers, which is tied directly to our annual Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other costs as defined in the Senior Secured Credit Facility) growth goal, which is aligned with our Sponsors’ growth objectives. If we meet our Adjusted EBITDA growth goal, then we pay out 100% of the pre-determined bonus pool. If we exceed our Adjusted EBITDA growth goal, then we pay out more than 100% of the pre-determined bonus pool, and if we fall short of our Adjusted EBITDA growth goal, we pay out less than 100% of the pre-determined bonus pool. We expect the payout percentages relative to our performance scale to be determined by the Chief Executive Officer and reviewed and approved by the ECG at the beginning of each year. The performance target for the Chief Executive Officer is set by the ECG based on comparables supplied by the Director of Compensation and the amount of the annual incentive bonus to be paid to the Chief Executive Officer is determined by the ECG based on Sensata’s achievement of our Adjusted EBITDA growth goal, as such targets may be adjusted by the ECG, with input provided by the Chief Executive Officer. For 2008, based on our 2008 performance, we did not pay annual incentive bonus for our officers and executive officers, including our Named Executive Officers, since we fell below our performance target.

We do not publically disclose specific annual Adjusted EBITDA targets as we deem such targets to be highly confidential. Disclosing our annual Adjusted EBITDA objective would provide competitors and other third parties with insights into our strategic planning process and would therefore cause us competitive harm. Our targets are intended to be realistic and reasonable, but challenging, in order to drive Company growth and performance.

Profit-Sharing. We also provide annual cash incentive to all of our employees, including our Named Executive Officers, through a profit sharing program. The profit-sharing program is tied directly to our annual Adjusted EBITDA growth goal. Payout of this incentive is based on base earnings. The Chief Executive Officer, with the ECG, determines the Adjusted EBITDA growth goals for the year and sets the corresponding payout. If we exceed our Adjusted EBITDA goal, then we pay out more than 100% of the pre-determined profit sharing pool, and if we fall short of our Adjusted EBITDA goal, we pay out less than 100% of the pre-determined profit sharing pool. Profit-sharing incentives are paid in February based on the previous year’s Adjusted EBITDA results. For 2008, based on our 2008 performance, we did not pay any profit-sharing cash incentives to our employees, including Named Executive Officers, since we fell below our performance target.

Equity Compensation

Upon completion of the Acquisition, officers and executive officers, including Named Executive Officers were granted equity awards. Equity awards was granted pursuant to the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan as a primary incentive to achieve growth goals and retain executive talent. Also, in connection with the Acquisition, all employees who previously held TI restricted stock were granted restricted stock pursuant to the First Amended and Restated Sensata Technologies Holding B.V. 2006 Securities Purchase Plan. Equity compensation is granted as a long-term, non-cash incentive and as a means to align the long-term interests of executives.

Options. Pursuant to the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan, or the Stock Option Plan, we may award non-qualified options, subject to review by the Chief Executive Officer and ECG. All awards are in the form of options exercisable for Ordinary Shares and a fixed amount of Ordinary Shares has been reserved for issuance under this plan. All awards of options under the plan are divided into three equal portions, or tranches. The first tranche is subject to time vesting and will vest over a period of 5 years (40% vesting year 2, 60% vesting year 3, 80% vesting year 4 and 100% vesting year 5). The second and third tranches are subject to the same time vesting as the first tranche, but are subject to the completion of a liquidity event that results in specified returns, respective to each tranche, on our Sponsor’s investment. Options granted under this plan are generally not transferable by the optionee. Except as otherwise provided in specific option award agreements, options that are fully vested expire 60 days after termination of the optionee’s employment for any reason other than termination for cause (in which case the options expire on the optionee’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the optionee’s termination date). In addition, any securities issued to an optionee upon an exercise of an option granted under the plan are subject to repurchase upon termination of the optionee’s employment. Any optionee who exercises an option awarded under this plan automatically becomes subject to the Management Securityholders Addendum to the plan that provides additional terms and conditions upon which the optionee may hold the securities. The term of all options granted under this plan may not exceed ten years.

Restricted Stock. Pursuant to the First Amended and Restated Sensata Technologies Holding B.V. 2006 Securities Purchase Plan, or the Securities Purchase Plan, we may award certain restricted securities, subject to review by the Chief Executive Officer and ECG. All awards of restricted securities are in the form of Ordinary

Shares. The management board of our Parent may authorize awards under this plan at its discretion from time to time. The management board may also sell restricted securities to any participant in this plan at prices the board may determine at its sole discretion. Restricted securities granted under this plan are generally not transferable by the recipient of the securities. In addition, any restricted securities granted under the plan are subject to repurchase upon termination of the recipient’s employment. Any recipient of restricted securities under this plan, either by award or purchase, automatically becomes subject to the Management Securityholders Addendum to the plan that provides additional terms and conditions upon which the recipient may hold the restricted securities. Other than in connection with the Acquisition, we have not made any awards of restricted stock.

Retirement and Other Benefits. The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The ECG reviews the overall cost to the Company of the various programs generally when changes are proposed. The ECG believes the benefits provided by these programs are important factors in attracting and retaining officers and executive officers, including the Named Executive Officers.

Pension Plan. As part of their post-employment compensation, Ms. Sullivan and Mr. Major participate in the Sensata Technologies Employees Pension Plan. All retirement plans provided for employees duplicate benefits provided previously to participants under plans sponsored by TI, and recognize prior service with TI.

The benefits under the qualified benefit pension plan (“pension plan”) are determined using a formula based upon years of service and the highest five consecutive years of compensation. TI closed the pension plan to participants hired after November 1997. In addition, participants eligible to retire under the TI plan as of April 26, 2006 were given the option of continuing to participate in the pension plan. See the “Pension Benefits” section for more information on the benefits and terms and conditions of our pension plan.

Supplemental Benefit Pension Plan. The Sensata Technologies Supplemental Benefit Pension Plan is a nonqualified benefit payable to participants that represents the difference between the vested benefit actually payable under the Sensata Technologies Employees Pension Plan at the time of computation (and in the form of a benefit for which the computation is made) and the vested benefit that would be payable under the Sensata Technologies Employees Pension Plan had there been no qualified compensation limit.

401(k) Savings Plans. The Named Executive Officers are eligible to participate in these plans on the same basis as all other eligible employees. The type of plan in which a person participates depends on his or her previous employment with TI and whether the individual participates in the TI Pension Plan or the Sensata Technologies Employees Pension Plan. Beginning in 2009, our matching of employees’ contributions under both plans will be discretionary and based on the financial performance of the Company.

Plan A: Dollar for Dollar Matching

•	For new employees, we match dollar for dollar up to 4% of the employee’s contribution. Mr. Wroe and Mr. Cote are participants in this plan.

•

For employees who chose in 1998 to stop participation in the TI Pension Plan, we match dollar for dollar up to 4% of the employee’s contributions. For these employees, in addition to matching the employee’s contributions up to 4%, we also contribute 2% of the employee’s eligible earnings to the plan. Ms. Kimmel is a participant in this plan.

Plan B: Fifty Cents per Dollar Matching

•

For employees who transferred to the Sensata Technologies Employees Pension Plan from the TI Pension Plan (but did not retire under), we match $0.50 per $1.00 contributed by the employee, up to 4% of the employee’s contribution. These employees participate in the Sensata Technologies Employees Pension Plan. Ms. Sullivan and Mr. Major are participants in this plan.

Health and Welfare Plans. We provide medical, dental, vision, life insurance and disability benefits to all eligible non-contractual employees. The Named Executive Officers are eligible to participate in these benefits on the same basis as all other employees.

Post-Employment Medical Plan. In general, employees, including executive officers, with 20 or more years of service, including time worked at TI, are eligible for Retiree Health & Dental benefits from Sensata. Individuals hired on or after January 1, 2007 and individuals who retired from TI, including Mr. Wroe, are not eligible for Retiree Health & Dental benefits from Sensata. Ms. Sullivan, Mr. Cote, Mr. Major and Ms. Kimmel are eligible for this plan.

Perquisites. In addition to the components of compensation discussed above, we offer perquisites to our executive officers group, including the Named Executive Officers, in the form of financial counseling. See the “Summary Compensation Table” below for a listing of the reportable perquisites for the Named Executive Officers.

Employment Agreements, Change-In-Control Provisions and One-Time Payments

Several of our Named Executive Officers received payments from TI in connection with the close of the Acquisition. Also, some of our Named Executive Officers who had been with TI less than 20 years and held options to purchase TI stock, had their TI options accelerated and were cashed out in connection with the Acquisition. See the Summary Compensation Table for a listing of the divestiture and stock cash out bonuses for the Named Executive Officers. Also, each of the following compensation programs, in which each of the Named Executive Officers participates, contains provisions which accelerate that program’s benefit if certain change-in-control events occur: Stock Option Plan awards and Securities Purchase Plan awards.

We have employment agreements in place with all of our Named Executive Officers. The agreements are for a one-year term, automatically renewing for successive additional one-year terms. Each Named Executive Officer is entitled to an annual base salary and is eligible to earn an annual incentive bonus and participate in profit-sharing in an amount equal to a certain percentage of his or her annual base salary, as previously described. If any Named Executive Officer, other than Mr. Wroe, is terminated without “cause” (as defined below), or if the Named Executive Officer terminates his or her employment for “good reason” (as define below), during the employment term, then the Named Executive Officer will be entitled to a severance payment equal to one year of his or her annual base salary rate plus an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination. If Mr. Wroe is terminated without cause, or Mr. Wroe terminates his employment for good reason, during his employment term, Mr. Wroe will be entitled to a severance payment equal to two years of his annual base salary rate plus an amount equal to the annual bonus payments Mr. Wroe received for the two years preceeding his termination. We believe that these agreements serve to maintain the focus of our Named Executive Officers and ensure that their attention, efforts and commitment are aligned with maximizing our success. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.

For more information regarding change-in-control arrangements, please refer to “Compensation Discussion and Analysis—Potential Payments upon Termination or Change in Control.”

Executive Compensation and Governance Committee Interlocks and Insider Participant

Messers. Ward and Zide, who each serve as a director on our board of directors, comprise the ECG Committee. No member of our ECG Committee serves as a member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of our ECG Committee.

Summary Compensation Table

The following table sets forth information required under applicable SEC rules about the compensation for the fiscal years ended December 31, 2008, 2007 and 2006 of (i) our Chief Executive Office, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2008 (collectively, the “Named Executive Officers”).

For more information about the components of total compensation, please refer to:

•	“Compensation Discussion and Analysis—Cash Compensation” for information about salary;

•	“Compensation Discussion and Analysis—Cash Compensation” for information about bonuses and other non-equity incentives;

•	“Compensation Discussion and Analysis—Equity Compensation” for information about awards of restricted securities and options;

•	“Compensation Discussion and Analysis—Retirement and Other Benefits” for information about pension and other retirement programs; and

•	“Compensation Discussion and Analysis—Employment Agreements, Change-In-Control Provisions and One-Time Payments” for information about our other compensation.

Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas Wroe	2008	$568,790	$—	$103,324	$301,292	$—	$—	$23,591	$996,997
Chief Executive Officer	2007	495,870	750,000	103,324	301,292	—	—	79,511	1,729,997
	2006	415,050	450,000	111,543	188,308	—	—	3,216,333	4,381,234

Jeffrey Cote	2008	$370,170	$—	$—	$214,468	$—	$—	$9,857	$594,495
Chief Financial Officer	2007	350,040	375,000	—	163,157	—	—	489,637	1,377,834
	2006	—	—	—	—	—	—	—	—

Martha Sullivan	2008	$417,090	$—	$—	$252,697	$—	$111,910	$18,828	$800,525
Chief Operating Officer	2007	382,160	300,000	23,055	252,697	—	242,116	54,630	1,254,658
	2006	306,990	240,000	38,424	157,936	—	187,824	711,613	1,642,787

Steve Major	2008	$274,635	$—	$—	$106,910	$—	$90,359	$18,674	$490,578
Senior Vice President, Sensors	2007	252,645	185,000	—	106,910	—	143,342	38,662	726,559
	2006	214,630	160,000	—	66,819	—	106,145	281,058	828,652

Donna Kimmel	2008	$243,375	$—	$—	$77,753	$—	$—	$33,677	$354,805
Senior Vice President, Human Resources	2007	225,975	125,000	9,222	77,753	—	—	51,185	489,135
	2006	186,700	95,000	15,371	48,596	—	—	407,337	753,004

(1)	Each named executive’s base salary was paid by TI during the period from January 1, 2006 to April 26, 2006 and was paid by Sensata thereafter, with the exception of Mr. Cote who joined Sensata in 2007. In addition, (i) in September 2006, the annual base salaries of Mr. Wroe, Mr. Major and Ms. Kimmel were increased to $450,000, $234,000 and $207,000, respectively; and (ii) Ms. Sullivan’s annual base salary was increased to $350,040 in June 2006.
(2)	Represents the amortized SFAS 123(R) compensation cost to Sensata of outstanding restricted stock unit awards as of December 31, 2008, 2007 and 2006. See Note 14 to the financial statements included within this prospectus for further discussion of the relevant assumptions used in calculating the compensation cost.
(3)	Represents the amortized SFAS 123(R) compensation cost to Sensata of unvested stock option awards associated with the first tranche as of December 31, 2008, 2007 and 2006. See Note 14 to the financial statements included within this prospectus for further discussion of the relevant assumptions used in calculating the compensation cost.
(4)	Reflects the actuarial increase in the pension value provided under the Employees Pension Plan and the Supplemental Pension Plan.
(5)	The table below presents an itemized account of “All Other Compensation” provided to our named executive officers, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations.

Name	Fiscal Year	Financial Counseling ($)(1)	Insurance Premium Contributions ($)(2)	Matching Contributions to 401(k) Plan($)(3)	Supplemental Contributions to 401(k) Plan($)(4)		Profit Sharing Payments($)(5)	Payments for Unused Vacation Time($)(6)	Divestiture Bonus(7)	Deferred Compensation Payments($)(8)	Dividend Payments on Restricted Stock($)(9)	Payments for Unvested TI Stock($)(10)	Signing Bonus
T. Wroe	2008	$13,520	$871	$9,200	$		$—	$—	$—	$—	$—	$—	$—
	2007	22,425	793	9,000		—	47,293	—	—	—	—	—	—
	2006	4,344	270	4,400		—	96,292	50,319	1,357,140	1,702,668	900	—	—

J. Cote	2008	$—	$657	$9,200	$		$—	$—	$—	$—	$—	$—	$—
	2007	—	635	9,000		—	30,002	—	—	—	—	—	450,000
	2006	—	—	—		—	—	—	—	—	—	—	—

M. Sullivan	2008	$13,520	$708	$4,600	$		$—	$—	$—	$—	$—	$—	$—
	2007	13,000	670	4,500		—	31,108	5,352	—	—	—	—	—
	2006	4,335	270	4,400		—	37,372	—	440,000	—	450	224,786	—

S. Major	2008	$13,520	$554	$4,600	$		$—	$—	$—	$—	$—	$—	$—
	2007	13,000	530	4,500		—	20,632	—	—	—	—	—	—
	2006	3,250	270	4,987		—	16,522	—	115,500	140,529	—	—	—

D. Kimmel	2008	$13,520	$520	$9,200		$4,600	$—	$5,837	$—	$—	$—	$—	$—
	2007	13,000	501	9,000		4,500	16,048	8,136	—	—	—	—	—
	2006	4,335	270	10,801		6,968	21,344	9,603	240,000	—	180	113,836	—

(1)	Represents payments made by Sensata in connection with financial and legal counseling provided to each of our named executive officers.
(2)	Represents payments made by Sensata in respect of travel and accident insurance policies and premiums on behalf of each of our named executive officers.
(3)	For 2006, matching contributions were made by (i) TI in the amount of $4,400 to the 401(k) accounts of Mr. Wroe and Ms. Sullivan and in the amount of $5,665 to the 401(k) account of Ms. Kimmel, and (ii) Sensata in the amount of $5,136 to the 401(k) account of Ms. Kimmel.
(4)	For 2006, supplemental contributions to the 401(k) account of Ms. Kimmel were made by (i) TI in the amount of $4,400, and (ii) Sensata in the amount of $2,568.
(5)	For 2006, cash profit sharing payments were made by (i) TI in the amount of $14,267 to Mr. Wroe, and (ii) Sensata in the amount of $82,025 to Mr. Wroe, $37,372 to Ms. Sullivan, $16,522 to Mr. Major, and $21,344 to Ms. Kimmel.
(6)	For 2006, payments for unused vacation time that could not be carried forward were made by (i) TI in the amount of $50,319 to Mr. Wroe, and (ii) Sensata in the amount of $9,603 to Ms. Kimmel.
(7)	For 2006, represents payments made by TI in connection with the sale of the S&C business.
(8)	For 2006, represents deferred compensation payments made by TI in connection with Mr. Wroe’s and Mr. Major’s retirement from employment with TI.
(9)	For 2006, represents payments made by TI in connection with dividends on restricted stock.
(10)	For 2006, represents payments made by TI in respect of unvested stock options held by the Named Executive Officers upon the completion of the sale of the S&C business. Each such Named Executive Officer received a payment equal to the number of unvested TI shares he or she held multiplied by $34.94.

Grant of Plan Based Awards Table

There were no restricted securities or stock options granted to our Named Executive Officers pursuant to the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (“MOP”) and the First Amended and Restated Sensata Technologies Holdings B.V. 2006 Management Securities Purchase Plan (“MSPP”) during or for the fiscal year ended December 31, 2008.

Outstanding Equity Awards at Year End Table

The following equity awards granted to our Named Executive Officers were outstanding at December 31, 2008: stock option awards and restricted stock awards granted pursuant to MOP and MSPP.

For more information about MOP and MSPP, see “Compensation Discussion and Analysis—Equity Compensation” above.

				Option Awards				Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)(3)		Number of Securities Underlying Unexercised Options Unexercisable (#)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(5)	Option Expiration Date (#)	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Granted That Have Not Vested ($)
Thomas Wroe(2)	5/15/2006	258,999	(4)	1,683,496	—	$6.99	5/15/2016	52,118	(7)	$593,102	—	—
Jeffrey Cote	3/28/2007	—		1,190,000	—	$7.30	3/28/2017	—		—	—	—
Martha Sullivan	5/15/2006	217,225		1,411,966	—	$6.99	5/15/2016	—		—	—	—
Steve Major	5/15/2006	91,903		597,370	—	$6.99	5/15/2016	—		—	—	—
Donna Kimmel	5/15/2006	66,839		434,452	—	$6.99	5/15/2016	—		—	—	—

(1)	Option awards are divided into three tranches. The first tranche is subject to time vesting and vest fully on the fifth anniversary of the date of the award. The second and third tranches are subject to the same time vesting as the first tranche and the completion of a liquidity event that results in specified returns, respective to each tranche, on the Sponsors’ investment.
(2)	In the case of Mr. Wroe, upon the occurrence of his “retirement” and so long as Mr. Wroe does not violate certain covenants set forth in the award agreement for Mr. Wroe, (i) time vesting ceases with respect to Mr. Wroe’s options, but the time vested performance options (the second and third tranches) will continue to have the ability to vest upon the completion of a liquidity event that results in specified returns, respective of each tranche, on the Sponsors’ investment; (ii) Mr. Wroe may exercise his vested options at any time prior to the expiration of such options; and (iii) none of the “award securities” issued to Mr. Wroe will be subject to repurchase. Under Mr. Wroe’s awards agreement, “retirement” generally means voluntary resignation of employment from the Company and “award securities” generally means any ordinary shares issued under any of the company’s equity incentive plans.
(3)	Represents stock options issued to the Named Executive Officers pursuant to MOP.
(4)	Includes 256,409 exercisable options held in a trust established for the benefit of Mr. Wroe’s children.
(5)	Represents the grant date fair value calculated under SFAS 123(R), and as presented in the financial statements included within this prospectus.
(6)	Represents restricted securities issued to the Named Executive Officers pursuant to MSPP.
(7)	Mr. Wroe’s awards of restricted securities are subject to time vesting and vest on the earliest to occur of (a) Mr. Wroe’s “retirement” (as defined above), (b) a “change in control” and (c) June 2, 2009. Under Mr. Wroe’s award agreement, “change in control” generally means a time when the investor group disposes of or sells more than 50% of the total voting power or economic interest in the Company to one or more independent parties.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	12,151,438	$7.18	380,798
Equity compensation plans not approved by security holders	—	—	—

Option Exercises and Stock Vested Table

During fiscal year 2008, our Named Executive Officers did not acquire any shares through the exercise of options or vesting of restricted shares.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Pension Benefits Table

The following table describes the estimated actuarial present value of accrued retirement benefits through the end of our 2008 fiscal year for each of our Named Executive Officers. As described in the following table, Ms. Sullivan and Mr. Major are eligible to participate in our Employees Pension Plan and Supplemental Pension Plan. For more information about these plans, see “Compensation Discussion and Analysis—Retirement and Other Benefits” above.

See Note 13 to the financial statements included within this prospectus for a discussion of the relevant assumptions and valuation methods used for the present value calculations presented in the table below.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
Thomas Wroe	—	—		—		—

Jeffrey Cote	—	—		—		—

Martha Sullivan	Employees Pension Plan Supplemental Pension Plan	23 23	$ $	404,668 680,332	$ $	0 0

Steve Major	Employees Pension Plan Supplemental Pension Plan	24 24	$ $	405,716 200,867	$ $	0 0

Donna Kimmel	—	—		—		—

Potential Payments upon Termination or Change in Control

The following table describes the compensation payable to each of our Named Executive Officers in the event we terminate their employment with us in circumstances of involuntary termination, voluntary termination, death or disability, or a change in control. The table below reflects amounts payable to our Named Executive Officers assuming their employment was terminated on December 31, 2008.

Name	Type of Payment	Termination Without Cause or Resignation For Good Reason
Thomas Wroe	Base Salary Bonus Health and Welfare Benefits	$1,150,080(1) $750,000(2) $3,740

Jeffrey Cote	Base Salary Bonus Health and Welfare Benefits	$372,000 $187,500 $16,848

Martha Sullivan	Base Salary Bonus Health and Welfare Benefits	$420,000 $150,000 $12,824

Steve Major	Base Salary Bonus Health and Welfare Benefits	$276,000 $92,500 $15,370

Donna Kimmel	Base Salary Bonus Health and Welfare Benefits	$244,800 $62,500 $4,717

(1)	Represents an amount equal to two years of Mr. Wroe’s current annual base salary of $575,040. In the event of termination of Mr. Wroe’s employment by us without cause or his resignation for good reason, he is entitled to receive severance in an amount equal to two years of his annual base salary at the time of his termination to be paid in accordance with our general payroll practices over the two year period immediately following the date his employment is terminated.
(2)	Represents an amount equal to the sum of the annual bonus paid to Mr. Wroe in each of the two years immediately preceding the date he is terminated to be paid in accordance with our general payroll practices over the two year period immediately following the date his employment is terminated.

Termination without cause or resignation for good reason. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers other than Mr. Wroe is terminated by us without “cause,” or if such Named Executive Officer terminates his or her employment with us for “good reason” during the employment term, the Named Executive Officer will be entitled to (i) a severance payment equal to one year of his or her annual base salary rate, (ii) an amount equal to the average of the Named Executive Officer’s annual bonus for the two years preceding his or her termination, and (iii) continuation of his or her health and welfare benefits for a period of one year after his or her termination. If Mr. Wroe is terminated by us without “cause,” or Mr. Wroe terminates his employment with us for “good reason” (as those terms are defined in the agreement) during his employment term, Mr. Wroe will be entitled to (i) a severance payment equal to two years at his base salary, (ii) an amount equal to the bonus payments Mr. Wroe received in the two years preceding his termination, and (iii) continuation of his health and welfare benefits for a period of two years after his termination.

Termination with cause, resignation without good reason, death or disability. Pursuant to the terms of the employment agreements with our Named Executive Officers, if any of our Named Executive Officers is terminated by us with “cause,” if such Named Executive Officer terminates his or her employment with us without “good reason” or such Named Executive Officer’s employment with us is terminated due to such Named

Executive Officer’s death or “disability” during the employment term, the Named Executive Officer will be entitled to (i) his or her base salary through the date of termination and (ii) any bonus amounts to which he or she is entitled determined by reference to years that ended on or prior to the date of termination.

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan. Pursuant to the terms of MOP, unless otherwise specified in an individual award agreement, if a participant in MOP ceases to be employed by us and our subsidiaries for any reason, then the portion of that participant’s options that have not fully vested as of the termination date shall expire at that time. The portion of a participant’s options that have fully vested as of that participant’s termination date shall expire (i) 60 days after the termination date if that participant ceases to be employed by us and our subsidiaries for any reason other than termination for “cause” (as defined in MOP) or due to death or “disability” (as defined in MOP), (ii) on the termination date if the participant’s employment is terminated with “cause”, and (iii) in the event the participant dies or suffers a “disability”, on the date that is six months after the date on which the participant’s employment ceases due to the participant’s death or “disability”.

All options that are subject only to time vesting are deemed fully vested upon consummation of a “change in control” (as defined in MOP). All options subject to performance vesting expire upon consummation of a “change in control” or “initial public offering” (as defined in MOP) to the extent they do not otherwise performance vest in connection with the “change in control” or “initial public offering”, as applicable.

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan. Pursuant to the MSPP, unless otherwise specified in an individual award agreement, if a participant in MSPP ceases to be employed by us or any of our subsidiaries for any reason, we have the option, but not the obligation, to purchase all or any portion of such participant’s restricted securities at a price per security equal to the fair market value, as determined in good faith by the management board of our parent, as of the anticipated closing date of the repurchase. This repurchase option terminates on the first to occur of a “change in control” or an “initial public offering” (as such terms are defined in MSPP).

For purposes of both MOP and MSPP, a “change in control” generally means (i) any transaction or series of transactions following which our equity sponsors or their respective affiliates cease to have more than 50% of the total voting power or economic interest in us or our parent, and (ii) a sale or disposition of all or substantially all of the assets of our parent, us and our subsidiaries on a consolidated basis, provided that such transaction shall be considered a “change in control” if as a result the Sponsors cease to have the power to elect a majority of the board. An “initial public offering” generally means an initial public offering of the ordinary shares of our parent pursuant to an offering registered under the Dutch Act on the Supervision of Securities Transactions 1995 (Wet toezicht effectenverkeer 1995), the Securities Act of 1933, as amended, or any similar securities law applicable outside of the Netherlands or the United States.

Director Compensation

We did not pay any compensation to our non-employee directors in fiscal year 2008.

PRINCIPAL SHAREHOLDERS

We are an indirect, wholly-owned subsidiary of Parent. The following table sets forth information with respect to the beneficial ownership of the capital stock of Parent by:

•	each person known to us to beneficially hold 5% or more of our Parent’s common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•

all of our executive officers and directors as a group. Except as noted below, the address for each of the directors and Named Executive Officers is c/o Sensata Technologies, Inc., 529 Pleasant Street, Attleboro, Massachusetts 02703.

Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There are no outstanding options to purchase ordinary shares that are currently exercisable or exercisable within 60 days.

Name	Number of Ordinary Shares	Percent
Owning 5 percent or more:
Sensata Investment Company S.C.A.(1)(2)(3)	144,029,636	99.8%
Directors and Named Executive Officers:
Thomas Wroe(4)	404,935	0.3%
Steve Major(5)	94,812	*
Martha Sullivan(6)	259,838	0.2%
Jeffrey Cote	—	*
Donna Kimmel(7)	84,975	*
Michael Ward(8)	—	*
Stephen Zide(8)	—	*
Paul Edgerley(8)	—	*
Ed Conard(8)	—	*
Walid Sarkis(8)	—	*
John Lewis(3)	—	*
All directors and executive officers as a group (14 persons)(8)	1,084,568	0.8%

*	Less than 0.1%
(1)	Entities associated with Bain Capital (described in Note 2 below) and Unitas (described in Note 3 below) hold 89.6% and 10.1%, respectively, of the equity interests of Sensata Investment Company S.C.A. (“SCA”), an entity organized in Luxembourg. Because of the relationships described in (2) below and the governing arrangements of SCA, Bain Capital Investors, LLC (“BCI”) may be deemed to have voting and dispositive power with respect to the shares held by SCA, but it disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.
(2)	Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Fund VIII-E, L.P. (“Fund VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”) and BCIP Associates-G (“BCIP-G”) together hold the majority of the equity of SCA. BCI is the managing general partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is also the general partner of Bain Capital Partners IX, L.P., which is the general partner of Fund IX and Coinvestment IX; Bain Capital Partner VIII, L.P., which is the general partner of Fund VIII and Coinvestment IX; and Bain Capital Partners VIII-E, which is general partner of Fund VIII-E. The address of each entity is 111 Huntington Avenue, Boston, MA 02199.

(3)	Asia Opportunity Fund II, L.P. (“Asia Fund II”) and AOF II Employee Co-invest Fund, L.P. (“AOF II”) hold 10.0% and 0.1%, respectively, of the equity interests of SCA. Unitas Capital Equity Partners II, L.P. is the general partner of Asia Fund II and AOF II. Unitas Capital Ltd. is the fund manager to Asia Fund II and AOF II. Mr. Lewis is a Partner of Unitas Capital, and he disclaims the beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares. The address of each entity associated with Unitas is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for Mr. Lewis is c/o Suite 3003 30/F One International Finance Center, 1 Harbour View Street, Central, Hong Kong.
(4)	Includes (i) 258,999 options exercisable for ordinary shares, of which 256,409 are held in a family trust established for the benefit of Mr. Wroe’s children (the “Wroe Children’s Trust”) and (ii) 90,816 ordinary shares that are held directly by SCA in the Wroe Children’s Trust.
(5)	Includes (i) 91,903 options exercisable for ordinary shares and (ii) 2,816 ordinary shares that are held directly by SCA.
(6)	Includes (i) 217,255 options exercisable for ordinary shares and (ii) 32,560 ordinary shares that are held directly by SCA.
(7)	Includes (i) 66,839 options exercisable for ordinary shares and (ii) 14,080 ordinary shares that are held directly by SCA.
(8)	Messrs. Conard, Edgerley, Ward and Zide are each a managing director and member of BCI and therefore may be deemed to share voting and dispositive power with respect to all shares beneficially owned by the entities associated with Bain Capital (described in Note 2 above). Mr. Sarkis is a general partner of BCIP III and BCIP Trust III and therefore may be deemed to share voting and dispositive power with respect to shares beneficially owned by those entities. Each of these persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sensata’s written code of conduct includes provisions relating to “Fair Dealing”, including conflicts of interest. Pursuant to the code of conduct, the Board may be required to review and approve related party transactions in certain circumstances.

Director Independence

The Company has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of its board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, the Company has adopted the definition of independence used by The Nasdaq Stock Market LLC (“Nasdaq”). Each of our six non-employee directors, Messrs. Conard, Edgerly, Lewis, Sarkis, Ward and Zide, may qualify as an independent director based on the definition of independent director set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. In this regard, we note that we do not believe that the payments we have made to Bain Capital in our last three fiscal years have exceeded 5% of Bain Capital’s consolidated gross revenues in any of those years. Our audit committee and our ECG committee are comprised of Messrs. Ward and Zide, both of whom may qualify as an independent director under Nasdaq’s definition of independent director. Note that under Rule 4350(c)(5) of the Nasdaq Marketplace Rules, we would be considered a “controlled company” because more than 50% of our voting power is held by another company. Accordingly, even if we were a listed company on Nasdaq, we would not be required to maintain a majority of independent directors on our board.

Related Party Transactions

The nature of the Company’s related party transactions has changed as the Company has migrated from a wholly-owned operation of TI for all periods prior to the closing of the Acquisition, effective as of April 27, 2006, to a stand-alone independent company. The following discussion of related party transactions highlights the Company’s significant related party relationships and transactions both before (Predecessor) and after (Successor) the closing of the Acquisition.

Successor

Transition Services Agreement

In connection with the Acquisition, the Company entered into a selling administrative services agreement with TI (the “Transition Services Agreement”). Under the Transition Services Agreement, TI agreed to provide the Company with certain administrative services, including (i) real estate services; (ii) facilities-related services; (iii) finance and accounting services; (iv) human resources services; (v) information technology system services; (vi) warehousing and logistics services; and (vii) record retention services. All services under the Transition Services Agreement expired and are complete as of September 30, 2008. The amounts paid under the Transition Services Agreement were based on the costs incurred by TI to provide those administrative services, including

TI’s employee costs and out-of-pocket expenses. For fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company incurred $217 thousand, $10.5 million and $21.1 million of costs under these administrative arrangements.

Advisory Agreement

In connection with the Acquisition, the Company entered into an advisory agreement with the Sponsors for transaction services, ongoing consulting management advisory and other services (the “Advisory Agreement”). Pursuant to this agreement, the Company paid an aggregate of $30.0 million to the Sponsors in connection with the costs of the Acquisition for investment banking and transaction services. In consideration for ongoing consulting and management advisory services, the Advisory Agreement requires the Company to pay the

Sponsors an aggregate annual fee of $4.0 million per year (“Periodic Fees”), which is payable quarterly in advance, equal to the product of $1,000 times such Sponsors Fee Allocation Percentage as defined in the Advisory Agreement. For fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company recorded $4.0 million, $4.0 million and $2.7 million of expenses in the accompanying statement of operations.

In addition, in the event of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company, the Advisory Agreement requires the Company to pay the Sponsors an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). In connection with the FTAS acquisitions, the Company paid advisory fees of $900 thousand to the Sponsors. In connection with the acquisition of Airpax, the Company paid advisory fees of $2,755 thousand to the Sponsors.

The Advisory Agreement also requires the Company to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from the Advisory Agreement. The Advisory Agreement continues in full force and effect until April 26, 2016, renewable, unless terminated, in one year extensions; provided, however, that Bain Capital may cause the agreement to terminate upon a change of control or initial public offering. In the event of the termination of the Advisory Agreement, the Company shall pay each of the Sponsors any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until April 26, 2016 or any extension period.

Predecessor

TI provided various services to the S&C business, including but not limited to cash management, facilities management, data processing, security, payroll and employee benefit administration, insurance administration and telecommunication services. TI allocated these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI’s businesses on the basis of their respective revenues, headcount or other measure. In the opinion of management of TI, these methods of allocating costs are reasonable. Expenses allocated to the S&C business were as follows:

(Amounts in thousands)	Basis of Allocation	For the period from January 1, 2006 to April 26, 2006
Types of expenses:
Employee benefits	Headcount	$3,703
Corporate support functions	Revenue	5,868
IT services	Headcount	2,394
Facilities	Square footage	1,994

Total		$13,959

Intercompany sales to TI were approximately $1.1 million for the Predecessor period from January 1, 2006 to April 26, 2006 primarily for test hardware used in TI’s semiconductor business.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

On April 27, 2006, we entered into a multi-currency $1,500.0 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., as joint lead arrangers (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of a $150.0 million revolving credit facility, a $950.0 million U.S. dollar term loan facility; and a €325.0 million Euro term loan facility ($400.1 million, at issuance). As of December 31, 2008, we had $118.9 million of borrowing capacity availability under the revolving credit facility, net of $6.1 million in letters of credit and $25.0 million in borrowings against our revolving credit facility. Our outstanding letters of credit are issued primarily for the benefit of a consignment arrangement and certain other operating activities. At December 31, 2008, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are stated to expire in April 2009.

Amounts under the revolving credit facility may be borrowed, repaid and re-borrowed to fund our working capital needs. No amounts under the term loans, once repaid, may be reborrowed.

Guarantors

Borrowers under the Senior Secured Credit Facility include Sensata and Sensata Technologies Finance Company, LLC. All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of the Company’s U.S. subsidiaries (with the exception of those subsidiaries acquired in the FTAS acquisition) and certain subsidiaries located in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax Acquisition) (collectively, the “Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

Maturity and Amortization

The maturity of the revolving credit facility is April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date, and all letters of credit issued thereunder will terminate unless cash collateralized prior to such time. The maturity of the term loan facility is April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Interest Rates

At our option, loans under the revolving credit facility and the term loan facility denominated in dollars may be maintained from time to time as (x) Base Rate Loans, which bear interest at the Applicable Rate in excess of the Base Rate in effect from time to time, or (y) Eurodollar Rate Loans, which bear interest at the Applicable Rate in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the administrative agent for the respective interest period. Term loan facility and revolving credit facility borrowings denominated in Euros shall be maintained from time to time as EURIBOR Loans, which bear interest at the Applicable Rate in excess of EURIBOR (plus mandatory costs) as determined by the administrative agent for the respective interest period. “Base Rate” is defined in the Senior Secured Credit Facility to mean the higher of (x) 1/2 of 1% per annum in excess of the federal funds rate and (y) the rate of interest published by the Wall Street Journal from time to time. “EURIBOR” means, in relation to any interest period, (x) the percentage rate per annum determined by the Banking Federation for the European Union for such period displayed on the appropriate page of the Telerate screen, or the “Screen Rate,” or (y) if the Screen Rate is not available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the reference banks to leading banks in the European Interbank Market. “Applicable Rate” is defined to mean at any time,

(x) in respect of the revolving credit facility, the applicable percentage determined in accordance with a pricing grid based on our pro forma consolidated total leverage ratio (the “Total Leverage Ratio”) and (y) in respect of the term loan facilities, 0.75% per annum in respect of Base Rate Loans, 1.75% per annum in respect of Eurodollar Rate Loans and 2.00% per annum in respect of EURIBOR Loans.

Availability

Initial Availability. Revolving loans may be borrowed, repaid and reborrowed at any time; term loans may only be borrowed on April 27, 2006 and no amount of term loans once repaid may be reborrowed.

Incremental Availability. The Senior Secured Credit Facility provides for an incremental term facility and/or incremental revolving facility in an aggregate principal amount of $250.0 million. On December 19, 2006, we borrowed €73.0 million ($95.4 million, at issuance) to finance the purchase of FTAS, reducing incremental borrowing capacity to $154.6 million as of December 31, 2008. The incremental facilities rank pari passu in right of payment and security with the other Senior Secured Credit Facilities and mature at the final maturity of the term loan facility and the revolving facility, respectively. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility at our request with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

Security

The borrower and each of the guarantors under the Senior Secured Credit Facility granted the administrative agent and the lenders a valid and perfected first priority (subject to certain customary exceptions) lien and security interest in all of the following:

(i) All shares of capital stock of (or other ownership interests in) and intercompany debt of the borrower and each present and future subsidiary of the borrower or such guarantor.

(ii) Substantially all present and future property and assets, real and personal, of the borrower or such guarantor, except to the extent (a) the cost of obtaining security interests in any such item of collateral is excessive in relation to the benefit to the lenders or (b) a security interest is prohibited by the terms of the collateral from being granted or would give a third party the right to take action that would substantially impair the value of the collateral.

Covenants

The Senior Secured Credit Facility requires us to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of such covenants, all of which are subject to customary exceptions and qualifications:

Affirmative Covenants. The affirmative covenants require: (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (viii) maintenance of properties; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s length basis; (x) further assurances as to perfection and priority of security interests; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as the Administrative Agent shall reasonably request).

Negative Covenants. The negative covenants include restrictions with respect to (i) liens; (ii) debt (including guaranties or other contingent obligations); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets; (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to stockholders (with exceptions for proceeds from sales of certain specific assets); (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing subordinated debt; (xi) capital expenditures; (xii) granting negative pledges other than to the administrative agent and the lenders; (xiii) changing the principal nature of our business; (xiv) amending organizational documents or amending or otherwise modifying the terms of any subordinated debt; and (xv) changing accounting policies or reporting practices.

Financial Covenants. We are required to maintain financial covenants that, among other things, limit our maximum total leverage ratio (total indebtedness to Consolidated EBITDA as defined) and minimum interest coverage ratio (Consolidated EBITDA to total interest expense, as defined). All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter periods, ending with most recent fiscal quarter. As described in our credit agreement (Exhibit 10.1 to our Form S-4 filed December 29, 2006), these financial covenants become more restrictive over time.

Events of Default

The Senior Secured Credit Facility provides for customary events of default, including: (a) failure to pay principal when due, or to pay interest or fees within five business days after the same becomes due or other amounts within ten business days after the same becomes due, subject to applicable grace periods; (b) any representation or warranty proving to have been materially incorrect or misleading when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be mutually agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation not covered by insurance; (g) impairment of loan documentation or security; (h) change of control; and (i) standard ERISA defaults. The Senior Secured Credit Facility provides the equity investors the ability to cure financial covenant defaults through equity infusions.

8% Senior Notes due 2014

General

Sensata issued 8% Senior Notes (the “8% Senior Notes”) under an indenture (the “8% Notes Indenture”), dated April 27, 2006, among itself, as issuer, the subsidiary guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”). The 8% Notes Indenture is unlimited in aggregate principal amount. As of December 31, 2008 there were $450.0 million in aggregate principal amount of 8% Senior Notes outstanding. Sensata may issue an unlimited principal amount of additional notes having identical terms and conditions as the 8% Senior Notes (the “Additional Senior Notes”). Sensata will only be permitted to issue such Additional Senior Notes if at the time of such issuance, it was in compliance with the covenants contained in the 8% Notes Indenture. Any Additional Senior Notes will be part of the same issue as the currently outstanding 8% Senior Notes and will vote on all matters with the holders of such 8% Senior Notes. The 8% Senior Notes mature on May 1, 2014, and interest on the 8% Senior Notes is payable semiannually on May 1 and November 1 of each year. The net proceeds of the sale of the 8% Senior Notes were used to finance a portion of the 2006 Acquisition, which was completed on April 27, 2006.

Capitalized terms used in the section that are not otherwise defined have the meaning ascribed to them in the 8% Notes Indenture.

Ranking

The 8% Senior Notes are unsecured senior obligations of Sensata and rank:

•	senior in right of payment to all of our existing and future senior subordinated and subordinated indebtedness, including the outstanding notes and exchange notes;

•	equally in right of payment with any of our existing and future senior unsecured indebtedness;

•

effectively junior in right of payment to all our secured indebtedness, including any indebtedness under our Senior Secured Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the 8% Senior Notes.

In the event of bankruptcy, liquidation, reorganization or other winding up of Sensata or its subsidiary guarantors or upon a default in payment with respect to, or the acceleration of, any indebtedness under the Senior Secured Credit Facility or other secured indebtedness, the assets of Sensata and its subsidiary guarantors that secure secured indebtedness will be available to pay obligations on the 8% Senior Notes and the subsidiary guarantees only after all indebtedness under the Senior Secured Credit Facility and other secured indebtedness has been repaid in full from such assets.

Note Guarantees

Certain of Sensata’s U.S. subsidiaries and certain subsidiaries in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia have, jointly and severally, unconditionally guaranteed on a senior unsecured basis Sensata’s obligations under the 8% Senior Notes and all of its obligations under the 8% Senior Notes Indenture. Such subsidiary guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of 8% Senior Notes in enforcing any rights under the note guarantees. The obligations of subsidiary guarantors under the subsidiary guarantees rank:

•

senior in right of payment to all of such guarantor’s existing and future senior subordinated and subordinated indebtedness, including its guarantee of the existing senior subordinated notes and the exchange notes offered hereby;

•	equally in right of payment with any existing and future senior unsecured indebtedness of such guarantor;

•

effectively junior in right of payment to all of such guarantor’s secured indebtedness, including its guarantee under our Senior Secured Credit Facility, to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the 8% Senior Notes.

The obligations of each subsidiary guarantor under its subsidiary guarantee is limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under or similar laws affecting the rights of creditors generally.

Redemption

The Company may redeem some or all of the 8% Senior Notes after May 1, 2010 at the redemption prices listed below, plus accrued interest.

Year	Percentage
2010	104.0%
2011	102.0%
2012 and thereafter	100.0%

The Company may also redeem any of the 8% Senior Notes at any time prior to May 1, 2010, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of 8% Senior Notes and (b) the excess of the sum of the present value of the 8% Senior Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the 8% Senior Notes.

The Company may also redeem up to 40% of the 8% Senior Notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 108% of the principal amount of the 8% Senior Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50% of the aggregate principal amount of such series of notes remain outstanding.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the 8% Senior Notes or the guarantees, the Company may redeem the 8% Senior Notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, the Company will be required to make an offer to purchase the 8% Senior Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the 8% Senior Notes will be subject to repurchase prior to the senior subordinated notes, including the exchange notes.

At any time prior to May 1, 2009, Sensata may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of the 8% Senior Notes issued under the 8% Notes Indenture (calculated after giving effect to any issuance of Additional Senior Notes) at a redemption price equal to 108% of the aggregate principal amount of such 8% Senior Notes plus accrued and unpaid interest thereon, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) with the net cash proceeds of one or more Equity Offerings (provided that if the Equity Offering is an offering by any direct or indirect parent corporation of Sensata, a portion of the net cash proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of Sensata), or the Net Proceeds of one or more Designated Asset Sales; provided, however, that

(1)	at least 50% of the original principal amount of the 8% Senior Notes (calculated after giving effect to any issuance of Additional Senior Notes) must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation, 8% Senior Notes held by Sensata or any of its Affiliates); and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering or Designated Asset Sale, as the case may be.

Change of Control

If a change of control occurs, Sensata will be required to offer to purchase the 8% Senior Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. A “change of control” is generally defined under the 8% Notes Indenture to mean:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Sensata and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)	Sensata becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Sensata or any of its direct or indirect parent entities; or

(3)	the first day on which the majority of the Board of Directors of Sensata then in office shall cease to consist of individuals who (i) were members of such Board of Directors on April 27, 2006 or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on April 27, 2006 or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Permitted Holders” is defined in the 8% Notes Indenture to mean (i) each of the Bain Capital Funds and their respective Affiliates, but not including, however, any portfolio companies of the Bain Capital Funds, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of April 27, 2006 or acquired by Officers within 90 days of such date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” the Bain Capital Funds, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group.”

Events of Default

The 8% Notes Indenture contains customary events of default, including, without limitation, payment defaults, covenants defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency effecting Sensata or any Significant Subsidiary, judgment defaults in excess of $40.0 million, and failure of any guaranty of a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, of the 8% Senior Notes to be in full force and effect.

Covenants

The 8% Notes Indenture contains covenants for the benefit of the holders of the 8% Senior Notes that, among other things, limit the ability of Sensata and any of its restricted subsidiaries to:

•	incur additional debt or issue preferred stock;

•	create liens;

•	create restrictions on our subsidiaries’ ability to make payments to Sensata;

•	pay dividends and make other distributions in respect of our capital stock;

•	redeem or repurchase our capital stock or prepay subordinated indebtedness;

•	make certain investments or certain other restricted payments;

•	guarantee indebtedness;

•	designate unrestricted subsidiaries;

•	sell certain kinds of assets;

•	enter into certain types of transactions with affiliates; and

•	effect mergers or consolidations.

These covenants are subject to a number of important qualifications and exceptions.

Additional Information

The foregoing summary of certain of the provisions of the 8% Notes Indenture is qualified in its entirety by reference to all of the provisions of the 8% Notes Indenture, which has been filed with the SEC. See “Where You Can Find More Information” in this prospectus.

9% Senior Subordinated Notes due 2016

Sensata issued €245.0 million in aggregate principal amount of its 9% Senior Subordinated Notes due 2016 (the “9% Senior Subordinated Notes”) under an indenture dated April 27, 2006. Except with respect to coupon and aggregate principal amount outstanding, the terms of Sensata’s, among itself, as issuer, the subsidiary guarantors named therein and The Bank of New York, as trustee. 9% Senior Subordinated Notes are substantially identical to the terms of the notes offered hereby, which are described in more detail under “Description of the Notes.” The indebtedness represented by the exchange notes offered hereby was incurred by the Company under the first paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

DESCRIPTION OF THE NOTES

The outstanding notes were issued under an indenture (the “Indenture”) among the Company, as issuer, the Bank of New York Mellon, as trustee (the “Trustee”), and the Guarantors. The exchange notes (the “Notes”) will also be issued under the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Company under the Notes. Copies of the Indenture and the Notes are available upon request.

The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Company” refers only to Sensata Technologies B.V. and not any of its Subsidiaries. The other capitalized terms defined in “—Certain Definitions” below are used in this “Description of the Notes” as so defined. Any reference to a “holder” in this Description of the Notes refers to a holder of the Notes. Any reference to “Notes” or a “series” of Notes in this Description of the Notes refers to the Notes as a class.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general unsecured obligations of the Company;

•

are subordinated in right of payment to all existing and future Senior Debt of the Company, including the Company’s obligations under the Senior Notes and the Senior Secured Credit Facility, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries that are not Guarantors;

•	are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, including the existing Senior Subordinated Notes, and

•	are senior in right of payment to all future Subordinated Indebtedness of the Company, if any.

The Guarantees of each Guarantor in respect of the Notes:

•	are general unsecured obligations of such Guarantor;

•	are subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	are pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor; and

•	are senior in right of payment to all future Subordinated Indebtedness of such Guarantor, if any.

The Indenture permits the Company and the Guarantors to incur additional Senior Debt or Guarantor Senior Debt (as applicable).

As of the date of the Indenture, all of the Subsidiaries of the Company are “Restricted Subsidiaries.” Under the circumstances described under the caption “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company is permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture. Unrestricted Subsidiaries are not guaranteeing any of the Notes.

Principal, Maturity and Interest

The Notes mature on January 15, 2014. Each Note bears interest at the rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in cash to holders of Notes of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, commencing January 15, 2009. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Notes were issued initially in an aggregate principal amount of €141.0 million (a U.S. dollar equivalent of $198.8 million as of December 31, 2008), Series B. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes offered hereby and any Additional Notes subsequently issued under the Indenture are treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the office(s) of the Euro paying agent and/or a co-registrar located in the European Union), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of the Notes as such address appears in the Note Register.

The Notes were issued only in fully registered form, without coupons. The Notes were issued only in minimum denominations of €50,000 and any integral multiple of €1,000 in excess thereof.

The Company has applied to list the Notes on the Luxembourg Stock Exchange. There can be no assurance, however, that a listing will be obtained.

Subordination of the Notes and the Related Guarantees

Senior Debt versus the Notes

The payment of principal, interest, premium, if any, and Additional Interest, if any, on, and other obligations with respect to the Notes and the payment of any related Guarantee are subordinated in right of payment to the prior payment in full of all Senior Debt, or the Guarantor Senior Debt of the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Agreement, the Senior Notes and under any Senior Debt or any Guarantor Senior Debt incurred after the Issue Date.

Some of the Company’s Subsidiaries have not guaranteed the Notes, and, as described below under “—Guarantees,” Guarantees of Subsidiaries may be released under certain circumstances. In addition, future Subsidiaries, including Restricted Subsidiaries, may not be required to Guarantee the Notes. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries and claims of preferred stockholders of such Subsidiaries, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute Senior Debt of such Subsidiaries. Accordingly, the Notes and each Guarantee are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Guarantor Senior Debt, as applicable. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus the Notes

Only Indebtedness of the Company or any Guarantor that is Senior Debt or Guarantor Senior Debt, as applicable, ranks senior to the Notes and the relevant Guarantee, as applicable, in accordance with the provisions of the Indenture. The Notes and each related Guarantee rank pari passu in right of payment with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

Payment of the Notes

The holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect to the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) before the holders of Notes are entitled to receive any payment with respect to the Notes, in the event of any distribution to creditors of the Company:

(1)	in a liquidation or dissolution of the Company;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of that series of Designated Senior Debt.

Payments on the Notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a non-payment default, upon the earliest of (x) the date on which such non-payment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, in each case, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any holder of the Notes receives a payment or distribution in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) when the payment or distribution is prohibited by the subordination provisions of the Indenture, then the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.

A Guarantor’s obligations under its Guarantee of the Notes are senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Guarantor pursuant to its Guarantee are subordinated in right of payment to the rights of holders of Guarantor Senior Debt of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee of the Notes.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors—Risks Related to the Exchange Notes—Your right to receive payment on the notes and the guarantees thereof is subordinated to our and the guarantors’ senior debt, including our Senior Secured Credit Facility and our senior notes.”

Optional Redemption

Redemption with Proceeds of Equity Offerings and Designated Asset Sales

The Indenture provides that at any time prior to January 15, 2010, the Company may, at its option, on one or more occasions redeem, upon not less than 30 nor more than 60 days prior notice, up to 40% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes, as the case may be), at a redemption price equal to 111.25% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (provided that if the Equity Offering is an offering by any direct or indirect parent corporation of the Company, a portion of the net cash proceeds thereof equal to the amount required to redeem any Notes is contributed to the equity capital of the Company), or the Net Proceeds of one or more Designated Asset Sales; provided, however, that

(1)	at least 50% of the aggregate outstanding principal amount of Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation, Notes held by the Company or any of its Affiliates); and

(2)	the redemption occurs within 90 days of the date of closing of such Equity Offering or Designated Asset Sale, as the case may be.

Ordinary Redemption

At any time prior to January 15, 2010, the Notes may be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after January 15, 2010, the Company may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2010	105.625%
2011	102.813%
2012 and thereafter	100.000%

Withholding Tax Redemption

The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 30 days’ notice to the holders (which notice shall be irrevocable and given in accordance with the procedures described in “—Notices”), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, premium, if any, and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise, if the Company determines in good faith that the Company or any Guarantor is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts (as defined below under “—Additional Amounts”) in respect of the Notes pursuant to the terms and conditions thereof, which the Company or such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(a)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined under “—Additional Amounts”) affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that arises after the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder); or

(b)	any change in the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment, or order by a court of competent jurisdiction), on or after the Issue Date or, in the case of a Relevant Taxing Jurisdiction has changed since the Issue Date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, after the date of assumption by the successor person of the obligations thereunder) (each of the foregoing clauses (a) and (b), a “Change in Tax Law”).

Notwithstanding the foregoing, the Company may not redeem the Notes under this provision if a Relevant Taxing Jurisdiction changes under the Indenture and the Company is obligated to pay Additional Amounts as a result of a Change in Tax Law of such Relevant Taxing Jurisdiction which was officially announced at the time the latter became a Relevant Taxing Jurisdiction.

In the case of a Guarantor that becomes a party to the Indenture after the Issue Date or a successor person (including a surviving entity), the Change in Tax Law must become effective after the date that such entity (or another person organized or resident in the same jurisdiction) first makes a payment on the Notes. In the case of Additional Amounts required to be paid as a result of the Company conducting business in an Additional Taxing Jurisdiction (as defined below under “—Additional Amounts”), the Change in Tax Law must become effective after the date the Company begins to conduct the business giving rise to the relevant withholding or deduction.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Company or any Guarantor would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes or the relevant Guarantee, as the case may be, were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to the mailing of any notice of redemption pursuant to the foregoing, the Company will deliver to the Trustee:

(a)	an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Company or any Guarantor or surviving entity taking reasonable measures available to it); and

(b)	a written opinion of independent tax advisers of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Company or a Guarantor or surviving entity, as the case may be, is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to the Indenture.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee of the Notes is subordinated to the applicable Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantees of the Notes are limited as necessary to prevent the Guarantees from constituting fraudulent conveyances or fraudulent transfers under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be released in the event that:

(a)

the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock (including through merger or consolidation) following which the applicable Guarantor is no longer a Subsidiary), or all or substantially all the assets, of the applicable Guarantor occurs, if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales”;

(b)	the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all Indebtedness of the Company or any Restricted Subsidiary or the repayment of all the Indebtedness or Disqualified Stock, in each case, which resulted in an obligation to guarantee the Notes;

(d)	if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e)	such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (7), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any of the other Guarantors.

On the Issue Date, all of the Restricted Subsidiaries of the Company were Guarantors, other than the Company’s Subsidiaries located in the following countries: China, Taiwan, Germany, Italy, France, Spain, Hong Kong, Singapore and India, as well as certain of our subsidiaries in the U.S., the Netherlands, Japan and Mexico.

Additional Amounts

All payments that the Company makes under or with respect to the Notes and that any Guarantor makes under or with respect to any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of the United States, any jurisdiction in which the Company or any Guarantor is incorporated, organized or otherwise resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or by or within any department or political subdivision or governmental authority or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless withholding or deduction is then required by law or by the interpretation or administration of law. If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company or such Guarantor, as the case may be, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each holder or beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will be not less than the amount the holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Neither the Company nor any Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of Notes in respect or on account of:

•	any Taxes that would not have been imposed or levied by a Relevant Taxing Jurisdiction but for the holder’s or beneficial owner’s present or former connection with such Relevant Taxing Jurisdiction

(other than the mere receipt or holding of Notes or by reason of the receipt of payments thereunder or the exercise or enforcement of rights under the Notes, the Indenture or any Guarantee);

•

any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following the Company’s written request addressed to the holder (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request) to comply with any certification or identification requirements, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

•	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

•	any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes;

•

any Tax imposed on or with respect to any payment by the Company or a Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note;

•

any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

•

any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•

any Tax that is imposed or levied on or with respect to a Note presented for payment on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union.

The Company and each Guarantor will (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company and any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Company will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information (other than the identities of holders and beneficial owners) necessary to enable the Trustee or Paying Agent, as the case may be, to pay such Additional Amounts to holders and beneficial owners on the relevant payment date. The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing payment of such Additional Amounts.

Upon request, the Company or the relevant Guarantor will furnish to the Trustee or a holder within a reasonable time certified copies of tax receipts evidencing the payment by the Company or such Guarantor, as the case may be, of any Taxes imposed or levied by a Relevant Taxing Jurisdiction. If, notwithstanding the reasonable best efforts of the Company or such Guarantor to obtain such receipts, the same are not obtainable, then the Company or such Guarantor will provide such holder with other evidence reasonably satisfactory to the Trustee or holder of such payment by the Company or such Guarantor.

The Indenture further provides that, if the Company or any Guarantor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to withhold or deduct any amount on account of the Taxes imposed by such Additional Taxing Jurisdiction from payment under the Notes or the related Guarantees, as the case may be, which would not have been required to be so withheld or deducted but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply as if references in such provision to “Taxes” included taxes imposed by way of withholding or deduction by any such Additional Taxing Jurisdiction (or any political subdivision thereof or therein).

In addition, the Company and each Guarantor will pay (i) any present or future stamp, issue, registration, court documentation, excise or property taxes or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, delivery or registration of the Notes, any Guarantee or the Indenture or any other document or instrument referred to thereunder and any such taxes, charges, duties or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, such Guarantee or the Indenture or any such other document or instrument following the occurrence of any Event of Default with respect to the Notes, and (ii) any stamp, court, or documentary taxes (or similar charges or levies) imposed with respect to the receipt of any payments with respect to the Notes or such Guarantee. Neither the Company nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of a Note.

The preceding provisions survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

Whenever the Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes (including payments thereof made pursuant to any Guarantee), such reference includes the payment of Additional Amounts, if applicable.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (in a principal amount equal to €50,000 or an integral multiple of €1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption “—Optional Redemption” with respect to all outstanding Notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note of the same series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount equal to €50,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company is not required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a valid notice of redemption for all of the Notes has been given pursuant to the terms of the Indenture as described under “—Optional Redemption” unless and until such notice has been validly revoked or there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement prohibits the Company from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. The Indenture provides that, prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant under the Indenture, the Company must either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. If the Company does not repay such Senior Debt or obtain such consents, the Company will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Agreement. In such circumstance, the subordination provisions of the Indenture would likely restrict payment to the holders of Notes.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

In addition, any repurchase of Notes upon a Change of Control constitutes a Restricted Payment under the Senior Indenture until the Change of Control Offer for the Senior Notes is completed. See “—Certain Covenants—Restricted Payments.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined in good faith by the Company’s Board of Directors; and

(3)	except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the related Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the

Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets of the Company as of the end of the Company’s most recently ended fiscal quarter prior to the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option:

(1)	to permanently reduce Obligations under Senior Debt of the Company or any Guarantor Senior Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2)	in the case of a Designated Asset Sale, as provided for in the definition of Designated Asset Sales; or

(3)	to (A) make an investment in any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) make capital expenditures or (C) make an investment in other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(4)	to make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds,” provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (1), (2), (3) or (4) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company, or the applicable Restricted Subsidiary, will make an offer (an “Asset Sale Offer”) to all holders of the Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company, or the applicable Restricted Subsidiary (including the Company), may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company, or the applicable Restricted Subsidiary (including the Company), may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Credit Agreement prohibits the Company from purchasing Notes, and provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In addition, any repurchase of Notes following an Asset Sale will constitute a Restricted Payment under the Senior Indenture until the Asset Sale Offer for the Senior Notes is completed. See “—Certain Covenants—Restricted Payments.”

The Company, or the applicable Restricted Subsidiary, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company, or the applicable Restricted Subsidiary, will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of €1,000 or less can be redeemed in part; provided that no Notes will be redeemed in part if the resulting note would have a minimum denomination that is less than €50,000. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that (x) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture and (y) redemption notices may be mailed less than 30 days prior to a redemption date if the notice is issued in connection with a redemption using the Net Proceeds of one or more Designated Asset Sales. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants Upon Change in Ratings

If on any date following the Issue Date:

(1)	the Notes are rated Investment Grade by both Rating Agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”),

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Certain Covenants—Restricted Payments;”

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Certain Covenants—Transactions with Affiliates;” and

(6)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets” (collectively, the “Suspended Covenants”).

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “Certain Covenants—Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the Indenture; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture, for the Notes or the related Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable covenant had remained in effect during such period.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)

declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company (B) dividends or distributions by a

Restricted Subsidiary payable solely to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) provided that the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)	make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from March 31, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)

100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after April 27, 2006 from the issue or sale of (x) Equity Interests of the Company (including a resale of Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent corporations to members of management, directors or consultants of the Company, any direct or indirect parent corporation of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount, (v) Excluded Contributions and (vi) Disqualified Stock) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after April 27, 2006 (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)	without duplication of any amounts included in clause (4) of the next succeeding paragraph and to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after April 27, 2006 by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent corporation of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $7.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after April 27, 2006 plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after April 27, 2006 (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6)

the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after April 27, 2006 and the declaration and payment of dividends to any direct or indirect parent corporation of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent corporation of the Company issued after April 27, 2006; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after April 27, 2006;

(7)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)	the payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(11)	cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the offering of the Notes, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(12)	distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(13)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14)	the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Company in amounts required for such Person to pay, without duplication:

(A)	franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)	income taxes to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Company and the Restricted Subsidiaries would be required to pay for such fiscal year were the Company and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C)	customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)	general corporate overhead and operating expenses for such direct or indirect parent corporation of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(E)	reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent corporation of the Company; and

(F)	its obligations under the Advisory Agreement (as in effect on the Issue Date);

(15)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(16)	the declaration or payment of Restricted Payments that are made with the proceeds of Designated Asset Sales; provided, however, that any such Restricted Payments made other than pursuant to clause (y) of the definition of “Designated Asset Sales” shall not exceed $200.0 million in the aggregate; and

(17)	the dividend or distribution of a Restricted Investment consisting of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) to the extent such Restricted Investment was included in the calculation of the amount of Restricted Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (5), (6), (8), (10), (12), (13) or (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset (s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $50.0 million.

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant does not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the Credit Agreement together with the incurrence by the Company and any Restricted Subsidiaries of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, of $1,800.0 million outstanding at any one time, less the amount of (x) all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by any obligor thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales; and (y) all principal payments actually made by any obligor thereunder in respect of Indebtedness thereunder with the Net Proceeds from Designated Asset Sales;

(2)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including, in each case, any Guarantee thereof) issued on the Issue Date and the incurrence by the Company and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Notes issued on the Issue Date (including any Guarantee thereof);

(3)	Existing Indebtedness (other than Indebtedness described in clauses (1) or (2));

(4)	Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $50.0 million and (y) an amount equal to 2.0% of Consolidated Total Assets as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available;

(5)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiary in connection with such disposition;

(7)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided,

however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)	Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10)	obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11)	Indebtedness of the Company or any Guarantor or Preferred Stock of any Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $150.0 million;

(12)	(x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, any such guarantee of the Company or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes and such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indenture, and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(13)

the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clauses (14) and (21) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the related Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred

Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced and (y) the Stated Maturity of any Notes then outstanding; and provided further that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

(14)	Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15)	Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17)	Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18)	Indebtedness incurred by a Restricted Subsidiary, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of $50.0 million and 1.0% of Consolidated Total Assets as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available;

(19)	Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent corporations permitted by the covenant described under the caption “—Restricted Payments;”

(20)	Contribution Indebtedness;

(21)	Indebtedness of the Company or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Guarantor of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, (A) would have been at least 1.5 to 1 for any incurrence of Indebtedness on or prior to December 31, 2007, and would have been at least 1.75 to 1 for any incurrence of Indebtedness thereafter, and (B) would have been greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; and

(22)	Indebtedness of the Company and any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge.”

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (22) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering

The Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) or Guarantor Senior Debt (including Acquired Debt) of the Company or such other Guarantor, as the case may be, unless such Indebtedness is either:

(1)	Senior Subordinated Indebtedness; or

(2)	subordinate or junior in right of payment to the Notes or the related Guarantee, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Indebtedness subordinated to the Notes or the related Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes and any related Guarantees are equally and ratably secured,

except that the foregoing shall not apply to:

(i)	Liens existing on either April 27, 2006 or the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)	Liens securing the Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes issued and secured by a Lien, in each case, in accordance with the terms of the Indenture) and the related Guarantees;

(iii)	Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(iv)	Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2)	the Indenture, the Notes and the related Guarantees (including any Exchange Notes issued with respect to the Notes and related Guarantees);

(3)	purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	other Indebtedness or Preferred Stock of the Company or any Guarantor, in each case, that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)	customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not materially affect the Company’s and the Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case, as and when due; provided further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date; and

(13)	Indebtedness incurred pursuant to clause (18) of the second paragraph under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)

either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is, in the case of the Company, a corporation or limited liability company organized or existing under the laws of any member state of the European Union, the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”), provided that at any time the Successor Company is a limited liability company, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this covenant;

(2)	the Successor Company (if other than the Company) assumes all the obligations of the Company, under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

The Indenture also provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “—Guarantees.” For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

For avoidance of doubt, it is agreed that, for all purposes under the Indenture, a sale, transfer or disposition of the properties or assets of the Company and its Subsidiaries that, in the aggregate accounted for no more than two-thirds of the Company’s aggregate EBITDA during the four most recent consecutive fiscal quarters prior to the date of such sale, transfer or disposition for which financial statements are available (as specified in an Officers’ Certificate delivered to the Trustee), shall be deemed not to be a sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be so released.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the foregoing, clause (3) and (4) above will not apply to (a) a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries, (b) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary (provided that, in the event that such Restricted Subsidiary is a Guarantor, it may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets solely to the Company or another Guarantor) or (c) the Company merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)	(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (l) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, the Board of Directors of the Company shall also have received a written opinion as to the fairness to the Company and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)	Restricted Payments and Permitted Investments (other than pursuant to clauses (3), (10) and (11) of the definition thereof) permitted by the Indenture;

(3)	the payment to the Sponsors, any of their Affiliates, and officers of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to (A) the Advisory Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Advisory Agreement) or (B) other agreements as in effect on the Issue Date that are (x) entered into in connection with the Transactions and (y) as described in this prospectus or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(4)	the payment of reasonable and customary compensation and fees to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent corporations, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(5)

payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7)	payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(8)	payments made or performance under any agreement as in effect on the Issue Date or described in the prospectus (other than the Advisory Agreement and the Shareholders Agreements, but including, without limitation, each of the other agreements entered into in connection with the Transactions);

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreements (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however; that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreements or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(11)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(12)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(13)	investments by the Sponsors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(14)	any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

On or after the Issue Date, the Company will cause (a) each of its Domestic Subsidiaries or Material Foreign Subsidiaries (other than an Unrestricted Subsidiary) that incurs Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clause (5), (6), (7), (8), (9), (10), (15) or (18) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (b) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or Form 20-F if the Company is a “foreign private issuer” as such term is defined under the rules and regulations of the Commission), if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations for a filer that is not an “accelerated filer” (as defined in such rules and regulations), unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The reports referred to in clauses (1) and (2) above are also obtainable at the office of the Luxembourg paying agent, The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1 A Hoehenhof, L-1736 Senningerberg, Luxembourg.

In addition, if at any time any direct or indirect parent of the Company becomes a Guarantor (there being no obligation of any such parent to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)	the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2)	the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3)	the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)	a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)	certain events of bankruptcy affecting the Company or any Significant Subsidiary;

(6)	the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7)

the Guarantee (with respect to the Notes) of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any

Guarantee (with respect to the Notes), other than by reason of the release of such Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days.

If an Event of Default under the Indenture (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable, provided, however, that so long as any Indebtedness permitted to be incurred under the Credit Agreement is outstanding, such acceleration under the Notes and the Indenture shall not be effective until the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the Indenture as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default under the Indenture of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default under the Indenture or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on the Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes issued under the Indenture, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default under the Indenture, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any of its Subsidiaries or any of its direct or indirect parent corporations, as such, has any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture and the Notes issued thereunder are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on the Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to the Company or any Significant Subsidiary) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in Euros, non-callable European Government Securities, or a combination of cash in Euros and non-callable European Government Securities, in amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the ease of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes issued thereunder will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes issued thereunder will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing under the Indenture on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)	the Company must deliver to the Trustee an opinion of counsel to the effect that: (a) the trust funds will not be subject to any rights of holders of Senior Debt or Guarantor Senior Debt, including, without limitation, those arising under the Indenture; and (b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit, or if longer, the day immediately following the last day on which the deposit may be set aside as preferential payment under applicable law, and assuming that no holder is an “insider” of the Company under applicable bankruptcy law, after such day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(7)

the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes issued thereunder over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance of the Notes have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes issued thereunder and held by a non-consenting holder):

(1)	reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note issued thereunder or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(3)	reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a non-payment default and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes issued thereunder to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes or impair the right of any holder of the Notes to institute suit for the enforcement of any payment on or with respect to the Notes;

(7)	waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders” except as set forth in item (10) below);

(8)	make any change in the ranking or priority of any Note issued thereunder that would adversely affect the holders of the Notes issued thereunder;

(9)	modify the Guarantees in any manner adverse to the holders of the Notes;

(10)	amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Indenture;

(4)	to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to secure the Notes;

(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7)	to add a Guarantee of the Notes;

(8)	to conform the text of the Indenture or the Notes to any provision of this Description of the Notes;

(9)	to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture; or

(10)	to release a Guarantor of the Notes upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all the Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)	all the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in Euros, non-callable European Government Securities, or a combination of cash in Euros and non-callable European Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing under the Indenture on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee under the Indenture becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing thereunder, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes issued thereunder, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee and Common Depositary

The Company has initially appointed The Bank of New York Mellon, as the paying agent and common depositary for the Notes. The Company may at anytime appoint new calculation agents, paying agents, transfer agents and registrars. However, the Company will at all times maintain a paying agent in New York City and Luxembourg until the Notes are paid.

Luxembourg Listing

We have applied to list the Notes on the official list of the Luxembourg Stock Exchange and to trade the Notes on the Euro MTF market of such Exchange. We will use our best efforts to obtain the listing of the Notes on the Luxembourg Stock Exchange. The Bank of New York (Luxembourg) S.A. is the Luxembourg listing agent, and The Bank of New York (Luxembourg) S.A. will be the Luxembourg paying agent and Luxembourg transfer agent in respect of the Notes. We will maintain such agencies so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. The address and telephone number of the Luxembourg listing agent, Luxembourg paying agent and Luxembourg transfer agent are set forth on the back cover of this prospectus.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the notes register, not later than the latest date, and not earlier than the earliest date, prescribed in the Notes for the giving of such notice. As long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, we will also give notices to holders by publication either in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange, www.bourse.lu. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for us to publish the notice, then we, or the Trustee acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Jurisdiction

The Company has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in The City of New York, New York, United States, and any appellate court from any thereof. Each of the Company and the Guarantors has appointed Corporation Service Company located at 1177 Avenue of the Americas, 17th Floor, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in The City of New York in connection with either Indenture or the Notes.

Waiver of Immunities

To the extent that the Company may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Company or the Company’s assets, whether or not claimed, the Company has irrevocably agreed for the benefit of the holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

The Company has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any Notes is expressed in a currency other than U.S. dollars, the Company will indemnify the relevant holder against any deficiency arising from any variation in rates of exchange between the date as of which the U.S. dollars currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Company’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the Notes.

Form, Denomination and Registration

The Notes were issued in registered form without interest coupons. No Notes were issued in bearer form. The Notes were issued in registered form in denominations of €50,000 and integral multiples of €1,000. The Company has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, the City of New York and to maintain a paying agent and transfer agent in Luxembourg. The Company has initially appointed The Bank of New York (Luxembourg) S.A., as its Luxembourg paying agent and transfer agent for the Notes. The transfer agent will keep a register, subject to such reasonable regulations as the Company may prescribe.

The Notes

The Notes (the “Global Notes”) will be represented by one or more notes in registered, global form without interest coupons.

The Global Notes will be deposited upon issuance with The Bank of New York Mellon as common depositary for Euroclear and Clearstream, and registered in the name of The Bank of New York Mellon or its nominee, in each case for credit to an account of a direct or indirect participant in Euroclear or Clearstream as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only by Euroclear and Clearstream to the common depositary, as the case may be, or by the common depositary to Euroclear and Clearstream, respectively, or to another nominee or successor thereof or a nominee of such successor. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below.

Transfers between participants in Euroclear and Clearstream will be conducted in accordance with the applicable rules and procedures of Euroclear and Clearstream and will be settled in immediately available funds. These rules may change from time to time. Any secondary market-trading activity in beneficial interests in the Global Notes is expected to occur through the account holders and intermediaries, as the case may be, of Euroclear and Clearstream, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Depositary Procedures

The following description of the operations and procedures of Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company does not take any responsibility for these operations and procedures and you are urged to contact the system or their participants directly to discuss these matters.

Euroclear and Clearstream each hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants.

Euroclear and Clearstream provide various services to their participants including, safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream also interface with domestic securities markets.

Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Account holders overall contractual relations with Euroclear and Clearstream are governed by the respective rules and operating procedures of Euroclear and Clearstream and any applicable laws. Euroclear and Clearstream both act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

Investors who hold accounts with Euroclear and Clearstream may acquire, hold and transfer security entitlements with respect to the Global Notes against Euroclear or Clearstream and its respective property by book-entry to accounts with Euroclear or Clearstream, each of which has an account with the common depositary and subject at all times to the procedure and requirements of Euroclear or Clearstream, as the case may be. The term security entitlement means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights. Investors who do not have accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the Global Notes against the securities intermediary and its property with which such investors hold accounts by book-entry to accounts with such securities intermediary, which in turn may hold a security entitlement with respect to such Global Notes through Euroclear or Clearstream. Investors electing to acquire security entitlements with respect to Global Notes through an account with Euroclear or Clearstream or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. Security entitlements with respect to Global Notes to be acquired through an account with Euroclear or Clearstream will be credited to such account as of the settlement date against payment in (Euros) for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to Global Notes through an account with Euroclear, Clearstream or some other securities intermediary other than in connection with the initial distribution of the Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

The common depositary has also advised the Company that, pursuant to procedures established by it in conjunction with Euroclear and Clearstream:

(1)	upon deposit of the Global Notes, the common depositary will credit the accounts of Euroclear and Clearstream participants designated by the placement agents with portions of the principal amount of the Global Notes; and

(2)	ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the common depositary, with respect to the participants, or by the participants and the indirect participants, with respect to other owners of beneficial interests in the Global Notes.

Investors in the Global Notes may hold their interests therein directly through Euroclear or Clearstream, if they are participants in such system, or indirectly through organizations, which are participants in such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes to such persons will be limited to that extent. Because Euroclear and Clearstream can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in the Global Notes to pledge such interests to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of Notes. So long as the common depositary is the registered owner or holder of the Global Notes, such party will be considered the sole owner or holder of the Notes represented by such Global Notes under the Indenture and the Notes. Accordingly, each person owning a beneficial interest in Global Notes must rely on the procedures of Euroclear and Clearstream, as the case may be, and their account holders to exercise any rights and remedies of a holder of Notes under the Indenture. Payments of principal and interest on the Global Notes will be made to the common depositary on behalf of Euroclear and Clearstream as the registered owners thereof.

Payments in respect of the principal of and interest on, Global Notes registered in the name of the common depositary or its nominee are payable to the common depositary in its capacity as the registered noteholder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor any agent on its behalf, nor the Trustee has or will have any responsibility or liability for:

(1)	any aspect of the common depositary’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the common depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of Euroclear and Clearstream or any of its participants or indirect participants.

It is the current practice of Euroclear and Clearstream, upon receipt of any payment in respect of securities like the Notes, including principal and interest, to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of the common depositary, unless the common depositary has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants, as the case may be, and will not be the responsibility of Euroclear, Clearstream, the Trustee, or the Company. Neither the Company nor the Trustee will be liable for any delay by Euroclear and Clearstream or any of their participants or indirect participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from Euroclear, Clearstream, the common depositary or its nominee for all purposes.

Euroclear and Clearstream will take any action permitted to be taken by a noteholder only at the direction of one or more participants to whose account the common depositary has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the Indenture, each of Euroclear and Clearstream reserves the right to exchange the Global Notes for definitive registered Notes in certificated form, and to distribute the Notes to their participants.

Although Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the placement agents or the Trustee nor any of their respective agents will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Definitive Notes

Global Notes are exchangeable for definitive Notes in registered certificated form (the “Certificated Notes”) if:

(1)	the common depositary notifies the Company that it is unwilling or unable to continue as common depositary for the Global Notes and the Company thereupon fails to appoint a successor common depositary within 90 days;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes representing Notes; or

(3)	there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

Noteholders wishing to receive a Certificated Note will be required to identify their beneficial ownership interest in the respective Global Note by specifying whether they beneficially own Notes offered and sold in reliance on Rule 144A or Regulation S. Certificated Notes offered and sold in reliance on Rule 144A or Regulation S, as the case may be, delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream and the common depositary (in accordance with their customary procedures) and will bear the applicable legend referred to herein under “Transfer Restrictions,” unless the Company determines otherwise in compliance with applicable law. Notice of such exchange will be made by publication as described in “—Notices.”

To the extent permitted by law, the Company, the Trustee and any paying agent shall be entitled to treat the person in whose name any Certificated Note is registered as the absolute owner thereof. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of the Certificated Notes, if any, and any other provisions customary for a registered debt security. Any payments in respect of a Certificated Note will be made to the note holder appearing on the register at the close of business on the record date at the address shown in the register.

Transfer and Exchange of Certificated Notes

In the event that Certificated Notes are issued, a noteholder may transfer or exchange the Certificated Notes in accordance with the Indenture. The registrar and the trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes and fees required by law or permitted by the Indenture. In addition, transfers and exchanges of Certificated Notes will be subject to such procedures, which will be substantially consistent with the procedures described above with respect to the Global Notes (including the certification requirements intended to ensure that transfers and exchanges comply with applicable securities laws), as may from time to time be adopted by the Company and the registrar.

If Certificated Notes are issued, the Company will appoint The Bank of New York Mellon, or such other person located in London or Luxembourg and reasonably acceptable to the Trustee, as an additional paying and transfer agent. Upon the issuance of Certificated Notes, holders will be able to transfer and exchange Certificated Notes at the London or Luxembourg office of such paying and transfer agent provided that all transfers and exchanges must be affected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the registrar. In the case of a transfer in part of a Certificated Note, a new Certificated Subordinated Note in respect of the balance of the principal amount of the Certificated Note not transferred will be delivered at the office of the registrar or relevant transfer agent, as the case may be, or (at the risk and, if mailed at the request of the transferor otherwise than by ordinary uninsured mail, at the expense of the transferor) sent by mail to the transferor.

Same Day Settlement and Payment

Payments on the Notes will be made at the office or agency of one or more paying agents unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. All payments on the Notes will be made in Euros. The Notes represented by the Global Notes are expected to be listed on the Luxembourg Stock Exchange and to trade in the same-day funds settlement systems of Euroclear and Clearstream, and any permitted secondary market trading activity in the Notes will, therefore, be required by Euroclear and Clearstream to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Advisory Agreement” means the Advisory Agreement dated April 27, 2006, by and among the Sponsors, the Company and Affiliates of each of the Sponsors, as in effect on the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any Note, on any applicable redemption date, the greater of (a) 1.0% of the then outstanding principal amount of such Note and (b) the excess of (x) the present value at such redemption date of the sum of the redemption price of such Note (such redemption price being set forth in the table appearing under the caption “—Optional Redemption—Ordinary Redemption”) plus all required interest payments due on such Note, through January 15, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points over (y) the then outstanding principal amount of such Note.

“Asset Sale” means (i) the, sale, conveyance, transfer, lease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)	a disposition of Cash Equivalents or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)	the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries made pursuant to clause (10) of the definition of “Permitted Investments”);

(8)	foreclosures on assets or transfers by reason of eminent domain;

(9)	disposition of an account receivable in connection with the collection or compromise thereof;

(10)	sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11)	a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership having only one general partner, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means, as of any applicable redemption date, the yield to maturity as of such redemption date of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two business days (but not more than five business days) prior to such redemption date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such redemption date to January 15, 2010; provided, however, that if the period from the redemption date to January 15, 2010 is not equal to the constant maturity of direct obligations of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such redemption date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

“Capital Stock” means:

(1)	in the case of a corporation, capital stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means any of the following:

(1)	readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(2)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Credit Agreement or (ii) (a) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250.0 million (any such bank in the foregoing clauses (i) or (ii) being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(3)	commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(4)	repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer (including any lender under the Credit Agreement), in each case, having capital and surplus in excess of $250.0 million for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(5)	Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250.0 million and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (1), (2), (3), or (4) of this definition;

(6)	solely with respect to the Company and any Foreign Subsidiary, non-U.S. dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Person maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(7)	readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the Netherlands or any member nation of the European Union whose legal tender is the Euro and which are denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the three highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the Netherlands or any such member nation of the European Union is pledged in support thereof.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d) (3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any entity of which it is a Subsidiary; or

(3)	the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election by such Board of Directors, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, and any loss on the early extinguishment of Indebtedness, in each case, relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and less (c) interest income actually received or receivable in cash for such period; provided, however, that Securitization Fees shall be deemed not to constitute Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Consolidated Indebtedness as of the date of determination to (b) the aggregate amount of EBITDA of the Company for the period of the four most recent consecutive fiscal quarters prior to the date of such determination for which financial statements are available. The Consolidated Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, signing bonus, transition and other restructuring costs and litigation settlements or losses) shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3)	any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss;

(5)	solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (3) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein.

(6)	non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations shall be excluded;

(8)	unrealized gains and losses from Hedging Obligations or “embedded derivatives” that require the same accounting treatment as Hedging Obligations shall be excluded;

(9)	the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to April 27, 2006 resulting from the application of SFAS Nos. 142 and 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(10)	any purchase accounting adjustments (including the impact of writing up inventory or deferred revenue at fair value), amortization, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisition, merger, consolidation, disposition or similar transaction, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Consolidated Total Assets” means the total consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP; provided, however, that Consolidated Total Assets as of any date prior to April 27, 2006 shall be measured after giving pro forma effect to the Transactions.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after April 27, 2006, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A) (x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Senior Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes; and

(2)	such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Controls Business” means the assets and operations of the Company and its Restricted Subsidiaries related to the manufacture, marketing or sale of controls.

“Credit Agreement” means that certain credit agreement, dated as of April 27, 2006, among the Company, the “Parent” (as defined therein), the “U.S. Borrower” (as defined therein), the other lender parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, the lenders party thereto, Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., in each case, as Joint Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Goldman Sachs Credit Partners, L.P., as Documentation Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement adding or changing the borrower or guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means Asset Sales of the Controls Business substantially as an entirety, which are designated as “Designated Asset Sales,” pursuant to an Officers’ Certificate executed by the principal executive or financial officer of the Company on the date of sale provided, however, that the Company shall apply the Net Proceeds of any Designated Asset Sale, (x) first, to repay Secured Indebtedness, but only to the extent necessary to ensure that, after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the Company’s Secured Indebtedness Leverage Ratio would be no greater than the Company’s Secured Indebtedness Leverage Ratio immediately prior to such Designated Asset Sale, (y) second, to redeem the Senior Notes, the Senior Subordinated Notes and the Notes, in aggregate principal amounts on a pro rata basis based on outstanding principal amounts thereof as of the end of the Company’s most recently concluded fiscal quarter for which a balance sheet is available, in the case of the Notes in accordance with the covenant described under “—Optional Redemption—Redemption with Proceeds of Equity Offerings and Designated Asset Sales” in

amounts sufficient to ensure that, after giving pro forma effect to such Designated Asset Sale and the application of such Net Proceeds, the Company’s Consolidated Leverage Ratio would be no greater than the Company’s Consolidated Leverage Ratio immediately prior to such Designated Asset Sale, provided further that, if the terms of the covenant described under “—Optional Redemption—Redemption with Proceeds of Equity Offerings and Designated Asset Sales” will not allow the Company to redeem the Notes in amounts sufficient to satisfy this clause (y), then the Company shall be permitted to repay any other Indebtedness in amounts sufficient to satisfy this clause (y) and (z) thereafter, in any other manner otherwise permitted under the Indenture, including without limitation, to make a Restricted Payment pursuant to clause (16) of the second paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent corporation of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Designated Senior Debt” means:

(1)	any Bank Indebtedness that constitutes Senior Debt;

(2)	the Senior Notes and Guarantees relating thereto; and

(3)	any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company in the instrument evidencing that Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or transferred by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state or territory of the United States or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)	the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(2)	Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4)	any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Advisory Agreement in connection with the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5)	the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6)	any other non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7)	any net gain or loss resulting from Hedging Obligations relating to currency exchange risk, plus

(8)	the amount of any expense for minority interests consisting of Subsidiary income attributable to minority equity interests of third parties in any Guarantor deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(9)	the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Advisory Agreement, plus

(10)	Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

(11)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less

(12)	non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (which has not been obtained) and would not be restricted from being so dividended, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent corporations (excluding Disqualified Stock of the Company), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent corporations registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“European Government Securities”, means any security that is (a) a direct obligation of any country that is a member state of the European Monetary Union for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve month period following such transaction or (D) that have been added to pro forma EBITDA to calculate pro forma Adjusted EBITDA as set forth in this prospectus in footnote 4 under “Summary—Summary Historical and Unaudited Pro Forma Financial Data” (without duplication of amounts otherwise included in the calculation of EBITDA) and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Notes outstanding) during such period (excluding items eliminated in consolidation or combination) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued (other than dividends that are payable only at such time as there are no Notes outstanding) during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes issued thereunder by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that issues a Guarantee of the Notes, either on or after the Issue Date in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors were each a Restricted Subsidiary that is a guarantor under the Credit Agreement.

“Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1)	all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2)	all monetary obligations of every nature of such Guarantor under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest, if any, fees, expenses and indemnities (and guarantees thereof); and

(3)	all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1)	any Indebtedness of such Guarantor to a Subsidiary of such Guarantor (other than any Securitization Repurchase Obligation);

(2)	Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3)	Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4)	Indebtedness represented by Capital Stock;

(5)	any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

(6)	that portion of any Indebtedness incurred in violation of any of the covenants contained under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Limitations on Layering”;

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)	in respect of borrowed money,

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iii)	representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business and (b) any earn-out obligations, until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or

(iv)	representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon the balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP;

(b)	Disqualified Stock of such Person;

(c)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(d)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien (other than a Lien on Capital Stock of an Unrestricted Subsidiary) on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the normal course of business and not in respect of borrowed money, (b) obligations under or in respect of Securitization Financings, or (c) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction.”

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade” means (1) BBB—(with a stable outlook) or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 (with a stable outlook) or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means the date the Notes were issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Foreign Subsidiary” means, any Foreign Subsidiary that (a) contributed 5.0% or more of the consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended on or prior to the date of determination, (b) had consolidated assets representing 5.0% or more of the total consolidated assets of the Company on the last day of the most recent fiscal quarter ended for which internal financial statements are available on or prior to the date of determination or (c) owns any Material Intellectual Property or any Material Real Property; provided, that the Company shall be required to designate one or more Foreign Subsidiaries that would not otherwise satisfy the foregoing requirements as Material Foreign Subsidiaries to the extent that (a) the aggregate amount of the consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended for which internal financial statements are available attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0% or more of the consolidated EBITDA of the Company and its Subsidiaries for such period or (b) the total consolidated assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries or otherwise Guarantors would otherwise exceed 10.0% or more of the total consolidated assets of the Company on the last day of the most recently-ended fiscal quarter for which internal financial statements are available. Notwithstanding the foregoing, no Foreign Subsidiary shall be deemed a Material Foreign Subsidiary if the jurisdiction of its incorporation or formation prohibits by law, rule, regulation or order such Foreign Subsidiary from providing a Guarantee that would otherwise be required pursuant to the covenant described under “—Certain Covenants—Additional Guarantees” provided that the Company delivers an Officers’ Certificate to the Trustee citing the applicable provision of local law that prohibits the Guarantee.

“Material Intellectual Property” means any intellectual property that in the good faith determination of the Board of Directors or senior management of the Company (x) is material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, or (y) could reasonably be expected to become material to such operation.

“Material Real Property” means fee owned real property (a) with a value in excess of $5.0 million or (b) in the good faith determination of the Board of Directors or senior management of the Company, where manufacturing operations that are material to the operation or the business of the Company and its Restricted Subsidiaries, taken as a whole, are conducted.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary, or any equivalent, of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or the equivalent, of the Company.

“Permitted Asset Swap” means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Company or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the Company or such Restricted Subsidiary is (x) less than $30.0 million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $30.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) each of the Sponsors and their respective Affiliates, but not including, however, any portfolio companies of any of the Sponsors, (ii) Officers, provided that if such Officers beneficially own more shares of Voting Stock of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or acquired by Officers within 90 days immediately following the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders, and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Sponsors, Affiliates and Officers (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group”.

“Permitted Investments” means

(1)	any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing either on April 27, 2006 or as of the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6)	loans and advances to employees and any guarantees made in the ordinary course of business, but in any event not in excess of $10.0 million in the aggregate outstanding at any one time;

(7)	any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt;”

(9)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)	any Investments by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Total Assets of the Company as of the end of the Company’s fiscal quarter most recently ended prior to the date on which such Investment is made for which financial statements are available (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)	Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(13)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)	Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(15)	any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition.

“Permitted Junior Securities” means

(1)	Equity Interests in the Company, any other Guarantor or any direct or indirect parent of the Company issued pursuant to a plan of reorganization or readjustment; or

(2)	unsecured debt securities of the Company issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt of the Company or, as applicable, Guarantor Senior Debt of the relevant Guarantor (and any debt securities issued in exchange for Senior Debt or such Guarantor Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture;

provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means the following types of Liens:

(1)	deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)	Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)	Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens in favor of the Company or any Restricted Subsidiary;

(8)	Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on April 27, 2006 or referred to in clauses (3), (4) and (20)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)	Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(10)	Liens for taxes, assessments or other governmental charges or levies not yet delinquent or the failure to pay would not result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)	judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)	pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)	Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unified and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries (including the Company) or (y) secure any Indebtedness;

(16)	the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

(18)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)	Liens modifying or replacing Liens in existence on April 27, 2006; provided, however, that such Liens are no less favorable to the holders of the Notes, taken as a whole;

(20)	(A) other Liens securing Indebtedness having a principal amount not to exceed $50.0 million at any time outstanding and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of the Company or any Restricted Subsidiary; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(21)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(24)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(25)	Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(26)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)	security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)	Liens to secure Indebtedness incurred pursuant to clauses (11) and (22) of the definition of “Permitted Debt;”

(29)	landlords’ and lessors’ liens in respect of rent not in default for more than sixty (60) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(30)	Liens in favor of customs and revenue authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations, in each case for sums not overdue by more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(31)	Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(32)	Liens on the Capital Stock of Unrestricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million, the fair market value thereof shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “—”: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Registration Rights Agreement” means the Registration Rights Agreement among the Company, the Guarantors and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and Goldman, Sachs & Co. as placement agents, relating to the registration of the Notes under the Securities Act.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset Securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Company whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1)	all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all monetary obligations of every nature of the Company under, or with respect to, the Senior Notes, including, without limitation, obligations to pay principal, premium, interest and Additional Interest, if any, fees, expenses and indemnities (and guarantees thereof); and

(3)	all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(1)	any Indebtedness of the Company to a Subsidiary of the Company (other than any Securitization Repurchase Obligation);

(2)	Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3)	Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4)	Indebtedness represented by Capital Stock;

(5)	any liability for federal, foreign, state, local or other taxes owed or owing by the Company;

(6)	that portion of any Indebtedness incurred in violation of the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants—Limitations on Layering”;

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

“Senior Indenture” means the indenture, dated April 27, 2006, among the Company, the guarantors parties thereto and The Bank of New York Mellon, as trustee, relating to the Senior Notes.

“Senior Notes” means the 8% senior notes of the Company due 2014.

“Senior Subordinated Indebtedness” means the Senior Subordinated Notes and the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) of the Senior Subordinated Notes and the Notes and any other Indebtedness of the Company or a Guarantor that specifically provides that such Indebtedness is to rank pari passu with the Existing Notes, the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or such Guarantor which is not Senior Debt (in the case of the Company) or Guarantor Senior Debt (in the case of a Guarantor).

“Senior Subordinated Notes” means the 9% Senior Subordinated notes of the Company due 2016.

“Shareholders Agreements” means the Shareholders Agreements dated as of April 27, 2006 by and among the Company/Parent and the investment funds affiliated with the Sponsors and certain of their limited partners that are signatories thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions and this offering of the Notes.

“Sponsors” means Bain Capital Partners LLC and its Affiliates and Unitas Capital Ltd.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes or the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all indebtedness of the Company and its consolidated Subsidiaries outstanding as of such date of determination, after giving effect to any incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

“Transactions” means the transactions contemplated by (i) the Credit Agreement and (ii) the offering of the Senior Notes and the Senior Subordinated Notes.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company (other than the Company) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary, but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the

Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (x) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation. Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred thereunder and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended from time to time (the ”Code”) its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus (including any attachments or schedules) was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus (including any attachments or schedules) was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the prospectus. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This discussion is limited to persons who hold notes as capital assets within the meaning of Section 1221 of the Code. The discussion does not cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by particular purchasers of notes, and does not address state, local, non-U.S. or other tax laws. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of purchasers of notes subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, regulated investment companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes or investors in such entities, real estate investment trusts, purchasers liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, purchasers that will hold the notes as part of a straddle or hedging, constructive sale, integrated or conversion transaction for U.S. federal income tax purposes, a person that actually or constructively owns more than 10% of the voting stock of one of our parent companies, traders in securities that have elected the mark-to-market method of accounting for their securities, or purchasers whose functional currency is not the U.S. dollar). This discussion assumes that, for U.S. federal income tax purposes, the notes are treated as debt.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust (i) the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that was in existence on August 20, 1996, was treated as a United States person prior to such date, and that has a valid election in place to continue to be treated as a U.S. person. The term “Non-U.S. Holder” means any beneficial owner of a note that is neither a U.S. Holder nor a partnership.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding a note, and partners in a partnership holding a note, should consult their tax advisors.

U.S. federal income tax consequences materially different than those described herein may apply in the case of the purchase, ownership and disposition of Additional Notes. See “Description of the Notes—Principal, Maturity and Interest.”

This discussion is for general information only. Any discussion of U.S. federal tax issues in this prospectus is not intended to be, and should not be construed to be, legal or tax advice to any particular investors who purchase the notes. We urge prospective investors to consult their own independent tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

Consequences to U.S. Holders

Payment of Interest/Original Issue Discount. A U.S. Holder will be taxed on the stated interest on a note at ordinary income rates at the time at which such interest accrues or is received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is possible that the notes were issued with “original issue discount” for U.S. federal income tax purposes, which generally is equal to the “stated redemption price at maturity” of the notes over their “issue price” unless such excess is de minimis (i.e., less than one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to its maturity). The stated redemption price at maturity of the notes is equal to the sum of all payments on the notes other than the stated interest, and the issue price of the notes is the first price at which a substantial amount of the notes are sold to persons other than those acting as placement agents, underwriters, brokers or wholesalers. A U.S. Holder, regardless of its regular method of tax accounting, generally is required to accrue original issue discount on the notes in gross income on a constant yield basis, which may be in advance the receipt of the cash attributable to such income.

The amount of original issue discount includible in gross income by a U.S. Holder of a note is the sum of the daily portions of original issue discount with respect to the note of each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the note (“accrued original issue discount”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a note may be of any length selected by the U.S. Holder and may vary in length over the term of the note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period.

The amount of original issue discount allocable to an accrual period equals the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of the accrual period and the note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the payments of stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the issue price of the note, increased by the amount of accrued original issue discount for each prior accrual period and decreased by the amount of any payments previously made on the note that were not stated interest payments.

A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives stated interest on a note in a currency other than the U.S. dollar, which we refer to as “foreign currency,” will be required to include in income the U.S. dollar value of such foreign currency, determined using the spot rate in effect on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. No currency exchange gain or loss will be recognized by such holder on such interest payments if the foreign currency is converted into U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences to a U.S. Holder of a note of the conversion of foreign currency received in respect of the note to U.S. dollars are described below. See “—Exchange of Foreign Currencies.”

A U.S. Holder who uses the accrual method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income accrued with respect to stated interest on a note in a taxable year in accordance with either of two methods. Under the first method, the

U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the relevant interest accrual period, or with respect to an accrual period that spans two taxable years, at the average rate for the portion of such accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot rates for each business day of such period (or such other average that is reasonably derived and consistently applied). Under the second method, an accrual basis U.S. Holder may elect to translate such accrued interest income using the spot rate in effect on the last day of the accrual period or, with respect to a partial accrual period, using the spot rate in effect on the last day of the taxable year. If the last day of an accrual period is within five business days of the receipt of the accrued interest, a U.S. Holder may translate such interest using the spot rate in effect on the date of receipt. The above described election must be made in a statement filed with the U.S. Holder’s first U.S. federal income tax return for which the election is effective and must be applied consistently to all debt obligations held by the U.S. Holder from year to year and may not be changed without the consent of the IRS. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as U.S. source ordinary income or loss) with respect to accrued interest income on the date such interest income is actually paid or received (including upon a sale or other disposition of such note, the receipt of proceeds of which include amounts attributable to accrued interest previously included in income). The amount of ordinary income or loss recognized will be equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined using the spot rate in effect on the date such payment is received) in respect of such accrued interest and the U.S. dollar value of the interest income that accrued during such interest accrual period (as determined above). No additional exchange gain or loss will be recognized by such holder if such foreign currency is converted to U.S. dollars on the date received at that spot rate. The U.S. federal income tax consequences of the conversion of foreign currency into U.S. dollars are described below. See “—Exchange of Foreign Currencies.”

Original issue discount for each accrual period on a note will be determined in the foreign currency and then translated into U.S dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above. Upon receipt of an amount attributable to accrued original issue discount (whether in connection with a payment on the note or a sale or retirement of the note), a U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

In certain circumstances (see “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” and “Description of the Notes—Optional Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, U.S. Holders will be required to recognize such amounts as income. Please consult your tax advisor as to the tax effects to you of such characterization.

Acquisition Premium and Market Discount. In the event the notes were issued with original issue discount and a U.S. Holder purchases a note at an “acquisition premium” (i.e., at a price in excess of its adjusted issue price but less than its remaining stated redemption price at maturity), an adjustment must be made to the amount includible in income in each taxable year as original issue discount. A U.S. Holder is permitted to reduce the original issue discount includible for any taxable year by the product of the amount of original issue discount otherwise accruing during that taxable year under the rules described above and a constant fraction, the numerator of which is the excess of the purchase price of the note over the adjusted issue price of the note as of the acquisition date and the denominator of which is the remaining original issue discount on the note as of the acquisition date.

A U.S. Holder that purchases a note at a “market discount” (i.e., at a price less than its stated redemption price at maturity, or if it is issued with original issue discount, its adjusted issue price) will be required (unless such difference is a de minimis amount) to treat any principal payments on, or any gain realized in a taxable disposition or retirement of, such note (a “market discount note”) as ordinary income to the extent of the market discount that accrued while such U.S. Holder held such note, unless the U.S. Holder elects to include such market discount in income on a current basis. Market discount is considered to be de minimis if it is less than one-quarter of one percent of the note’s stated redemption price at maturity (or, if the note is issued with original issue discount, its adjusted issue price) multiplied by the number of complete years to maturity after the U.S. Holder acquired such note.

In general, any gain recognized on the maturity or disposition of a market discount note, and possibly gain realized in certain non-recognition transactions, will be taxable as ordinary income to the extent that the gain does not exceed the accrued market discount on the note. The amount of market discount includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the note is retired or otherwise disposed of. Alternatively, a U.S. Holder of a market discount note may elect to accrue market discount into gross income currently over the life of the note. This election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If the U.S. Holder has elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average rate in effect during such accrual period. A U.S. Holder of a market discount note that does not elect to include market discount in gross income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a note that is in excess of the interest and OID on the note includible in the U.S. Holder’s gross income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the market discount note was held by the U.S. Holder.

Under current law, market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the market discount note with respect to which it is made and is irrevocable.

Disposition of Notes. Upon the sale, exchange, retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (less any portion attributable to accrued but unpaid stated interest, discussed below) and such U.S. Holder’s adjusted tax basis in the note. Assuming the notes are not characterized as traded on an established securities market (as the Company believes), (1) the amount realized by a U.S. Holder on a sale, exchange, retirement, or other taxable disposition of a note generally will be based on the U.S. dollar value of the foreign currency on the date of disposition, and (2) a U.S. Holder’s adjusted tax basis in a note will equal the U.S. dollar cost of the note to such holder on the date of purchase, increased by the amount of any original issue discount and any market discount previously accrued into income and decreased by any prior payments of principal received in respect of the note.

However, if the notes are characterized as traded on an established securities market, a special rule applies for the determination of the amount realized and the basis of the notes held by a cash basis taxpayer. Pursuant to this rule, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of notes that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS.

Except as provided below with respect to gain or loss on a note attributable to currency fluctuations, a U.S. Holder’s gain or loss realized upon the sale, exchange, retirement or other disposition of a note will generally be treated as U.S. source gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, retirement or other disposition of a note, the U.S. Holder has held the note for more than one year. If a U.S. Holder is not a corporation and the note being sold, exchanged, or retired is held for more than one year, the U.S. Holder may be eligible for reduced rates of taxation on any capital gain recognized. The ability to deduct capital losses is subject to limitations.

To the extent that the amount realized on a sale, exchange, retirement, or other taxable disposition of a note represents accrued but unpaid interest or market discount, such amount must be taken into account as interest income or ordinary income, respectively, if it was not previously included in income, and exchange gain or loss may be realized as described above. See “—Payment of Interest/Original Issue Discount.”

Gain or loss realized by a U.S. Holder upon the sale, exchange, or retirement, or other taxable disposition of a note that is attributable to fluctuations in the rate of exchange between the U.S. dollar and the foreign currency will be ordinary income or loss and generally will be treated as U.S. source gain or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the note, determined at the spot rate on the date the note is disposed of or if the notes are traded on an established securities market, the spot rate on the settlement date, in the case of cash basis taxpayer or an electing accrual basis U.S. Holder, and (ii) the U.S. dollar value of the principal amount of the note, determined at the spot rate on the date the U.S. Holder acquired the note. For purposes of computing exchange gain or loss, the principal amount of a note is the U.S. Holder’s purchase price in units of foreign currency. Such foreign currency exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement, or other taxable disposition of the note. No additional exchange gain or loss will be recognized by such U.S. Holder if such foreign currency is converted to U.S. dollars on that date at the spot rate.

Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange, retirement or other disposition of a note equal to such currency’s U.S. dollar value at the time described above. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be U.S. source gain or loss.

Foreign Tax Credit. Interest received by a U.S. Holder generally will be treated as foreign source income and generally will be considered “passive” income in computing the foreign tax credit such U.S. Holder may take under U.S. federal income tax laws. The availability of a foreign tax credit is subject to certain conditions and limitation, and the rules governing the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the rules governing the foreign tax credit and deductions.

Exchange Offer. The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of a registered note in exchange for outstanding notes in the exchange offer, the U.S. Holder’s basis in the exchange note received in the exchange offer will be the same as its adjusted basis in the outstanding note immediately before the exchange, and the U.S. Holder’s holding period in the exchange note will include its holding period in the outstanding note.

Tax Shelter Reporting Requirements

If certain U.S. Holders of the notes realize a foreign currency loss in an amount that exceeds a certain threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. Significant penalties may be imposed for failure to comply with these requirements. U.S. Holders should consult their own tax advisors concerning any possible disclosure obligation with respect to the notes.

Treatment of Non-U.S. Holders

In general, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized or income realized in connection with the notes unless (i) in the case of a disposition of the notes by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met, or (ii) the gain or income resulting from the note is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). Non-U.S. Holders should consult their own tax advisors concerning any possible U.S. tax consequences associated with the purchase, ownership, and disposition of the notes.

Backup Withholding and Information Reporting

The receipt of cash by a Non-U.S. Holder in exchange for a note may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28% if a Non-U.S. Holder holds or sells the notes through a U.S. or U.S.-related broker or financial institution, or through the U.S. office of a non-U.S. broker or financial institution. Backup withholding will not apply, however, to a Non-U.S. Holder that establishes an exemption from information reporting and backup withholding by certifying such holder’s foreign status on IRS Form W-8BEN, Form W-8ECI, Form W-8IMY, or Form W-8EXP, as applicable.

Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Backup Withholding and Information Reporting

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of certain sales or other dispositions by, certain non-corporate U.S. Holders. Interest payments on the notes and payments of proceeds to Non-U.S. Holders from the sale, exchange or redemption of the notes may be subject to information reporting to the IRS. In addition, backup withholding is required on (i) such payments made to a U.S. Holder unless the U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies on an IRS Form W-9, under penalties of perjury, that the U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules and (ii) such payments made to a Non-U.S. Holder if the Non-U.S. Holder holds or sells the notes through a U.S. or U.S.-related broker or financial institution, or through the U.S. office of a non-U.S. broker or financial institution. The current backup withholding rate is 28% of the amount paid. Backup withholding does not apply with respect to payments made to certain U.S. Holders who are exempt recipients, such as corporations and tax-exempt organizations, or to a Non-U.S. Holder that establishes an exemption from information reporting and backup withholding by certifying such holder’s foreign status on IRS Form W-8BEN, Form W-8ECI, Form W-8IMY or Form W-8EXP, as applicable. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

SUMMARY OF DUTCH TAX CONSIDERATIONS

This is a general summary and the tax consequences as described here may not apply to a holder of outstanding or exchange notes. Any potential investor should consult his own tax adviser for more information about the tax consequences of acquiring, owning and disposing of Notes in his particular circumstances.

This taxation summary solely addresses the principal Dutch tax consequences of the acquisition, the ownership and disposition of notes. It does not consider every aspect of taxation that may be relevant to a particular holder of notes under special circumstances or who is subject to special treatment under applicable law. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands on the date of this prospectus. The law upon which this summary is based is subject to change, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change. This summary assumes that each transaction with respect to notes is at arm’s length.

Withholding tax

All payments under the notes may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

Taxes on income and capital gains

Resident holders of Notes. The summary set out in this section “SUMMARY OF DUTCH TAX CONSIDERATIONS — Taxes on income and capital gains — Resident holders of Notes” only applies to a holder of notes who is a “Dutch Individual” or a “Dutch Corporate Entity.”

A holder of notes is a “Dutch Individual” if:

•	he is an individual; and

•	he is resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or has elected to be treated as a resident of the Netherlands for Dutch income tax purposes.

A holder of notes is a “Dutch Corporate Entity” if:

•	it is a corporate entity (lichaam), including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax;

•	it is resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

•	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

•	it is not an investment institution (beleggingsinstelling) as defined in the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

If a holder of notes is not an individual and if it does not satisfy any one or more of these tests, with the exception of the second test, its Dutch tax position is not discussed in this prospectus.

Dutch Individuals deriving profits or deemed to be deriving profits from an enterprise. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, by a Dutch Individual that are attributable to an enterprise from which such Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates.

Dutch Individuals deriving benefits from miscellaneous activities. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, by a Dutch Individual that constitute benefits from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to Dutch income tax at progressive rates.

Benefits derived from notes by a Dutch Individual are taxable as benefits from miscellaneous activities if he, or an individual who is a connected person in relation to him as meant by article 3.91, paragraph 2, letter b, or c, of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), has a substantial interest (aanmerkelijk belang) in the Issuer.

A person has a substantial interest in the Issuer if such person—either alone or, in the case of an individual, together with his partner (partner), if any—owns, directly or indirectly, a number of shares representing five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or profit participating certificates (winstbewijzen) relating to five per cent or more of the annual profits of the Issuer or to five per cent or more of the liquidation proceeds of the Issuer.

A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and such person’s entitlement to such benefits is considered a share or a profit participating certificate, as the case may be.

Furthermore, a Dutch Individual may, inter alia, derive benefits from notes that are taxable as benefits from miscellaneous activities in the following circumstances:

•

if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of the use of insider knowledge (voorkennis) or comparable forms of special knowledge; or

•

if he makes notes available or is deemed to make notes available, legally or in fact, directly or indirectly, to certain parties as meant in the articles 3.91 and 3.92 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) under circumstances described there.

•

If he holds notes, whether directly or indirectly, and any benefits to be derived from such notes are intended in whole or in part, as remuneration for activities performed by him or by a person who is a connected person to him is meant by Article 3-g2b paragraph 5, of the Dutch Income Tax Act of 2001 (Wet inkomstenbelasting 2001).

Other Dutch Individuals. If a holder of notes is a Dutch Individual whose situation has not been discussed before in this section “SUMMARY OF DUTCH TAX CONSIDERATIONS — Taxes on income and capital gains — Resident holders of Notes”, benefits from his notes are taxed annually as a benefit from savings and investments (voordeel uit sparen en beleggen). Such benefit is deemed to be four per cent per annum of the average of his “yield basis” (rendementsgrondslag) at the beginning and at the end of the year, insofar as that average exceeds the “exempt net asset amount” (heffingvrij vermogen) for the relevant year. The benefit is taxed at the rate of thirty per cent. The value of his notes forms part of his yield basis. Actual benefits derived from his notes, including any gain realised on the disposal thereof, are not as such subject to Dutch income tax.

Attribution rule. Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age, even if the child is resident in the Netherlands, are attributed to the parent who exercises, or to the parents who exercise, authority over the child, regardless of whether the child is resident in the Netherlands or abroad.

Dutch Corporate Entities. Any benefits derived or deemed to be derived from notes, including any gain realised on the disposal thereof, that are held by a Dutch Corporate Entity are generally subject to Dutch corporation tax.

Non-resident holders of Notes. The summary set out in this section “SUMMARY OF DUTCH TAX CONSIDERATIONS—Taxes on income and capital gains—Non-Resident holders of Notes” only applies to a holder of notes who is a Non-Resident holder of notes.

A holder of notes will be considered a “Non-Resident holder of Notes” if he is neither resident, nor deemed to be resident, in the Netherlands for the purposes of Dutch income tax or corporation tax, as the case may be, and, in the case of an individual, has not elected to be treated as a resident of the Netherlands for Dutch income tax purposes.

Non-Resident Individuals

A Non-Resident holder of notes who is an individual will not be subject to any Dutch taxes on income or capital gains in respect of any benefits derived or deemed to be derived from notes, including any payment under notes and any gain realized on the disposal of notes, except if:

1.	he derives profits from an enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, such enterprise is either being managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his notes are attributable to such enterprise; or

2.	he derives benefits or is deemed to derive benefits from notes that are taxable as benefits from miscellaneous activities in the Netherlands (resultaat uit overige werkzaamheden in Nederland).

See the section “SUMMARY OF DUTCH TAX CONSIDERATIONS—Taxes on income and capital gains—Resident holders of Notes—Dutch Individuals deriving benefits from miscellaneous activities” for a description of the circumstances under which the benefits derived from notes may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Attribution rule. Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age, even if the child is resident in the Netherlands, are attributed to the parent who exercises, or to the parents who exercise, authority over the child, regardless of whether the child is resident in the Netherlands or abroad.

Non-Resident Entities

A Non-Resident holder of notes other than an individual will not be subject to any Dutch taxes on income or capital gains in respect of benefits derived or deemed to be derived from notes, including any payment under notes or any gain realized on the disposal of notes, except if:

(a)	such Non-Resident holder of notes derives profits from an enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, such enterprise either being managed in the Netherlands or carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and its notes are attributable to such enterprise, or

(b)	such Non-Resident holder of notes has a substantial interest in the Issuer.

A person other than an individual has a substantial interest in the Issuer, (x) if it has a substantial interest in the Issuer as described in the section “SUMMARY OF DUTCH TAX CONSIDERATIONS—Taxes on income and capital gains—Resident holders of Notes—Dutch Individuals deriving benefits from miscellaneous activities” or (y) if it has a deemed substantial interest in the Issuer. A deemed substantial interest may be present if its shares, profit participating certificates or rights to acquire shares or profit participating certificates in the Issuer have been acquired by such person or are deemed to have been acquired by such person on a non-recognition basis.

General

Subject to the above, a Non-Resident holder of notes will not be subject to income taxation in the Netherlands by reason only of the execution (ondertekening), delivery (overhandiging) and/or enforcement of the documents relating to the issue of notes or the performance by the Issuer of its obligations thereunder or under the notes.

Gift and inheritance taxes

A person who acquires notes as a gift, in form or in substance, or who acquires or is deemed to acquire notes on the death of an individual, will not be subject to Dutch gift tax or to Dutch inheritance tax, as the case may be, unless:

i.	the donor is, or the deceased was resident or deemed to be resident in the Netherlands for purposes of gift or inheritance tax, as the case may be; or

ii.	the notes are or were attributable to an enterprise or part of an enterprise that the donor or the deceased carried on through a permanent establishment or a permanent representative in the Netherlands at the time of the gift or of the death of the deceased; or

iii.	the donor made a gift of notes, then became a resident or deemed resident of the Netherlands, and died as a resident or deemed resident of the Netherlands within 180 days of the date of the gift.

Other Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with (i) the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of notes, (ii) the performance by the Issuer of its obligations thereunder or under the notes or in respect of or (iii) the transfer of notes.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents.

The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in the exchange offer.

The exchange notes will constitute a new issue of securities with no established trading market. We have applied to list the exchange notes on the Luxembourg Stock Exchange. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements, as applicable. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Netherlands, and a substantial portion of our assets are located outside of the United States. Similarly, most of the guarantors of the exchange notes are organized under the laws of various jurisdictions outside of the United States. As a result, although we and the guarantors have appointed an agent for service of process in the U.S., it may be difficult or impossible for United States investors to effect service of process within the United States upon us, the guarantors or their directors or officers, or to realize in the United States on any judgment against us, the guarantors or their directors or officers, including for civil liabilities under the United States securities laws. Therefore, any judgment in respect of the exchange notes, the indenture governing the exchange notes or the guarantees of the exchange notes obtained in any United States federal or state court against us or any guarantor may have to be enforced in the courts of Luxembourg, the Netherlands, or such other foreign jurisdiction, as applicable. Investors should not assume that the courts of Luxembourg, the Netherlands, or such foreign jurisdiction would enforce judgments of United States courts obtained against any of us or the guarantors predicated upon the civil liability provisions of the United States securities laws or that such courts would enforce, in original actions, liabilities against us or the guarantors predicated solely upon such laws.

Each of us and the guarantors has appointed Corporation Service Company, 1177 Avenue of the Americas, 17th Floor, New York, New York, as its agent for service of process in any suit, action or proceedings with respect to the exchange notes and the guarantees and for actions under United States federal or state securities laws brought in any United States federal or state court located in The City of New York, Borough of Manhattan, and we and the guarantors will submit to such jurisdiction.

Luxembourg

Any final civil or commercial judgment rendered by any U.S. court of competent jurisdiction located in the United States in an action to enforce the obligations of a Luxembourg guarantor under the transaction documents will be enforceable in Luxembourg subject to Luxembourg ordinary rules on enforcement (exequatur) of foreign judgments. Pursuant to such rules, an enforceable judgment rendered by any U.S. court based on contract would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the U.S. judgment before the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that the following conditions are met:

•	the U.S. judgment is enforceable (exécutoire) in the U.S.;

•	the jurisdiction of the U.S. court is founded according to Luxembourg private international law rules and to the applicable U.S. jurisdiction rules;

•	the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

•	the principles of natural justice have been complied with; and

•	the U.S. judgment does not contravene the Luxembourg international public policy.

Contractual provisions allowing the service of process against a certain entity do not prevent a Luxembourg court from holding as valid the service of process against this entity in accordance with applicable laws at the registered office of such entity.

The Netherlands

We and certain of the guarantors are private companies with limited liability (besloten vennootschappen met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands. The members of the board of management and the supervisory board, if any, of us and certain of the guarantors are not residents of the United States and all of our assets and the assets of these guarantors and the assets of such directors are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, the guarantors or their directors or officers, or to realize in the United States on any judgment against us, the guarantors or their directors or officers, including for civil liabilities under the United States securities laws.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be automatically enforceable in the Netherlands and new proceedings on the merits must be initiated before a Dutch court. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands such party may submit to a Dutch court the final judgment that has been rendered in the United States and such court will have discretion to attach such weight to that judgment as it deems appropriate. To the extent that the Dutch court finds that the judgment rendered by a federal or state court in the United States (a) has not been rendered in violation of elementary principles of fair trial, (b) does not contravene public policy of the Netherlands and (c) has not been rendered in proceedings of a penal or revenue or other public law nature, the Dutch court will, under current practice, in principle, give binding effect to such final judgment.

Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

LEGAL MATTERS

The validity of the exchange notes and the guarantees offered hereby and certain other legal matters have been passed upon on behalf of us and the guarantors by Kirkland & Ellis LLP (a limited liability partnership which includes professional corporations), Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in funds managed by advisers associated with Bain Capital. Through this partnership, these partners of Kirkland & Ellis LLP beneficially own less than 1% of our issued and outstanding common stock. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Bain Capital and some of its affiliates in connection with various legal matters.

EXPERTS

The consolidated financial statements and related financial statement schedule of Sensata Technologies B.V. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 and for the period from April 27, 2006 (inception) to December 31, 2006 and the combined financial statements of the Sensors and Controls Business of Texas Instruments Incorporated for the period from January 1, 2006 to April 26, 2006, appearing elsewhere in this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in the reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website. The address of this site is http://www.sec.gov.

Our unaudited financial statements will be made available on a quarterly basis and our audited financial statements will be made available on an annual basis, in each case, at the office of the Luxembourg paying agent, The Bank of New York (Luxembourg) S.A.

LISTING AND GENERAL INFORMATION

Listing

We have applied to list the exchange notes on the official list of the Luxembourg Stock Exchange and to trade the exchange notes on the Euro MTF market of such Exchange. Notice of any optional redemption, change of control or any change in the rate of interest payable on the exchange notes will be published in a Luxembourg newspaper of general circulation (which is expected to be the Luxemburger Wort). We may also publish notices on the website of the Luxembourg Stock Exchange, www.bourse.1u.

For so long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the following documents may be inspected and obtained at the specified office of the paying agent in Luxembourg during normal business hours on any weekday:

•	the organization documents of Sensata and the guarantors;

•	our most recent audited consolidated financial statements, and any unaudited interim quarterly financial statements published by us;

•	the placement agreement;

•	the indenture related to the exchange notes (which includes the form of the exchange notes); and

•	the paying agency agreement relating to the exchange notes.

The articles of association of Sensata and the guarantors are also available at the office of the Luxembourg paying agent in Luxembourg during normal business hours on any weekday.

We will maintain a paying and transfer agent in Luxembourg for so long as any of the exchange notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort). We may also publish notice of a change of such appointment on the website of the Luxembourg Stock Exchange, www.bourse.lu.

The text of the guarantees and the indenture relating to the exchange notes will also be available and obtainable at the offices of the Luxembourg paying agent in Luxembourg during normal business hours on any weekday.

Clearing Information

The exchange notes will have been accepted for clearance through the facilities of Clearstream and Euroclear. The international securities identification number, or “ISIN,” for the exchange notes is XS0416176757 and the Common Code for the exchange notes is 041617675.

Legal Information

Sensata’s purpose is to take participations, in any form whatsoever, in any commercial, industrial, financial or other Luxembourg or foreign enterprises; to acquire any securities and rights through participation, contribution, underwriting, firm purchase or option, negotiation or in any other way and to acquire patents and licenses, to manage and develop any of them; to grant to enterprises in which Sensata has any interest or which forms part of the group of companies to which Sensata belongs, any assistance, loans, advances or guarantees, finally to perform any operation which is directly or indirectly related to its purpose, however without taking advantage of the Luxembourg Act of 31st July, 1929, on Holding Companies.

Sensata’s subsidiary guarantors do not produce separate financial statements. Sensata’s subsidiary guarantors’ financial information is included in Sensata’s financial statements, copies of which are available with Sensata’s Luxembourg paying agent, The Bank of New York (Luxembourg) S.A.

According to Article 3 of Sensata’s articles of association, Sensata can in addition perform all commercial, technical and financial operations connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Sensata’s articles of association were first amended on November 28, 2005, and were published in the Memorial C, Recueil des societes et associations (the “Memorial”) on May 26, 2006. The articles of association of Sensata and the guarantors are available and copies may be obtained from Sensata’s Luxembourg paying agent, The Bank of New York (Luxembourg) S.A.

Sensata has issued capital of €18,000 represented by 180 fully paid shares with a nominal value of €100 each. As of December 31, 2008, we had $1,473.9 million in indebtedness under the Senior Secured Credit Facility based on the Euro to U.S. dollar exchange rate on December 31, 2008.

There are no provisions in the indenture limiting the time or validity of claims to payment of interest and repayment of principal.

Consolidated annual accounts contained in this prospectus were prepared in accordance with U.S. GAAP.

The creation and issuance of the exchange notes was authorized by a resolution of Sensata’s management board dated February 25, 2009.

Except as disclosed in this prospectus:

•	there has been no material adverse change in our financial position since December 31, 2008; and

•

we have not been involved in any litigation, administrative proceeding or arbitration relating to claims or amounts which are material in the context of the issue of the exchange notes, and, so far as we are aware, no such litigation, administrative proceeding or arbitration is pending or threatened.

Sensata accepts responsibility for the information contained in this prospectus. The information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the import of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Sensata Technologies B.V. Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and December 31, 2007	F-3

Consolidated and Combined Statements of Operations for the years ended December  31, 2008 and December 31, 2007 and the periods from April 27, 2006 (inception) to December 31, 2006 and January 1, 2006 to April 26, 2006

F-4

Consolidated and Combined Statements of Cash Flows for the years ended December  31, 2008 and December 31, 2007 and the periods from April 27, 2006 (inception) to December 31, 2006 and January 1, 2006 to April 26, 2006

F-5

Consolidated and Combined Statements of Changes in Shareholder’s Equity and TI’s Net Investment for the years ended December 31, 2008 and December 31, 2007 and the periods from April 27, 2006 (inception) to December 31, 2006 and January 1, 2006 to April 26,
2006

F-6
Notes to Consolidated and Combined Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sensata Technologies B.V.

We have audited the accompanying consolidated balance sheets of Sensata Technologies B.V. and subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholder’s equity and cash flows for each of the two years in the period ended December 31, 2008 and for the period from April 27, 2006 (inception) to December 31, 2006 and the combined statement of operations, changes in TI’s net investment and cash flow of the Sensors and Controls Business of Texas Instruments Incorporated (the Business) for the period from January 1, 2006 to April 26, 2006. Our audits also included the financial statement schedule included at page S-1 of the Registration Statement. These consolidated and combined financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s or the Business’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s or the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sensata Technologies B.V. at December 31, 2008 and 2007, the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 and for the period from April 27, 2006 (inception) to December 31, 2006, and the combined results of operations and cash flows of the Sensors and Controls Business of Texas Instruments Incorporated for the period January 1, 2006 to April 26, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 12 to the consolidated and combined financial statements, in 2007 Sensata Technologies B.V. adopted FIN 48, “Accounting for Uncertainty in Income Taxes.” As discussed in Note 13 to the consolidated and combined financial statements, in 2006 Sensata Technologies B.V. adopted SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—An amendment of FASB Statement Nos. 87, 88, 106, and 132(R)”.

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

February 17, 2009

SENSATA TECHNOLOGIES B.V.

Consolidated Balance Sheets

(Thousands of U.S. dollars, except share and per share amounts)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$77,716	$60,057
Accounts receivable, net of allowances of $10,645 and $9,069 at December 31, 2008 and December 31, 2007, respectively	145,759	212,234
Inventories	139,228	155,513
Deferred income tax assets	14,254	6,866
Prepaid expenses and other current assets	25,870	22,875
Assets held for sale	2,829	8,921

Total current assets	405,656	466,466
Property, plant and equipment, net	255,164	266,855
Goodwill	1,536,773	1,556,002
Other intangible assets, net	1,033,351	1,179,669
Deferred income tax assets	3,680	2,169
Deferred financing costs	55,520	61,717
Other assets	12,930	22,613

Total assets	$3,303,074	$3,555,491

Liabilities and shareholder’s equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$41,802	$15,919
Accounts payable	64,250	126,593
Income taxes payable	9,296	3,277
Accrued expenses and other current liabilities	86,710	121,428
Accrued profit sharing	645	8,452
Deferred income tax liabilities	1,013	3,770

Total current liabilities	203,716	279,439
Deferred income tax liabilities	134,139	94,794
Pension and post-retirement benefit obligations	56,361	31,915
Capital lease and other financing obligation	40,833	29,982
Long-term debt, less current portion	2,428,552	2,516,579
Other long-term liabilities	34,422	36,461
Commitments and contingencies

Total liabilities	2,898,023	2,989,170
Shareholder’s equity:
Ordinary shares, €100 nominal value per share, 900 shares authorized; 180 shares issued and outstanding at December 31, 2008 and 2007	22	22
Due from parent	(476)	—
Additional paid-in capital	1,049,937	1,047,829
Accumulated deficit	(599,965)	(465,482)
Accumulated other comprehensive loss	(44,467)	(16,048)

Total shareholder’s equity	405,051	566,321

Total liabilities and shareholder’s equity	$3,303,074	$3,555,491

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Operations

(Thousands of U.S. dollars)

	Successor			Predecessor
	For the year ended		For the period	For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Net revenue	$1,422,655	$1,403,254	$798,507	$375,600
Operating costs and expenses:
Cost of revenue	958,860	950,316	538,867	253,028
Research and development	38,270	33,900	19,742	8,635
Selling, general and administrative	308,216	291,556	175,107	39,752
Impairment of goodwill	13,173	—	—	—
Restructuring	24,124	5,166	—	2,456

Total operating costs and expenses	1,342,643	1,280,938	733,716	303,871

Profit from operations	80,012	122,316	64,791	71,729
Interest expense	(197,840)	(191,161)	(165,160)	(511)
Interest income	1,503	2,574	1,567	—
Currency translation gain / (loss) and other, net	55,455	(105,474)	(63,633)	115

(Loss) / income from continuing operations before taxes	(60,870)	(171,745)	(162,435)	71,333
Provision for income taxes	53,531	62,504	48,560	25,796

(Loss) / income from continuing operations	(114,401)	(234,249)	(210,995)	45,537
Loss from discontinued operations, net of tax of $0 (Note 5)	(20,082)	(18,260)	(1,309)	(167)

Net (loss) / income	$(134,483)	$(252,509)	$(212,304)	$45,370

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Cash Flows

(Thousands of U.S. dollars)

	Successor			Predecessor
	For the year ended		For the period	For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Cash flows from operating activities:
Net (loss) / income	$(134,483)	$(252,509)	$(212,304)	$45,370
Net loss from discontinued operations	(20,082)	(18,260)	(1,309)	(167)

(Loss) / income from continuing operations	(114,401)	(234,249)	(210,995)	45,537
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation	51,361	58,204	28,448	8,531
Amortization of deferred financing costs	10,698	9,640	11,518	—
Currency translation (gain) / loss on debt and Deferred Payment Certificates	(53,209)	111,946	65,519	—
Accrued non-cash interest on Deferred Payment Certificates	—	—	44,581	—
Gain on repurchase of outstanding Senior Subordinated Notes	(14,961)	—	—	—
Share-based compensation	2,108	2,015	1,259	1,070
Amortization of intangible assets and capitalized software	148,762	131,064	82,740	1,078
Turn-around effect of inventory step-up to fair market value	—	4,454	25,017	—
Loss on sale and disposal of assets	364	457	235	480
Deferred income taxes	29,153	43,510	30,148	6,340
Impairment of goodwill	13,173	—	—	—
Increase (decrease) from changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	66,475	4,693	4,129	(20,980)
Inventories	26,662	(18,980)	(8,459)	(9,130)
Prepaid expenses and other current assets	(4,480)	5,948	8,098	(43)
Accounts payable and accrued expenses	(108,094)	45,859	30,903	7,748
Income taxes payable	6,019	(1,079)	13,413	—
Accrued profit sharing and retirement	(4,627)	4,821	3,726	(3,527)
Other	7,255	(231)	935	3,662

Net cash provided by operating activities from continuing operations	62,258	168,072	131,215	40,766
Net cash used in operating activities from discontinued operations	(14,437)	(12,794)	(1,309)	(167)

Net cash provided by operating activities	47,821	155,278	129,906	40,599

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(40,963)	(66,701)	(29,630)	(16,705)
Proceeds from sale of assets	2,300	123	—	—
Acquisition of the S&C business, net of cash received	—	—	(3,021,104)	—
Acquisition of FTAS business	—	419	(91,809)	—
Acquisition of Airpax business, net of cash received	175	(277,521)	—	—

Net cash used in investing activities from continuing operations	(38,488)	(343,680)	(3,142,543)	(16,705)
Net cash used in investing activities from discontinued operations	(225)	(12,030)	—	—

Net cash used in investing activities	(38,713)	(355,710)	(3,142,543)	(16,705)

Cash flows from financing activities:
Advances to Shareholder	(476)	—	—	—
Proceeds from issuance of U.S. term loan facility	—	—	950,000	—
Proceeds from issuance of Euro term loan facility	—	—	495,455	—
Proceeds from issuance of Euro term loan	—	195,010	—	—
Proceeds from issuance of Senior Notes	—	—	450,000	—
Proceeds from issuance of Senior Subordinated Notes	—	—	301,605	—
Proceeds from revolving credit facility	25,000	—	—	—
Proceeds from capital lease and other financial arrangements	12,597	—	—	—
Payments on U.S. term loan facility	(9,500)	(9,500)	(4,750)	—
Payments on Euro term loan facility	(5,968)	(5,548)	(2,101)	—
Payments on capitalized lease and other financing obligations	(1,217)	(468)	(256)	(96)
Payment for repurchase of outstanding Senior Subordinated Notes	(6,674)	—	—	—
Payments of debt issuance cost	(5,211)	(3,758)	(79,117)	—
Proceeds from issuance of Deferred Payment Certificates	—	—	768,298	—
Proceeds from issuance of Ordinary Shares	—	—	216,699	—
Capital contribution from Sensata Technologies Intermediate Holding	—	—	1,557	—
Net transfers to Texas Instruments			—	(23,798)

Net cash provided by / (used in) financing activities from continuing operations	8,551	175,736	3,097,390	(23,894)
Net cash provided by / (used in) financing activities from discontinued operations	—	—	—	—

Net cash provided by / (used in) financing activities	8,551	175,736	3,097,390	(23,894)

Net change in cash and cash equivalents	17,659	(24,696)	84,753	—
Cash and cash equivalents, beginning of period	60,057	84,753	—	—

Cash and cash equivalents, end of period	$77,716	$60,057	$84,753	$—

Supplemental cash flow items:
Cash paid for interest	$205,997	$173,174	$81,453	$511
Cash paid for income taxes	$17,599	$25,838	$4,435	$—

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

Consolidated and Combined Statements of Changes in Shareholder’s Equity and TI’s Net Investment

(Thousands of U.S. dollars)

TI’s Net Investment
Predecessor
Balance December 31, 2005	$355,673
Net income	45,370
Share-based compensation	1,070
Net cash remitted to TI	(23,798)

Balance April 26, 2006	$378,315

	Ordinary Shares		Due from Parent	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity	Comprehensive Loss
	Number	Nominal Value
Successor
Balance April 27, 2006 (inception)	—	$—	$—	$—	$—	$—	$—
Capitalization of Successor	180	22	—	216,677	—	—	216,699
Capital contribution	—	—	—	1,557	—	—	1,557
Retirement of Deferred Payment Certificates	—	—	—	826,321	—	—	826,321
Share-based compensation	—	—	—	1,259	—	—	1,259
Comprehensive loss:
Net loss	—	—	—	—	(212,304)	—	(212,304)	$(212,304)
Other comprehensive loss:
Unrealized loss on derivative instruments designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	(2,490)	(2,490)	(2,490)

Other comprehensive loss								(2,490)

Comprehensive loss								$(214,794)

Adjustment to initially apply SFAS No. 158	—	—	—	—	—	(6,410)	(6,410)

Balance December 31, 2006	180	22	—	1,045,814	(212,304)	(8,900)	824,632
Share-based compensation	—	—	—	2,015	—	—	2,015
Adjustment to initially apply FIN 48	—	—	—	—	(669)	—	(669)
Pension adjustment (Note 13)	—	—	—	—	—	(732)	(732)
Comprehensive loss:
Net loss	—	—	—	—	(252,509)	—	(252,509)	$(252,509)
Other comprehensive loss:
Unrealized loss on derivative instruments, net, designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	(2,945)	(2,945)	(2,945)
Defined benefit and retiree healthcare plans:
Actuarial net loss arising during the year, net of tax of $0	—	—	—	—	—	(3,580)	(3,580)	(3,580)
Amortization of actuarial net loss included in net periodic pension cost, net of tax of $0	—	—	—	—	—	109	109	109

Other comprehensive loss								(6,416)

Comprehensive loss								$(258,925)

Balance December 31, 2007	180	22	—	1,047,829	(465,482)	(16,048)	566,321
Share-based compensation	—	—	—	2,108	—	—	2,108
Due from Parent	—	—	(476)	—	—	—	(476)
Comprehensive loss:
Net loss	—	—	—	—	(134,483)	—	(134,483)	$(134,483)
Other comprehensive loss:
Unrealized loss on derivative instruments, net, designated and qualifying as cash flow hedges, net of tax of $0	—	—	—	—	—	(5,371)	(5,371)	(5,371)
Defined benefit and retiree healthcare plans:
Actuarial net loss arising during the year, net of tax of $1,034	—	—	—	—	—	(24,603)	(24,603)	(24,603)
Amortization of actuarial net loss included in net periodic pension cost, net of tax of $(1)	—	—	—	—	—	221	221	221
Settlement loss, net of tax of $(29)	—	—	—	—	—	1,334	1,334	1,334

Other comprehensive loss								(28,419)

Comprehensive loss								$(162,902)

Balance December 31, 2008	180	$22	$(476)	$1,049,937	$(599,965)	$(44,467)	$405,051

The accompanying notes are an integral part of these financial statements

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(In thousands except share amounts, per share amounts, or unless otherwise noted)

1. Basis of Presentation

Description of Business

Sensata Technologies B.V. (“Sensata”, the “Company”, or the “Successor”) is a direct, wholly-owned subsidiary of Sensata Technologies Intermediate Holding B.V. (“Sensata Intermediate Holding”). Sensata Intermediate Holding is a direct, wholly-owned subsidiary of Sensata Technologies Holding B.V. (“Parent”) and the Parent is a direct, wholly-owned subsidiary of Sensata Investment Company, S.C.A. The share capital of Sensata Investment Company, S.C.A., is 100% owned by entities associated with Bain Capital Partners, LLC (“Bain”), a leading global private investment firm, co-investors (Bain and co-investors are collectively referred to as the “Sponsors”) and certain members of the Company’s senior management.

On April 27, 2006, investment funds associated with the Sponsors completed the acquisition of the Sensors and Controls business (“S&C” or the “Predecessor”) of Texas Instruments Incorporated (“TI”) for aggregate consideration of $3.0 billion in cash and transaction fees and expenses of $31.4 million (the “Acquisition” or “Sensata Acquisition”). The Acquisition was financed by a cash investment from the Sponsors of approximately $985.0 million and the issuance of approximately $2.1 billion of indebtedness.

Sensata was incorporated by the Sponsors in the Netherlands in 2005 and conducts its business through subsidiary companies which operate business and product development centers in the United States (“U.S.”), the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, the Dominican Republic and the U.S. Many of these companies are the successors to businesses that have been engaged in the sensing and control business since 1931. TI first acquired an ownership interest in S&C in 1959 through a merger between TI and the former Metals and Controls Corporation.

The sensors business includes pressure sensors and transducers for the automotive, heating, ventilation, air-conditioning and industrial markets. These products improve operating performance, for example, by making a car’s heating and air-conditioning systems work more efficiently. Pressure sensors for vehicle stability and fuel injection improve safety and performance by reducing vehicle emissions and improving gas mileage.

The controls business includes motor protectors, circuit breakers, power inverters and thermostats. These products help prevent damage from overheating and fires in a wide variety of applications, including commercial heating and air-conditioning systems, refrigerators, aircraft, cars, lighting and other industrial applications.

All dollar amounts in the financial statements and tables in the notes, except share amounts, are stated in thousands of U.S. dollars unless otherwise indicated.

Successor Basis of Presentation

The accompanying consolidated and combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in shareholder’s equity and TI’s net investment (only with respect to S&C) for both the Company and the Predecessor.

In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon an allocation of the purchase price to the assets acquired and liabilities assumed. Financial information for the Predecessor and Successor periods have been separated by a line on the face of the consolidated and combined financial statements to highlight that the financial information for such periods have been prepared under two different historical cost bases of accounting. Shareholder’s equity has, accordingly, been reset to reflect the investment capital of the Sponsors.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

1. Basis of Presentation—(Continued)

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All intercompany balances and transactions have been eliminated.

Predecessor Basis of Presentation

As previously described, the operations of S&C were under the control of TI through April 26, 2006. For all periods prior to the closing of the Acquisition, the accompanying combined financial statements of S&C were derived from the consolidated financial statements of TI using the historical results of operations and the historical cost bases of assets and liabilities of TI’s S&C reportable operating business segment, excluding the radio frequency identification (“RFID”) systems business which had been operated as a part of that segment.

The Predecessor financial statements include all costs of the S&C business and certain costs allocated from TI. However, the Predecessor financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the S&C business had operated as a stand-alone entity during the periods presented. Had the S&C business existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of operations and financial position could differ materially from the historical Predecessor results presented.

TI’s investment in the S&C business is shown as TI’s net investment, in lieu of shareholder’s equity, in the combined financial statements because no direct ownership relationship existed among the entities that comprised the S&C business. All intercompany balances and transactions between the entities that comprised the S&C business, as described above, have been eliminated. TI used a centralized approach to cash management and the financing of its operations. Cash deposits from the S&C business were transferred to TI on a regular basis and were netted against TI’s net investment account. Accordingly, none of TI’s cash, cash equivalents or debt has been allocated to the S&C business in the combined financial statements.

Reclassification

Certain reclassifications have been made to prior Successor and Predecessor periods to conform to current period presentation. Amounts related to the Vision business have been reclassified to discontinued operations within the consolidated and combined statement of operations following the Company’s announcement of its intention to sell the business (see Note 5). In addition, the Company has retrospectively changed the consolidated and combined statement of cash flows for the treatment of the Vision business as discontinued operations. Amounts associated with restructuring actions have also been reclassified.

2. Significant Accounting Policies

Use of Estimates

The preparation of consolidated and combined financial statements in accordance with U.S. GAAP requires management to exercise its judgment in the process of applying the Company’s accounting policies. It also requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Estimates are used when accounting for certain items such as allowances for doubtful accounts and sales returns, depreciation and amortization, inventory obsolescence, asset impairments (including goodwill and other intangible assets), contingencies, the value of share-based compensation, the determination of accrued expenses, certain asset valuations including deferred tax asset valuations, the useful lives of property and equipment and post-retirement obligations. Some of the more significant estimates used include those used in accounting under

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

the purchase method of accounting, and prior to the Acquisition, in allocating certain costs to S&C in order to present S&C’s operating results on a stand-alone basis. The accounting estimates used in the preparation of the consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash comprises cash on hand. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of change in value, and have original maturities of three months or less.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue and related cost of sales from product sales is recognized when the significant risks and rewards of ownership have been transferred, title to the product and risk of loss transfers to the Company’s customers and collection of sales proceeds is reasonably assured. Based on the above criteria, revenue is generally recognized when the product is shipped from the Company’s warehouse or, in limited instances, when it is received by the customer depending on the specific terms of the arrangement. Product sales are recorded net of trade discounts (including volume and early payment incentives), sales returns, value-added tax and similar taxes. Shipping and handling costs are included in cost of revenue. Sales to customers generally include a right of return. Sales returns have not historically been significant to the Company’s revenues and have been within estimates made by management.

Many of the Company’s products are designed and engineered to meet customer specifications. These activities and the testing of the Company’s products to determine compliance with those specifications occur prior to any revenue being recognized. Products are then manufactured and sold to customers. Customer arrangements do not involve post-installation or post-sale testing and acceptance.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”). This Statement replaced SFAS No. 123, Accounting for Stock Compensation (“SFAS 123”), and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). SFAS 123(R) requires that new, modified and unvested share-based compensation arrangements with employees, such as stock options and restricted stock units, be measured at fair value and recognized as compensation expense over the requisite service period.

The fair value of the Tranche 1 options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Key assumptions used in estimating the grant date fair value of these options were as follows: dividend yield/interest yield, expected volatility, risk-free interest rate, expected term and forfeiture rate. The expected term of the time vesting options was based on the “simplified” methodology prescribed by the Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”). The expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. The Company utilizes the simplified method for options granted due to the lack of historical exercise data necessary to provide a

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

reasonable basis upon which to estimate the term. The Company reviewed the historical and implied volatility of publicly traded companies within the Company’s industry and utilized the implied volatility to calculate the fair value of the options. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on the Company’s estimated forfeitures by plan participants due to the lack of historical forfeiture data necessary to provide a reasonable basis upon which to estimate a rate. The dividend yield is based on management’s judgment with input from the Company’s Board of Directors.

The fair value of the Tranche 2 and 3 options was estimated on the date of grant using the Monte Carlo Simulation Approach. Key assumptions used include those described above for determining the fair value of Tranche 1 options in addition to assumed time to liquidity and probability of an initial public offering versus a disposition. The assumed time to liquidity and probability of an initial public offering versus a disposition were based on management’s judgment with input from the Company’s Board of Directors.

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective application method. Under this transition method, compensation cost recognized during the period January 1, 2006 to April 26, 2006, includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123), and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Compensation expense related to restricted stock units was already being recognized before implementation of SFAS 123(R). The total amount of recognized share-based compensation cost applicable to the S&C business was $1,070 for the period January 1, 2006 to April 26, 2006.

The estimated portion of share-based compensation expense (net of tax) that would have been recognized if the S&C business had applied the fair value recognition provisions of SFAS 123(R) was based on the relative number of options granted to participating S&C employees to the total number of options granted to all TI employees. All options under the Predecessor’s plans were settled in cash effective on the date of the Acquisition and certain employees received new grants of share-based awards.

For the Successor periods, the expense recognized under SFAS 123(R) was $2,108 for the year ended December 31, 2008, $2,015 for the year ended December 31, 2007 and $1,259 for the period from April 27, 2006 (inception) to December 31, 2006, respectively.

Share-based compensation expense is recognized as a component of selling, general and administrative expense which is consistent with where the related employee costs are recorded. See further discussion of share-based payments in Note 14.

Financial Instruments

The Company accounts for its derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133 and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. In addition, SFAS 133 provides that, for derivative instruments that qualify for hedge accounting, changes in the fair value

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

are either (a) offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or (b) recognized in equity until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company does not use derivative financial instruments for trading or speculation purposes.

The Company reports cash flows arising from the Company’s derivative financial instruments consistent with the classification of cash flows from the underlying hedged items that the derivatives are hedging. Accordingly, cash flows associated with the Company’s interest rate swaps, interest rate collars and commodity forward contracts are classified in cash flows from operating activities in the consolidated and combined statements of cash flows.

The fair value of interest rate derivatives is based upon valuation models that use as inputs swaps and zero coupon rates that are obtained from independent data sources that are readily available to market participants. Interest rate swaps are valued using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves. Interest rate collars are valued using the market standard methodology of discounting the future expected cash flows that would occur if variable interest rates fell below or exceeded the strike rates of the collars. The variable interest rates used in the calculation of projected cash flows on the collars are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

The Company entered into forward contracts with a third party to offset a portion of its exposure to the potential change in prices associated with certain commodities, including silver, gold, nickel and copper, used in the manufacturing of its products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Currently, these instruments have not been designated as accounting hedges. Changes in their fair value are recognized in Currency translation gain/(loss) and other, net. The fair value of these forward contracts is determined by reference to the forward curves associated with commodity hedges.

Advertising Costs

Advertising and other promotional costs are expensed as incurred, and were $1,035 for the year ended December 31, 2008, $1,233 for the year ended December 31, 2007, $547 for the period April 27, 2006 to December 31, 2006 and $141 for the period January 1, 2006 to April 26, 2006. At December 31, 2008 and 2007, no advertising costs were reported as assets in the Company’s consolidated balance sheets.

Goodwill and Other Intangible Assets

Companies acquired in purchase transactions are recorded at their fair value on the date of acquisition with the excess of the purchase price over the fair value of assets acquired and liabilities assumed recognized as goodwill. Under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets determined to have an indefinite useful life are not amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. The Company evaluates goodwill and other intangible assets for impairment at the reporting unit level in the fourth quarter of each fiscal year. The Company establishes its reporting units based on an analysis of the components that comprise each of its operating segments. Components of an operating segment are aggregated to form one reporting unit if the

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

components have similar economic characteristics. Goodwill is assigned to reporting units as of the date of the related acquisition. If goodwill is assigned to more than one reporting unit, the Company utilizes a method that is consistent with the manner in which the amount of goodwill in a business combination is determined.

Goodwill: The Company performs an annual impairment review of goodwill unless events occur which trigger the need for earlier impairment review. Management’s judgments regarding the existence of impairment indicators are based on legal factors, market conditions and the operational performance of the business. Management estimates the fair value of reporting units using discounted cash flow models based on the Company’s most recent long-range plan giving consideration to valuation multiples (e.g., Invested Capital/EBITDA) for peer companies. Management then compares the estimated fair value to the net book value of each reporting unit, including goodwill. Preparation of forecasts of revenue growth and profitability for use in the long-range plan, the selection of the discount rate and the terminal year multiple involve significant judgments. Changes to the forecasts, the discount rate selected or the terminal year multiple could affect the estimated fair value of one or more of the reporting units and could result in a goodwill impairment charge in a future period.

If the carrying amount of a reporting unit exceeds its estimated fair value, the Company conducts a second step, which comprises additional factors in assessing the fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Intangible assets: Identified intangibles, other than indefinite-lived intangible assets, are amortized over the useful life of the asset using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are consumed over its weighted estimated useful life. If that pattern cannot be reliably determined, then the Company amortizes the intangible asset using the straight-line method. Capitalized software licenses are amortized on a straight-line basis over the term of the license.

Impairment of definite-lived intangible assets: Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of the Company’s definite-lived intangible assets to be held and used are impaired. The recoverability of these assets are assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by using the appropriate income approach valuation methodology.

Impairment of indefinite-lived intangible assets: The Company performs an annual impairment review of its indefinite-lived intangible assets unless events occur which trigger the need for an earlier impairment review. The impairment review requires Management to make assumptions about future conditions impacting the value of the indefinite-lived intangible assets, including projected growth rates, cost of capital, effective tax rates, royalty rates, market share and other items. The recoverability of these assets are assessed by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by using the appropriate income approach methodology.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

As a result of the annual goodwill impairment review in the fourth quarter of 2008, the Company determined that the goodwill associated with the Interconnection reporting unit was impaired, and therefore recorded a charge of $13,173 in the consolidated and combined statements of operations. The Company believes that the current global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that lead to the impairment of goodwill. The Company utilized a discounted cash flow analysis to estimate the fair value of the Interconnection reporting unit (see Note 8).

Deferred Financing Costs

Expenses associated with the issuance of debt instruments are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method (periods ranging from 6 to 10 years). In connection with the original issuance of the term loans under the Company’s Senior Secured Credit Facility and the Senior and Senior Subordinated Notes, the Company recorded deferred financing cost of $78,590. Additional financing costs of $527 and $3,758 were incurred in connection with the acquisitions of First Technology Automotive and Special Products (“FTAS”) and Airpax Holdings Inc. (“Airpax”), respectively. In 2008, the Company issued €141.0 million of Senior Subordinated Notes to refinance amounts outstanding under its existing Senior Subordinated Term Loan, originally issued as bridge financing in July 2007 for the acquisition of Airpax. In connection with this issuance, the Company recorded additional deferred financing costs of $4,723. In 2008, the Company entered into a financing arrangement associated with its manufacturing facility in Kuala Lumpur, Malaysia. In connection with this arrangement, the Company recorded deferred financing fees of $488. Amortization of these costs is included as a component of interest expense in the consolidated statements of operations and amounted to $10,698, $9,640 and $11,518, respectively, for the years ended December 31, 2008, December 31, 2007 and the period from April 27, 2006 to December 31, 2006. Included in the $11,518 is a charge for the write-off of fees paid for an unused bridge-loan facility from the Acquisition of $6,750.

During the year ended December 31, 2008, the Company repurchased €17.4 million (or $22.3 million) of its outstanding 9.0% Senior Subordinated Notes. As a result of this repurchase Company incurred a charge of $710 for the write-off of deferred financing costs. The charge of $710 was included in Currency translation gain/(loss) and other, net. Deferred financing costs recognized in the consolidated balance sheets were $55,520 and $61,717 as of December 31, 2008 and December 31, 2007, respectively.

The Company did not have any deferred financing costs prior to April 27, 2006. As a result, there was no amortization of these costs in the Predecessor periods.

Income Taxes

The Company provides for income taxes utilizing the asset and liability method. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to reverse or settle. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in statutory tax rates is recognized in the consolidated statements of operations as an adjustment to income tax expense in the period that includes the enactment date.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

Prior to the closing of the Acquisition, the taxable results of the S&C business were included in the consolidated U.S. federal income tax return and certain foreign income tax returns of TI. The income tax provisions and related deferred tax assets and liabilities have been determined as if the S&C business was a separate taxpayer. Deferred income taxes are provided for temporary differences between the book and tax bases of assets and liabilities.

Pension and Other Post-Retirement Benefit Plans

The Company sponsors various pension and other post-retirement benefit plans covering its employees in several countries. The estimates of the obligations and related expense of these plans recorded in the financial statements are based on certain assumptions. The most significant assumptions relate to discount rate, expected return on plan assets and rate of increase in healthcare costs. Other assumptions used include employee demographic factors such as compensation rate increases, retirement patterns, employee turnover rates and mortality rates. These assumptions are updated annually by the Company. The difference between these assumptions and actual experience results in the recognition of an asset or liability based upon a net actuarial (gain) loss. If the total net (gain)/loss included in Accumulated other comprehensive loss exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan.

The discount rate reflects the current rate at which the pension and other post-retirement liabilities could be effectively settled considering the timing of expected payments for plan participants. It is used to discount the estimated future obligations of the plans to the present value of the liability reflected in the financial statements. In estimating this rate, the Company considers rates of return on high quality fixed-income investments included in various published bond indexes, adjusted to eliminate the effect of call provisions and differences in the timing and amounts of cash outflows related to the bonds.

To determine the expected return on plan assets, the Company considered the historical returns earned by similarly invested assets, the rates of return expected on plan assets in the future and the Company’s investment strategy and asset mix with respect to the plans’ funds.

The rate of increase in healthcare costs directly impacts the estimate of the Company’s future obligations in connection with its post-employment medical benefits. The Company’s estimate of healthcare cost trends is based on historical increases in healthcare costs under similarly designed plans, the level of increase in healthcare costs expected in the future and the design features of the underlying plans.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, (“SFAS 158”) which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements effective as of the fiscal year ending December 31, 2007 for non-public and entities with public debt only, with early adoption encouraged. Effective December 31, 2006, the Company early adopted SFAS 158 and began to fully recognize its retirement and postretirement plan obligations on its statement of financial position. See Note 13 for further discussion.

TI managed its employee benefit plans on a consolidated basis and, as a result, the combined statements of operations for the periods January 1, 2006 to April 26, 2006 includes an allocation of the costs of the TI employee benefit plans.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

Allowance for Losses on Receivables

The allowance for losses on receivables is used to provide for potential impairment of receivables. The allowance represents an estimate of probable but unconfirmed losses in the receivable portfolio. The Company estimates the allowance on the basis of specifically identified receivables that are evaluated individually for impairment, and a statistical analysis of the remaining receivables determined by reference to past default experience. Customers are generally not required to provide collateral for purchases.

During fiscal years 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, provisions to the allowance for losses or receivables recognized within selling, general and administrative expense, totaled $1,411, $2,565, $371 and $743, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets at December 31, 2008 and 2007 were as follows:

	2008	2007
Prepaid value-added tax	$3,589	$5,845
Non-trade receivables	1,498	3,888
Prepaid interest	7,824	—
Other	12,959	13,142

	$25,870	$22,875

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Cost for raw materials, work-in-process and finished goods is determined based on a first-in, first-out basis and includes material, labor and applicable manufacturing overhead as well as transportation and handling costs. The Company conducts quarterly inventory reviews for salability and obsolescence, and inventory considered unlikely to be sold is adjusted to net realizable value. Inventory is written off in the period in which disposal occurs.

Property, Plant and Equipment and Other Capitalized Costs

Property, plant and equipment are stated at cost and depreciated on a straight-line basis over their estimated economic useful lives. Depreciable lives of plant and equipment are as follows:

Building and improvement	2 – 40 years
Machinery and equipment	2 – 10 years

Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated economic useful lives of the improvements. Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense associated with capital leases is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major improvements are capitalized.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

2. Significant Accounting Policies—(Continued)

Accumulated Other Comprehensive Loss

At December 31, 2008 and 2007, the accumulated other comprehensive loss balances were as follows:

	2008	2007
Net unrealized loss on derivatives	$(10,806)	$(5,435)
Defined benefit pension and retiree healthcare plans	(33,661)	(10,613)

	$(44,467)	$(16,048)

Amounts recorded in accumulated other comprehensive loss are net of tax of $1,004 and $0 as of December 31, 2008 and 2007, respectively.

For all periods prior to the closing of the Acquisition, accumulated other comprehensive loss has been presented as a component of TI’s net investment and has not been set forth separately due to the centralized nature of TI’s hedging program.

Foreign Currency

For financial reporting purposes, the functional currency of Sensata and each of its subsidiaries is the U.S. dollar because of the significant influence of the U.S. dollar on its operations. In certain instances, the Company enters into transactions that are denominated in a currency other than the U.S. dollar. At the date the transaction is recognized, each asset, liability, revenue, expense, gain or loss arising from the transaction is measured and recorded in U.S. dollars using the exchange rate in effect at that date. At each balance sheet date, recorded monetary balances denominated in a currency other than the U.S. dollar are adjusted to the U.S. dollar using the current exchange rate with gains or losses recorded in Currency translation gain / (loss) and other, net in the consolidated and combined statements of operations. The Company has recorded currency gains (losses) of $48,210, $(105,085), $(63,617) and $167 for the years ended December 31, 2008 and December 31, 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006, respectively.

Currency translation gain / (loss) and other

Currency translation gain / (loss) and other consists of the following:

	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Currency translation gain / (loss) on deferred payment certificates and debt	$53,209	$(111,946)	$(65,519)	$—
Currency translation gain / (loss) on net monetary assets	(4,999)	6,861	1,902	167
Gain on repurchase of outstanding Senior Subordinated Notes	14,961	—	—	—
Gain / (loss) on commodity forward contracts	(8,250)	(634)	—	—
Other	534	245	(16)	(52)

	$55,455	$(105,474)	$(63,633)	$115

In December 2008, the FASB issued Financial Staff Position (“FSP”) FAS No. 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP 132(R)-1”). FSP 132(R)-1 provides guidance on an employer’s disclosures about plan assets of a defined benefit plan or other postretirement plan enabling users of the financial statements to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date. Disclosures shall provide users an understanding of significant concentrations of risk in plan assets. FSP 132(R)-1 shall be applied prospectively for fiscal years ending after December 15, 2009, with early application permitted. The Company will adopt this standard in its annual filing for the year ended December 31, 2009.

In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets, (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”). The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R), Business Combinations, (“SFAS 141(R)”), and other U.S. GAAP pronouncements. FSP 142-3 shall be applied prospectively to all intagible assets acquired after its effective date. FSP 142-3 is effective for our interim and annual financial statements beginning after December 15, 2008. The Company will adopt this FSP effective January 1, 2009. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, (“SFAS 161”). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities requiring enhanced disclosure of how derivative instruments impact a company’s financial statements, why companies engage in such transactions and a tabular disclosure of the effects of such instruments and related hedged items on a company’s financial position, results of operations and cash flows. The provisions of SFAS 161 are effective for fiscal years and interim periods beginning after November 15, 2008, or January 1, 2009 for the Company. SFAS 161 shall be applied prospectively as of the beginning of the period in which it is initially adopted. The Company will adopt this standard effective January 1, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective as of November 15, 2008 for financial statements presented in conformity with U.S. GAAP. There was no impact on the Company’s financial position, results of operations or cash flow upon the adoption of this standard.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measure which should be evaluated based on applicable assumption for pricing an asset or liability as well as consideration of ongoing performance. SFAS 157 clarifies that a fair value measurement for a liability should reflect the risk that the obligation will not be fulfilled (i.e., non-performance risk). A reporting entity’s credit risk is a component of the non-performance risk associated with its obligations and, therefore, should be considered in measuring fair value of its liabilities. Effective January 1, 2008, the Company adopted SFAS 157 as it relates to financial assets and financial liabilities. The adoption of SFAS 157 did not have a material effect on its financial position or results of operations.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

3. New Accounting Standards

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

3. New Accounting Standards—(Continued)

In February 2008, the FASB issued FSP FAS No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measures for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”). FSP 157-1 removed leasing transactions accounted for under SFAS No. 13, Accounting for Leases, and related guidance from the scope of SFAS 157. In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement 157, (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, or January 1, 2009 for the Company. As a result of adopting FSP 157-2, the Company has only partially adopted SFAS 157. However, there were no major categories of assets and liabilities that are recognized or disclosed at fair value for which the Company has not applied the provisions of FSP 157-2. The Company does not expect the adoption of SFAS 157 to have a material effect on its financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 allows companies to elect fair-value measurements when an eligible financial asset or financial liability is initially recognized or when an event, such as a business combination, triggers a new basis of accounting for that financial asset or financial liability. The Company adopted SFAS 159 as of January 1, 2008 but chose not to elect to apply the fair value measurement. This adoption had no impact on the Company’s operating results or its financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires entities to report non-controlling minority interests in subsidiaries as equity in consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for the Company. SFAS 160 shall be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company will adopt this standard on January 1, 2009 but does not believe SFAS 160 will have any impact on its financial position or results of operations since it does not currently hold any minority interest in its subsidiaries.

In December 2007, the FASB issued SFAS 141(R). SFAS 141(R) requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values and changes other practices under SFAS No. 141, Business Combinations (“SFAS 141”), some of which could have a material impact on how an entity accounts for its business combinations. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, or January 1, 2009 for the Company, and should be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The provisions of SFAS 141(R) will impact the Company if it is party to a business combination after the pronouncement has been adopted or if there are changes in the carrying amount of a valuation allowance associated with an acquired deferred income tax asset or in a liability for an assumed income tax uncertainty. The Company will adopt SFAS 141(R) for its fiscal year beginning January 1, 2009.

4. Acquisitions

Airpax Holdings, Inc.

On July 27, 2007, STI acquired 100% of the outstanding stock of Airpax Holdings, Inc. (“Airpax”) from William Blair Capital Partners VII QP, L.P., (“William Blair”) and other stockholders for $276.6 million plus fees and expenses of $4.2 million (“Airpax Acquisition”). The Company believes the acquisition of Airpax provides the Company with leading customer positions in electrical protection for high-growth network power

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

4. Acquisitions—(Continued)

and critical, high-reliability mobile power applications, and further secures its position as a leading designer and manufacturer of sensing and electrical protection solutions for the industrial, heating, ventilation, air-conditioning, military and mobile markets. The Airpax Acquisition was funded by a €141.0 million term loan ($195.0 million, at issuance) and cash on hand. The results of operations of Airpax are included in the consolidated statement of operations from the date of acquisition.

The Company has accounted for the Airpax Acquisition as a purchase in accordance with SFAS 141, which requires that assets, including intangible assets, acquired and liabilities assumed be recorded at fair value with the excess recorded as goodwill. Goodwill recorded in relation to the Airpax Acquisition is not deductible for tax purposes, since the companies comprising the Airpax group were acquired in stock purchase transactions, which did not establish tax basis in the entities goodwill.

The following table summarizes the final allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed in the Airpax Acquisition:

Accounts receivable	$25,234
Inventories	25,114
Prepaid expenses and other current assets	1,607
Property, plant and equipment	19,795
Other assets	1,009
Other intangible assets	129,030
Goodwill	113,498
Accounts payable and accrued expenses	(23,793)
Deferred income taxes	(10,744)
Capitalized lease obligation	(171)
Other long-term liabilities	(3,233)

Fair value of net assets acquired, excluding cash and cash equivalents	277,346
Cash and cash equivalents	3,498

Fair value of net assets acquired	$280,844

Cash consideration and transaction fees and expenses	$280,844

The allocation of the purchase price is final and is based on management’s judgment after evaluating several factors, including valuation assessments of tangible and intangible assets, and estimates of the fair value of liabilities assumed. During the year-ended December 31, 2008, the Company revised its fair value of certain items, the most significant of which was its restructuring reserves. The revision to the restructuring reserves resulted in a reduction to other long-term liabilities and an increase in goodwill of $3.4 million. The Company is currently evaluating further restructuring activities. Further charges, if any, would be recorded to the consolidated statement of operations.

The Airpax Acquisition resulted in $113,498 of goodwill, which reflects value associated with the potential for (i) the Company’s expectation of market expansion associated with acquired technologies, (ii) enhancements to existing product offerings and (iii) future technological development. Goodwill associated with the Airpax Acquisition has been primarily allocated to the controls segment.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

4. Acquisitions—(Continued)

In connection with the allocation of purchase price to the assets acquired and liabilities assumed, the Company identified certain intangible assets with determinable lives, including estimates of completed technologies, customer relationships, non-compete agreements, and a tradename. In addition, an amount totaling $9,370 has been allocated to the Airpax® tradename. The Company believes the Airpax tradename has an indefinite life and therefore will be assessed on an annual basis for impairment. Intangible assets associated with the Airpax Acquisition consist of the following:

		Weighted- average lives (years)
Intangible Assets with Determinable Lives:
Completed technologies	$31,570	15
Customer relationships	87,040	10
Non-compete agreements	330	2
Tradename	720	10

	119,660	11

Intangible Asset with Indefinite Life:
Airpax® Tradename	9,370

	$129,030

The Company has determined there is no residual value associated with its acquired intangible assets above.

See Note 8 for further discussion of goodwill and other intangible assets.

5. Discontinued Operations

In December, 2008 the Company announced its intent to sell the automotive vision sensing business (the “Vision business”), which includes the assets and operations of SMaL Camera Technologies, Inc. (“SMaL”). The Company purchased SMaL for $12.0 million in March 2007. The current economic climate and slower than expected demand for these products were the primary factors in the decision to sell the business. The Company expects to complete the sale during the year ended December 31, 2009.

Results of operations of the Vision business included within loss from discontinued operations for the years ended December 31, 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006 are as follows:

	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Net revenue	$2,661	$759	$—	$—
Loss from operations before income tax	$(12,199)	$(18,260)	$(1,309)	$(167)

The Company recognized a $7,883 loss during the year ended December 31, 2008 associated with measuring the net assets at fair value less cost to sell and other exit costs associated with this business. This amount is reported within the loss from discontinued operations in the consolidated and combined statements of

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

5. Discontinued Operations—(Continued)

operations. The estimated fair value was based on preliminary indicators of value implied from discussions with potential buyers of the business. Included in the $7,883 loss were charges of $3,995 and $1,439 for the write-off of goodwill and intangible assets, respectively, associated with the Vision business.

The net assets of the Vision business reported within Assets held for sale consist of the following:

	December 31, 2008	December 31, 2007
Inventory	$439	$229
Intangible assets	—	1,545
Goodwill	—	3,995

	$439	$5,769

The Vision business was previously reported within the Sensors segment.

6. Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Depreciable Lives	December 31, 2008	December 31, 2007
Land	—	$19,779	$19,779
Buildings and improvements	2–40 years	122,904	115,523
Machinery and equipment	2–10 years	247,732	217,465

		390,415	352,767
Less accumulated depreciation		(135,251)	(85,912)

Total		$255,164	$266,855

Depreciation expense was $51,361 for fiscal year 2008, $58,204 for fiscal year 2007, $28,448 for the period from April 27, 2006 to December 31, 2006 and $8,531 for the period from January 1, 2006 to April 26, 2006, respectively.

At the date of the Sensata Acquisition, the FTAS Acquisition and the Airpax Acquisition, the Company recognized property, plant and equipment at fair value totaling $236,085, $8,933 and $19,795, respectively. Furthermore, the depreciable lives of certain of the Company’s tangible assets were adjusted to reflect their respective estimated economic useful lives as of the date of the acquisitions.

Property, plant and equipment is identified as held for sale when it meets the held for sale criteria of SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company ceases recording depreciation on assets that are classified as held for sale.

The following are the net carrying value of the assets which have been classified as Assets held for sale:

	December 31, 2008	December 31, 2007
Grand Blanc, Michigan facility	$950	$1,634
Standish, Maine facility	1,440	1,518
Vision business	439	5,769

	$2,829	$8,921

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

6. Property, Plant and Equipment—(Continued)

During 2008, the Company recognized an impairment of $684 in response to the decline in real estate values in Grand Blanc, Michigan. The loss was recognized as a component of Currency translation gain / (loss) and other, net in the accompanying consolidated statement of operations for fiscal year 2008. The Company continues to actively market this building.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of qualified assets and is amortized over the estimated useful lives of the assets. Capitalized interest during fiscal years 2008 and 2007 was not material. No interest was capitalized during the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006.

Property, plant and equipment include the following assets under capital leases:

	2008	2007
Property under capital leases	$30,766	$30,774
Accumulated amortization	(4,290)	(2,643)

Net property under capital leases	$26,476	$28,131

Amortization expense of assets recorded under capital leases is included in depreciation expense.

7. Inventories

Inventories consist of the following:

	December 31, 2008	December 31, 2007
Finished goods	$48,454	$67,771
Work-in-process	20,084	21,126
Raw materials	70,690	66,616

Total	$139,228	$155,513

In connection with the Acquisition, the FTAS Acquisition and the Airpax Acquisition, the Company recorded inventory fair value adjustments of $24,571, $2,604 and $2,296, respectively. During the year ended December 31, 2007 and the period April 27, 2006 to December 31, 2006, the turn-around effects of the fair value adjustments of $4,454 and $25,017, respectively were charged to cost of revenue. There was no turn-around effect recognized during fiscal year 2008. At December 31, 2008 and December 31, 2007, inventories totaling $3,074 and $4,741 had been consigned to others.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

8. Goodwill and Other Intangible Assets

The following summarizes the changes in goodwill, by segment:

	Sensors	Controls	Total
Balance—December 31, 2005	$25,234	$11,145	$36,379
Activity	—	—	—

Balance—April 26, 2006	$25,234	$11,145	$36,379

Balance—April 27, 2006	$1,143,122	$269,648	$1,412,770
FTAS Acquisition	10,662	19,294	29,956

Balance—December 31, 2006	1,153,784	288,942	1,442,726
Sensata Acquisition—Purchase accounting adjustments	(5,190)	(1,226)	(6,416)
FTAS Acquisition—Purchase accounting adjustments	468	540	1,008
Airpax Acquisition	11,812	106,872	118,684

Balance—December 31, 2007	1,160,874	395,128	1,556,002
Airpax Acquisition—Purchase accounting adjustments and other	—	(6,056)	(6,056)
Impairment of Goodwill	—	(13,173)	(13,173)

Balance—December 31, 2008	$1,160,874	$375,899	$1,536,773

Goodwill attributed to the acquisitions above reflect the Company’s allocation of purchase price to the estimated fair value of certain assets acquired and liabilities assumed. The purchase accounting adjustments above reflect changes in estimates associated with exit and severance restructuring reserves as well as revisions in fair value estimates of acquired intangible assets and property, plant and equipment.

As a result of changes in the manner in which the Company manages its business, the Company reclassified the portion of this operating segment involving thermal sensing and exhaust gas recirculation products acquired as part of the Airpax Acquisitions from the controls segment to the sensors segment. This change has been reflected in the December 31, 2007 balances noted above.

As discussed in Note 2, during the fourth quarter of 2008, the Company determined that goodwill associated with the interconnection reporting unit was impaired and recorded a charge of $13,173 in the consolidated and combined statements of operations. The Company believes that the current global economic crisis, economic conditions within the semiconductor end-market and an increase in the competitive landscape surrounding suppliers to the semiconductor end-market were all factors that lead to the impairment of goodwill. The Company utilized a discounted cash flow analysis to estimate the fair value of the Interconnection reporting unit.

Definite-lived intangible assets have been amortized on a straight-line basis for the Predecessor period and on an accelerated or economic benefit basis over their estimated lives for the Successor period. The following table reflects the components of other acquisition-related intangible assets, excluding goodwill, that are subject to amortization:

	Weighted Average Life (Years)	December 31, 2008			December 31, 2007
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Completed technologies	16	$268,170	$60,409	$207,761	$268,170	$35,424	$232,746
Customer relationships	10	1,026,840	297,244	729,596	1,026,690	176,338	850,352
Non-compete agreements	6	24,230	2,636	21,594	24,230	1,044	23,186
Tradename	10	720	207	513	720	46	674

	11	$1,319,960	$360,496	$959,464	$1,319,810	$212,852	$1,106,958

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

8. Goodwill and Other Intangible Assets—(Continued)

During fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company recorded amortization expense on its definite-lived intangibles of $147,644, $130,328 and $82,524, respectively. During the period January 1, 2006 to April 26, 2006, the Predecessor recorded amortization expense on its definite-lived intangibles of $591. Amortization of these acquisition-related intangibles is estimated to be $153,452 in 2009, $145,716 in 2010, $133,999 in 2011, $122,327 in 2012 and $107,289 in 2013.

In connection with the Acquisition, the Company concluded that its Klixon® brand name is an indefinite lived intangible asset, as the brand has been in continuous use since 1927, and the Company has no plans to discontinue using the Klixon® name. An amount of $59,100 was assigned to the brand name in the Company’s purchase price allocation.

In connection with the Airpax Acquisition, the Company concluded that its Airpax® brandname is an indefinite lived intangible asset, as the brand has been in continuous use since 1948 and the Company has no plans to discontinue using the Airpax® name. An amount of $9,370 was assigned to the brand name in the Company’s purchase price allocation.

In addition, other intangible assets recognized on the consolidated balance sheets include capitalized software licenses with gross carrying amounts of $7,133 and $5,193 and net carrying amounts of $5,417 and $4,241 as of December 31, 2008 and December 31, 2007, respectively. The weighted average life for the Capitalized Software is 3 years. The Company recorded amortization expense of $1,118 for fiscal year 2008, $736 for fiscal year 2007 and $216 for the period from April 27, 2006 to December 31, 2006, respectively. The Predecessor recorded amortization expense of $487 for the period from January 1, 2006 to April 26, 2006.

Given the volatility in the end-markets in which the Company serves and the Company’s financial results during the fourth quarter of fiscal year 2008, the Company updated its goodwill impairment analysis to reflect information and projections available to it as of December 31, 2008. No additional goodwill impairment charges were necessary. However, if certain assumptions, such as projections regarding the end-markets in which the Company serves, the Company’s financial projections, customer bankruptcies or any other factors discussed in the Goodwill and Intangible Assets section of Significant Accounting Policies were to change, the Company may be required to recognize charges in connection with goodwill and/or indefinite-lived intangible of some or all of its reporting units.

9. Restructuring Costs

Restructuring programs consist of the following:

2005 Plan

In fiscal year 2005, S&C announced a plan to move production lines from Almelo, Holland, to a contract manufacturer in Hungary (the “2005 Plan”). This relocation was to complete the Almelo site transition to a business center. Concurrently, other actions were taken at S&C’s sites in Massachusetts (Attleboro), Brazil, Japan and Singapore in order to size these locations to market demands. These restructuring actions affected 208 jobs, 96 of which were in Holland. The total cost of this restructuring action is expected to be $14,098, of which $13,955 has been incurred since the inception of the 2005 Plan. In connection with the terms of the Acquisition, all liabilities relating to the 2005 Plan were assumed by the Company. Upon the application of purchase accounting, the Company recognized an additional liability of $907 in accordance with Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”), relating to the remaining future severance and outplacement costs for the 2005 Plan. The 2005 Plan is substantially complete and the remaining payments are expected to be paid through fiscal year 2009.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Restructuring Costs—(Continued)

The following table outlines the restructuring liabilities associated with the 2005 Plan:

2005 Plan
Balance—December 31, 2005	$6,228
Charges	2,351
Payments	(3,336)

Balance—April 26, 2006	$5,243

Balance—April 27, 2006	$5,243
Purchase accounting adjustments—severance	907
Payments	(5,752)

Balance—December 31, 2006	398
Charges	5
Payments	(237)
Impact of changes in foreign currency exchange rates	29

Balance—December 31, 2007	195
Payments	(48)
Impact of changes in foreign currency exchange rates	(4)

Balance—December 31, 2008	$143

Employees terminated as of December 31, 2008	205

FTAS Plan

In December 2006, the Company acquired FTAS from Honeywell. In January 2007, the Company announced plans (“FTAS Plan”) to close the manufacturing facilities in Standish, Maine and Grand Blanc, Michigan, and to downsize the facility in Farnborough, United Kingdom. Manufacturing at the Maine, Michigan and United Kingdom sites was moved to the Dominican Republic and other Sensata sites. Restructuring liabilities related to these actions relate primarily to exit and related severance costs and will affect 143 employees. The actions described above associated with the FTAS Plan were completed in 2008, and the Company anticipates remaining payments to be paid through 2014 due to primarily contractual lease obligations.

The total cumulative amount incurred to date and expected to be incurred in connection with the FTAS Plan is $11,220 (severance costs $4,350, facility exit and other costs $6,870). The following table shows the rollforward of the restructuring liabilities associated with the FTAS Plan:

	Severance	Facility Exit and Other Costs	Total
Balance—April 27, 2006	$—	$—	$—
Purchase accounting adjustments	3,067	2,291	5,358
Payments	—	—	—

Balance—December 31, 2006	3,067	2,291	5,358
Purchase accounting adjustments	1,283	3,468	4,751
Payments	(1,069)	(1,158)	(2,227)

Balance—December 31, 2007	3,281	4,601	7,882
Charges	—	1,111	1,111
Payments	(2,898)	(1,908)	(4,806)

Balance—December 31, 2008	$383	$3,804	$4,187

Employees terminated as of December 31, 2008	141

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Restructuring Costs—(Continued)

Total costs incurred to date and expected to be incurred by the Company in connection with the FTAS Plan are $11,220 (sensors $5,092, controls $2,476, corporate $3,652). The following table shows the rollforward of the restructuring liabilities by segment, as well as corporate, associated with the FTAS Plan:

	Sensors	Controls	Corporate	Total
Balance—April 27, 2006	$—	$—	$—	$—
Purchase accounting adjustments	1,870	1,556	1,932	5,358
Payments	—	—	—	—

Balance—December 31, 2006	1,870	1,556	1,932	5,358
Purchase accounting adjustments	3,491	—	1,260	4,751
Reclassification of charges	(599)	920	(321)	—
Payments	(1,545)	—	(682)	(2,227)

Balance—December 31, 2007	3,217	2,476	2,189	7,882
Charges	330	—	781	1,111
Payments	(744)	(2,142)	(1,920)	(4,806)

Balance—December 31, 2008	$2,803	$334	$1,050	$4,187

The reclassification of charges between segments during 2007 as noted above relates primarily to severance and reflected the Company’s estimate based on the finalized restructuring plan.

Airpax Plan

In July 2007, STI acquired Airpax. In 2007, the Company announced plans (“Airpax Plan”) to close the facility in Frederick, Maryland and to relocate certain manufacturing lines to existing Sensata and Airpax facilities in Cambridge, Maryland; Shanghai, China and Mexico and to terminate certain employees at the Cambridge, Maryland facility. In 2008, the Company announced plans to close the Airpax facility in Shanghai, China. Restructuring liabilities related to these actions relate primarily to exit and related severance costs and will affect 332 employees. The Company anticipates the actions described above associated with the Airpax Plan to be completed during 2009 and the remaining severance and exit payments paid through 2010.

The total cumulative amount incurred to date and expected to be incurred in connection with the Airpax Plan is $6,959 (severance costs $5,034, facility exit and other costs $1,925).

The following table outlines the restructuring liabilities associated with the Airpax Plan:

	Severance	Facility Exit and Other Costs	Total
Balance—December 31, 2006	$—	$—	$—
Purchase accounting adjustments	8,942	2,092	11,034
Payments	—	—	—

Balance—December 31, 2007	8,942	2,092	11,034
Purchase accounting adjustments	(3,681)	(158)	(3,839)
Payments	(4,298)	(839)	(5,137)
Impact of changes in foreign currency exchange rates	(227)	(9)	(236)

Balance—December 31, 2008	$736	$1,086	$1,822

Employees terminated as of December 31, 2008	326

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Restructuring Costs—(Continued)

Total costs incurred to date and expected to be incurred by the Company in connection with the Airpax Plan are $6,959 (controls $5,436, corporate $1,523). The following table outlines the restructuring liabilities by segment, as well as corporate, associated with the Airpax Plan:

	Controls	Corporate	Total
Balance—December 31, 2006	$—	$—	$—
Purchase accounting adjustments	9,801	1,233	11,034
Payments	—	—	—

Balance—December 31, 2007	9,801	1,233	11,034
Purchase accounting adjustments	(4,129)	290	(3,839)
Payments	(3,797)	(1,340)	(5,137)
Impact of changes in foreign currency exchange rates	(236)	—	(236)

Balance—December 31, 2008	$1,639	$183	$1,822

During fiscal year 2008, the Company reversed a portion of its previously established restructuring reserves through goodwill because certain aspects of the Airpax Plan were not finalized prior to the one-year anniversary of the Airpax Acquisition. Charges resulting from further restructuring activities have been included as a component of the 2008 Plan.

2008 Plan

During fiscal year 2008, the Company announced various actions to reduce the workforce in several business centers and manufacturing facilities throughout the world, and to move certain manufacturing operations from Hungary to other Sensata locations. As a result, the Company recognized a charge of $23,013, of which $16,211 relates to severance, $1,300 relates to a pension enhancement provided to certain eligible employees under a voluntary retirement program (see Note 13 for further discussion), $3,588 relates to pension curtailment and settlement charges and $1,914 relates to other exit costs. The total cost of these actions is expected to be $23,895 and affect 1,697 employees. The Company anticipates the actions described above associated with the 2008 Plan to be completed during fiscal year 2009 and the remaining payments paid through 2014 due to contractual obligations.

The total cumulative amount incurred to date in connection with these actions is $17,960 (severance costs $16,116, facility exit and other costs $1,844). The following table outlines the restructuring liabilities associated with the 2008 Plan, excluding the $1,300 charge related to a pension enhancement and the $3,588 charge related to a pension curtailment and settlement loss:

	Severance	Facility Exit and Other Costs	Total
Balance—December 31, 2007	$—	$—	$—
Charges	16,211	1,914	18,125
Payments	(4,589)	(80)	(4,669)
Impact of changes in foreign currency exchange rates	(95)	(70)	(165)

Balance—December 31, 2008	$11,527	$1,764	$13,291

Employees terminated as of December 31, 2008	168

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Restructuring Costs—(Continued)

The total cumulative amount incurred to date in connection with these actions is $17,960 (sensors $1,655, controls $4,031, corporate $12,274). The following table shows the rollforward of the restructuring liabilities, excluding the $1,300 charge related to a pension enhancement and the $3,588 charge related to a pension curtailment and settlement loss by segment, as well as corporate, associated with the 2008 Plan:

	Sensors	Controls	Corporate	Total
Balance—December 31, 2007	$—	$—	$—	$—
Charges	1,760	4,091	12,274	18,125
Payments	(686)	(1,130)	(2,853)	(4,669)
Impact of changes in foreign currency exchange rates	(105)	(60)	—	(165)

Balance—December 31, 2008	$969	$2,901	$9,421	$13,291

The following tables show amounts associated with all of the Company’s restructuring programs, including the charges for a pension enhancement of $1,300 and a pension curtailment and settlement loss of $3,588 for fiscal year 2008, described above, and where in the consolidated statement of operations these amounts were recognized.

	2005 Plan	FTAS Plan	Airpax Plan	2008 Plan	Total
Restructuring	$—	$1,111	$—	$23,013	$24,124
Currency translation (gain)/loss and other, net	(4)	—	(236)	(165)	(405)

Total	$(4)	$1,111	$(236)	$22,848	$23,719

During fiscal year 2007, the Company implemented voluntary early retirement programs in its foreign operations. These programs offered eligible employees special termination benefits, including severance and outplacement service, in exchange for their early retirement form the Company. As a result of these programs, sixty-four employees chose to leave the Company, opting for voluntary early retirement during fiscal year 2007. In accordance with SFAS No. 88, (“SFAS 88”), Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company recognized a total charge of $5,166 during fiscal year 2007. No curtailment or settlement gain or loss was recognized as the Company’s retirement obligation was not significantly impacted as a result of the Plan.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

9. Restructuring Costs—(Continued)

The following table outlines the current and long-term components of the restructuring liabilities for all plans at December 31:

	2008	2007
Current liabilities	$17,785	$14,616
Long-term liabilities	1,658	4,495

	$19,443	$19,111

10. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31, 2008	December 31, 2007
Accrued interest	$10,898	$32,570
Accrued bonuses	1,048	9,264
Accrued salaries, wages and vacation pay	17,183	20,583
Accrued taxes	6,296	7,355
Accrued restructuring expenses	17,785	14,616
Accrued professional fees	4,708	4,184
Accrued freight, utility and insurance charges	5,021	6,484
Current portion of pension and post-retirement benefit obligations	3,165	1,632
Deferred income	6,296	7,257
Other accrued expenses and current liabilities	14,310	17,483

Total	$86,710	$121,428

11. Debt

The Company’s debt consists of the following:

	Weighted- Average Interest Rate	December 31, 2008	December 31, 2007
Senior secured term loan facility (denominated in U.S. dollars)	5.00%	$926,250	$935,750
Senior secured term loan facility (€388.4 million)	6.75%	547,665	577,804
Senior Subordinated Term Loan (€141.0 million)		—	207,623
Revolving credit facility (denominated in U.S. dollars)	5.20%	25,000	—
Senior Notes (denominated in U.S. dollars)	8.00%	450,000	450,000
Senior Subordinated Notes (€227.6 million)	9.00%	320,939	360,763
Senior Subordinated Notes (€141.0 million)	11.25%	198,810	—
Less: current portion of long-term debt		(40,112)	(15,361)

Long-term debt, less current portion		$2,428,552	$2,516,579

Capital lease and other financing obligations	8.52%	$42,523	$30,540
Less: current portion		(1,690)	(558)

Long-term portion of capital lease and other financing obligations		$40,833	$29,982

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

Senior Secured Credit Facility

On April 27, 2006, the Company entered into a multi-currency $1,500.0 million senior secured credit facility with Morgan Stanley Senior Funding, Inc., Banc of America Securities LLC and Goldman Sachs Credit Partners, L.P., as joint lead arrangers (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of a $150.0 million revolving credit facility, under which there is $118.9 million of availability (net of $6.1 million in letters of credit and $25.0 million in borrowings against the revolving credit facility at December 31, 2008); a $950.0 million U.S. dollar term loan facility; and a €325.0 million term loan facility ($400.1 million, at issuance). The Company’s outstanding letters of credit are issued primarily for the benefit of certain operating activities. At December 31, 2008, no amounts had been drawn against these outstanding letters of credit. These outstanding letters of credit are stated to expire in April 2009.

Revolving loans may be borrowed, repaid and re-borrowed to fund the Company’s working capital needs. Term loans may only be borrowed on the closing date and no amount of term loans once repaid may be reborrowed.

The Senior Secured Credit Facility also provides for an incremental term facility and/or incremental revolving facility in an aggregate principal amount of $250.0 million. The Company issued €73.0 million ($95.4 million, at issuance) on December 19, 2006 to finance the purchase of FTAS, reducing the amount which may be borrowed under the incremental facility to $154.6 million. The incremental facilities rank pari passu in right of payment and security with the other Senior Secured Credit Facilities and mature at the final maturity of the term loan facility and the revolving facility, respectively. The incremental borrowing facilities may be activated at any time up to a maximum of three times during the term of the Senior Secured Credit Facility with consent required only from those lenders that agree, at their sole discretion, to participate in such incremental facility and subject to certain conditions, including pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period after giving effect to the incurrence of such incremental facility.

Borrowers under the Senior Secured Credit Facility include Sensata and Sensata Technologies Finance Company, LLC. All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by certain of the Company’s direct and indirect wholly-owned subsidiaries in the U.S., (with the exception of those subsidiaries acquired in the FTAS Acquisition) and certain subsidiaries located in certain non-U.S. jurisdiction including the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax Acquisition) (collectively, the “Guarantors”). The collateral for such borrowings under the Senior Secured Credit Facility consists of all shares of capital stock, intercompany debt and substantially all present and future property and assets of the Guarantors.

The Senior Secured Credit Facility contains financial covenants that, among other things, limit the Company’s maximum total leverage ratio (total indebtedness to Earnings Before Interest, Taxes, Depreciation and Amortization and certain other adjustments (“Adjusted EBITDA”), as defined by the terms of the Senior Secured Credit Facility) and requires Sensata to maintain a minimum interest coverage ratio (Adjusted EBITDA to total interest expense, as defined by the terms of the Senior Secured Credit Facility). All of the financial covenants are calculated on a pro forma basis and for each consecutive four fiscal quarter periods ending with the most recent fiscal quarter. The financial covenants get more restrictive in the fourth quarter of fiscal year 2009 and 2010. In addition, non-financial covenants confer limitations on Sensata’s ability to incur subsequent indebtedness, incur liens, prepay subordinated debt, make loans and investments, merge or consolidate, sell assets, change its business or amend the terms of its subordinated debt and limit the payment of dividends.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

The Senior Secured Credit Facility also stipulates certain events and conditions which may require the Company to use excess cash flow, as defined by the terms of the agreement, generated by operating, investing or financing activities, to prepay some or all of outstanding borrowings under the Senior Secured Credit Facility beginning in 2008.

As per the terms of the Senior Secured Credit Facility, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2008 and 2007, for purposes of the Senior Secured Credit Facility, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the credit agreement.

The final maturity of the revolving credit facility is on April 27, 2012. Loans made pursuant to the revolving credit facility must be repaid in full on or prior to such date and are pre-payable at the Company’s option at par. All letters of credit issued thereunder will terminate at final maturity unless cash collateralized prior to such time. The final maturity of the term loan facility is on April 27, 2013. The term loan must be repaid during the final year of the term loan facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

The Senior Secured Credit Facility provides the Company with the ability to draw funds for ongoing working capital and other general corporate purposes under a revolving facility (the “Revolving Facility”), which includes a subfacility for swingline loans. The Revolving Facility bears interest (i) for amounts drawn in U.S. dollars, at the borrower’s option, (x) at LIBOR plus a 200 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 125 basis points to 200 basis points) or (y) at the greater of the Prime rate as published by the Wall Street Journal or  1/2 of 1% per annum above the Federal Funds rate plus a 100 basis point spread subject to a pricing grid based on our leverage ratio (the spreads range from 25 basis points to 100 basis points) (all amounts drawn under the swingline subfacility are subject to interest calculated under this clause (i)(y)), and (ii) for amounts drawn in Euros, at EURIBOR plus a 200 basis point spread. The Company is subject to a 50 basis point commitment fee on the unused portion of the Revolving Facility. This commitment fee is also subject to a pricing grid based on our leverage ratio. The spreads on the commitment fee range from 37.5 basis points to 50 basis points. The maximum that can be drawn under the swingline subfacility is $25.0 million, and is part of, not in addition to, the total Revolving Facility amount of $150.0 million. Amounts drawn under the Revolving Facility can be prepaid at any time without premium or penalty, subject to certain restrictions, including advance notice. Amounts drawn under the Revolving Facility must be paid in full at the final maturity date of April 27, 2012.

The term loan facility bears interest at LIBOR plus 175 basis points in the case of borrowings denominated in U.S. dollars and EURIBOR plus 200 basis points in the case of borrowings denominated in Euros. The interest payments on the Senior Secured Credit Facility are due quarterly starting July 27, 2006.

Pursuant to the Senior Secured Credit Facility, the Company is required to pay to its lender on a quarterly basis a commitment fee on the undrawn line of credit. For the fiscal years 2008 and 2007 and the period April 26, 2006 to December 31, 2006, the Company paid $668, $601 and $486, respectively, to its lender.

During the three months ended September 30, 2008, the Company borrowed $25,000 under its revolving credit facility.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

Senior Notes

The outstanding senior notes (“Senior Notes”) were issued under an indenture dated as of April 27, 2006 among the Company, as issuer, The Bank of New York, as trustee, and the Guarantors (“Senior Notes Indenture”). The Senior Notes mature on May 1, 2014. Interest is payable semiannually (at 8% per annum) in cash to holders of Senior Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Notes were issued in an aggregate principal amount of $450.0 million. Proceeds from the issuance of the Senior Notes were used to fund a portion of the Acquisition of the S&C business from TI.

The Senior Notes Indenture limits under certain circumstances, the Company’s ability and the ability of its Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of the Company’s capital stock, redeem the Company’s capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

As per the terms of the Senior Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2008 and December 31, 2007, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Notes Indenture. Unrestricted Subsidiaries will not guarantee any of the Senior Notes.

Additional securities may be issued under the Senior Notes Indenture in one or more series from time to time, subject to certain limitations.

The Senior Notes are general unsecured obligations of the Company and are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such secured indebtedness and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Notes are general unsecured obligations of such Guarantor.

The Company may redeem some or all of the Senior Notes after May 1, 2010 at the redemption prices listed below, plus accrued interest.

Year	Percentage
2010	104.0
2011	102.0
2012 and thereafter	100.0

The Company may also redeem any of the Senior Notes at any time prior to May 1, 2010, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of Senior Notes and (b) the excess of the sum of the present value of the Senior Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the Senior Notes.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

The Company may also redeem up to 40% of the Senior Notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 108% of the principal amount of the Senior Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50% of the aggregate principal amount of such series of notes remain outstanding.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Notes or the guarantees, the Company may redeem the Senior Notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

Upon a change of control, the Company will be required to make an offer to purchase the Senior Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the date of repurchase. In the event of a change of control, the Senior Notes will be subject to repurchase prior to the Senior Subordinated Notes.

Senior Subordinated Notes

The Company has 9% and 11.25% Senior Subordinated Notes.

9% Senior Subordinated Notes

The outstanding 9% Senior Subordinated Notes (“Senior Subordinated Notes”) were issued under an indenture dated as of April 27, 2006 among the Company, as issuer, The Bank of New York, as trustee, and the Guarantors (“Senior Subordinated Notes Indenture”). The Senior Subordinated Notes mature on May 1, 2016. Each Senior Subordinated Note bears interest at a rate of 9% per annum, or from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in cash to holders of Senior Subordinated Notes of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date, on May 1 and November 1 of each year, commencing November 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Subordinated Notes were issued initially in an aggregate principal amount of €245.0 million ($301.6 million, at issuance). Proceeds from the issuance of the Senior Subordinated Notes were used to fund a portion of the acquisition of the S&C business from TI.

The Company may redeem some or all of the Senior Subordinated Notes beginning on May 1, 2011, at the redemption prices listed below, plus accrued and unpaid interest.

Year	Percentage
2011	104.5
2012	103.0
2013	101.5
2014 and thereafter	100.0

The Company may also redeem any of the Senior Subordinated Notes at any time prior to May 1, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of Senior Subordinated Notes and (b) the excess of the sum of the present value of the Senior Subordinated Notes on such redemption date and all required interest payments due on such notes through May 1, 2011, over the then outstanding principal amount of the Senior Subordinated Notes.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

The Company may also redeem up to 40% of the Senior Subordinated Notes on or prior to May 1, 2009 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 109% of the principal amount of the Senior Subordinated Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50% of the aggregate principal amount of such series of notes remain outstanding.

The indentures governing the Senior Subordinated Notes limit, under certain circumstances, the Company’s ability and the ability of its Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of the Company’s capital stock, redeem the Company’s capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Subordinated Notes or the guarantees, the Company may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

As per the terms of the Senior Subordinated Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2007 and December 31, 2008, all of the subsidiaries of the Company were “Restricted Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Subordinated Notes Indenture. Unrestricted Subsidiaries will not guarantee any of the Senior Subordinated Notes.

Additional securities may be issued under the Senior Subordinated Notes Indenture in one or more series from time to time, subject to certain limitations.

The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company, including the Company’s obligations under the Senior Notes and the Senior Secured Credit Facility, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Subordinated Notes are general unsecured obligations of such Guarantor.

During 2008, the Company repurchased outstanding notes totaling €17,384 (or $22,345) reducing the amount of Senior Subordinated Notes to €227.6 million (or $320.9 million) at December 31, 2008.

11.25% Senior Subordinated Notes

The outstanding 11.25% Senior Subordinated Notes (“Senior Subordinated Notes”) were issued under an indenture dated as of July 23, 2008 among the Company, as issuer, The Bank of New York Mellon, as trustee, The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent, and the Guarantors (“Senior Subordinated Notes Indenture”). The Senior Subordinated Notes mature on January 15, 2014. Interest is payable

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

semi-annually in cash to holders of Senior Subordinated Notes of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date, on January 15 and July 15 of each year, commencing on January 15, 2009. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

The Senior Subordinated Notes were issued in an aggregate principal amount of €141.0 million. Proceeds from the issuance of the Senior Subordinated Notes were used to refinance amounts outstanding under an existing Senior Subordinated Term Loan, originally issued as bridge financing in July 2007 for the acquisition of Airpax. The Notes were issued and the Senior Subordinated Term Loan was retired in a non-cash transaction.

The indentures governing the Senior Subordinated Notes limit, under certain circumstances, the Company’s ability and the ability of its Restricted Subsidiaries to: incur additional indebtedness, create liens, pay dividends and make other distributions in respect of the Company’s capital stock, redeem the Company’s capital stock, make certain investments or certain restricted payments, sell certain kinds of assets, enter into certain types of transactions with affiliates and effect mergers or consolidations. These covenants are subject to a number of important exceptions and qualifications.

The Company may redeem some or all of the Senior Subordinated Notes beginning on or after January 15, at the redemption prices listed below, plus accrued interest.

Year	Percentage
2010	105.625
2011	102.813
2012 and thereafter	100.000

The Company may also redeem any of the 11.25% Senior Subordinated Notes at any time prior to January 15, 2010, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable premium, which is the greater of (a) 1% of the then outstanding principal amount of 11.25% Senior Subordinated Notes and (b) the excess of the sum of the present value of the 11.25% Senior Subordinated Notes on such redemption date and all required interest payments due on such notes through January 15, 2010, over the then outstanding principal amount of the 11.25% Senior Subordinated Notes.

The Company may also redeem up to 40% of the Senior Subordinated Notes on or prior to January 15, 2010 from the proceeds of certain equity offerings and designated asset sales at a redemption price equal to 111.25% of the principal amount of the Senior Subordinated Notes, plus accrued interest, if any, to the date of redemption only if, after any such redemption, at least 50% of the aggregate principal amount of such series of notes remain outstanding.

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the Senior Subordinated Notes or the guarantees, the Company may redeem the notes of that series in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption.

As per the terms of the Senior Subordinated Notes, Restricted Subsidiaries are also subject to restrictive covenants. As of December 31, 2007 and December 31, 2008, all of the subsidiaries of the Company were “Restricted

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

11. Debt—(Continued)

Subsidiaries.” Under certain circumstances the Company will be permitted to designate subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Senior Subordinated Notes Indenture. Unrestricted Subsidiaries will not guarantee any of the Senior Subordinated Notes.

Additional securities may be issued under the Senior Subordinated Notes Indenture in one or more series from time to time, subject to certain limitations.

The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company, including the Company’s obligations under the Senior Notes and the Senior Secured Credit Facility, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that are not Guarantors.

The guarantees of each Guarantor with respect to the Senior Subordinated Notes are general unsecured obligations of such Guarantor.

The Company also has uncommitted local lines of credit with commercial lenders at certain of its subsidiaries in the amount of $17.0 million. No amounts were drawn on these lines at December 31, 2008 or December 31, 2007.

Capital Lease and Other Financing Obligations

The Company operates in leased facilities with terms generally ranging from two to ten years. The lease agreements frequently include options to renew for additional periods or to purchase the leased assets and also require that the Company pay taxes, insurance and maintenance costs. Rent and lease expense was $7,462 for fiscal year 2008, $6,383 for fiscal year 2007, $3,069 for the period from April 27, 2006 to December 31, 2006 and $971 for the period from January 1, 2006 to April 26, 2006.

Depending on the specific terms of the leases, the Company’s obligations are in two forms: capital leases and operating leases.

In December 2005, the Predecessor completed a sale-leaseback of its facility in Attleboro, Massachusetts. The term included a 20-year lease agreement for a new facility at the site to be used to consolidate operations remaining in Attleboro and was recorded as a capital lease. The capital lease will mature in 2026. The capital lease obligation outstanding was $29,860 and $30,382 at December 31, 2008 and 2007, respectively.

In conjunction with its acquisition of Airpax in 2007, the Company recognized capital leases for equipment each with a 5-year term. These capital leases will mature between 2010 and 2011. The capital lease obligations were $138 and $158 at December 31, 2008 and 2007, respectively.

On February 2008, the Company’s Malaysian operating subsidiary signed a series of agreements to sell and leaseback the land, building and certain equipment associated with its manufacturing facility in Kuala Lumpur, Malaysia. The transaction, which was valued at 41.0 million Malaysian Ringgit (or $12.6 million based on the closing date exchange rate), closed during the quarter ended June 30, 2008 and was accounted for as a financing transaction. Accordingly, the land, building and equipment remains on the consolidated balance sheet and the cash received was recorded as a liability as a component of Capital lease and other financing obligations. At December 31, 2008, this liability totaled $11,432.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

Debt Maturities

Remaining mandatory principal repayments of long-term debt, excluding capital lease and other financing obligations and the revolving credit facility, in each of the years ended December 31, 2009 through 2013 and thereafter are as follows:

Year Ending December 31,	Aggregate Maturities
2009	$15,112
2010	15,112
2011	15,112
2012	717,811
2013	909,579
Thereafter	770,938

Total long-term debt principal payments	$2,443,664

Compliance with Financial and Non-Financial Covenants

During fiscal year 2008 and at December 31, 2008, the Company was in compliance with all of the covenants and default provisions associated with its indebtedness.

12. Income Taxes

Successor

Effective April 27, 2006 and concurrent with the Sensata Acquisition, the Company and its Dutch subsidiaries are taxable entities in the Netherlands and will file a tax return under Dutch fiscal unity (i.e., consolidation). On April 30, 2008, the Company’s United States subsidiaries executed a separation and distribution agreement that divided its U.S. sensors and controls businesses currently requiring two separate U.S. consolidated federal income tax returns. Prior to April 30, 2008, the Company filed one consolidated tax return in the United States. The remaining non-Dutch subsidiaries of the Company will file income tax returns, generally on a separate company basis, in the countries in which they are incorporated and/or operate, including Japan, China, Brazil, South Korea, Malaysia and Mexico. The Sensata Acquisition purchase accounting and the related debt and equity capitalization of the various subsidiaries of the consolidated Company, and the realignment of the functions performed and risks assumed by the various subsidiaries are of significant consequence to the determination of future book and taxable income of the respective subsidiaries and Sensata as a whole.

(Loss)/income from continuing operations before taxes was as follows:

	U.S.	Non-U.S.	Total
Fiscal year 2008	$(122,497)	$61,627	$(60,870)
Fiscal year 2007	$(82,244)	$(89,501)	$(171,745)
For the period April 27, 2006 to December 31, 2006	$(56,879)	$(105,556)	$(162,435)

For the period January 1, 2006 to April 26, 2006	$4,750	$66,583	$71,333

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Income Taxes—(Continued)

Provision for income taxes was as follows:

	U.S. Federal	Non-U.S.	U.S. State	Total
Fiscal year 2008:
Current	$—	$23,106	$445	$23,551
Deferred	14,252	14,738	990	29,980

Total	$14,252	$37,844	$1,435	$53,531

Fiscal year 2007:
Current	$—	$16,040	$338	$16,378
Deferred	14,618	30,043	1,465	46,126

Total	$14,618	$46,083	$1,803	$62,504

For the period April 27, 2006 to December 31, 2006:
Current	$—	$18,412	$—	$18,412
Deferred	10,767	18,308	1,073	30,148

Total	$10,767	$36,720	$1,073	$48,560

For the period January 1, 2006 to April 26, 2006:
Current	$2,887	$16,497	$72	$19,456
Deferred	1,237	4,675	428	6,340

Total	$4,124	$21,172	$500	$25,796

Principal reconciling items from income tax computed at the U.S. statutory tax rate were as follows:

	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 to December 31, 2006	January 1 to April 26, 2006
Tax computed at statutory rate of 35%	$(21,304)	$(60,111)	$(56,852)	$24,967
Foreign rate tax differential	(7,607)	9,589	7,149	(2,865)
Unrealized foreign exchange gains and losses	25,900	5,368	18,152	—
Change in tax law or rates	(8,603)	8,084	—	—
Withholding taxes not creditable	2,238	4,514	3,446	—
Non-deductible Deferred Payment Certificate interest	—	—	11,992	—
Losses not tax benefited	58,623	88,971	63,581	780
State taxes, net of federal benefit	1,206	1,131	655	325
Non-deductible in-process research and development	—	1,995	—	—
Other	3,078	2,963	437	2,589

	$53,531	$62,504	$48,560	$25,796

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Income Taxes—(Continued)

The primary components of deferred income tax assets and liabilities were as follows:

	December 31,
	2008	2007
Deferred tax assets:
Inventories and related reserves	$5,450	$914
Accrued expenses	67,763	21,170
Unrealized foreign exchange loss	—	352
NOL and interest expense carryforwards	166,946	164,398
Pension liability	15,916	4,007
Other	2,607	2,046

Total deferred tax assets	258,682	192,887
Valuation allowance	(224,214)	(154,601)

Net deferred tax asset	34,468	38,286
Deferred tax liabilities:
Property, plant and equipment	(14,490)	(20,981)
Intangible assets and goodwill	(131,752)	(106,834)
Unrealized exchange gain	(1,475)	—
Tax on undistributed earnings of subsidiaries	(3,969)	—

Total deferred tax liabilities	(151,686)	(127,815)

Net deferred tax liability	$(117,218)	$(89,529)

Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2008 and December 31, 2007 will be allocated as follows:

	December 31,
	2008	2007
Income tax benefit recognized in the consolidated statement of operations	$(205,496)	$(146,788)
Other comprehensive loss	(14,912)	(4,007)
Goodwill	(3,806)	(3,806)

	$(224,214)	$(154,601)

After the effective date of SFAS 141(R), all changes in the carrying amount of a valuation allowance for an acquired deferred income tax asset or in a liability for an assumed income tax uncertainty will be recognized in income tax expense, even if the deferred tax asset or income tax uncertainty was initially recognized as a result of a business combination with an acquisition date prior to the effective date of SFAS 141(R).

A full valuation allowance has been established on the net deferred tax assets in jurisdictions that have incurred net operating losses, in which it is more likely than not that such losses will not be utilized in the foreseeable future. For tax purposes, $1,372,500 of the Company’s goodwill and $59,100 of the indefinite lived intangibles are amortizable over 6 to 20 years. For book purposes, goodwill and indefinite lived intangibles are not amortized, but tested for impairment annually. The tax amortization of goodwill and indefinite lived intangibles will result in a taxable temporary difference which will not reverse unless the related book goodwill and/or intangible asset is impaired or written off. As a result, the Company must recognize a deferred tax liability. This liability may not be offset by deductible temporary differences, such as net operating loss carryforwards, which may expire within a definite period. The net change in the total valuation allowance for 2008 was an increase of $69,613.

The Company’s subsidiary in Changzhou, China, is eligible for a 5 year tax holiday. Due to a new tax law enacted in 2007, the tax holiday began in 2008.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Income Taxes—(Continued)

In April 2007, the Company’s subsidiary in Malaysia was granted a five year tax exemption, retroactive to April 2006. The tax exemption is conditional upon the subsidiary meeting certain local investment requirements over the exemption period, as established by the Ministry of Finance. The current exemption will end in April 2011, but the subsidiary may petition the Ministry of Finance for an additional exemption period at that time.

On October 1, 2007, Mexico enacted a new “flat tax” regime which became effective January 1, 2008. In accordance with FASB Statement No. 109, Accounting for Income Taxes, the effect of the new tax law on deferred taxes must be included in tax expense in the period that includes the enactment date.

Withholding taxes generally apply to intercompany interest, royalty and management fees and certain payments to third parties. Such taxes are expensed if they cannot be credited against the recipient’s tax liability in its country of residence. Additional consideration also has been given to the withholding taxes associated with the remittance of presently unremitted earnings and the recipient corporation’s ability to obtain a tax credit for such taxes. Earnings are not considered to be indefinitely reinvested in the jurisdictions in which they were earned.

As of December 31, 2008, the Company has U.S. federal and state net operating loss carryforwards of $139,531 and non-U.S. net operating loss carryforwards of $325,565. The U.S. federal net operating loss carryforward will expire from 2026 to 2028 and the state net operating loss carryforward will expire from 2012 to 2028. The non-U.S. net operating loss carryforward will expire from 2012 to 2017.

The Company adopted FIN 48 effective January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an increase of $664 in the liability for unrecognized tax benefits and $5 of related interest and penalties, the total of which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. At adoption, the Company recorded $7,832 of unrecognized tax benefits relating to income tax uncertainties acquired in purchase business combinations. The total liability for unrecognized tax benefits was $8,496 at January 1, 2007.

A reconciliation of the amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$8,496
Increases related to current year tax positions	1,525

Balance at December 31, 2007	10,021
Increases related to current year tax positions	1,044
Decreases related to lapse of applicable statute of limitations	(3,030)

Balance at December 31, 2008	$8,035

Prior to the adoption of SFAS 141(R), included in the unrecognized tax benefits at December 31, 2008 is $2,670 of tax benefit that, if recognized, would reduce the Company’s effective tax rate. Upon the adoption of SFAS 141(R) on January 1, 2009, the amount of the unrecognized tax benefit at December 31, 2008 that if recognized would reduce the Company’s annual effective tax rate totaled $4,132.

The Company has accrued potential interest and penalties relating to unrecognized tax benefits. The Company classifies interest on tax deficiencies as interest expense and income tax penalties as selling, general and administrative expense. For fiscal year 2008, the Company recognized interest and penalties of approximately $43 and $655, respectively, in the consolidated statement of operations and interest and penalties

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

12. Income Taxes—(Continued)

of approximately $1,961 and $1,801, respectively, in the statement of financial position. For fiscal year 2007, the Company recognized interest and penalties of approximately $1,747 and $78, respectively, in the consolidated statement of operations and interest and penalties of approximately $2,190 and $1,752, respectively, in the statement of financial position.

Due to the expiration of certain statutes of limitation, it is reasonably possible that the Company’s total liability for unrecognized tax benefits may decrease within the next twelve months by a range of zero to $3,000. The liability for unrecognized tax benefit relates to the allocations of taxable income to the various jurisdictions where the Company is subject to tax.

The Company’s major tax jurisdictions include the Netherlands, United States, Japan, Mexico, Brazil, China, South Korea, and Malaysia. Tax returns previously filed in these jurisdictions generally remain open to examination by the relevant tax authority for the tax years 2003 through 2008.

The Company has various indemnification provisions in place with TI, Honeywell and William Blair. These provisions provide for the reimbursement by TI, Honeywell and William Blair of future tax liabilities paid by the Company which relate to the pre-acquisition periods of the acquired businesses including the S&C business, FTAS and Airpax, respectively.

Predecessor

Prior to April 27, 2006, the operations of the S&C business were included in the consolidated tax returns of TI. The income tax provisions included in the accompanying combined statements of operations have been determined as if the S&C business was a separate taxpayer. Cash payments for income taxes in the Predecessor period were made by either TI on a consolidated basis or directly by certain S&C business jurisdictions which were exclusively S&C business locations. Provision for income tax expense for the period January 1, 2006 to April 26, 2006 was $25,796.

13. Pension and Other Post Retirement Benefits

The Company provides various retirement plans for employees including defined benefit, defined contribution and retiree healthcare benefit plans. All of these plans duplicate benefits previously provided to participants under plans sponsored by TI, and recognize prior service with TI.

United States Benefit Plans

The principal retirement plans in the U.S. include a) a qualified defined benefit pension plan, b) a defined contribution plan and c) an enhanced defined contribution plan. In addition, the Company provides post-retirement medical coverage and nonqualified benefits to certain employees.

Qualified Defined Benefit Pension Plans

The benefits under the qualified defined benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation.

TI closed the qualified defined benefit pension plan to participants hired after November 1997. In addition, participants eligible to retire under the TI plan as of April 26, 2006 were given the option of continuing to participate in the qualified defined benefit pension plan or retiring under the qualified defined benefit pension plan and thereafter participating in the enhanced defined contribution plan.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

The Company intends to contribute amounts to this U.S. qualified defined benefit plan in order to meet the minimum funding requirements of federal laws and regulations plus such additional amounts as the Company deems appropriate. For the year ended December 31, 2008, the Company contributed $4,923 to the U.S. qualified defined benefit plan. The Company expects to contribute approximately $6,600 to the U.S. qualified defined benefit plan during fiscal year 2009.

The Company also sponsors a non-qualified plan which is closed to new participants and is unfunded. The Company did not make any contributions to its non-qualified defined benefit plan during fiscal year 2008 and does not anticipate making any contributions to it during fiscal year 2009.

During fiscal year 2008, the Company announced a voluntary early retirement programs for eligible STI employees in Attleboro, Massachusetts. Twenty-eight employees accepted the voluntary early retirement program. In accordance with SFAS 88, the Company recognized a charge for special termination benefits associated with a pension enhancement provided to certain eligible employees (see Note 9 for further discussion) of $1,300 and a charge for settlement of the Company’s benefit obligation of $591 during fiscal year 2008.

Defined Contribution Plans

The Company offers two defined contribution plans. Both defined contribution plans offer an employer-matching savings option that allows employees to make pre-tax contributions to various investment choices.

Employees who elected not to remain in the defined benefit pension plan, and new employees hired after November 1997, may participate in the enhanced defined contribution plan, where employer-matching contributions are provided for up to 4% of the employee’s annual eligible earnings. In addition, this plan provides for an additional fixed employer contribution of 2% of the employee’s annual eligible earnings for employees who elected not to remain in the defined benefit pension plan and employees hired after November 1997 and before December 31, 2003. Employees who remain in the qualified defined benefit plan may participate in a defined contribution plan, where 50% employer-matching contributions are provided for up to 2% of the employee’s annual eligible earnings. Beginning in 2009, the Company’s matching of employees’ contributions under the above defined contribution plans will be discretionary and based on the financial performance of the Company.

The aggregate expense for U.S. employees under the defined contribution plans was $4,143, $2,393 and $1,610 for fiscal years 2008 and 2007 and the period from April 27, 2006 to December 31, 2006.

U.S. Retiree Healthcare Benefit Plan

The Company offers access to group medical coverage during retirement to some of its U.S. employees. The Company makes contributions toward the cost of those retiree medical benefits for certain retirees. The contribution rates are based upon varying factors, the most important of which are an employee’s date of hire, date of retirement, years of service and eligibility for Medicare benefits. The balance of the cost is borne by the participants in the plan. Employees hired after January 1, 2001, are responsible for the full cost of their medical benefits during retirement. Prescription drug benefits provided by the plan have been determined to be at least actuarially equivalent to Medicare Part D. For the year ended December 31, 2008, the Company did not, and does not expect to, receive any amount of Federal subsidy. For the year ended December 31, 2008, the Company did not contribute toward the cost of any retiree medical benefits. Obligations to the U.S. Retiree Healthcare Benefit Plan for employees that retired prior to the Acquisition have been assumed by TI.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

Retiree health benefits were partially funded through a Voluntary Employee Benefit Association (“VEBA”) trust. As a term of the Acquisition, TI was bound to transfer a portion of the assets in their VEBA trust to the Sensata VEBA trust. The plan assets included in the financial statements reflect the final asset transfer. During the three months ended June 30, 2008, the Company amended the terms of the Sensata Technologies Welfare Benefit Trust agreement to allow for the assets held by the trust to be used for medical and dental costs of both active and retired employees. The Company received cash totaling $4,630 from the trust to pay for active employee medical and dental costs. As a result of the withdrawal of cash from the trust, during fiscal year 2008, the Company increased the retiree healthcare benefit liability by $4,630.

Non-U.S. Retirement Plans

Retirement coverage for non-U.S. employees is provided through separate defined benefit and defined contribution plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and subject to local country practices and market circumstances. For fiscal years 2008 and 2007 and the period from April 27, 2006 to December 31, 2006 the Company contributed $5,115, $4,159 and $2,403, respectively, to non-U.S. defined benefit plans. The Company expects to contribute $4,797 to non-U.S. retirement plans during 2009.

As a term of the Purchase Agreement, TI was bound to transfer a portion of the assets related to the Japan defined benefit plan to the Sensata trust. This transfer was based on regulations effective in Japan. The final asset amount transferred from the TI plan amounted to $23,134.

During fiscal year 2008, the Company terminated the employment of 324 employees at one of its foreign subsidiaries. In accordance with SFAS 88, the Company recognized a curtailment loss of $2,604 and a settlement loss of $393 associated with this event.

During fiscal year 2007, the Company implemented voluntary early retirement programs in certain foreign operations. These programs offered eligible employees special termination benefits in exchange for their early retirement from the Company. As a result of these programs, sixty-four employees chose to leave the Company, opting for voluntary early retirement during fiscal year 2007. The Company recognized a charge of $5,161 associated with this event during fiscal year 2007.

Adoption of SFAS 158

In September 2006, the FASB issued SFAS 158 which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements effective as of the fiscal year ending December 31, 2007, for non-public entities and entities with public debt only, with early adoption encouraged. Effective December 31, 2006, the Company early adopted SFAS 158 and began to fully recognize its retirement and postretirement plan obligations on its statement of financial position. The Company’s measurement date for benefit obligations and plan assets was December 31, 2006.

Impact on financial statements

Predecessor

Prior to the Sensata Acquisition, TI managed its employee benefit retirement plans on a consolidated basis, and separate information for the S&C business was not readily available. Therefore, the S&C business share of

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

the TI employee benefit plans’ assets and liabilities is not included in the combined balance sheets for periods prior to April 27, 2006. The combined statements of operations for periods prior to April 27, 2006 include an allocation of the costs of the employee benefit plans. These costs were allocated based on the S&C business employee population for each period presented. Net periodic benefit cost allocated from TI for the respective plans was as follows:

For the period from January 1, 2006 to April 26, 2006
Defined benefit pension expense	$1,793
Defined contribution plans expense	$894
Retiree healthcare expense	$379

Successor

In connection with the Sensata Acquisition, the Company recorded benefit obligations equal to the difference between the projected benefit obligation and the fair value of plan assets. Upon the Sensata Acquisition, Sensata acquired the plan assets and assumed the pension obligations for all active S&C employees covered by the TI defined benefit plans who elected to continue to participate in the plans. TI retained the assets and obligations associated with those individuals who elected to retire under the defined benefit pension plan as of April 26, 2006. As of April 27, 2006, the benefit obligation and plan assets were as follows:

	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit
Projected benefit obligation at April 27, 2006	$45,319	$7,786	$32,058
Fair value of plan assets at April 27, 2006	$34,039	$4,611	$23,245

Net periodic benefit cost of the defined benefit and retiree healthcare benefit plans was as follows:

	For the year ended December 31, 2008			For the year ended December 31, 2007			For the period from April 27, 2006 to December 31, 2006
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Service cost	$2,449	$269	$3,111	$2,265	$326	$2,730	$1,283	$188	$2,273
Interest cost	3,173	536	1,038	2,836	509	641	1,786	324	656
Expected return on plan assets	(2,515)	(80)	(913)	(2,380)	(156)	(1,136)	(1,558)	(215)	(907)
Amortization of net loss	212	—	10	109	—	—	—	—	—
Loss on settlement	591	—	772	—	—	—	—	—	—
Loss on curtailment	—	—	2,604	—	—	—	—	—	—
Loss on special termination benefits	1,300	—	—	—	—	—	—	—	—

Net periodic benefit cost	$5,210	$725	$6,622	$2,830	$679	$2,235	$1,511	$297	$2,022

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

Obligation and asset data for the defined benefit and retiree healthcare benefit plans were as follows:

	For the year ended December 31, 2008			For the year ended December 31, 2007
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Change in Benefit Obligation
Benefit obligation—Beginning	$56,382	$9,688	$34,593	$53,150	$8,853	$34,364
Service cost	2,449	269	3,111	2,265	326	2,730
Interest cost	3,173	536	1,038	2,836	509	641
Plan participants’ contributions	—	—	111	—	—	67
Transfer	—	—	887	—	—	—
Business combinations	—	—	—	—	—	(2,831)
Actuarial (gain)/loss	5,942	342	2,824	(93)	—	158
Settlements	—	—	(2,986)	—	—	—
Curtailments	(2,063)	—	2,604	—	—	—
Special termination benefits	1,300	—	—	—	—	—
Benefits paid	(5,498)	—	(339)	(1,776)	—	(2,209)
Foreign currency exchange rate changes	—	—	4,550	—	—	1,673

Benefit obligation—Ending	$61,685	$10,835	$46,393	$56,382	$9,688	$34,593

Change in Plan Assets
Fair value of plan assets—Beginning	$35,873	$4,831	$30,612	$36,255	$4,753	$24,255
Actual return on plan assets	(10,245)	(201)	(4,639)	1,321	78	(2,025)
Employer contribution	4,923	—	5,115	73	—	4,159
Plan participants’ contributions	—	—	111	—	—	67
Business combinations	—	—	—	—	—	4,642
Settlements	—	—	(2,986)	—	—	—
Benefits paid	(5,498)	—	(339)	(1,776)	—	(2,209)
Transfer	—	(4,630)	—	—	—	—
Foreign currency exchange rate changes	—	—	6,460	—	—	1,723

Fair value of plan assets—Ending	$25,053	$—	$34,334	$35,873	$4,831	$30,612

Funded status at end of year	$(36,632)	$(10,835)	$(12,059)	$(20,509)	$(4,857)	$(3,981)

Accumulated benefit obligation at end of year	$47,077	$—	$36,107	$41,860	$—	$26,524

Amounts recognized in the statement of financial position at December 31 consist of:

	2008			2007
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Noncurrent assets	$—	$—	$—	$—	$—	$4,200
Current liabilities	(82)	(82)	(3,001)	(60)	—	(1,572)
Noncurrent liabilities	(36,550)	(10,753)	(9,058)	(20,449)	(4,857)	(6,609)

	$(36,632)	$(10,835)	$(12,059)	$(20,509)	$(4,857)	$(3,981)

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

Balances recognized within accumulated other comprehensive loss at December 31 that have not been recognized as components of net periodic benefit costs consist of:

	2008			2007			2006
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Net loss	$20,796	$1,328	$11,537	$4,961	$706	$4,946	$4,104	$628	$1,678

The Company expects to amortize $1,451 from accumulated other comprehensive loss to net periodic benefit costs during fiscal year 2009.

Information for defined benefit plans with an accumulated benefit obligation in excess of plan assets is presented below:

	December 31, 2008		December 31, 2007
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$61,685	$17,285	$56,382	$10,077
Accumulated benefit obligation	$47,077	$15,952	$41,860	$8,677
Plan assets	$25,053	$6,522	$35,873	$1,896

Information for defined benefit plans with a projected benefit obligation in excess of plan assets is presented below:

	December 31, 2008		December 31, 2007
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Projected benefit obligation	$61,685	$46,393	$56,382	$10,077
Plan assets	$25,053	$34,334	$35,873	$1,896

Other changes in plan assets and benefit obligations, net of tax, recognized in other comprehensive loss are presented below:

	For the year ended December 31, 2008			For the year ended December 31, 2007			For the period April 27 to December 31, 2006
	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Net loss	$16,638	$622	$7,343	$966	$78	$2,536	$—	$—	$—
Amortization of net loss	(212)	—	(9)	(109)	—	—	—	—	—
Settlement loss	(591)	—	(743)	—	—	—	—	—	—

Total recognized in other comprehensive loss	$15,835	$622	$6,591	$857	$78	$2,536	$—	$—	$—

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

Assumptions and Investment Policies

Weighted-average assumptions used to calculate the projected benefit obligations of the Company’s defined benefit pension and retiree healthcare plans were as follows:

	December 31, 2008			December 31, 2007
	Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare
U.S. assumed discount rate	5.25%	5.25%		5.50%	5.75%
Non-U.S. assumed discount rate	2.66%	—		3.14%	—
U.S. average long-term pay progression	4.00%	—	(1)	4.00%	—	(1)
Non-U.S. average long-term pay progression	3.23%	—	(1)	3.12%	—	(1)

(1)	Rate of compensation increase is not applicable to the Company’s retiree healthcare benefits as compensation levels do not impact earned benefits.

Weighted-average assumptions used to calculate the net periodic benefit cost of the Company’s defined benefit pension and retiree healthcare plans were as follows:

	For the year ended December 31, 2008			For the year ended December 31, 2007			For the period April 27 to December 31, 2006
	Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare		Defined Benefit	Retiree Healthcare
U.S. assumed discount rate	5.50%	5.75%		5.50%	5.75%		6.00%	6.25%
Non-U.S. assumed discount rate	3.14%	—		2.76%	—		2.53%	—
U.S. average long-term rate of return on plan assets	7.00%	3.25%		7.00%	3.25%		7.00%	7.00%
Non-U.S. average long-term rate of return on plan assets	2.92%	—		4.20%	—		4.05%	—
U.S. average long-term pay progression	4.00%	—	(1)	4.00%	—	(1)	4.00%	—	(1)
Non-U.S. average long-term pay progression	3.12%	—	(1)	2.88%	—	(1)	2.86%	—	(1)

(1)	Rate of compensation increase is not applicable to the Company’s retiree healthcare benefits as compensation levels do not impact earned benefits.

In order to select a discount rate for purposes of valuing the plan obligations the Company uses returns of long term investment grade bonds. For non-U.S. plans, available indices are adjusted as needed to fit the estimated duration of the plan liabilities. For the U.S. plans an analysis is performed in which the projected cash flows from the defined benefit and retiree healthcare plans are matched with a yield curve based on an appropriate universe of high quality corporate bonds. The results of the yield curve analysis are used to select the discount rate that matches the payment stream of the benefits in each plan. Each rate is rounded to the nearest quarter of a percent.

The expected long-term rate of return on plan assets assumptions are based upon actual historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The Company believes these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The table below shows target allocation ranges for the plans that hold a substantial majority of the defined benefit assets. The asset allocations for the retiree healthcare benefit plan are intended to represent the long-term targeted mix rather than a current mix.

	For the year ended December 31, 2008		For the year ended December 31, 2007
	U.S. Plans	Non-U.S. Plans	U.S. Plans		Non-U.S. Plans
Asset Category	Defined Benefit	Defined Benefit	Defined Benefit	Retiree Healthcare	Defined Benefit
Equity securities	50% – 60%	40% – 80%	50% – 75%	—	40% – 90%
Fixed income securities and cash	40% – 50%	20% – 60%	25% – 50%	100%	10% – 60%

For the defined benefit plans, it is intended that the investments will be rebalanced when the allocation is not within the target range. Additional contributions are invested consistent with the target ranges and may be used to rebalance the portfolio. The investment allocations and individual investments are chosen with regard to the duration of the obligations of the plan.

As of December 31, 2008 and 2007, the actual allocation of the U.S. pension assets was 52% equity and 48% fixed income and 55% equity and 45% fixed income, respectively.

Assumed healthcare cost trend rates for the U.S. Retiree Healthcare Benefit Plan:

	Retiree Healthcare
	December 31, 2008	December 31, 2007	December 31, 2006
Assumed healthcare trend rate for next year:
Attributed to less than age 65	8%	9%	10%
Attributed to age 65 or greater	9%	10%	11%
Ultimate trend rate	5%	5%	5%
Year in which ultimate trend rate is reached:
Attributed to less than age 65	2011	2011	2011
Attributed to age 65 or greater	2012	2012	2012

Assumed healthcare trend rates could have a significant effect on the amounts reported for healthcare plans. A one percentage point change in the assumed healthcare trend rates for the year ended December 31, 2008 would have the following effect:

	1 percentage point increase	1 percentage point decrease
Effect on total service and interest cost component	$9	$(12)
Effect on postretirement benefit obligations	$100	$(145)

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

13. Pension and Other Post Retirement Benefits—(Continued)

The following table projects the benefits expected to be paid to participants from the plans in each of the following years, which reflect expected future service, as appropriate. The majority of the payments will be paid from plan assets and not company assets.

Expected Benefit Payments	U.S. Defined Benefit	U.S. Retiree Healthcare	U.S. Medicare Part D Reimbursement	Non-U.S. Defined Benefit
2009	$3,390	$118	$(2)	$3,364
2010	4,030	205	(3)	3,518
2011	4,820	320	(4)	579
2012	5,620	464	(6)	781
2013	6,730	633	(7)	862
2014 – 2018	44,190	5,537	(102)	7,335

14. Share-Based Payment Plans

Successor

On April 27, 2006, the Company, in connection with the Sensata Acquisition, implemented management compensation plans to align compensation for certain key executives with the performance of the Company. The objective of the plans is to promote the long-term growth and profitability of the Company and its subsidiaries by providing those persons who are involved in the Company with an opportunity to acquire an ownership interest in the Company. The following plans were in effect on the date of the Sensata Acquisition: 1) Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. The stock awards were granted in the equity of the Parent, Sensata Technologies Holding B.V., the holding company that owns Sensata Technologies Intermediate Holding B.V. The related share-based compensation expense has been recorded in Sensata Technologies B.V.’s financial statements because the awards are intended to compensate the employees for service provided to the Company.

Based on the original terms of the plans, the awards were classified as liability awards under SFAS 123(R). On September 29, 2006, the Company modified the terms of the awards and the underlying securities. After the modification, the following plans were in effect: 1) the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan (“Stock Option Plan”), which replaced the Sensata Technologies Holding B.V. 2006 Management Option Plan and 2) the First Amended and Restated 2006 Management Securities Purchase Plan (“Restricted Stock Plan”) which replaced the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. These modifications resulted in a change in classification of the awards from liability to equity awards in accordance with the provisions of SFAS 123(R).

No tax benefit was realized during the fiscal year 2008 as no stock options were exercised nor did any restrictions lapse on management’s restricted shares.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

Stock Options

A summary of stock option activity for the year ended December 31, 2008 is presented below:

	Ordinary Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousand)
Tranche 1 Options
Balance December 31, 2006	3,425,479	$6.99
Granted	680,774	7.36
Forfeited	(41,774)	6.99
Expired	—	—
Exercised	—	—

Balance December 31, 2007	4,064,479	$7.05	8.55	$17,592
Granted	131,669	11.38
Forfeited	(145,667)	7.53
Expired	—	—
Exercised	—	—

Options outstanding at December 31, 2008	4,050,481	$7.18	7.57	$17,031

Options vested at December 31, 2008	1,336,772	$6.99	7.38	$5,868
Expected to vest at December 31, 2008(1)	2,578,024	$7.18	7.57	$10,840

Tranche 2 and 3 Options
Balance December 31, 2006	6,850,958	$6.99
Granted	1,361,549	7.36
Forfeited	(83,548)	6.99
Expired	—	—
Exercised	—	—

Balance December 31, 2007	8,128,959	$7.05	8.55	$35,183
Granted	263,332	11.38
Forfeited	(291,333)	7.53
Expired	—	—
Exercised	—	—

Options outstanding at December 31, 2008	8,100,958	$7.18	7.57	$34,062

Options vested at December 31, 2008	—	$—	—	$—
Expected to vest at December 31, 2008(1)	7,695,910	$7.18	7.57	$32,359

(1)	The expected to vest options are the result of applying the forfeiture rate assumption to total unvested outstanding options.

During fiscal year 2008, 1,336,772 Tranche 1 options vested and are exercisable at December 31, 2008. No options expired during the year ended December 31, 2008. As of December 31, 2008, there were 380,798 shares available for grant under the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan. The fair value of vested options at December 31, 2008 was $15,212.

Sensata Technologies Holding B.V. 2006 Management Option Plan

Under the Sensata Technologies Holding B.V. 2006 Management Option Plan, participants were granted 2,205,675 options in three separate tranches. Each option entitled the holder to acquire an “equity strip” comprised of 1 Sensata Technologies Holding B.V. ordinary share and 19.5 Deferred Payment Certificates

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

(“DPCs”) at an aggregate strike price of €25.00. These options were classified as liability awards based on features of the options as well as the underlying securities. Each tranche of awards had different vesting provisions and are further described below.

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Option Plan was replaced by the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Option Plan. The new plan effectively cancelled the options granted under the original plan and reissued new options. The new options retained the majority of the terms and features of the original options except that the new options entitled the holder to acquire only ordinary shares (not DPCs) and the purchase price of the options was adjusted accordingly based on the fair value of the ordinary shares at the time of grant. The aggregate fair value of the new options was the same as that of the old options, and as such, there was no incremental compensation to be recorded as a result of the modification.

Tranche 1 Options: Tranche 1 options vest over a period of 5 years (40% vesting year 2, 60% vesting year 3, 80% vesting year 4 and 100% vesting year 5) provided the participant of the option plan is continuously employed by the Company or any of its subsidiaries, and vest immediately upon a change in control transaction under which the investor group disposes of or sells more than 50% of the total voting power or economic interest in the Company to one or more independent parties. The Company recognizes a compensation charge on a straight-line basis over the requisite service period, which for options issued to date is assumed to be the same as the vesting period of 5 years. The options expire 10 years from the date of grant. Except as otherwise provided in specific option award agreements, if a participant ceases to be employed by the Company for any reason, options not yet vested expire at the termination date and options that are fully vested expire 60 days after the termination of the participant’s employment for any reason other than termination for cause (in which case the options expire on the participant’s termination date) or due to death or disability (in which case the options expire on the date that is as much as six months after the participant’s termination date). In addition, the Company has a right, but not the obligation, to repurchase all or any portion of award securities issued to a participant at the then current fair value.

The weighted-average grant date fair value per share for Tranche 1 options granted during the fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006 was $3.56, $2.57 and $2.32, respectively.

The fair value of the Tranche 1 options was estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Key assumptions used in estimating the grant date fair value of these options were as follows:

	Ordinary Share Portion			DPC Portion
	For the year ended		For the period April 27, 2006 to December 31, 2006

	December 31, 2008	December 31, 2007
Dividend yield / interest yield	0%	0%	0%	14.00%
Expected volatility	25.00%	25.00%	19.64%	6.65% – 12.00%
Risk-free interest rate	3.01%	4.52%	5.13%	5.13%
Expected term (years)	6.6	6.6	6.6	3 – 5
Forfeiture rate	5.00%	5.00%	5.00%	5.00%

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

The expected term of the time vesting options was based upon the “simplified” methodology prescribed by SAB 107. The expected term is determined by computing the mathematical mean of the average vesting period and the contractual life of the options. The Company utilizes the simplified method for options granted during fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006 due to the lack of historical exercise data necessary to provide a reasonable basis upon which to estimate the term. The Company reviewed the historical and implied volatility of publicly traded companies within the Company’s industry and utilized the implied volatility to calculate the fair value of the options. The risk-free interest rate is based on the yield for a U.S. Treasury security having a maturity similar to the expected life of the related grant. The forfeiture rate is based on the Company’s estimate of forfeitures by plan participants due to the lack of historical forfeiture data necessary to provide a reasonable basis upon which to estimate a rate. The dividend yield is based on management’s judgment with input from the Company’s Board of Directors.

In December 2007, the Securities and Exchange Commission (“SEC”) issued SAB No. 110 (“SAB 110”). SAB 110 addresses the method by which a company would determine the expected term of its “plain vanilla” share options. The expected term is a key factor in measuring the fair value and related compensation cost of share based payments. Under SAB 107, companies were allowed to apply a “simplified” method in developing an estimate of the expected term. The use of simplified method under SAB 107 expired on December 31, 2007. SAB 110 permits entities to continue to use the simplified method under certain circumstances, including when a company does not have sufficient historical data surrounding share option exercise experience to provide a reasonable basis upon which to estimate expected term and during periods prior to its equity shares being publicly traded. The Company concluded that it will use the simplified method until sufficient historical data becomes available.

The Company recognized non-cash compensation expense of $2,005, $1,812 and $981 for fiscal years 2008 and 2007 and the period April 27, 2006 and December 31, 2006, respectively. The Company did not recognize a tax benefit associated with these expenses during fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006. As of December 31, 2008, there was $5,366 of unrecognized compensation expense related to non-vested Tranche 1 options. The Company expects to recognize this expense over the next 2.6 years.

Tranche 2 and 3 Options: Tranche 2 and 3 grants vest based on the passage of time (over 5 years identical to Tranche 1) and the completion of a liquidity event that results in specified returns on the Sponsors’ investment. The only difference between the terms of Tranche 2 and Tranche 3 awards is the amount of the required return on the Sponsors’ investment.

Such liquidity events would include a change-in-control transaction under which the investor group disposes of or sells more than 50% of the total voting power or economic interest in the Company to one or more independent third-parties. These options expire ten years from the date of grant. Except as otherwise provided in specific option award agreements, if a participant ceases to be employed by the Company for any reason, options not yet vested expire at the termination date and options that are fully vested expire 60 days after termination of the participant’s employment for any reason other than termination for cause (in which case the options expire on the date that is as much as six months after the participant’s termination date). In addition, the Company has the right, but not the obligation, to repurchase all or any portion of award securities issued to a participant at the then current fair value.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

The fair value of the Tranche 2 and 3 options was estimated on the grant date using the Monte Carlo Simulation Approach. Key assumptions used in estimating the grant date fair value of these options were as follows:

	For the year ended		For the period April 27 to December 31, 2006
	December 31, 2008	December 31, 2007
Dividend yield / interest yield	0%	0%	0%
Expected volatility	25.00%	25.00%	19.64%
Risk-free interest rate	3.01%	4.52%	5.13%
Expected term (years)	6.6	6.6	6.6
Forfeiture rate	5.00%	5.00%	5.00%
Assumed time to liquidity event (years)	2.0	2.7 – 4.7	3 – 5
Probability IPO vs. disposition	70% / 30%	70% / 30%	70% / 30%

Key assumptions, including the assumed time to liquidity and probability of an initial public offering versus a disposition, were based on management’s judgment with input from the Company’s Board of Directors.

The weighted-average grant date fair value per share of the Tranche 2 options granted during the fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006 was $2.15, $1.10 and $1.68, respectively. The weighted-average grant date fair value per share of the Tranche 3 options granted during the fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006 was $1.43, $0.66 and $1.22, respectively. Management has concluded that satisfaction of the performance conditions is presently not probable, and as such, no compensation expense has been recorded for these options for the years ending December 31, 2008, December 31, 2007 or the period April 27, 2006 to December 31, 2006. In accordance with SFAS 123(R), Share-Based Payment, if a liquidity event occurs, the Company will be required to recognize compensation expense upon consummation of the liquidity event, regardless of whether or not the equity Sponsors achieved the specified returns.

Restricted Securities

Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

Under this plan, at the inception of the Company, participants were granted restricted Sensata Technologies Holding B.V. securities consisting of 20,025 ordinary shares and 390,487 DPCs.

First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan

In September 2006, the Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan was replaced by the First Amended and Restated Sensata Technologies Holding B.V. 2006 Management Securities Purchase Plan. The new plan effectively cancelled the restricted DPCs granted under the original plan and reissued ordinary shares of equal value. All other terms of the restricted security grants were retained. The aggregate fair value of the restricted ordinary shares issued was the same as that of the restricted DPCs replaced by the modification and, as such, there was no incremental compensation to be recorded. Restricted securities issued totaled 91,023. For 38,905 restricted securities, restrictions lapsed as of December 31, 2007. The remaining outstanding restricted securities lapse upon the earlier of retirement, as defined, a change in control or the third anniversary of the issuance of the shares.

The estimated grant date fair value of these securities was determined using the Probability-Weighted Expected-Return Method as defined in the 2004 AICPA Practice Aid on “Valuation of Privately-Held-Company

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

Equity Securities Issued as Compensation”. The estimated grant date fair value of these securities using this methodology was $623, which is being recognized on a straight-line basis over the period in which the restrictions lapse. The Company recognized non-cash compensation expense of $103, $203 and $278 in connection with these restricted securities for the years ended December 31, 2008 and 2007 and the period April 27, 2006 to December 31, 2006, respectively. The Company did not recognize a tax benefit associated with these expenses during fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006. Unrecognized compensation in connection with the restricted securities as of December 31, 2008 is $39, and the Company expects to recognize this expense over the next year.

During fiscal year 2008, the Company repurchased 11,973 restricted securities for $136 from a shareholder. This repurchase was recorded as a due from parent and is reflected in the consolidated and combined statement of changes in shareholder’s equity and TI’s net investment as of December 31, 2008 (See Note 16).

A summary of the restricted securities activity for the year ended December 31, 2008 is presented below:

	Ordinary Shares	Weighted-Average Grant Date Fair Value
Non-vested balance December 31, 2007	52,118	$6.85
Granted shares	—	—
Forfeitures	—	—
Restrictions lapsed	—	—

Non-vested balance December 31, 2008	52,118	$6.85

Restrictions lapsed as of December 31, 2008	38,905	$6.85

The restricted security aggregate intrinsic value information at December 31 is as follows:

	2008	2007	2006
Vested	$443	$443	$—
Expected to vest	$593	$593	$637

The weighted average remaining periods over which the restrictions will lapse, expressed in years, at December 31 are as follows:

	2008	2007	2006
Outstanding	*	1.4	1.5
Expected to vest	*	1.4	1.5

*	Reflects less than one year remaining

Predecessor

During their time as employees of TI, certain employees of Sensata were granted stock options for TI common stock and/or restricted stock units of TI under long-term incentive plans, as well as participating in TI’s employee stock purchase plan.

TI had stock options outstanding to participants under various stock option plans. Option prices per share generally may not be less than 100% of the fair market value on the date of the grant. Substantially all the options

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

14. Share-Based Payment Plans—(Continued)

have a 10 year term. Except for options granted as part of a special retention grant in February 2003 (which vest beginning in the second year after grant at a rate of 50% / 25% / 25% per year), options granted subsequent to 1996 generally vest ratably over four years.

TI managed its share-based compensation plans on an individual participant basis and not on a business entity basis. Therefore, certain separate information necessary to report option activity of the employees of the S&C business participating in the TI plans for all applicable Predecessor periods is not readily available. Prior to July 1, 2005, TI accounted for awards granted under those plans following the recognition and measurement principles of APB 25 and related interpretations. No compensation cost was reflected in the S&C business operations for stock options, as all options granted under those plans have an exercise price equal to the market value of the underlying common stock on the date of grant (except options granted under TI’s employee stock purchase plans). Compensation cost has been recognized for restricted stock units (RSUs).

Effective July 1, 2005, TI adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application method. Under this transition method, compensation cost recognized during the period January 1, 2006 to April 26, 2006 includes the applicable amounts of: (a) compensation cost of all share-based payments granted prior to, but not yet vested as of July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and previously presented in TI’s pro forma footnote disclosures), and (b) compensation cost of all share-based payments granted subsequent to July 1, 2005 (the amounts of which are based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Results for prior periods have not been restated. There was no cash flow impact as a result of this adoption.

Share-based compensation expense for the period January 1, 2006 to April 26, 2006 totaled $1,070.

S&C’s portion of compensation expense related to participation in TI’s non-qualified stock options and stock options offered under TI’s employee stock purchase plan was based on the relative number of options granted to participating S&C employees to the total number of options granted to all TI employees. Share-based compensation expense has not been allocated to the various segments but is reflected in corporate activities and other.

15. Shareholder’s Equity and TI’s Net Investment

Successor

In connection with the Acquisition, the Company issued 180 ordinary shares with a par value of €100.0 per share. The Company is authorized to issue up to 900 shares. Upon the close of the Sensata Acquisition, the Sponsors contributed $985.0 million to Sensata Investment Company S.C.A. Sensata Investment Company S.C.A. contributed these proceeds, through Sensata Technologies Holding B.V., to Sensata Intermediate Holding. Sensata Intermediate Holding contributed $985.0 million to Sensata and in exchange received 180 Ordinary Shares, €100.0 nominal value per share, and €616,909 of DPCs. The DPCs were issued as debt and provided the holder with a 14% yield on the principal amount. As a result, the DPCs were classified as long-term debt as of April 27, 2006 and the accrued yield was recognized as interest expense. In addition, the DPCs and the related yield were remeasured into the U.S. dollar equivalent at the end of each reporting period with the difference recorded as currency gain or loss. For the period April 27, 2006 to September 21, 2006, the Company recorded DPCs-related interest expense of $44,581 and a foreign currency loss on remeasurement of the DPCs and accrued yield of $13,442.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

15. Shareholder’s Equity and TI’s Net Investment—(Continued)

On September 21, 2006, the Company legally retired the DPCs effective as of April 27, 2006, and restructured them as Additional paid–in capital, the original intended investment classification. Under U.S. GAAP, the DPCs were classified as debt until the date of the modification of the instrument. Therefore, effective September 21, 2006, the principal amounts of $768,298 for the DPCs and their accrued interest of $44,581, including foreign currency exchange losses of $13,442, were reclassified into equity as Additional paid-in capital.

On July 28, 2006, certain members of management participated in the Sensata Investment Company S.C.A. First Amended and Restated 2006 Management Securities Purchase Plan. In connection with this plan, certain members of management contributed $1,557 to Sensata Investment Company S.C.A. and received an equity interest in Sensata Investment Company S.C.A. On September 29, 2006, $1,557 was contributed to Sensata as a capital contribution from its Parent.

Predecessor

TI’s investment in the S&C business is shown as TI’s net investment in lieu of Shareholder’s equity in the combined financial statements because no direct ownership relationship existed among the entities that comprised the S&C business. TI used a centralized approach to cash management and the financing of its operations. Cash deposits from the S&C business were transferred to TI on a regular basis and were netted against TI’s net investment account. Consequently, none of TI’s cash, cash equivalents or debt has been allocated to the S&C business in the Predecessor combined financial statements.

16. Related Party Transactions

The nature of the Company’s related party transactions has changed as the Company has migrated from a wholly-owned operation of TI for all periods prior to the closing of the Acquisition to a stand-alone independent company, effective as of April 27, 2006. Accordingly, the following discussion of related party transactions highlights the significant related party relationships and transactions both after (Successor) and before (Predecessor) the closing of the Acquisition.

Successor

During its fourth quarter of fiscal year 2008, the Company made certain payments to its Parent totaling $340 and repurchased certain restricted securities for $136 (See Note 14). These transactions have been recorded as a due from parent and reflected as such in its consolidated and combined statement of changes in shareholder’s equity and TI’s net investment as of December 31, 2008.

Advisory Agreement

In connection with the Acquisition, the Company entered into an advisory agreement with the Sponsors for ongoing consulting, management advisory and other services (the “Advisory Agreement”). In consideration for ongoing consulting and management advisory services, the Advisory Agreement requires the Company to pay each Sponsor a quarterly advisory fee (a “Periodic Fee”) equal to the product of $1,000 times such Sponsors Fee Allocation Percentage as defined in the Advisory Agreement. For the years ended December 31, 2008, December 31, 2007 and the period April 27, 2006 to December 31, 2006, the Company recorded $4,000, $4,000 and $2,667, respectively, related to the Advisory Agreement within selling, general and administrative expense. Pursuant to this agreement, the Company paid an aggregate of $30,000 to the Sponsors in connection with the costs of the Acquisition (and capitalized as part of the allocation of purchase price and capitalized debt issuance costs).

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

16. Related Party Transactions—(Continued)

In addition, in the event of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company, the Advisory Agreement requires the Company to pay the Sponsors an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). In connection with the FTAS Acquisition, the Company paid and capitalized as part of the acquisition cost advisory fees of $900 to the Sponsors. In connection with the Airpax Acquisition, the Company paid advisory fees of $2,755 to the Sponsors, of which $1,653 was recorded in selling, general and administrative expense and $1,102 was recorded as part of the acquisition cost of Airpax. No amounts were capitalized to deferred financing costs associated with the financing of the Airpax Acquisition.

The Advisory Agreement also requires the Company to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from the Advisory Agreement. The Advisory Agreement continues in full force and effect until April 26, 2016, renewable, unless terminated, in one year extensions provided, however, that Bain Capital may cause the agreement to terminate upon a change of control or mutual public offering. In the event of the termination of the Advisory Agreement, the Company shall pay each of the Sponsors any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until April 26, 2016 or any extension period.

Other Arrangements with the Investor Group and its Affiliates

During fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company recorded $1,467, $1,782 and $509, respectively, of expenses in selling, general and administrative expense for legal services provided by one of Sensata Investment Company S.C.A.’s shareholders. During fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company made payments of $772, $2,682 and $11,211, respectively, to this shareholder. For the fiscal year ended December 31, 2007 and the period April 27, 2006 to December 31, 2006, the Company capitalized $1,284 and $7,063, respectively as purchase price and for the period April 27, 2006 to December 31, 2006, the Company capitalized $3,900 as debt issuance costs. At December 31, 2008, amounts due to this shareholder totaled $821.

Transition Services Agreement

In connection with the Acquisition, the Company entered into an administrative services agreement with TI (the “Transition Services Agreement”). Under the Transition Services Agreement, TI agreed to provide the Company with certain administrative services, including (i) real estate services; (ii) facilities-related services; (iii) finance and accounting services; (iv) human resources services; (v) information technology system services; (vi) warehousing and logistics services; and (vii) record retention services. The obligations for TI to provide those services vary in duration, and expired no later than April 26, 2007, except for certain information technology services which expire no later than April 26, 2008. The amounts to be paid under the Transition Services Agreement generally are based on the costs incurred by TI providing those administrative services, including TI’s employee costs and out-of-pocket expenses. For fiscal years 2008 and 2007 and the period April 27, 2006 to December 31, 2006, the Company recorded $217, $10,504 and $21,077, respectively, within selling, general, and administrative expense related to these administrative arrangements. The Company is no longer receiving any services provided under the Transition Services Agreement.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

16. Related Party Transactions—(Continued)

Cross-License Agreement

In connection with the Acquisition, the Company entered into a cross-license agreement with TI (the “Cross License Agreement”). Under the Cross License Agreement, the Company and TI grant each other a license to use certain technology used in connection with the other party’s business.

Predecessor

TI provided various services to the S&C business, including but not limited to cash management, facilities management, data processing, security, payroll and employee benefit administration, insurance administration and telecommunication services. TI allocated these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI’s businesses on the basis of their respective revenues, headcount or other measure. Management believes these methods of allocating costs are reasonable. Expenses allocated to the S&C business were as follows:

Types of Expenses	Basis of Allocation	For the period from January 1, 2006 to April 26, 2006
Employee benefits	Headcount	$3,703
Corporate support functions	Revenue	5,868
IT services	Headcount	2,394
Facilities	Square footage	1,994

Total		$13,959

Intercompany sales to TI were approximately $1,100 for the Predecessor period ended April 26, 2006, respectively, primarily for test hardware used in TI’s semiconductor business.

17. Commitments and Contingencies

The Company has outstanding obligations associated with its capital lease and other financing obligations, described in Note 11.

Future minimum annual lease payments for capital leases, other financing obligations and noncancelable operating leases in effect at December 31, 2008 are shown in the table below.

	Future Minimum Payments
	Capital Leases	Other Financing Arrangements	Operating Leases	Total
Fiscal
2009	$3,351	$1,928	$4,865	$10,144
2010	3,384	1,928	3,381	8,693
2011	3,386	1,598	2,438	7,422
2012	3,390	1,433	1,641	6,464
2013	3,424	981	1,003	5,408
2014 and thereafter	43,845	11,333	10,466	65,644

Net minimum rentals	60,780	19,201	$23,794	$103,775

Less interest portion	(30,782)	(6,676)

Present value of future minimum rentals	$29,998	$12,525

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Commitments and Contingencies—(Continued)

Non-cancelable purchase agreements exist with various suppliers for goods and services. At December 31, 2008, the Company had the following purchase commitments

2009	$6,471
2010	6,117
2011	5,367
2012	4,038
2013	4,000
2014 and thereafter	13,333

Total	$39,326

Off-balance sheet commitments

The Company executes contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. Historically, the Company has had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities brought about by these indemnities cannot reasonably be estimated or accrued.

Indemnifications provided as part of contracts and agreements

The Company is a party to the following types of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters:

Sponsors: On the closing date of the Acquisition, the Company entered into customary indemnification agreements with the Sponsors pursuant to which the Company will indemnify the Sponsors, against certain liabilities arising out of performance of a consulting agreement with the Company and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

Officers and Directors: The Company’s corporate by-laws require that, except to the extent expressly prohibited by law, the Company must indemnify Sensata’s officers and directors against judgments, fines, penalties and amounts paid in settlement, including legal fees and all appeals, incurred in connection with civil or criminal action or proceedings, as it relates to their services to Sensata and its subsidiaries. Although the by-laws provide no limit on the amount of indemnification, the Company may have recourse against its insurance carriers for certain payments made by the Company. However, certain indemnification payments may not be covered under the Company’s directors’ and officers’ insurance coverage.

Intellectual Property and Product Liability Indemnification: The Company routinely sells products with a limited intellectual property and product liability indemnification included in the terms of sale. Historically, the Company has had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities resulting from these indemnities cannot reasonably be estimated or accrued.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Commitments and Contingencies—(Continued)

Product Warranty Liabilities

The Company accrues for product-related claims if a loss is probable and can be reasonably estimated. Consistent with general industry practice, the Company enters into formal contracts with certain customers in which the parties define warranty remedies. In some cases, product claims may be disproportionate to the price of the Company’s products.

Environmental Remediation Liabilities

The Company’s operations and facilities are subject to U.S. and foreign laws and regulations governing the protection of the environment and the Company’s employees, including those governing air emissions, water discharges, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites. The Company could incur substantial costs, including cleanup costs, fines or civil or criminal sanctions, or third party property damage or personal injury claims, in the event of violations or liabilities under these laws and regulations, or non-compliance with the environmental permits required at the Company’s facilities. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future. The Company is, however, not aware of any threatened or pending material environmental investigations, lawsuits or claims involving the Company or its operations.

TI has been designated by the U.S. Environmental Protection Agency (the “EPA”) as a Potentially Responsible Party (“PRP”) at a designated Superfund site in Norton, Massachusetts, regarding wastes from the Company’s Attleboro operations. The EPA has issued its Record of Decision, which described a cleanup plan for the removal of chemicals and other by products estimated to cost $43,000. The EPA expects a PRP group to undertake the remaining remediation. On December 9, 2008, the U.S. government announced that TI and 14 other parties had entered into a consent decree to complete the EPA designated cleanup, with an adjusted estimated cost of $29,000, plus certain EPA costs. During 2008, lawsuits were filed against TI alleging personal injuries suffered by individuals who were exposed to the site decades ago. TI is defending these lawsuits, which are in early stages. In addition, the Army Corps of Engineers is conducting a removal of certain radiological contamination at an estimated cost of $34,000. In accordance with the terms of the Purchase Agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities.

In 2001, TI Brazil was notified by the State of São Paolo, Brazil, regarding its potential cleanup liability as a generator of wastes sent to the Aterro Mantovani disposal site, which operated (near Campinas) from 1972 to 1987. TI Brazil is one of over 50 companies notified of potential cleanup liability. There have been several lawsuits filed by third parties alleging personal injuries caused by exposure to drinking water contaminated by the disposal site. Sensata Technologies Brazil is the successor in interest to TI Brazil. However, in accordance with the terms of the Purchase Agreement, TI retained these liabilities and has agreed to indemnify the Company with regard to these excluded liabilities. Additionally, in 2008, lawsuits were filed against Sensata Technologies Brazil alleging personal injuries suffered by individuals who were exposed to drinking water allegedly contaminated by the Aterro Mantovani disposal site. TI is defending these lawsuits, which are in early stages. No amounts have been accrued at December 31, 2008. These matters are managed and controlled by TI. Although Sensata Technologies Brazil cooperates with TI in this process, the Company does not anticipate incurring any non-reimbursable expenses related to the matters described above.

Control Devices Incorporated (“CDI”), a wholly-owned subsidiary of STI acquired through our acquisition of FTAS, holds a post-closure license, along with GTE Operations Support, Inc. (“GTE”), from the Maine Department of Environmental Protection with respect to a closed hazardous waste surface impoundment located

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Commitments and Contingencies—(Continued)

on real property and a facility owned by CDI in Standish, Maine. The Company does not expect the costs to comply with the post-closure license to be material. As a related but separate matter, pursuant to the terms of an Environmental Agreement dated July 6, 1994, GTE retained liability and agreed to indemnify CDI for certain liabilities related to the soil and groundwater contamination from the surface impoundment and an out-of-service leach field at the Standish, Maine facility, and CDI and GTE have certain obligations related to the property and each other. The Company does not expect the cost associated with addressing the soil and ground water contamination to be material.

Legal Proceedings

The Company accounts for litigation and claims losses in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”). SFAS 5 loss contingency provisions are recorded for probable and estimable losses at the Company’s best estimate of a loss, or when a best estimate cannot be made, the minimum potential loss contingency is recorded. These estimates are often developed prior to knowing the amount of the ultimate loss. These estimates are refined each accounting period as additional information becomes known. Accordingly, the Company is often initially unable to develop a best estimate of loss and therefore the minimum amount, which could be zero, is recorded. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. The Company has recorded litigation reserves of approximately $7.4 million at December 31, 2008 for various litigation and claims, including the matters described below.

The Company is involved in litigation from time to time in the ordinary course of business. Most of the Company’s litigation involves third party claims for property damage or personal injury allegedly caused by products of the Company. At any given time, the Company could be a party to twenty to thirty lawsuits or claims of this nature typically involving property damage claims only, although the Company has been involved in a small number of claims involving wrongful death allegations. The Company believes that the ultimate resolution of these matters, except potentially those matters described below, will not have a material effect on the financial condition or results of operations of the Company.

As of December 31, 2008, Sensata was party to 41 lawsuits in which plaintiffs allege defects in a type of switch manufactured that was part of a cruise control deactivation system alleged to have caused fires in vehicles manufactured by Ford Motor Company. Between 1999 and 2007, Ford issued six separate recalls of vehicles, amounting in aggregate to approximately ten million vehicles, containing this cruise control deactivation system and Sensata’s switch. In 2001, Sensata received a demand from Ford for reimbursement for all costs related to their first recall in 1999, a demand that Sensata rejected and that Ford has not subsequently pursued, nor has Ford made subsequent demands related to the additional recalls that followed. In August 2006, the National Highway Traffic Safety Administration (“NHTSA”) issued a final report to its investigation that first opened in 2004 which found that the cause of the fire incidents were system-related factors and not Sensata’s switch. As part of its sixth recall in August 2007, Ford noted in its announcement that this recall is different than the earlier recalls, which specifically referenced system interaction issues and expressed concern over the durability of the switch. During fiscal year 2008, Sensata/TI settled all outstanding wrongful death cases related to this claim for amounts that did not have a material effect on the Company’s financial conditions or results of operations. Sensata has included a reserve in its financial statements in relation to these third party actions in the amount of $1.0 million as of December 31, 2008. There can be no assurance that this reserve will be sufficient to cover the extent of

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

17. Commitments and Contingencies—(Continued)

potential liability from related matters. Any additional liability in excess of this reserve could have a material adverse effect on the Company’s financial condition.

On January 28, 2009, a significant customer filed a lawsuit against TI and Sensata Technologies, Inc. alleging defects in certain products that are incorporated into certain of the customer’s refrigerators. The lawsuit is very similar to one previously filed in 2005 and dismissed without prejudice in 2008. Sensata has paid the customer for certain costs associated with third party claims and external engineering costs which did not have a material adverse effect on its financial condition or results of operations. In connection with the alleged defect, the customer has made a filing with the Consumer Products Safety Commission (“CPSC”) pursuant to the Consumer Products Safety Act. The file has been reopened by the CPSC in light of recent field experience and the customer has informed the Company that a corrective action campaign is expected to commence in early 2009. Potential liabilities in the event of a product recall could have a material adverse effect on the Company’s financial condition and its results of operations. Although the Company contests certain of the customer’s allegations the Company believes that a loss is probable and, in light of recent developments, have included a reserve in the accompanying financial statements for the year ended December 31, 2008. TI has elected to become the controlling party as to this lawsuit and intends to actively defend the litigation on the behalf of TI and the Company.

TI has agreed to indemnify the Company for certain claims and litigation, including the matters described above. With regard to these matters, and certain other matters, TI is not required to indemnify the Company for claims until the aggregate amount of damages from such claims exceeds $30.0 million. If the aggregate amount of these claims exceeds $30.0 million, TI is obligated to indemnify the Company for amounts in excess of the $30.0 million threshold. TI’s indemnification obligation is capped at $300.0 million. Based on recent developments the Company believes that the aggregate amount of damages will ultimately exceed $30.0 million.

A significant automotive customer has alleged defects in certain of the Company’s products used in the customer’s systems installed in automobiles. During 2008, the Company recognized a charge for this claim as a reduction to net revenue. The Company and the customer negotiated a settlement. The Company made payment to the customer in the amount of €9.5 million during 2008 in settlement of the claim. The Company believes that this quality claim is subject to the TI indemnity described above.

Italy’s Istituto Nazionale di Providenzia Sociale (“INPS”) issued a decision in September 2007 that Texas Instruments Italy, the predecessor to Sensata Technologies Italy, failed to make adequate social security payments for employees of TI Italy’s Avezanno wafer fabrication facility during the years 1995-1998 in the amount of €5.7 million. TI has agreed to defend and indemnify the Company in this matter and filed suit in Italian civil courts believing that it has meritorious defenses. In November 2008, TI resolved its dispute with the INPS. The Company has not incurred, and does not expect to incur, any non-reimbursable costs in this matter.

A large automotive customer, a European vehicle original equipment manufacturer group, has alleged defects in certain of the Company’s products installed in the customer’s vehicles. The customer maintains that it will incur €8.1 million in expenses related to replacement of Sensata products. The Company contests the customer’s allegations. Accordingly, the Company does not believe that a loss is probable.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Financial Instruments

The carrying value and fair values of financial instruments at December 31, 2008 and December 31, 2007 are shown in the following table. The classification of the derivative instruments within the consolidated balance sheets is shown parenthetically:

	2008	2008	2007	2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$77,716	$77,716	$60,057	$60,057
Trade receivables	145,759	145,759	212,234	212,234
Interest rate collars (prepaid expenses and other current assets)	—	—	700	700
Interest rate collars (other assets)	—	—	1,619	1,619
Commodity forward contracts (prepaid expenses and other current assets)	554	554	—	—

Liabilities
Senior secured term loans	$1,473,915	$611,043	$1,513,554	$1,430,929
Senior Subordinated Term Loan	—	—	207,623	184,784
Senior Note and Senior Subordinated Notes	969,749	337,565	810,763	731,917
Revolving credit facility	25,000	19,569	—	—
Interest rate collars (other long-term liabilities)	4,221	4,221	—	—
Interest rate swap (other long-term liabilities)	6,585	6,585	7,754	7,754
Commodity forward contracts (accrued expenses and other current liabilities)	—	—	47	47

Cash and Cash Equivalents

The fair value amounts for cash and cash equivalents approximate the carrying amounts on the balance sheet date due to the short-term maturities of these instruments.

Accounts Receivable

The carrying amount of accounts receivable approximates fair value.

Debt

The Company determined the fair value of debt by using a valuation model that discounts estimated future cash flows at the benchmark interest rate plus an estimated credit spread.

Derivatives and Hedging Activities

The Company’s financial assets and financial liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with SFAS 157. The levels of the fair value hierarchy are described below:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

•

Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Financial Instruments—(Continued)

liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, allowing for situations where there is little, if any, market activity for the asset or liability.

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance– December 31, 2008
Assets
Commodity forward contracts	—	$554	—	$554

Total	—	$554	—	$554

Liabilities
Interest rate collars	$—	$4,221	$—	$4,221
Interest rate swaps	$—	6,585	$—	6,585

Total	$—	$10,806	$—	$10,806

Derivative financial instruments are measured at fair value and are recognized as assets or liabilities on the balance sheet with changes in the fair value of the derivatives recognized in either net loss or comprehensive loss, depending on the timing and designated purpose of the derivative.

The Company enters into forward contracts with a third party to offset a portion of its exposure to the potential change in prices associated with certain commodities, including silver, gold, nickel, and copper, used in the manufacturing of its products. The terms of these forward contracts fix the price at a future date for various notional amounts associated with these commodities. Currently, the instruments have not been designated as accounting hedges. In accordance with SFAS 133, the Company recognized the change in fair value of these derivatives in the statement of operations at each reporting period as a gain or loss as a component of Currency translation gain/(loss) and other, net. During fiscal year 2008, the Company recognized a net loss of $8.3 million associated with these derivatives.

Cash Flow Hedges

In June 2006, the Company executed a U.S. dollar interest rate swap contract covering $485.0 million of its variable rate debt. This initiative is consistent with the Company’s risk management objective to reduce exposure to variability in cash flows relating to interest payments on its outstanding debt. The interest rate swap amortizes from $485.0 million as of June 2006 to $25.0 million at maturity in January 2011. The notional amount as of December 31, 2008 was $240.0 million. The Company entered into the interest rate swap to hedge a portion of the Company’s exposure to potentially adverse movements in the LIBOR variable interest rates of the debt by converting a portion of the Company’s variable rate debt to fixed rates. The 3-month LIBOR rate was 1.43% as of December 31, 2008.

The critical terms of the interest rate swap are identical to those of the designated floating rate debt under the Company’s Senior Secured Credit Facility.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Financial Instruments—(Continued)

The terms of the swaps are shown in the following table (in millions):

Current Notional Principal Amount (U.S. dollars in millions)	Final Maturity Date	Receive Variable Rate	Pay Fixed Rate
$240.0	January 27, 2011	3 Month LIBOR	5.377%

Further, consistent with the Company’s risk management objective and strategy to reduce exposure to variability in cash flows relating to interest payments on its outstanding debt, in June 2006, the Company executed several Euro interest rate collar contracts covering €750 million of variable rate debt. Since June 2006, certain Euro interest rate collars have expired. These contracts hedge the risk of changes in cash flows attributable to changes in interest rates above the cap rate and below the floor rate on a portion of the EURIBOR-based debt. In other words, the Company is protected from paying an interest rate higher than the cap rate, but will not benefit if the benchmark interest rate falls below the floor rate. At interest rates between the cap rate and the floor rate, the Company will make payments on its EURIBOR-based variable rate debt at prevailing market rates. The 3-month EURIBOR rate was 2.89% as of December 31, 2008.

The terms of the remaining collars at December 31, 2008 are shown in the following table (in millions):

Current Notional Principal Amount (Euros in millions)	Amortization	Effective Date	Maturity Date	Cap	At Prevailing Market Rates Between	Floor
€250.0 to 160.0	Amortizing	July 27, 2008	April 27, 2011	4.40%	3.55%-4.40%	3.55%

The following table summarizes the net derivative gains or losses recognized as a component of accumulated other comprehensive loss and reclassified to net loss for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Accumulated loss on derivative instruments designated and qualifying as cash flow hedges at beginning of period	$5,435	$2,490
Net derivative losses recorded in other comprehensive loss	10,321	3,101
Reclassification of net derivative (loss) gain to net loss	(4,950)	(156)

Accumulated loss on derivative instruments designated and qualifying as cash flow hedges at end of period	$10,806	$5,435

The Company did not recognize a tax benefit associated with the net derivative losses discussed above. During the years ended December 31, 2008 and 2007 and the period April 27, 2006 to December 31, 2006, there were no gains or losses from cash flow hedges due to ineffectiveness. No amounts were excluded from the assessment of hedge effectiveness. No cash flow hedges were derecognized or discontinued during fiscal years 2008 and 2007. During 2008, the Company reclassed $4,950 from Accumulated other comprehensive loss to net loss within interest expense. The Company expects to reclassify approximately $10,294 from Accumulated other comprehensive loss to net loss within the next twelve months due to payments for interest on the underlying hedged debt to be made during fiscal year 2009.

Derivative financial instruments are recorded at fair value which approximates the amount that the Company would pay or receive to settle the position.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

18. Financial Instruments—(Continued)

Fair value information on financial instruments used to hedge S&C business exposure to foreign currency and interest rate risk is not available due to the centralized nature of TI’s hedging program.

Concentration of Credit Risk

As of December 31, 2008, the Company had no significant concentration of credit risk, other than the areas noted below. Sensata is a global company with substantial operations in emerging markets and it is subject to sovereign risks as well as the increased counterparty risk of customers and financial institutions in those jurisdictions.

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, and their dispersion across different businesses and geographic areas. The Company performs ongoing credit evaluations of its customers’ financial condition.

The Company generated approximately 53% of its net revenue for fiscal year 2008 outside the Americas. In addition, its largest customer accounted for approximately 7% of net revenue for fiscal year 2008 and the ten largest customers contributed a total of 40% of net revenue during fiscal year 2008. Net revenues were derived from the following end-markets: 17% from North American automotive, 34% from automotive outside of North America, 14% from appliances and heating, ventilation and air-condition, 14% from industrial, 7% from heavy vehicle / off-road and 14% from other end-markets. Within many end-markets, the Company is a significant supplier to most or all major original equipment manufacturers (“OEMs”) reducing its exposure to fluctuations in market share within individual end-markets.

The Company is subject to counterparty risk on financial instruments such as cash equivalents, trade and other receivables, and derivative instruments. The Company manages its counterparty credit risk on cash equivalents by investing in highly rated, marketable instruments and/or financial institutions. By using derivative instruments, the Company is subject to credit and market risk. The fair market value of the derivative instruments is determined by a quoted market price and reflects the asset or (liability) position as of the end of each reporting period. Generally, when the fair value of a derivative contract is positive, the counterparty owes the Company, thus creating a receivable risk for the Company. The Company minimizes counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

19. Segment Reporting

The Company organizes its business into two reportable segments, sensors and controls, based on differences in products included in each segment. The reportable segments are consistent with how management views the markets served by the Company and the financial information that is reviewed by its chief operating decision maker. The Company manages its sensors and controls businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and assess performance. During 2007, the controls reporting segment was comprised of two operating segments – Electrical Protection and Power Controls – which were aggregated to form the controls reportable segment. During 2008, the Company changed the manner in which it operates its business. As a result, the controls reportable segment it now comprised of only one operating segment. Accordingly, no aggregation was necessary.

An operating segment’s performance is primarily evaluated based on segment operating income, which excludes share-based compensation expense, restructuring charges and certain corporate costs not associated with the operations of the segment including a portion of depreciation and amortization expenses associated with

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Segment Reporting—(Continued)

assets recorded in connection with the Sensata, FTAS and Airpax Acquisitions. In addition, an operating segment’s performance excludes results from discontinued operations. These corporate costs are separately stated below and include costs that are related to functional areas such as accounting, treasury, information technology, legal, human resources, and internal audit. The Company believes that segment operating income, as defined above, is an appropriate measure for evaluating the operating performance of its segments. However, this measure should be considered in addition to, not a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles. The other accounting policies of each of the two reporting segments are the same as those in the summary of significant accounting policies included in Note 2.

The sensors segment is a manufacturer of pressure, force, and electromechanical sensor products used in subsystems of automobiles (e.g., engine, air-conditioning, ride stabilization) and in industrial products such as heating, ventilation and air conditioning systems. As a result of changes in the manner in which the Company operates its business, the Company reclassified the portion of the Airpax business involving thermal sensing and exhaust gas recirculation products from the controls business segment to the sensors business segments. Prior period amounts presented herein have been reclassified to conform to current period presentation.

The controls segment manufactures a variety of control applications used in industrial, aerospace, military, commercial and residential markets. The controls product portfolio includes motor and compressor protectors, circuit breakers, semiconductor burn-in test sockets, electronic HVAC controls, power inverters and precision switches and thermostats.

The tables below present information about reported segments for the years ended December 31, 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006.

	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26
Net revenues:
Sensors	$861,287	$879,832	$496,332	$223,280
Controls	561,368	523,422	302,175	152,320

Total net revenues	$1,422,655	$1,403,254	$798,507	$375,600

Segment operating income (as defined above):
Sensors	$204,382	$230,866	$132,832	$54,306
Controls	108,319	120,981	82,586	39,566

Total segment operating income	312,701	351,847	215,418	93,872

Corporate / other	(59,803)	(88,847)	(42,870)	(18,609)
Restructuring and other costs, net	(24,124)	(5,166)	—	(2,456)
Turn-around effect of step-up in inventory to fair value	—	(4,454)	(25,017)	—
Amortization of intangibles and capitalized software	(148,762)	(131,064)	(82,740)	(1,078)

Profit from operations	80,012	122,316	64,791	71,729
Interest expense, net	(196,337)	(188,587)	(163,593)	(511)
Currency translation gain/(loss) and other, net	55,455	(105,474)	(63,633)	115

(Loss) / income from continuing operations before taxes	$(60,870)	$(171,745)	$(162,435)	$71,333

No customer exceeded 10% or more of the Company’s net revenue in any of the periods presented.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Segment Reporting—(Continued)

The table below presents depreciation and amortization expense for the reported segments for the years ended December 31, 2008, December 31, 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006.

	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Total depreciation and amortization
Sensors	$19,566	$18,864	$10,692	$4,008
Controls	10,075	14,409	7,487	2,746
Corporate / other(1)	170,482	155,995	93,009	2,855

Total	$200,123	$189,268	$111,188	$9,609

(1)	Included within Corporate / other during the Successor periods is all the depreciation and all the amortization expense associated with the fair value step-up recognized in the Sensata, FTAS, SMaL and Airpax Acquisitions. The Company does not allocate the additional depreciation and amortization expense associated with the step-up in fair value of the property, plant and equipment and intangible assets associated with the acquisitions in the Successor periods to its segments. This treatment is consistent with the financial information reviewed by the Company’s chief operating decision maker.

The table below presents total assets for the reported segments as of December 31, 2008 and 2007.

	December 31,
	2008	2007
Total assets
Sensors	$335,685	$330,564
Controls	201,675	218,643
Corporate / other(1)	2,765,714	3,006,284

Total	$3,303,074	$3,555,491

(1)	Included within Corporate / other as of December 31, 2008 and 2007 is $1,536,773 and $1,556,002, respectively, of goodwill, $1,033,351 and $1,179,669, respectively, of intangible assets, $41,591 and $98,457, respectively, of property, plant and equipment and $2,829 and $8,921, respectively, of assets held for sale. This treatment is consistent with the financial information reviewed by the Company’s chief operating decision maker.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Segment Reporting—(Continued)

The table below presents capital expenditures for the reported segments for the years ended December 31, 2008 and 2007 and the periods April 27, 2006 to December 31, 2006 and January 1, 2006 to April 26, 2006.

	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Total capital expenditures
Sensors	$16,514	$35,913	$17,874	$7,980
Controls	13,388	8,819	8,934	3,022
Corporate / other	11,061	21,969	2,822	5,703

Total	$40,963	$66,701	$29,630	$16,705

Geographic Area Information

The following geographic area data includes net revenue, based on the Company’s revenue recognition, policies, and property, plant and equipment, based on the location of the respective entities.

Net revenue by geographic area and by significant countries are shown in the tables below:

	Net Revenue
	Successor			Predecessor
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006	January 1 to April 26, 2006
Americas	$668,475	$685,063	$399,265	$179,505
Asia Pacific	405,222	363,400	206,012	103,184
Europe	348,958	354,791	193,230	92,911

Total	$1,422,655	$1,403,254	$798,507	$375,600

	Net Revenue
	For the year ended		For the period
	December 31, 2008	December 31, 2007	April 27 (inception) to December 31, 2006
United States	$634,402	$635,255	$351,584
The Netherlands	348,957	342,415	192,179
Japan	232,384	202,565	87,056
All Other	206,912	223,019	167,688

	$1,422,655	$1,403,254	$798,507

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

19. Segment Reporting—(Continued)

Long-lived assets by geographic area and by significant countries are shown in the tables below:

	Long-Lived Assets
	December 31,
	2008	2007
Americas	$114,444	$124,578
Asia Pacific	122,296	122,179
Europe	18,424	20,098

Total	$255,164	$266,855

	Long-Lived Assets
	December 31,
	2008	2007
United States	$65,359	$68,617
Malaysia	53,689	53,618
Mexico	44,594	51,183
Korea	18,432	22,467
The Netherlands	18,232	19,822
All Other	54,858	51,148

	$255,164	$266,855

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements

On April 26, 2006, in connection with the Acquisition, the Company issued $751,605 aggregate principal amount of the outstanding Senior Notes and the outstanding Senior Subordinated Notes, as described in Note 11. In July 2008, the Company issued Senior Subordinated Notes subject to the same guarantees as described below. The Senior Notes and Senior Subordinated Notes are herein referenced to as “the Notes”. The Senior Notes are jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis and the Senior Subordinated Notes are jointly and severally, fully and unconditionally guaranteed on an senior unsecured subordinated basis, in each case, subject to certain exceptions, by the Company and certain of the Company’s direct and indirect wholly-owned subsidiaries in the U.S. (with the exception of those subsidiaries acquired in the FTAS acquisition) and certain subsidiaries in the following non-U.S. jurisdictions located in the Netherlands, Mexico, Brazil, Japan, South Korea and Malaysia (with the exception of those subsidiaries acquired in the Airpax Acquisition) (collectively, the “Guarantors”). Each of the Guarantors is 100% owned, directly or indirectly, by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facility, described in Note 11.

The following condensed consolidating and combining financial statements are presented for the information of the holders of the Notes and present the Condensed Consolidating Balance Sheets as of December 31, 2008 and December 31, 2007 and the Condensed Consolidating and Combining Statements of Operations and Statements of Cash Flows for the year ended December 31, 2008 and 2007 and the periods April 27, 2006 (inception) to December 31, 2006 and January 1, 2006 to April 26, 2006, respectively, of the Company, which is the issuer of the Notes, the Guarantors, the Non-Guarantors, and the elimination entries necessary to consolidate or combine the issuer with the Guarantor and Non-Guarantor subsidiaries.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidated and combined presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary Guarantors have not been provided as management believes the following information is sufficient, as the Guarantor subsidiaries are 100% owned by the parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor subsidiaries are pledged under the Notes and, consequently, will not be available to satisfy the claims of Sensata’s general creditors.

For the Successor period, intercompany profits from the sale of inventory between the Company’s Non-Guarantor subsidiaries and Company’s Guarantor subsidiaries have been reflected on a gross basis within net revenue and cost of revenue in the Guarantor and Non-Guarantor statement of operations, and are eliminated to arrive at the Sensata consolidated and combined statement of operations. It is Sensata’s policy to expense intercompany profit margin through cost of revenue when an intercompany sale takes place. Therefore, in the condensed consolidating balance sheets, intercompany profits are not included in the carrying value of inventories of the Guarantor and Non-Guarantor subsidiaries. Instead, inventories are stated at the lower of cost or estimated net realizable value, without giving effect to intercompany profits. Sensata believes this presentation best represents the actual revenues earned, costs incurred and financial position of the Company’s legal entities.

Certain reclassifications have been made to prior period amounts to conform to current year presentations.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

December 31, 2008

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Assets
Current assets:
Cash and cash equivalents	$19,180	$48,196	$10,340	$—	$77,716
Accounts receivable, net of allowances	—	133,045	12,714	—	145,759
Intercompany accounts receivable	325,937	359,878	74,612	(760,427)	—
Inventories	—	116,261	22,967	—	139,228
Deferred income tax assets	—	14,028	226	—	14,254
Prepaid and other current assets	9,851	13,235	2,784	—	25,870
Assets held for sale	—	439	2,390	—	2,829

Total current assets	354,968	685,082	126,033	(760,427)	405,656
Property, plant and equipment, net	—	207,317	47,847	—	255,164
Goodwill	—	1,446,889	89,884	—	1,536,773
Other intangible assets, net	—	983,378	49,973	—	1,033,351
Investment in subsidiaries	687,452	81,054	—	(768,506)	—
Advances to subsidiaries	2,207,062	—	—	(2,207,062)	—
Other assets	55,063	5,152	11,915	—	72,130

Total assets	$3,304,545	$3,408,872	$325,652	$(3,735,995)	$3,303,074

Liabilities and Shareholder’s Equity
Current liabilities:
Current portion of long-term debt and capital lease and other financing obligations	$40,112	$1,657	$33	$—	$41,802
Accounts payable	—	52,868	11,382	—	64,250
Accrued expenses and other current liabilities	2,307	63,159	31,553	—	97,019
Intercompany liabilities	351,030	354,558	54,839	(760,427)	—
Accrued profit sharing	—	608	37	—	645

Total current liabilities	393,449	472,850	97,844	(760,427)	203,716
Pension and post-retirement benefit obligations	—	53,770	2,591	—	56,361
Capital lease and other financing obligations	—	40,779	54	—	40,833
Long-term intercompany liabilities	—	2,184,230	22,832	(2,207,062)	—
Long-term debt, less current portion	2,428,552	—	—	—	2,428,552
Other long-term liabilities	43,183	103,874	21,504	—	168,561
Commitments and contingencies

Total liabilities	2,865,184	2,855,503	144,825	(2,967,489)	2,898,023
Shareholder’s equity
Shareholder’s equity	439,361	553,369	180,827	(768,506)	405,051

Total liabilities and shareholder’s equity	$3,304,545	$3,408,872	$325,652	$(3,735,995)	$3,303,074

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Balance Sheet

December 31, 2007

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Assets
Current assets:
Cash and cash equivalents	$15,590	$32,441	$12,026	$—	$60,057
Accounts receivable, net of allowances	—	196,019	16,215	—	212,234
Intercompany accounts receivable	318,030	355,516	63,933	(737,479)	—
Inventories	—	133,335	22,178	—	155,513
Deferred income tax assets	—	5,800	1,066	—	6,866
Prepaid and other current assets	1,687	18,519	2,669	—	22,875
Assets held for sale	—	5,769	3,152	—	8,921

Total current assets	335,307	747,399	121,239	(737,479)	466,466
Property, plant and equipment, net	—	222,049	44,806	—	266,855
Goodwill	—	1,441,603	114,399	—	1,556,002
Other intangible assets, net	—	1,113,779	65,890	—	1,179,669
Investment in subsidiaries	849,182	113,473	—	(962,655)	—
Advances to subsidiaries	2,235,635	—	—	(2,235,635)	—
Other assets	63,335	7,572	15,592	—	86,499

Total assets	$3,483,459	$3,645,875	$361,926	$(3,935,769)	$3,555,491

Liabilities and Shareholder’s Equity
Current liabilities:
Current portion of long-term debt and capital lease	$15,361	$558	$—	$—	$15,919
Accounts payable	—	107,715	18,878	—	126,593
Accrued expenses and other current liabilities	24,690	78,233	25,552	—	128,475
Intercompany liabilities	339,348	356,162	41,969	(737,479)	—
Accrued profit sharing	—	7,708	744	—	8,452

Total current liabilities	379,399	550,376	87,143	(737,479)	279,439
Pension and post-retirement benefit obligations	—	31,549	366	—	31,915
Capital lease obligations	—	29,887	95	—	29,982
Long-term intercompany liabilities	—	2,201,823	33,812	(2,235,635)	—
Long-term debt, less current portion	2,516,579	—	—	—	2,516,579
Other long-term liabilities	9,878	88,465	32,912	—	131,255
Commitments and contingencies

Total liabilities	2,905,856	2,902,100	154,328	(2,973,114)	2,989,170
Shareholder’s equity
Shareholder’s equity	577,603	743,775	207,598	(962,655)	566,321

Total liabilities and shareholder’s equity	$3,483,459	$3,645,875	$361,926	$(3,935,769)	$3,555,491

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2008

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Net revenue	$—	$1,347,121	$237,834	$(162,300)	$1,422,655
Operating costs and expenses:
Cost of revenue	—	922,405	198,755	(162,300)	958,860
Research and development	—	38,100	170	—	38,270
Selling, general and administrative	8,225	262,499	37,492	—	308,216
Impairment of goodwill	—	13,173	—	—	13,173
Restructuring	—	14,817	9,307	—	24,124

Total operating costs and expenses	8,225	1,250,994	245,724	(162,300)	1,342,643

(Loss)/profit from operations	(8,225)	96,127	(7,890)	—	80,012
Interest (expense)/income, net	(23,116)	(171,048)	(2,173)	—	(196,337)
Currency translation gain/(loss), and other, net	54,278	(19,692)	20,869	—	55,455

Income/(loss) from continuing operations before taxes and equity in (losses)/earnings from continuing operations of subsidiaries	22,937	(94,613)	10,806	—	(60,870)
Equity in (losses)/earnings from continuing operations of subsidiaries	(83,807)	(7,998)	—	91,805	—
Provision/(benefit) for income taxes	53,531	34,362	4,609	(38,971)	53,531

(Loss)/income from continuing operations	(114,401)	(136,973)	6,197	130,776	(114,401)
Equity in loss from discontinued operations of subsidiaries	(20,082)	—	—	20,082	—
Loss from discontinued operations	—	(20,077)	(5)	—	(20,082)

Net (loss)/income	$(134,483)	$(157,050)	$6,192	$150,858	$(134,483)

Condensed Consolidating Statements of Operations

For the Year Ended December 31, 2007

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Net revenue	$—	$1,323,620	$195,624	$(115,990)	$1,403,254
Operating costs and expenses:
Cost of revenue	—	887,177	179,129	(115,990)	950,316
Research and development	—	31,904	1,996	—	33,900
Selling, general and administrative	6,512	254,985	30,059	—	291,556
Impairment of goodwill	—	—	—	—	—
Restructuring	—	5,166	—	—	5,166

Total operating costs and expenses	6,512	1,179,232	211,184	(115,990)	1,280,938

(Loss)/profit from operations	(6,512)	144,388	(15,560)	—	122,316
Interest (expense)/income, net	(20,714)	(164,123)	(3,750)	—	(188,587)
Currency translation gain/(loss), and other, net	(109,519)	(10,763)	14,808	—	(105,474)

Loss from continuing operations before taxes and equity in (losses)/earnings from continuing operations of subsidiaries	(136,745)	(30,498)	(4,502)	—	(171,745)
Equity in (losses)/earnings from continuing operations of subsidiaries	(35,000)	872	—	34,128	—
Provision/(benefit) for income taxes	62,504	54,895	4,376	(59,271)	62,504

(Loss)/income from continuing operations	(234,249)	(84,521)	(8,878)	93,399	(234,249)
Equity in loss from discontinued operations of subsidiaries	(18,260)	—	—	18,260	—
Loss from discontinued operations	—	(18,260)	—	—	(18,260)

Net (loss)/income	$(252,509)	$(102,781)	$(8,878)	$111,659	$(252,509)

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Statements of Operations

For the Period From April 27, 2006 (inception) to December 31, 2006

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Net revenue	$—	$774,725	$61,234	$(37,452)	$798,507
Operating costs and expenses:
Cost of revenue	—	528,870	47,449	(37,452)	538,867
Research and development	—	19,680	62	—	19,742
Selling, general and administrative	7,969	156,776	10,362	—	175,107
Impairment of goodwill	—	—	—	—	—
Restructuring	—	—	—	—	—

Total operating costs and expenses	7,969	705,326	57,873	(37,452)	733,716

(Loss)/profit from operations	(7,969)	69,399	3,361	—	64,791
Interest (expense)/income, net	(51,618)	(110,828)	(1,147)	—	(163,593)
Currency translation gain/(loss), and other, net	(63,746)	(7,194)	7,307	—	(63,633)

(Loss)/income from continuing operations before taxes and equity in (losses)/earnings from continuing operations of subsidiaries	(123,333)	(48,623)	9,521	—	(162,435)
Equity in (losses)/earnings from continuing operations of subsidiaries	(39,102)	—	—	39,102	—
Provision/(benefit) for income taxes	48,560	33,736	3,926	(37,662)	48,560

(Loss)/income from continuing operations	(210,995)	(82,359)	5,595	76,764	(210,995)
Equity in loss from discontinued operations of subsidiaries	(1,309)	—	—	1,309	—
Loss from discontinued operations	—	(1,309)	—	—	(1,309)

Net (loss)/income	$(212,304)	$(83,668)	$5,595	$78,073	$(212,304)

Condensed Combining Statements of Operations

For the Period From January 1, 2006 to April 26, 2006

	Sensata (Issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Net revenue	$—	$364,481	$27,232	$(16,113)	$375,600
Operating costs and expenses:
Cost of revenue	—	247,917	21,224	(16,113)	253,028
Research and development	—	8,635	—	—	8,635
Selling, general and administrative	—	34,410	5,342	—	39,752
Impairment of goodwill	—	—	—	—	—
Restructuring	—	2,456	—	—	2,456

Total operating costs and expenses	—	293,418	26,566	(16,113)	303,871

Profit from operations	—	71,063	666	—	71,729
Currency translation (loss)/gain and other, net	—	(414)	18	—	(396)

Income before income taxes	—	70,649	684	—	71,333
Provision for income taxes	—	23,513	2,283	—	25,796

Income/(loss) from continuing operations	—	47,136	(1,599)	—	45,537
Loss from discontinued operations	—	(167)	—	—	(167)

Net income/(loss)	$—	$46,969	$(1,599)	$—	$45,370

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2008

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Cash flows from operating activities:
Net cash (used in) / provided by operating activities from continuing operations	$(5,855)	$45,954	$22,159	$—	$62,258
Net cash used in operating activities from discontinued operations	—	(14,437)	—	—	(14,437)

Net cash (used in) / provided by operating activities	(5,855)	31,517	22,159	—	47,821

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	—	(27,420)	(13,543)	—	(40,963)
Proceeds from sale of assets	—	2,002	298	—	2,300
Acquisition of Airpax business	—	175	—	—	175
Dividends received by issuer	11,785	—	—	(11,785)	—

Net cash provided by / (used in) investing activities from continuing operations	11,785	(25,243)	(13,245)	(11,785)	(38,488)
Net cash used in investing activities from discontinued operations	—	(225)	—	—	(225)

Net cash provided by / (used in) investing activities	11,785	(25,468)	(13,245)	(11,785)	(38,713)

Cash flows from financing activities:
Advances to Shareholder	(476)	—	—	—	(476)
Proceeds from revolving credit facility	25,000	—	—	—	25,000
Proceeds from financing obligations	—	12,597	—	—	12,597
Payments on U.S. term loan facility	(9,500)	—	—	—	(9,500)
Payments on Euro term loan facility	(5,968)	—	—	—	(5,968)
Payments of debt issuance cost	(4,722)	(489)	—	—	(5,211)
Payments on capitalized lease and other financing obligations	—	(1,217)	—	—	(1,217)
Payments for repurchase of outstanding Senior Subordinated Notes	(6,674)	—	—	—	(6,674)
Dividends paid to issuer		(1,185)	(10,600)	11,785	—

Net cash (used in) / provided by financing activities	(2,340)	9,706	(10,600)	11,785	8,551

Net change in cash and cash equivalents	3,590	15,755	(1,686)	—	17,659
Cash and cash equivalents, beginning of period	15,590	32,441	12,026	—	60,057

Cash and cash equivalents, end of period	$19,180	$48,196	$10,340	$—	$77,716

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2007

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Cash flows from operating activities:
Net cash provided by operating activities from continuing operations	$58,080	$89,267	$20,725	$—	$168,072
Net cash used in operating activities from discontinued operations	—	(12,794)	— —	—	(12,794)

Net cash provided by operating activities	58,080	76,473	20,725	—	155,278

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	—	(45,675)	(21,026)	—	(66,701)
Proceeds from sale of assets	—	123	—	—	123
Acquisition of FTAS business	—	419	—	—	419
Acquisition of Airpax business, net of cash received	—	(277,521)	—	—	(277,521)
Intercompany investment in subsidiaries	(47,823)	—	—	47,823	—
Dividends received by issuer	5,963	—	—	(5,963)	—

Net cash (used in) / provided by investing activities from continuing operations	(41,860)	(322,654)	(21,026)	41,860	(343,680)
Net cash used in investing activities from discontinued operations	—	(12,030)	—	—	(12,030)

Net cash (used in) / provided by investing activities	(41,860)	(334,684)	(21,026)	41,860	(355,710)

Cash flows from financing activities:
Proceeds from issuance of Euro term loan	195,010	—	—	—	195,010
Payments on U.S. term loan facility	(9,500)	—	—	—	(9,500)
Payments on Euro term loan facility	(5,548)	—	—	—	(5,548)
Payments on capitalized lease	—	(454)	(14)	—	(468)
Payments of debt issuance cost	(3,758)	—	—	—	(3,758)
Proceeds from (payments on) intercompany loans	(217,214)	217,214	—	—	—
Proceeds from intercompany investment in subsidiaries	—	45,895	1,928	(47,823)	—
Dividends paid to issuer	—	(5,963)	—	5,963	—

Net cash (used in) / provided by financing activities	(41,010)	256,692	1,914	(41,860)	175,736

Net change in cash and cash equivalents	(24,790)	(1,519)	1,613	—	(24,696)
Cash and cash equivalents, beginning of period	40,380	33,960	10,413	—	84,753

Cash and cash equivalents, end of period	$15,590	$32,441	$12,026	$—	$60,057

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Consolidating Statements of Cash Flows

For the Period From April 27, 2006 (inception) to December 31, 2006

	Sensata (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensata Consolidated
Cash flows from operating activities:
Net cash (used in)/provided by operating activities from continuing operations	$(1,120)	$123,181	$9,154	$—	$131,215
Net cash used in operating activities from discontinued operations	—	(1,309)	—	—	(1,309)

Net cash (used in)/provided by operating activities	(1,120)	121,872	9,154	—	129,906

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	—	(27,422)	(2,208)	—	(29,630)
Acquisition of the S&C business, net of cash received	(3,018,018)	(2,907,318)	(113,483)	3,017,715	(3,021,104)
Acquisition of FTAS business	(91,809)	(53,606)	—	53,606	(91,809)
Dividend received by issuer	8,287	—	—	(8,287)	—

Net cash used in investing activities	(3,101,540)	(2,988,346)	(115,691)	3,063,034	(3,142,543)

Cash flows from financing activities:
Proceeds from issuance of U.S. term loan facility	950,000	—	—	—	950,000
Proceeds from issuance of Euro term loan facility	495,455	—	—	—	495,455
Proceeds from issuance of Senior Notes	450,000	—	—	—	450,000
Proceeds from issuance of Senior Subordinated Notes	301,605	—	—	—	301,605
Payments on U.S. term loan facility	(4,750)	—	—	—	(4,750)
Payments on Euro term loan facility	(2,101)	—	—	—	(2,101)
Payments on capitalized lease	—	(256)	—	—	(256)
Payments of debt issuance cost	(79,117)	—	—	—	(79,117)
Proceeds from issuance of Deferred Payment Certificates	768,298	—	—	—	768,298
Proceeds from issuance of Ordinary Shares	216,699	—	—	—	216,699
Capital contribution from Sensata Technologies Intermediate Holding	1,557	—	—	—	1,557
Proceeds from (payments on) intercompany loans	45,394	(45,394)	—	—	—
Proceeds from intercompany investment in subsidiaries	—	2,949,081	122,240	(3,071,321)	—
Dividends paid to issuer	—	(2,997)	(5,290)	8,287	—

Net cash provided by financing activities	3,143,040	2,900,434	116,950	(3,063,034)	3,097,390

Net change in cash and cash equivalents	40,380	33,960	10,413	—	84,753
Cash and cash equivalents, beginning of the period	—	—	—	—	—

Cash and cash equivalents, end of the period	$40,380	$33,960	$10,413	$—	$84,753

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

20. Supplemental Guarantor Condensed Consolidating and Combining Financial Statements—(Continued)

Condensed Combining Statements of Cash Flows

For the Period From January 1, 2006 to April 26, 2006

	Sensata (Issuer)(a)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Sensors and Controls Combined
Cash flows from operating activities:
Net cash provided by/(used in) operating activities from continuing operations	$—	$43,473	$(2,707)	$—	$40,766
Net cash used in operating activities from discontinued operations	—	(167)	—	—	(167)

Net cash provided by/(used in) operating activities	—	43,306	(2,707)	—	40,599

Cash flows from investing activities:
Additions to property, plant and equipment	—	(16,025)	(680)	—	(16,705)

Net cash used in investing activities	—	(16,025)	(680)	—	(16,705)

Cash flows from financing activities:
Payments on capitalized lease	—	(96)	—	—	(96)
Net transfers (to) from Texas Instruments	—	(27,185)	3,387	—	(23,798)

Net cash (used in)/provided by financing activities	—	(27,281)	3,387	—	(23,894)

Net change in cash and cash equivalents	—	—	—	—	—

Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

(a)	For the periods prior to the Acquisition, Sensata was not a part of the S&C business.

21. Unaudited Quarterly Data

A summary of the unaudited quarterly results of operations is as follows:

	Quarter ended
	December 31	September 30	June 30	March 31
Year Ended December 31, 2008
Net revenue	$267,585	$361,005	$406,221	$387,844
Gross profit	$88,399	$117,714	$141,442	$116,240
Net income (loss)	$(52,196)	$72,535	$(27,934)	$(126,888)
Loss from discontinued operations	$(10,516)	$(2,333)	$(3,728)	$(3,505)

	Quarter ended
	December 31	September 30	June 30	March 31
Year Ended December 31, 2007
Net revenue	$372,607	$357,117	$345,531	$327,999
Gross profit	$117,178	$116,314	$112,576	$106,870
Net loss	$(80,198)	$(86,767)	$(44,889)	$(40,655)
Loss from discontinued operations	$(4,038)	$(3,937)	$(3,134)	$(7,151)

SENSATA TECHNOLOGIES B.V.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands except share amounts, per share amounts, or unless otherwise noted)

22. Subsequent Event (Unaudited)

On March 3, 2009, the Company announced the commencement of two separate cash tender offers, one to purchase the maximum aggregate principal amount of its Senior Notes that it can purchase for $40.0 million (excluding accrued interest and subject to increase) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase dated March 3, 2009 (the “Offer to Purchase”) and the other to purchase the maximum aggregate principal amount of its 9% Senior Subordinated Notes and its 11.25% Senior Subordinated Notes that it can purchase for $10.0 million (excluding accrued interest and subject to increase, the “Maximum Euro Payment Amount”) at a purchase price per €1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase. The Maximum Euro Payment Amount is limited by certain restrictive covenants contained in the Company’s Senior Secured Credit Facility.

The Tender Offers for Senior Notes and Senior Subordinated Notes are scheduled to expire at 11:59 P.M., New York City time, on March 30, 2009, unless extended or earlier terminated by the Company.